As filed with the Securities and Exchange Commission on March 14, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIEWPOINT FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	6021	27-2176993
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ViewPoint Financial Group, Inc. 1309 W. 15th Street Plano, Texas 75075 (972) 578-5000	KEVIN J. HANIGAN President and Chief Executive Officer ViewPoint Financial Group, Inc. 1309 W. 15th Street Plano, Texas 75075 (972) 578-5000
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

COPIES TO:

MARTIN L. MEYROWITZ, P.C. MICHAEL S. SADOW, P.C. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 Telephone: (202) 295-4500	SCOTT ALMY, ESQ. Executive Vice President and General Counsel ViewPoint Financial Group, Inc. 1309 W. 15th Street Plano, Texas 75075 (972) 578-5000	PETER WEINSTOCK, ESQ. Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Telephone: (214) 979-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement and upon completion of the merger described in this Registration Statement.

If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated Filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.01 par value	7,950,584 shares	N/A	$23,868,685	$3,075

(1)	Represents the maximum number of shares of common stock of ViewPoint Financial Group, Inc. (“ViewPoint”) estimated to be issuable upon completion of the merger described herein in exchange for shares of the common stock of LegacyTexas Group, Inc. (“LTG”) that are currently outstanding or underlying outstanding stock options and warrants. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional securities of ViewPoint as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price of the ViewPoint common stock was calculated, as follows: (A) the product of (i) $62.62, which is the book value per share of LGT common stock as of December 31, 2013, the latest practicable date prior to the date of filing this registration statement, and (ii) the 2,220,032 shares LGT common stock to be canceled upon completion of the merger described herein, less (B) $115,149,719, the estimated maximum amount of cash to be paid by ViewPoint in the merger. LTG is a privately held company and no market exists for its common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to the shares of ViewPoint Financial Group, Inc. stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED                  , 2014, SUBJECT TO COMPLETION

[LEGACYTEXAS GROUP, INC. LOGO]	[VIEWPOINT FINANCIAL GROUP, INC. LOGO]

Proxy Statement of LegacyTexas Group, Inc.	Prospectus of ViewPoint Financial Group, Inc.

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

We are pleased to report that the board of directors of LegacyTexas Group, Inc., or LegacyTexas, has approved a merger involving LegacyTexas and ViewPoint Financial Group, Inc., or ViewPoint. Before we can complete the merger, we must obtain the approval of the shareholders of LegacyTexas. We are sending you this document to ask you to approve the merger agreement at a special meeting of LegacyTexas shareholders to be held at the time and place indicated in the meeting notice on the next page. The board of directors of ViewPoint has approved the merger and no vote of ViewPoint shareholders is required to complete the merger. This document, which serves as a proxy statement for the special meeting and as a prospectus for the shares of ViewPoint common stock to be issued in the merger to the shareholders of LegacyTexas, gives you detailed information about the special meeting and the merger. Please read this entire document carefully, including the “Risk Factors” section beginning on page 17.

In the merger, LegacyTexas will merge into ViewPoint, with ViewPoint as the surviving entity and ViewPoint will simultaneously change its name to LegacyTexas Financial Group, Inc. The obligations of ViewPoint and LegacyTexas to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. If the merger is completed, LegacyTexas shareholders may elect to receive either 6.006 shares of ViewPoint common stock or $126.124 in cash, without interest, per share of LegacyTexas common stock, provided that approximately 59% of the issued and outstanding shares of LegacyTexas common stock immediately prior to the effective time of the merger will be converted into the right to receive ViewPoint common stock and approximately 41% of issued and outstanding shares of LegacyTexas common stock immediately prior to the effective time of the merger will be converted into the right to receive cash. In order to achieve this 59/41% stock-cash mix of consideration, the merger agreement provides for pro-rata adjustments to and reallocation of the stock and cash elections made by LegacyTexas shareholders, as well as the allocation of consideration to be paid with respect to LegacyTexas shares owned by shareholders who fail to make an election. Accordingly, depending on the elections made by other LegacyTexas shareholders, you may not receive the amount of cash or the number of shares of ViewPoint common stock that you request on your election form. Cash will be paid in lieu of any fractional shares of ViewPoint common stock.

The value implied by the 6.006 exchange ratio for one share of LegacyTexas common stock on                  , 2014 was $        , based on the closing price per share of ViewPoint common stock on that date. Because the exchange ratio is fixed, this implied value will fluctuate based on the market price of ViewPoint common stock. ViewPoint common stock is listed on the NASDAQ Global Select Market under the symbol “VPFG,” and LegacyTexas common stock is not listed or traded on any established securities exchange or quotation system. We urge you to obtain current market quotations for ViewPoint.

In addition, under the terms of the merger agreement, LegacyTexas may distribute to LegacyTexas shareholders, from time to time or in a lump sum at or prior to the completion of the merger, (i) cash distributions totaling up to $3.00 per share and (ii) up to 43.4% of LegacyTexas’ taxable income between January 1, 2013 and the effective date of the merger less approximately $7.8 million. To the extent these permitted distributions cannot be made, then the cash merger consideration payable by ViewPoint to LegacyTexas’ shareholders in the merger shall be adjusted appropriately for any amounts not distributed. If LegacyTexas shareholders receive any such amount as additional merger consideration, they will receive it in ViewPoint common stock or cash in the same proportion that they receive their other merger consideration unless such additional merger consideration would result in the number of shares of ViewPoint common stock being issued in the merger equaling or exceeding 20% of the then outstanding shares of ViewPoint common stock, in which case the cash consideration will be increased.

Your vote is very important. We cannot complete the merger unless LegacyTexas’ shareholders approve the merger agreement. In order for the merger to be approved, the holders of at least two-thirds ( 2⁄3) of the shares of LegacyTexas common stock outstanding and entitled to vote must vote in favor of approval of the merger agreement. Our directors, who collectively own or have the power to vote 823,229 shares, or 37.1% of the issued and outstanding shares of LegacyTexas common stock, have entered into support agreements pursuant to which they have agreed to vote their stock in favor of the merger and the merger agreement. Not voting will have the same effect as voting against the merger agreement, so whether or not you plan to attend the special meeting, please promptly return your completed and executed proxy card so that your shares are voted at the special meeting.

LegacyTexas’ board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” each other item to be considered at the special meeting.

On behalf of the board of directors of LegacyTexas, thank you for your prompt attention to this important matter.

Sincerely,

Patrick B. Shelby
Chairman
LegacyTexas Group, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the ViewPoint shares to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of ViewPoint or LegacyTexas, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The securities are subject to investment risk, including possible loss of principal.

This proxy statement/prospectus is dated                  , 2014, and is being first mailed to LegacyTexas shareholders on or about                  , 2014.

LEGACYTEXAS GROUP, INC.

5000 Legacy Drive

Plano, Texas 75024

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                  , 2014

Dear Shareholder:

LegacyTexas Group, Inc., or LegacyTexas, will hold a special meeting of shareholders at     :       .m., local time, on                     ,                  , 2014 at the                                         , to consider and vote on:

•	a proposal to approve the Agreement and Plan of Merger, dated as of November 25, 2013, by and between ViewPoint Financial Group, Inc., or ViewPoint, and LegacyTexas, as it may be amended from time to time, pursuant to which LegacyTexas will merge with and into ViewPoint with ViewPoint as the surviving company (which we refer to as the “merger agreement”), as more fully described in the attached proxy statement/prospectus; and

•	any proposal of the LegacyTexas board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

                 , 2014 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of LegacyTexas common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. In order for the merger to be approved, the holders of two-thirds of the shares of LegacyTexas common stock outstanding and entitled to vote must vote in favor of approval of the merger agreement. Failure to vote will have the same effect as voting against the merger. Any adjournment proposal will be approved if a majority of the votes cast on such proposal vote in favor thereof.

The LegacyTexas board of directors unanimously recommends that LegacyTexas shareholders vote “FOR” approval of the merger agreement and “FOR” approval of any proposal of the LegacyTexas board of directors to adjourn or postpone the special meeting, if necessary.

Your vote is very important. We cannot complete the merger unless LegacyTexas shareholders approve the merger agreement.

To ensure your representation at the special meeting, please complete and return the enclosed proxy card in the enclosed, self-addressed envelope as promptly as possible, even if you plan to attend the special meeting. Whether or not you expect to attend the special meeting in person, please vote promptly. If you hold your shares in street name through a bank, broker or other nominee and wish to vote your shares in person at the special meeting, then you must obtain a legal proxy from the holder of record authorizing you to do so by contacting your bank, broker or other nominee.

In connection with the proposed merger, LegacyTexas shareholders will have the opportunity to exercise dissenters’ rights in accordance with the procedures specified in Section 10.356 and certain other sections of Subchapter H of Chapter 10 of the Texas Business Organizations Code, or the TBOC. Subchapter H is included in the accompanying proxy statement/prospectus as Appendix C. A dissenting shareholder who follows the required procedures may receive cash in an amount equal to the fair value of his or her shares of LegacyTexas common stock in lieu of the merger consideration provided for under the merger agreement. A shareholder who chooses to dissent pursuant to Section 10.356(b)(1) or (3) of the TBOC may provide the required notice specified therein to

LegacyTexas’ principal executive offices at 5000 Legacy Drive, Suite 260, Plano, Texas 75024. For additional details about dissenters’ rights, please refer to the “The Merger—Dissenters’ Rights for LegacyTexas Shareholders” and Appendix C in the accompanying proxy statement/prospectus.

The enclosed proxy statement/prospectus provides a detailed description of the LegacyTexas special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including its appendices, and the documents incorporated in the proxy statement/prospectus by reference carefully and in their entirety.

We look forward to hearing from you.

By Order of the Board of Directors,

Patrick B. Shelby
Chairman
LegacyTexas Group, Inc.

Plano, Texas

                  , 2014

YOUR VOTE IS VERY IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about ViewPoint from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by ViewPoint at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting ViewPoint at the following address and telephone number:

ViewPoint Financial Group, Inc.

1309 W. 15th Street, Suite 400

Plano, Texas 75075

Attention: Scott A. Almy

Executive Vice President, Chief Risk Officer and General Counsel

(972) 578-5000 Ext. 7490

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the LegacyTexas special meeting. This means that LegacyTexas shareholders requesting documents must do so by                     ,                  , 2014, in order to receive them before the LegacyTexas special meeting.

For additional details about where you can find more information about ViewPoint, see “Where You Can Find More Information” on page 108.

In addition, if you have questions about the merger or the LegacyTexas special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact LegacyTexas at the following address and telephone number:

LegacyTexas Group, Inc.

5000 Legacy Drive, Suite 260

Plano, Texas 75024

Attention: Rewaz R. Chowdhury

Telephone: (972) 461-7103

LegacyTexas does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to LegacyTexas shareholders nor the issuance of ViewPoint common stock in the merger shall create any implication to the contrary.

Information on the websites of ViewPoint or LegacyTexas, or any subsidiary of ViewPoint or LegacyTexas, is not part of this document or incorporated by reference herein. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding ViewPoint has been provided by ViewPoint and information contained in this document regarding LegacyTexas has been provided by LegacyTexas.

i

ii

APPENDICES

A	Agreement and Plan of Merger, dated as of November 25, 2013 and amended on February 19, 2014, by and between ViewPoint Financial Group, Inc. and LegacyTexas Group, Inc.

B	Opinion of The Bank Advisory Group, LLC

C	Subchapter H of Chapter 10 of the Texas Business Organizations Code

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you may have about the merger and the LegacyTexas special meeting, and brief answers to those questions. We urge you to read carefully the entire proxy statement/ prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. Additional important information is contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Unless the context otherwise requires, throughout this document, “ViewPoint” refers to ViewPoint Financial Group, Inc., “LegacyTexas” refers to LegacyTexas Group, Inc. and “we,” “us” and “our” refers collectively to ViewPoint and LegacyTexas.

Q:	What is the merger?

A:	ViewPoint and LegacyTexas have entered into an Agreement and Plan of Merger, dated as of November 25, 2013 and amended on February 19, 2014 (which we refer to as the “merger agreement”), pursuant to which LegacyTexas will be merged with and into ViewPoint, with ViewPoint continuing as the surviving corporation (we refer to this transaction as the “merger”). Upon completion of the merger, ViewPoint will change its name to LegacyTexas Financial Group, Inc., which we will continue to refer to as ViewPoint throughout this document. Immediately following the merger, ViewPoint’s wholly-owned subsidiary bank, ViewPoint Bank, N.A., will merge with LegacyTexas’ wholly-owned subsidiary bank, LegacyTexas Bank, with LegacyTexas Bank continuing as the surviving bank (we refer to this transaction as the “bank merger”). A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

Q:	Why am I receiving this proxy statement/prospectus?

A:	We are delivering this document to you because it is a proxy statement being used by the LegacyTexas board of directors to solicit proxies of LegacyTexas shareholders in connection with approval of the merger agreement and to approve any proposal to adjourn the special meeting, if necessary, to solicit additional proxies. This document is also a prospectus that is being delivered to LegacyTexas shareholders because ViewPoint is offering shares of its stock to LegacyTexas shareholders in connection with the merger.

The merger cannot be completed unless the shareholders of LegacyTexas approve the merger agreement.

Q:	Why do ViewPoint and LegacyTexas want to merge?

A:	We believe that the combination of our companies will create a leading community banking franchise in the Dallas-Fort Worth Metroplex and the premier bank for Dallas businesses and families. Upon completion of the merger, George Fisk, Vice Chairman, President and Chief Executive Officer of LegacyTexas, and Greg Wilkinson, each current LegacyTexas board members, will join the Board of Directors of ViewPoint. In addition, Mays Davenport, Executive Vice President of LegacyTexas, will become Executive Vice President and Chief Financial Officer of ViewPoint.

The board of directors of LegacyTexas believes that the merger is fair to and in the best interests of LegacyTexas and its shareholders, and unanimously recommends that LegacyTexas shareholders vote for approval of the merger agreement. You should review the reasons for the merger described in greater detail under “The Merger—LegacyTexas’ Reasons for the Merger; Recommendation of the LegacyTexas Board of Directors” beginning on page 33 and “The Merger—ViewPoint’s Reasons for the Merger” beginning on page 37.

Q:	What will I receive in the merger for my shares of LegacyTexas common stock?

A:

If the merger is completed, LegacyTexas shareholders may elect to receive either 6.006 shares of ViewPoint common stock or $126.124 in cash, without interest, per share of LegacyTexas common stock, which, together, we refer to as the merger consideration, provided that approximately 59% of the outstanding shares of LegacyTexas common stock immediately prior to the effective time of the merger will be converted into the right to receive ViewPoint common stock and approximately 41% of the outstanding shares of LegacyTexas common stock immediately prior to the effective time will be converted into the right to receive cash. The adjustments that will be made to achieve the 59% stock/41% cash mix are described in more detail below. LegacyTexas shareholders will not receive any fractional shares of ViewPoint common stock in the merger. Instead, they will receive an amount in cash equal to the fractional share interest multiplied by the average closing sale price per share of ViewPoint common stock for the five trading days ending on the trading day immediately preceding the day on which the merger is completed. The total merger consideration consists of 7,850,106 shares of ViewPoint common stock and $115,149,719 in cash, subject to adjustment as described below.

In addition, under the terms of the merger agreement, LegacyTexas intends to distribute to LegacyTexas shareholders, from time to time or in a lump sum at or prior to the completion of the merger, cash distributions of (i) $3.00 per share plus (ii) 43.4% of LegacyTexas’ taxable income between January 1, 2013 and the effective date of the merger, less approximately $7.8 million, with the distributions described in (i) and (ii) above being referred to throughout this document as the “Permitted Cash Distributions.” To the extent LegacyTexas is unable to make all of the Permitted Cash Distributions, the shortfall will be added to the merger consideration payable by ViewPoint to LegacyTexas’ shareholders in the merger in the same proportion that they receive their other merger consideration unless such additional merger consideration would result in the number of shares of ViewPoint common stock being issued in the merger equaling or exceeding 20% of the then outstanding shares of ViewPoint common stock, in which case the cash consideration will be increased.

Q:	Am I guaranteed to receive the form of merger consideration that I elect to receive for my shares of LegacyTexas common stock?

A:	No. Under the merger agreement, approximately 59% of the outstanding shares of LegacyTexas common stock immediately prior to the effective time of the merger will be converted into the right to receive ViewPoint common stock and approximately 41% of the outstanding shares of LegacyTexas common stock immediately prior to the effective time of the merger will be converted into the right to receive cash. In order to achieve this 59%/41% stock-cash mix of consideration, the merger agreement provides for pro-rata adjustments to and reallocation of the stock and cash elections made by LegacyTexas shareholders, as well as the allocation of consideration to be paid with respect to LegacyTexas shares owned by shareholders who fail to make an election. Accordingly, depending on the elections made by other LegacyTexas shareholders, each LegacyTexas shareholder who elects to receive ViewPoint common stock for all of its shares in the merger may receive a portion of its consideration in cash, and each LegacyTexas shareholder who elects to receive cash for all of its shares in the merger may receive a portion of its consideration in ViewPoint common stock. A LegacyTexas shareholder who elects to receive a combination of ViewPoint common stock and cash for its shares in the merger may receive ViewPoint common stock and cash in a proportion different from that which such shareholder elected. The above 59%/41% stock-cash mix could change if additional merger consideration is paid based on a shortfall in Permitted Cash Distributions. See “The Merger Agreement—Merger Consideration” beginning on page 53.

Q:	How do I make my election?

A:	At least 20 days prior to the effective date of the merger, which we refer to as the election form mailing date, an election form and letter of transmittal will be mailed by the exchange agent to each LegacyTexas shareholder of record as of five business days prior to the election form mailing date. To elect to receive shares of ViewPoint common stock, cash or a combination of ViewPoint common stock and cash, you must indicate on the election form the number of shares of LegacyTexas common stock with respect to which you elect to receive shares of ViewPoint common stock, the number of shares of LegacyTexas common stock with respect to which you elect to receive cash or that you make no election with respect to your shares of LegacyTexas common stock. You must return the election form together with your stock certificate(s) and the other transmittal materials in the separate envelope provided so that it is received by the exchange agent no later than election deadline, which is expected to be 5:00 p.m., Central time, on the date that is 15 days following the election form mailing date. If you hold your shares through a bank, broker or other nominee, you should follow the instructions provided by such bank, broker or other nominee to ensure that your election instructions are timely returned. See “The Merger Agreement—Shareholder Elections” beginning on page 54.

Q:	Can I revoke or change my election after I mail my election form?

A:	Yes. You may revoke or change your election by sending written notice thereof to the exchange agent, which notice must be received by the exchange agent prior to the election deadline noted above. In the event an election is revoked, under the merger agreement the shares of LegacyTexas common stock represented by such election form will be treated as shares in respect of which no election has been made, except to the extent a subsequent election is properly made by the shareholder and received by the exchange agent prior to the election deadline. No elections may be revoked or changed after the election deadline. See “The Merger Agreement—Shareholder Elections” beginning on page 54.

Q:	What happens if I do not make an election or my election form is not received before the election deadline?

A:	Any shares of LegacyTexas common stock with respect to which the exchange agent does not receive a properly completed election form by the election deadline, including stock certificate(s) and other transmittal materials, will be treated as no election shares. No election shares will be converted into the right to receive ViewPoint common stock and/or cash according to the allocation procedures specified in the merger agreement. See “The Merger Agreement—Merger Consideration” beginning on page 53.

Q:	How will I receive the merger consideration to which I am entitled?

A:	After receiving the proper documentation from you and determining the proper allocations of shares of ViewPoint common stock and cash to be paid or issued to LegacyTexas shareholders, the exchange agent will forward to you the ViewPoint common stock and/or cash to which you are entitled. See “The Merger Agreement—Payment of the Merger Consideration and Exchange of Shares in the Merger” beginning on page 55. LegacyTexas shareholders will not receive any fractional shares of ViewPoint common stock in the merger. Instead, they will receive an amount in cash equal to the fractional share interest multiplied by the average closing sale price per share of ViewPoint common stock for the five trading days ending on the trading day immediately preceding the day on which the merger is completed.

Q:	Is the value of the cash consideration and stock consideration the same?

A:	No. The value of the cash consideration is fixed at $126.124 per share. However, the value of the stock consideration, which is 6.006 shares of ViewPoint common stock per share, will fluctuate with the market price of ViewPoint common stock and will not be known at the time of the special meeting. Based on the $23.60 per share closing price of ViewPoint common stock on the NASDAQ Stock Market on November 22, 2013, the last trading day before public announcement of the merger, 6.006 shares of ViewPoint common stock per share of LegacyTexas common stock represented approximately $141.74 in value for each share of LegacyTexas common stock. Based on the closing price of ViewPoint common stock on the NASDAQ Stock Market on , 2014, the latest practicable trading day before the date of this proxy statement/prospectus, 6.006 shares of ViewPoint common stock per share of LegacyTexas common stock represented approximately $ in value for each share of LegacyTexas common stock. We urge you to obtain current market quotations of ViewPoint common stock.

Q:	Should I send in my stock certificates now?

A:	No. You SHOULD NOT send in any stock certificates now. You should send in your stock certificates with your election form and related transmittal materials. The election form and related transmittal materials will be separately provided to you by the exchange agent. If you do not send in properly completed election documents by the election deadline, you will receive transmittal materials from the exchange agent shortly after the merger is completed for the exchange of your stock certificates for the merger consideration.

Q:	When and where is the special meeting?

A:	The special meeting is scheduled to take place at : .m., local time, on , , 2014, at , Texas .

Q:	What will be voted on at the special meeting?

A:	At the special meeting, the holders of LegacyTexas common stock will be asked to approve the merger agreement with ViewPoint, as well as any proposal of the LegacyTexas board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Q:	What is the vote required to approve each proposal at the special meeting?

A:	To approve the merger agreement, two-thirds of the shares of LegacyTexas common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. Our directors, who collectively own or have the power to vote 823,229 shares, or 37.1% of the issued and outstanding shares of LegacyTexas common stock, have entered into support agreements pursuant to which they have agreed to vote their stock in favor of the merger and the merger agreement.

The adjournment proposal requires a majority of the shares present in person or represented by proxy and entitled to vote thereon to vote in favor of the proposal. If you mark “ABSTAIN” on your proxy or fail to submit a proxy or vote in person at the special meeting, it will have the same effect as a vote “AGAINST” the merger agreement. With respect to any adjournment proposal, if you mark “ABSTAIN” on your proxy it will have the same effect as a vote “AGAINST” the adjournment proposal, and if you fail to vote with respect to such proposal, it will have no effect on such proposal.

Q:	How does the LegacyTexas board of directors recommend that I vote?

A:	LegacyTexas’ board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” any adjournment proposal.

Q:	Have LegacyTexas’ directors entered into support agreements with respect to the merger?

A:	The directors of LegacyTexas have agreed to vote all of their shares of LegacyTexas common stock for approval of the merger agreement. See “Information About the Special Meeting—Shares Subject to Support Agreements; Shares Held by Directors and Executive Officers” beginning on page 30.

Q:	Why is my vote important?

A:	If you do not vote by proxy or in person at the special meeting, it will be more difficult to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” the merger agreement. The merger agreement must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of LegacyTexas common stock entitled to vote at the special meeting.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus, please vote your shares promptly. If you hold shares in your own name as a shareholder of record, you should complete, sign, date, and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Please vote by proxy even if you plan to attend the special meeting. If you hold your LegacyTexas shares through a bank, broker or other nominee (commonly referred to as held in “street name”), you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them.

Q:	If my shares are held in street name with a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:	No. Without instructions from you, your bank, broker or other nominee will not be able to vote your shares. This will have the same effect as voting against approval of the merger agreement.

Q:	Can I change my vote before the special meeting?

A:	Yes. If you are the record holder of your shares, there are three ways you can change your vote after you have submitted your proxy:

•	First, you may send a written notice to the corporate secretary of LegacyTexas stating that you would like to revoke your proxy. LegacyTexas’ corporate secretary’s mailing address is: Corporate Secretary, LegacyTexas Group, Inc., 5000 Legacy Drive, Suite 260, Plano, Texas 75024.

•	Second, you may complete and submit a new proxy card. Your latest vote received before the special meeting will be counted, and any earlier votes will be revoked.

•	Third, you may attend the special meeting in person and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the special meeting without voting will not revoke an earlier proxy you may have given.

If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Q:	What if I want to exercise dissenters’ rights?

A:	If you want to exercise dissenters’ rights and receive the fair value of your LegacyTexas shares in cash instead of the merger consideration described in the proxy statement/prospectus, you must file a written objection with LegacyTexas prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you must vote against the merger agreement and follow other procedures, both before and after the special meeting, as described in Appendix C. Note that if you fail to vote against approval of the merger agreement or return a signed proxy card without voting instructions or with instructions to vote “FOR” or to “ABSTAIN”, you will lose all dissenters’ rights available under Texas law.

Q:	What are the U.S. federal income tax consequences of the merger to me?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the consequences of the merger to a U.S. holder of LegacyTexas common stock (defined in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) will depend on the relative mix of cash and ViewPoint common stock received by such U.S. holder. A U.S. holder who exchanges all of its shares of LegacyTexas common stock solely for shares of ViewPoint common stock pursuant to the merger will not recognize gain or loss in connection with such exchange, except with respect to cash received in lieu of a fractional share of ViewPoint common stock. A U.S. holder who exchanges all of its shares of LegacyTexas common stock solely for cash pursuant to the merger will recognize gain or loss equal to the difference between the amount of cash received by such U.S. holder and such U.S. holder’s adjusted tax basis in its LegacyTexas common stock. A U.S. holder who exchanges all of its shares of LegacyTexas common stock for a combination of ViewPoint common stock and cash pursuant to the merger will recognize gain (but not loss), but the U.S. holder’s taxable gain in that case will not exceed the cash received in the merger.

Please carefully review the information set forth in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 43 for a description of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger to each LegacyTexas shareholder will depend on such shareholder’s own situation. Please consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	Will I still be paid dividends or receive other distributions prior to the merger?

A:

Under the terms of the merger agreement, LegacyTexas intends to distribute to LegacyTexas shareholders, from time to time or in a lump sum at or prior to the completion of the merger, the Permitted Cash Distributions, which consist of (i) $3.00 per share plus (ii) 43.4% of LegacyTexas’ taxable income between

January 1, 2013 and the effective date of the merger, less approximately $7.8 million. To the extent LegacyTexas is unable to make all of the Permitted Cash Distributions, the shortfall will be added to the merger consideration payable by ViewPoint to LegacyTexas’ shareholders in the merger in the same proportion that they receive their other merger consideration unless such additional merger consideration would result in the number of shares of ViewPoint common stock being issued in the merger equaling or exceeding 20% of the then outstanding shares of ViewPoint common stock, in which case the cash consideration will be increased.

Q:	When do you expect to complete the merger?

A:	We hope to complete the merger as soon as practicable and expect the closing of the transaction to occur in the second quarter of 2014. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, including the approval of the merger agreement by LegacyTexas shareholders at the special meeting, and it is possible that factors outside our control could result in the merger being completed at an earlier time, a later time or not at all. See “The Merger—Regulatory Approvals” beginning on page 48 and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 62.

Q:	What happens if the merger is not completed?

A:	If LegacyTexas shareholders do not approve the merger or if the merger is not completed for any other reason, LegacyTexas shareholders will not receive any payment for their LegacyTexas shares in connection with the merger. Instead, LegacyTexas would remain an independent company. Under specified circumstances LegacyTexas may be required to pay ViewPoint a termination fee of $8.4 million. See “The Merger Agreement—Termination of the Merger Agreement.”

Q:	Are there any risks in the merger that I should consider?

A:	Yes. There are risks associated with all mergers, including this merger. These risks are discussed in more detail in “Risk Factors” beginning on page 17.

Q:	Whom should I call with questions?

A:	If you have questions about the merger or the process for voting or if you need additional copies of this proxy statement/prospectus or a replacement proxy card, please contact:

Rewaz R. Chowdhury

LegacyTexas Group, Inc.

5000 Legacy Drive, Suite 260

Plano, Texas 75024

Telephone: (972) 461-7103

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document, including the appendices, and the other documents to which this document refers to fully understand the merger and the related transactions. A list of the documents incorporated by reference appears on page 108 under “Where You Can Find More Information.”

The Companies (see pages 85 and 86)

ViewPoint Financial Group, Inc.

1309 W. 15th Street

Plano, Texas 75075

Telephone: (972) 578-5000

ViewPoint Financial Group, Inc., or ViewPoint, a Maryland corporation, is the holding company for ViewPoint Bank, N.A., a national bank. In July 2010, ViewPoint completed a public offering and share exchange as part of ViewPoint Bank’s conversion from the mutual holding company to the full stock holding company form of ownership. ViewPoint Bank converted from a federal thrift to a national bank in December 2011. On April 2, 2012, ViewPoint completed its acquisition of Highlands Bancshares, Inc., or Highlands, parent company of The First National Bank of Jacksboro, which operated in Dallas under the name Highlands Bank. The Highlands acquisition was a strategic, in-market acquisition to provide growth opportunities in North Texas. As part of the Highlands acquisition, then Highlands’ President and Chief Executive Officer Kevin Hanigan joined ViewPoint and ViewPoint Bank as President and Chief Executive Officer. ViewPoint Bank operates 31 community banking offices throughout the Dallas/Fort Worth Metroplex, including two First National Bank of Jacksboro locations in Jack and Wise Counties, and one loan production office located in Houston.

As of December 31, 2013, ViewPoint had total consolidated assets of $3.5 billion, deposits of $2.3 billion and shareholders’ equity of $544.5 million.

LegacyTexas Group, Inc.

5000 Legacy Drive, Suite 260

Plano, Texas 75024

Telephone: (972) 461-1300

LegacyTexas Group, Inc., or LegacyTexas, is a privately owned Texas corporation registered as a bank holding company for LegacyTexas Bank. LegacyTexas Bank operates 20 branches in the Dallas/Fort Worth metropolitan area. Additionally, LegacyTexas Bank operates insurance and title company businesses.

As of December 31, 2013, LegacyTexas had total consolidated assets of $1.8 billion, deposits of $1.5 billion and shareholders’ equity of $139 million.

The Merger and The Merger Agreement (see pages 32 and 52)

The terms and conditions of the merger are contained in the merger agreement, which is included in this proxy statement/prospectus as Appendix A. Please carefully read the merger agreement as it is the legal document that governs the merger.

LegacyTexas Will Merge into ViewPoint and Change its Name

In the merger, LegacyTexas will merge into ViewPoint, with ViewPoint as the surviving corporation, and at that time ViewPoint will change its name to “LegacyTexas Financial Group, Inc.” Immediately following the merger, ViewPoint Bank, a wholly owned subsidiary of ViewPoint, will merge into LegacyTexas Bank, a wholly owned subsidiary of LegacyTexas, with LegacyTexas Bank as the surviving institution. ViewPoint with the written consent of LegacyTexas may, at any time prior to consummating the merger and bank merger, change the method or structure of effecting the mergers, if and to the extent that ViewPoint deems such change to be necessary, appropriate or desirable, provided that the change does not (i) alter or change in any way the type or amount of the merger consideration to be paid to LegacyTexas shareholders, (ii) result in any adverse tax consequences to LegacyTexas or ViewPoint, or LegacyTexas shareholders, or (iii) materially impede or delay the consummation of the transactions contemplated by the merger agreement.

What LegacyTexas Shareholders Will Receive in the Merger

In the merger, each share of LegacyTexas common stock outstanding immediately prior to the effective time of the merger, other than shares owned by ViewPoint, LegacyTexas or any of their respective wholly-owned subsidiaries and shares in respect of which dissenters’ rights have been properly exercised and not withdrawn, will be converted into the right to receive at the election of the shareholder, subject to certain proration and reallocation procedures described below, either 6.006 shares of ViewPoint common stock or $126.124 in cash, without interest. LegacyTexas shareholders will not receive any fractional shares of ViewPoint common stock in the merger. Instead, they will receive cash in lieu of any fractional shares of ViewPoint common stock.

Under the merger agreement, approximately 59% of the outstanding shares of LegacyTexas common stock immediately prior to the effective time of the merger will be converted into the right to receive ViewPoint common stock and approximately 41% of outstanding shares of LegacyTexas common stock immediately prior to the effective time of the merger will be converted into the right to receive cash. In order to achieve this 59%/41% stock-cash mix of consideration, the merger agreement provides for pro-rata adjustments to and reallocation of the stock and cash elections made by LegacyTexas shareholders, as well as the allocation of consideration to be paid with respect to LegacyTexas shares owned by shareholders who fail to make an election. Accordingly, each LegacyTexas shareholder may receive a combination of cash and shares of ViewPoint common stock that is different from what that shareholder elected, depending on the elections made by other LegacyTexas shareholders. Each LegacyTexas shareholder who elects to receive ViewPoint common stock for all of their shares in the merger may receive a portion of their consideration in cash, but will receive ViewPoint common stock in exchange for at least 59% of their LegacyTexas shares. Each LegacyTexas shareholder who elects to receive cash for all of their shares in the merger may receive a portion of their consideration in ViewPoint common stock, but will receive cash in exchange for at least 41% of their LegacyTexas shares. A LegacyTexas shareholder who elects to receive a combination of ViewPoint common stock and cash for their shares in the merger may receive ViewPoint common stock and cash in a proportion different from that which such shareholder elected.

The merger agreement also provides for the allocation of consideration to be paid with respect to shares owned by LegacyTexas shareholders who fail to make an election, whereby these shareholders will receive ViewPoint common stock or cash or a combination of both, as necessary to achieve the 59%/41% stock-cash mix of consideration described above. Based on the closing price of ViewPoint common stock on the NASDAQ Stock Market on November 22, 2013, the last trading day before public announcement of the merger, 6.006 shares of ViewPoint common stock per share of LegacyTexas common stock represented approximately $141.74 in value for each share of LegacyTexas common stock. Based on the closing price of ViewPoint common stock on the NASDAQ Stock Market on                  , 2014, the latest practicable trading day before the date of this proxy statement/prospectus, 6.006 shares of ViewPoint common stock per share of LegacyTexas common stock represented approximately $         in value for each share of LegacyTexas common stock. The value of the cash consideration for each share of LegacyTexas common stock is fixed at $126.124 and will not fluctuate, other than as a result of a shortfall in Permitted Cash Distributions discussed below. We urge you to obtain current market quotations of ViewPoint common stock.

In addition, under the terms of the merger agreement, LegacyTexas intends to distribute to LegacyTexas shareholders, from time to time or in a lump sum at or prior to the completion of the merger, the Permitted Cash Distributions, which consist of (i) $3.00 per share plus (ii) 43.4% of LegacyTexas’ taxable income between January 1, 2013 and the effective date of the merger, less approximately $7.8 million. To the extent LegacyTexas is unable to make all of the Permitted Cash Distributions, the shortfall will be added to the merger consideration payable by ViewPoint to LegacyTexas’ shareholders in the merger in the same proportion that they receive their other merger consideration unless such additional merger consideration would result in the number of shares of ViewPoint common stock being issued in the merger equaling or exceeding 20% of the then outstanding shares of ViewPoint common stock, in which case the cash consideration will be increased.

Material U.S. Federal Income Tax Consequences of the Merger (see page 43)

As a condition to the completion of the merger, each of Silver, Freedman, Taff & Tiernan LLP, tax counsel to ViewPoint, and Hunton & Williams LLP, tax counsel to LegacyTexas, must have delivered an opinion, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Silver, Freedman, Taff & Tiernan LLP and Hunton & Williams LLP each is of the opinion that, subject to the limitations and more detailed discussion set forth herein in the section titled “Material U.S. Federal Income Tax Consequences of the Merger,” the material U.S. federal income tax consequences of the merger are set forth below. The consequences of the merger to a U.S. holder (defined below in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) will depend on the relative mix of cash and ViewPoint common stock received by such U.S. holder. A U.S. holder who exchanges all of its shares of LegacyTexas common stock solely for shares of ViewPoint common stock pursuant to the merger will not recognize gain or loss in connection with such exchange, except with respect to cash received in lieu of a fractional share of ViewPoint common stock. A U.S. holder who exchanges all of its shares of LegacyTexas common stock solely for cash pursuant to the merger will recognize gain or loss equal to the difference between the amount of cash received by such U.S. holder and such U.S. holder’s adjusted tax basis in its LegacyTexas common stock. A U.S. holder who exchanges shares of LegacyTexas common stock for a combination of ViewPoint common stock and cash pursuant to the merger will recognize gain (but not loss) on the exchange, but the U.S. holder’s taxable gain will not exceed the cash received in the merger.

The tax opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. The opinions will assume that the merger will be completed according to the terms of the merger agreement and that the parties will report the transactions in a manner consistent with the opinions. The opinions will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4 (of which this proxy statement/prospectus is a part) and certain other documents. In rendering the tax opinions, each counsel will require and rely on representations of ViewPoint and LegacyTexas, to be delivered at the time of closing (and will assume that any such representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any such assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinions will be based on statutory, regulatory and judicial authority existing as of the date of the opinions, any of which may be changed at any time with retroactive effect.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the Internal Revenue Service, or IRS, or on any court. Neither ViewPoint nor LegacyTexas intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth in this proxy statement/prospectus or any of the tax consequences described in the tax opinions.

The U.S. federal income tax consequences described above may not apply to all holders of LegacyTexas common stock. Tax matters are very complicated and the consequences of the merger to any particular shareholder of LegacyTexas will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor to determine the particular tax consequences of the merger to you.

LegacyTexas Shareholders May Exercise Dissenters’ Rights (see page 48 and Appendix C)

Under Texas law, LegacyTexas’ shareholders have the right to dissent from the merger and receive cash equal to the fair value of their LegacyTexas shares instead of receiving the merger consideration. To exercise dissenters’ rights, LegacyTexas shareholders must strictly follow the procedures established by Subchapter H of Chapter 10 of the Texas Business Organizations Code (“TBOC”), including filing a written objection with LegacyTexas prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and vote against approval of the merger agreement.

Opinion of LegacyTexas’ Financial Advisor (see pages 38 and Appendix B)

On November 25, 2013, The Bank Advisory Group, LLC, or Bank Advisory, LegacyTexas’ financial advisor in connection with the merger, rendered its oral opinion to LegacyTexas’ board of directors, subsequently confirmed in writing, that as of such date and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in the written opinion, the terms of the merger, including, without limitation, the merger consideration, are fair, from a financial point of view, to the holders of shares of LegacyTexas common stock.

The full text of Bank Advisory’s opinion, dated November 26, 2013, is attached as Appendix B to this proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Bank Advisory in rendering its opinion.

Bank Advisory’s opinion is directed to LegacyTexas’ board of directors, addresses only the fairness of the terms of the merger and merger consideration from a financial point of view to the holders of shares of LegacyTexas common stock on the date the opinion was rendered, and does not address any other aspect of the merger or constitute a recommendation as to how any shareholders of LegacyTexas should vote at any shareholder meeting held in connection with the merger.

For further information, see “The Merger—Opinion of LegacyTexas’ Financial Advisor” on page 38.

LegacyTexas’ Board of Directors Recommends that LegacyTexas Shareholders Vote “FOR” Approval of the Merger Agreement and “FOR” any adjournment proposal (see page 28)

After careful consideration, LegacyTexas’ board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of LegacyTexas and its shareholders and unanimously approved the merger agreement. LegacyTexas’ board of directors unanimously recommends that LegacyTexas shareholders vote FOR approval of the merger agreement and “FOR” any adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement.

In determining whether to approve the merger agreement, LegacyTexas’ board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the LegacyTexas board of directors also considered the factors described under “The Merger—LegacyTexas’ Reasons for the Merger; Recommendation of LegacyTexas’ Board of Directors.”

Interests of LegacyTexas Directors and Executive Officers in the Merger (see page 50)

Some of the executive officers and directors of LegacyTexas have interests in the merger that are in addition to, or different from, the interests of LegacyTexas shareholders generally. These interests include the following:

•	the retention of Mays Davenport, the current Executive Vice President of LegacyTexas, who will become an Executive Vice President and the Chief Financial Officer of ViewPoint following the merger at an annual base salary of $277,300 and the entry into a change in control and severance benefits agreement with Mr. Davenport;

•	Aaron Shelby, Executive Vice President of LegacyTexas and Rewaz Chowdhury, Executive Vice President and Chief Financial Officer of LegacyTexas, each entered into two-year employment agreements with ViewPoint whereby, effective upon completion of the merger, each is entitled to receive a salary, annual bonus, additional incentives and certain non-compete payments in the form of restricted ViewPoint common stock. Each agreement provides for payment of base salary for the remainder of the initial term upon the termination of his employment by ViewPoint for any reason other than for cause (as defined in the employment agreement) or as a result of his death or disability;

•	the receipt of 12,000, 12,000 and 10,000 restricted shares of ViewPoint common stock vesting ratably over three years by Messrs. Davenport, Shelby and Chowdhury;

•	receipt of $2,250,000 by George Fisk, the current Vice Chairman, President and Chief Executive Officer of LegacyTexas, within 30 days following completion of the merger, in accordance with the terms of Mr. Fisk’s change in control agreement with LegacyTexas. The merger would constitute a change in control under the agreement.

•	ViewPoint’s agreement to appoint two directors of LegacyTexas, George Fisk and Greg Wilkinson, to the boards of directors of ViewPoint and its wholly owned bank subsidiary upon completion of the merger;

•	the receipt of approximately $3.7 million, in the aggregate, by all of the LegacyTexas directors upon the termination and payout of the LegacyTexas Deferred Compensation Agreements as a result of the merger; and

•	ViewPoint’s agreement to provide LegacyTexas’ directors and executive officers with continuing indemnification rights and coverage under a directors’ and officers’ liability insurance policy for six years after the merger.

The LegacyTexas board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Regulatory Approvals (see page 48)

Under federal law, the merger and the bank merger must be approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The U.S. Department of Justice may review the impact of the merger and the bank merger on competition. Once the Federal Reserve Board approves the merger and bank merger, we must wait for up to 30 days before we can complete the mergers. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Federal Reserve Board to do so, the mergers may be completed on or after the 15th day after approval from the Federal Reserve Board. We must also receive approval from the Texas banking commissioner before the merger and bank merger may be completed.

As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals.

Conditions to Completion of the Merger (see page 62)

Currently, LegacyTexas and ViewPoint expect to complete the merger during the second quarter of 2014. No assurance can be given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permitted, waived. These conditions include, among others:

•	approval of the merger agreement by LegacyTexas’ shareholders;

•	authorization for listing on the NASDAQ Stock Market of the shares of ViewPoint common stock to be issued in the merger;

•	absence of any injunction or other legal restraint blocking the merger or the bank merger;

•	receipt of all required regulatory approvals without any condition which (i) requires ViewPoint or LegacyTexas to pay any amounts that would be material to either party, or to divest any banking office, line of business or operations or to increase its regulatory capital, or (ii) imposes any condition, requirement or restriction upon ViewPoint or its subsidiaries, that, in the case of clause (i) or (ii), would, individually or in the aggregate, reasonably be expected to have a material adverse effect on ViewPoint; and the expiration of all waiting periods;

•	subject to the materiality standards provided in the merger agreement, the accuracy of ViewPoint’s and LegacyTexas’ respective representations and warranties in the merger agreement;

•	performance in all material respects by ViewPoint and LegacyTexas of their respective obligations under the merger agreement;

•	as a condition to ViewPoint’s obligation to complete the merger, the exercise of dissenters’ rights by the holders of less than 12.5% of the outstanding shares of LegacyTexas common stock;

•	receipt of an opinion of ViewPoint’s and LegacyTexas’ respective legal counsels to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and receipt by ViewPoint of a copy of the opinion rendered to LegacyTexas by its legal counsel as to certain Subchapter S corporation matters.

Non-Solicitation (see page 61)

LegacyTexas has agreed that it will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. LegacyTexas may respond to an unsolicited proposal if the board of directors of LegacyTexas determines that the proposal is reasonably likely to constitute or result in a transaction that is more favorable from a financial point of view to LegacyTexas’ shareholders than the merger with ViewPoint and that the board’s failure to respond would or would be reasonably likely to result in a violation of its fiduciary duties. LegacyTexas must promptly notify ViewPoint if it receives any acquisition proposals.

Termination of the Merger Agreement (see page 63)

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

•	any required regulatory approval has been denied by the relevant regulatory authority and this denial has become final and nonappealable, or a governmental authority has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the completion of the merger or the bank merger, provided that the denial or other action is not due to the failure of the party seeking termination to perform any of its covenants under the merger agreement;

•	the merger has not been completed by June 30, 2014 (which date may be extended one or more times, but not to a date any later than August 31, 2014, if the only remaining condition to the closing is receipt of any required regulatory approval, the satisfaction of which remains reasonably possible) unless due to the failure of the party seeking termination to perform or observe its covenants and agreements set forth in the merger agreement;

•	there is a breach of the merger agreement by the other party that would cause the conditions for completion of the merger not to be satisfied, and the breach is not cured within 30 days following written notice of the breach;

•	LegacyTexas shareholders fail to approve the merger agreement at the LegacyTexas special meeting;

•	there is a material adverse effect, as such term is defined in the merger agreement, with respect to the other party; or

•	if any application for a required regulatory approval is denied or withdrawn at the request or recommendation of the agency or governmental authority from which the regulatory approval is required, or if any application is approved with commitments, conditions or understandings which would have a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of ViewPoint.

In addition, ViewPoint may terminate the merger agreement in the following circumstances:

•	the LegacyTexas board of directors withdraws or modifies, or announces publicly its intention to withdraw or modify, its recommendation to LegacyTexas shareholders to approve the merger agreement in a manner adverse to ViewPoint;

•	the LegacyTexas board of directors (i) fails to reaffirm its recommendation to approve the merger agreement within two business days after ViewPoint requests in writing that such action be taken, (ii) recommends or endorses a third party acquisition proposal, or (iii) fails to issue a press release announcing its opposition to a third party acquisition proposal within five business days after the third party acquisition proposal is publicly announced or becomes publicly known;

•	LegacyTexas enters into a definitive agreement providing for a superior third party acquisition proposal; or

•	a tender offer or exchange offer relating to shares of LegacyTexas’ capital stock shall have been commenced and the LegacyTexas board of directors fails to recommend against such tender offer or exchange offer within ten business days after the commencement of such tender offer or exchange offer (including, for these purposes, by taking no position with respect to the acceptance by the LegacyTexas’ shareholders of any such tender offer or exchange offer within such period, which shall constitute a failure to recommend against such offer);

•	LegacyTexas’ board of directors breaches its non-solicitation obligations or its obligations with respect to calling and convening the special meeting, using commercially reasonable best efforts to obtain the required shareholder vote or recommending approval of the merger agreement by the LegacyTexas shareholders.

Immediately following such a termination by ViewPoint, LegacyTexas must pay ViewPoint an $8.4 million termination fee. LegacyTexas also may terminate the merger agreement prior to the shareholders of LegacyTexas approving the merger agreement in order to enter into an agreement for a superior third party acquisition proposal, provided that LegacyTexas has not materially breached the provisions of the merger agreement on third party acquisition proposals and has paid ViewPoint an $8.4 million termination fee.

The Rights of LegacyTexas Shareholders Will Change as a Result of the Merger (see page 74)

The rights of LegacyTexas shareholders will change as a result of the merger due to differences in ViewPoint’s and LegacyTexas’ governing documents. LegacyTexas is incorporated under the laws of the State of Texas and ViewPoint is incorporated under the laws of the State of Maryland. The rights of holders of LegacyTexas common stock are governed by Texas law and LegacyTexas’ certificate of formation and bylaws and the rights of holders of ViewPoint common stock are governed by Maryland law and ViewPoint’s charter and bylaws. Upon the completion of the merger, those LegacyTexas shareholders who become ViewPoint shareholders will have their rights governed by Maryland law and ViewPoint’s charter and bylaws. Some of the key differences between Texas law and Maryland law and between LegacyTexas’ certificate of formation and bylaws and ViewPoint’s charter and bylaws are:

•	the total number of shares of authorized capital stock of ViewPoint is 100,000,000 shares (90,000,000 common and 10,000,000 preferred), compared to 10,000,000 shares for LegacyTexas (5,000,000 common, 5,000,000 preferred);

•	ViewPoint’s board of directors has the power to amend ViewPoint’s charter to change the number of authorized shares of capital stock without shareholder approval; such an amendment to LegacyTexas’ certificate of formation would require approval by LegacyTexas’ shareholders;

•	ViewPoint’s board of directors is divided into three classes, with the directors serving staggered three-year terms and approximately one-third of the directors elected by its shareholders annually; all of the directors of LegacyTexas are elected by its shareholders annually; and

•	ViewPoint’s charter provides that no shareholder beneficially owning more than 10% of the outstanding shares of ViewPoint common stock may vote its shares in excess of that amount, and that certain business combinations with persons owning more than 10% of its outstanding shares require approval of the holders of at least 80% of the outstanding shares of common stock, unless either a majority of the disinterested directors have approved the transaction or certain fair price and procedure requirements are satisfied; no such provisions or similar provisions are contained in LegacyTexas’ certificate of formation.

For a detailed description of the material differences in shareholders’ rights under each of the LegacyTexas and ViewPoint governing documents, see “Comparison of Shareholder Rights” beginning on page 74.

Listing of ViewPoint Shares

The shares of ViewPoint common stock to be issued in the merger will be listed for trading on the NASDAQ Global Select Market under the symbol “LTXB.” ViewPoint’s common stock currently trades on the NASDAQ Global Select Market under the symbol “VPFG.”

ViewPoint to Use Purchase Accounting

ViewPoint will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America.

LegacyTexas Will Hold its Special Meeting on                  , 2014 (see page 28)

The special meeting of LegacyTexas shareholders will be held at     :      .m., local time, on                     ,                  , 2014 at the                                         . At the special meeting, LegacyTexas shareholders will be asked to:

•	vote on the proposal to approve the merger agreement;

•	vote on any proposal of the LegacyTexas board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	to transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

You can vote at the special meeting if you owned LegacyTexas common stock as of the close of business on                  , 2014, which we refer to as the “record date”. On the record date, there were 2,220,032 shares of LegacyTexas common stock outstanding and entitled to vote, approximately     % of which were owned and entitled to be voted by LegacyTexas directors and executive officers and their affiliates. As of the record date, the directors and executive officers of ViewPoint did not own or have the right to vote any of the outstanding shares of LegacyTexas common stock. You can cast one vote for each share of LegacyTexas common stock you owned on that date.

In order to approve the merger agreement, the holders of at least two-thirds of the outstanding shares of LegacyTexas common stock entitled to vote must vote in favor of doing so. As of the record date, a total of                      shares of LegacyTexas common stock, representing approximately     % of the outstanding shares of LegacyTexas common stock on such date, are subject to the support agreements described below.

Concurrent with the execution of the merger agreement, each of the directors of LegacyTexas entered into a support agreement with ViewPoint under which he or she generally has agreed (1) to vote or cause to be voted in favor of the merger agreement and any other matter required to be approved by the shareholders of LegacyTexas to facilitate the transactions contemplated by the merger agreement, all shares of LegacyTexas common stock over which he or she or a member of his or her immediate family has, directly or indirectly, sole or shared voting power as of the record date for the special meeting and (2) subject to limited exceptions, not to sell or otherwise dispose of shares of LegacyTexas common stock he or she beneficially owned as of the date of such support agreement until after the approval of the merger agreement by the shareholders of LegacyTexas. For additional information regarding the support agreements, see “The Merger Agreement—Support Agreements.”

Per Share Market Price Information

ViewPoint common stock trades on the NASDAQ Global Select Market under the symbol “VPFG.” LegacyTexas common stock is not listed or traded on any established securities exchange or quotation system. The following table presents the closing sale price of ViewPoint common stock on November 22, 2013, the last trading day before the date of the public announcement of the merger agreement, and             , 2014, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of LegacyTexas common stock on those dates (assuming each share is converted into the right to receive the stock consideration and excluding any payment of any distribution shortfall relating to the Permitted Cash Distributions), calculated by multiplying the closing price of ViewPoint common stock on those dates by the exchange ratio of 6.006.

Date	ViewPoint Closing Price		Equivalent LegacyTexas Per Share Value

November 22, 2013		$23.60		$141.74
, 2014	$		$

The market price of ViewPoint common stock will fluctuate between now and completion of the merger. You should obtain a current price quotation for ViewPoint common stock.

Stock Price and Dividend Information

The following table sets forth the reported high and low sales prices of shares of ViewPoint common stock, and the quarterly cash dividends per share of ViewPoint common stock declared, in each case for the periods indicated.

	ViewPoint Common Stock
	High	Low	Dividends
2014
First Quarter (through March , 2014)

2013
Fourth Quarter	$27.66	$20.30	$0.12
Third Quarter	$22.34	$19.62	$0.10
Second Quarter	$20.81	$17.97	$0.10
First Quarter [1]	$21.75	$19.94	—

2012
Fourth Quarter [1]	$21.80	$19.30	$0.20
Third Quarter	$19.50	$15.88	$0.08
Second Quarter	$16.72	$14.79	$0.06
First Quarter	$15.65	$13.19	$0.06

[1]	The quarter ended December 2012 includes two dividend payments of $0.10 each, as the Company accelerated the payment of its first quarter 2013 dividend.

There is no established public trading market for shares of LegacyTexas common stock. The last reported sale price of our common stock before the date of the public announcement of the merger agreement on November 22, 2013, occurred on November 15, 2013 at $77.65 per share and the last reported sale price of LegacyTexas common stock prior to the printing of this proxy statement/prospectus occurred on                  , 2014 at $                per share. The following table sets forth for the periods indicated, dividends per share of LegacyTexas common stock. Dividends paid by LegacyTexas include amounts representing an estimated liability for taxes as a result of LegacyTexas’ status as a Subchapter S corporation.

LegacyTexas Common Stock Dividends
2014
First Quarter (through March , 2014)

2013
Fourth Quarter	—
Third Quarter	$1.20
Second Quarter	$2.44
First Quarter	$1.55

2012
Fourth Quarter	$2.68
Third Quarter	—
Second Quarter	—
First Quarter	—

The holders of ViewPoint and LegacyTexas common stock receive dividends if and when declared by their respective boards of directors out of legally available funds. The declaration and payment of dividends depends upon business conditions, operating results, capital and reserve requirements, regulatory limitations and consideration by the ViewPoint board of directors of other relevant factors. Both ViewPoint and LegacyTexas depend on dividends from their banking subsidiaries to pay dividends to their shareholders. The ability of the banking subsidiaries to pay such dividends is limited by applicable banking laws and regulations.

As of                  , 2014, the outstanding shares of ViewPoint common stock were owned by approximately              record owners and the outstanding shares of LegacyTexas common stock were owned by approximately 100 record owners.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. In addition, you should read and consider the risks associated with the business of ViewPoint because these risks will relate to the combined company. Descriptions of some of these risks can be found in the Annual Report on Form 10-K filed with the SEC by ViewPoint for the year ended December 31, 2013, as updated by other reports filed with the SEC, and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

The exchange ratio is fixed for the stock consideration and will not be adjusted in the event of any change in either ViewPoint’s or LegacyTexas’ stock price. Because the market price of ViewPoint common stock may fluctuate, the market value of ViewPoint common stock that LegacyTexas shareholders will receive in the merger is uncertain.

In the merger, each share of LegacyTexas common stock, other than shares owned by ViewPoint, LegacyTexas or any of their respective wholly-owned subsidiaries and shares in respect of which dissenters’ rights have been properly exercised and not withdrawn, will be converted into the right to receive either 6.006 shares of ViewPoint common stock (which we refer to as the “exchange ratio”) or $126.124 in cash, without interest, subject to the election, proration and reallocation procedures set forth in the merger agreement. LegacyTexas shareholders will not receive any fractional shares of ViewPoint common stock in the merger. Instead, they will receive cash in lieu of any fractional shares of ViewPoint common stock.

The exchange ratio will not be adjusted for changes in the market price of either ViewPoint common stock or LegacyTexas common stock between the date of signing the merger agreement and completion of the merger. There will be a time lapse between the date on which LegacyTexas shareholders vote on the merger agreement at the LegacyTexas special meeting and the date on which LegacyTexas shareholders entitled to receive shares of ViewPoint common stock actually receive such shares. The market value of ViewPoint common stock may fluctuate during this period. These fluctuations may be caused by changes in the businesses, operations, results and prospects of either or both of ViewPoint and LegacyTexas, market expectations of the likelihood that the merger will be completed and the timing of completion, the effect of any of the conditions or restrictions imposed on or proposed with respect to the merging parties by regulatory agencies, general market and economic conditions or other factors. These fluctuations in the market value of ViewPoint common stock will cause the value represented by the exchange ratio to fluctuate as well. As a result, at the time LegacyTexas shareholders cast their votes regarding the merger agreement and make their election in respect of the type of merger consideration to be paid to them, LegacyTexas shareholders will not know the actual market value of the shares of ViewPoint common stock they will receive after the merger is finally completed. The actual market value of shares of ViewPoint common stock, when received by LegacyTexas shareholders, will depend on the market value of those shares on that date. LegacyTexas does not have the right to terminate the merger agreement or to resolicit the vote of its shareholders solely because of changes in the market price of ViewPoint common stock.

LegacyTexas shareholders are urged to obtain current market quotations for shares of ViewPoint common stock.

LegacyTexas shareholders may receive a combination of consideration different from that which they elect.

In the merger, LegacyTexas shareholders may not receive the entirety of their merger consideration in the form which they have elected to receive. While each LegacyTexas shareholder may elect to receive cash or ViewPoint common stock for each of their shares of LegacyTexas common stock in the merger, the pools of ViewPoint common stock and cash available for all LegacyTexas shareholders in the aggregate will be fixed so that approximately 59% of the outstanding shares of LegacyTexas common stock immediately prior to the effective time of the merger will be converted into the right to receive ViewPoint common stock and approximately 41% of the outstanding shares of LegacyTexas common stock immediately prior to the effective time of the merger will be converted into the right to receive cash. Accordingly, depending on the elections made by other LegacyTexas shareholders, each LegacyTexas shareholder who elects to receive cash for all of their shares in the merger may receive a portion of their consideration in ViewPoint common stock, and each LegacyTexas shareholder who elects to receive ViewPoint common stock for all of their shares in the merger may receive a portion of their consideration in cash. A LegacyTexas shareholder who elects to receive a combination of cash and ViewPoint common stock for their shares in the merger may receive cash and ViewPoint common stock in a proportion different from what such shareholder elected.

The tax consequences to a LegacyTexas shareholder may change in the event such shareholder receives a larger or smaller portion of its merger consideration in cash than such shareholder elected. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 43.

ViewPoint may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, ViewPoint’s ability to realize anticipated cost savings and to combine the businesses of ViewPoint and LegacyTexas in a manner that does not materially disrupt the existing customer relationships of our companies or result in decreased revenues from our customers. If ViewPoint is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, if at all, or may take longer to realize than expected.

ViewPoint and LegacyTexas have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between our companies will also divert management attention and resources. These integration matters could have an adverse effect on each of ViewPoint and LegacyTexas during the transition period and on the combined company following completion of the merger.

The businesses of ViewPoint and LegacyTexas differ in some respects and, accordingly, the results of operations of the combined company and the market value of the combined company’s common stock may be affected by factors different from those currently affecting the independent results of operations of each of ViewPoint or LegacyTexas.

If ViewPoint fails to successfully integrate LegacyTexas into its internal control over financial reporting or if the internal control of LegacyTexas over financial reporting were found to be ineffective, the integrity of ViewPoint’s and/or LegacyTexas’ financial reporting could be compromised which could result in a material adverse effect on our reported financial results.

As a private company, LegacyTexas has not been subject to the requirements of the Exchange Act with respect to internal control over financial reporting, and for a period of time after the consummation of the merger, our management evaluation and auditor attestation regarding the effectiveness of our internal control over financial reporting may be permitted to exclude the operations of LegacyTexas. The integration of LegacyTexas into our internal control over financial reporting will require significant time and resources from our management and other personnel and will increase our compliance costs. If we fail to successfully integrate the operations of LegacyTexas into our internal control over financial reporting, our internal control over financial reporting may not be effective. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our ability to accurately report our financial results and the market’s perception of our business and our stock price. In addition, if LegacyTexas’ internal control over financial reporting were found to be ineffective, the integrity of LegacyTexas’ past financial reporting could be adversely impacted.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage others from trying to acquire LegacyTexas.

The merger agreement prohibits LegacyTexas from soliciting, initiating, encouraging or knowingly facilitating alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. The merger agreement also provides for the payment by LegacyTexas to ViewPoint of a termination fee of $8.4 million in the event that the merger agreement is terminated in certain circumstances, involving, among others, an adverse change in or withdrawal of the favorable recommendation of the merger agreement by LegacyTexas’ board of directors or LegacyTexas entering into a definitive agreement with respect to a superior third party proposal. These provisions may discourage a potential competing acquiror that might have an interest in acquiring LegacyTexas from considering or proposing such an acquisition. The payment of the termination fee could also have an adverse effect on LegacyTexas’ financial condition. See “The Merger Agreement—Agreement Not to Solicit Other Offers; Third Party Proposals” and “The Merger Agreement—Termination of the Merger Agreement.”

The merger is subject to the receipt of consents and approvals from governmental authorities that may impose conditions that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, various approvals and consents must be obtained from bank regulatory authorities. These authorities may impose conditions on the granting of such approvals and consents. Although we do not currently expect that any material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger Agreement—Conditions to Completion of the Merger.”

LegacyTexas’ executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of LegacyTexas shareholders.

Executive officers of LegacyTexas negotiated the terms of the merger agreement with ViewPoint, and LegacyTexas’ board of directors unanimously approved the merger agreement and unanimously recommended that LegacyTexas shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain LegacyTexas executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of LegacyTexas’ shareholders generally. See “The Merger—Interests of LegacyTexas Executive Officers and Directors in the Merger.”

Shares of ViewPoint common stock to be received by LegacyTexas shareholders as a result of the merger will have rights different from the shares of LegacyTexas common stock. Various provisions in ViewPoint’s charter and bylaws and of Maryland law could impede a takeover of ViewPoint.

Upon completion of the merger, the rights of former LegacyTexas shareholders who receive ViewPoint common stock in the merger and thereby become ViewPoint shareholders will be governed by the charter and bylaws of ViewPoint, and Maryland law. The rights associated with LegacyTexas common stock are different from the rights associated with ViewPoint common stock.

Provisions of ViewPoint’s charter and bylaws, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of ViewPoint without the consent of its board of directors. Specifically, under Maryland law, any person who acquires more than 10% of the common stock of ViewPoint without the prior approval of its board of directors would be prohibited from engaging in any type of business combination with ViewPoint for a five-year period. Any business combination after the five year prohibition would be subject to a super-majority shareholder approval or minimum price requirement. Additional provisions include limitations on voting rights of beneficial owners of more than 10% of ViewPoint common stock, the election of directors to staggered terms of three years and not permitting cumulative voting in the election of directors. ViewPoint’s bylaws also contain provisions regarding the timing and content of shareholder proposals and nominations and qualification for service on the board of directors. See “Comparison of Shareholder Rights.”

LegacyTexas shareholders currently have the right to vote in the election of the board of directors of LegacyTexas and on other matters affecting LegacyTexas. The merger will transfer control of LegacyTexas to ViewPoint and to the shareholders of ViewPoint. When the merger occurs, each LegacyTexas shareholder will become a shareholder of ViewPoint with a percentage ownership of ViewPoint much smaller than such shareholder’s percentage ownership of LegacyTexas. Because of this, LegacyTexas shareholders will have less influence on the management and policies of ViewPoint than they now have on the management and policies of LegacyTexas.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements set forth or incorporated by reference in this proxy statement/prospectus concerning projections or expectations of financial or operational performance or economic outlook, or concerning other future events or results, or which refer to matters that are not historical facts, are “forward-looking statements” within the meaning of the federal securities laws. Similarly, statements that describe ViewPoint’s or LegacyTexas’ objectives, expectations, plans or goals are forward-looking statements. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “could,” “should,” “predict,” “potentially,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the merger, integration plans and expected synergies, the expected timing of completion of the merger and anticipated future financial and operating performance and results, including estimates for growth, as well as any information concerning possible or assumed future results of operations of ViewPoint and LegacyTexas as set forth in the sections of this proxy statement/prospectus titled “Selected Historical and Pro Forma Financial Information—Selected Unaudited Pro Forma Condensed Combined Financial Data,” “The Merger—LegacyTexas’ Reasons for the Merger; Recommendation of the LegacyTexas Board of Directors,” “The Merger—ViewPoint’s Reasons for the Merger,” “The Merger—Opinion of LegacyTexas’ Financial Advisor” and “Unaudited Pro Forma Combined Financial Data.”

Forward-looking statements involve certain risks and uncertainties. The ability of either ViewPoint or LegacyTexas to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of ViewPoint that are incorporated into this proxy statement/prospectus by reference, as well as the following:

•	changes in economic conditions;

•	legislative and regulatory changes;

•	fluctuations in interest rates;

•	the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	the ability to access cost-effective funding;

•	fluctuations in real estate values;

•	demand for loans and deposits;

•	the industry-wide decline in mortgage production;

•	competition;

•	changes in business strategies;

•	the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place;

•	the costs, effects and outcomes of litigation;

•	changes in financial markets;

•	changes in accounting principles, policies or guidelines;

•	future acquisitions by ViewPoint of other depository institutions or lines of business; and

•	Future goodwill impairment due to changes in ViewPoint’s business, changes in market conditions, or other factors.

For any forward-looking statements made in this proxy statement/prospectus, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements. Forward-looking statements set forth or incorporated by reference herein speak only as of the date of this proxy statement/prospectus or the date of the document incorporated by reference in this proxy statement/prospectus, as the case may be. Except as required by law, we undertake no obligation to update publicly any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof. In the event that we do update any forward-looking statements, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in ViewPoint’s public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult. For additional information, see “Where You Can Find More Information” beginning on page 108.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Financial Data of ViewPoint

The tables on the following pages present selected historical financial data for ViewPoint. The annual historical information for ViewPoint is derived from its audited consolidated financial statements as of and for each of the years ended December 31, 2013 through 2009.

The information is only a summary and should be read with ViewPoint’s historical consolidated financial statements and related notes. ViewPoint’s audited consolidated financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 are contained in its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC. See “Where You Can Find More Information” on page 108.

The historical results set forth below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the results that may be expected in future periods.

	As of or for the year ended December 31,
	2013	2012	2011	2010	2009
	(In thousands)
Selected Financial Condition Data:
Total assets	$3,525,232	$3,663,058	$3,180,578	$2,941,995	$2,379,504
Warehouse Purchase Program loans	673,470	1,060,720	800,935	460,912	311,374
Loans receivable, excluding Warehouse Purchase Program loans, net	2,029,277	1,673,204	1,211,057	1,092,114	1,108,159
Loans held for sale (ViewPoint Mortgage)	—	—	33,417	31,073	30,057
Securities available for sale, at fair value	248,012	287,034	433,745	717,497	484,058
Securities held to maturity, at amortized cost	294,583	360,554	500,488	432,519	254,724
FHLB and FRB stock	34,883	45,025	37,590	20,569	14,147
Bank-owned life insurance	35,565	34,916	29,007	28,501	28,117
Deposits	2,264,639	2,177,806	1,963,491	2,017,550	1,796,665
Borrowings	664,096	917,208	771,398	496,219	347,504
Shareholders’ equity	544,460	520,871	406,309	396,589	205,682

Selected Operations Data:
Total interest income	$137,089	$137,992	$116,224	$115,385	$107,906
Total interest expense	18,869	22,169	33,646	44,153	49,286

Net interest income	118,220	115,823	82,578	71,232	58,620
Provision for loan losses	3,199	3,139	3,970	5,119	7,652

Net interest income after provision for loan losses	115,021	112,684	78,608	66,113	50,968

Service charges and fees	17,778	19,512	18,556	18,505	18,954
Net gain on sale of loans	—	5,436	7,639	13,041	16,591
Impairment of collateralized debt obligations	—	—	—	—	(12,246)
Gain (loss) on sale of available for sale securities	(177)	1,014	6,268	—	2,377
Other non-interest income	4,232	3,594	2,085	1,918	1,523

Total non-interest income	21,833	29,556	34,548	33,464	27,199

Total non-interest expense	88,877	87,690	75,240	73,146	74,537

Income before income tax expense	47,977	54,550	37,916	26,431	3,630
Income tax expense	16,289	19,309	11,588	8,632	960

Net income	$31,688	$35,241	$26,328	$17,799	$2,670

	As of or for the Year Ended December 31,
	2013	2012	2011	2010	2009
Selected Financial Ratios and Other Data (Unaudited):

Performance Ratios(1):
Return on assets (ratio of net income to average total assets)	0.94%	1.04%	0.89%	0.66%	0.12%
Return on equity (ratio of net income to average equity)	5.92%	7.23%	6.45%	5.69%	1.34%
Interest rate spread:
Average during period	3.51%	3.43%	2.65%	2.49%	2.37%
End of period	3.36%	3.18%	2.48%	2.20%	2.29%
Net interest margin	3.71%	3.61%	2.91%	2.80%	2.72%
Non-interest income to operating revenue	13.74%	17.64%	22.91%	22.48%	20.13%
Operating expense to average total assets	2.64%	2.59%	2.54%	2.71%	3.26%
Efficiency ratio(2)	63.41%	58.12%	67.37%	69.53%	78.38%
Average interest earning assets to average interest bearing liabilities	133.61%	126.13%	121.99%	118.11%	115.14%
Dividend payout ratio(3)	40.33%	43.84%	26.28%	21.70%	92.58%

Asset Quality Ratios:
Non-performing assets to total assets at end of period	0.64%	0.79%	0.80%	0.69%	0.66%
Non-performing loans to total loans held for investment, excluding Warehouse Purchase Program loans(4)	1.08%	1.61%	1.88%	1.59%	1.04%
Non-Performing loans to total loans held for investment(4)	0.81%	.99%	1.14%	1.12%	0.81%
Allowance for loan losses to non-performing loans	87.50%	66.36%	75.71%	84.22%	105.44%
Allowance for loan losses to total loans held for investment, excluding Warehouse Purchase Program loans(4)	0.94%	1.07%	1.42%	1.34%	1.10%
Allowance for loan losses to total loans held for investment(4)	0.71%	0.66%	0.86%	0.95%	0.86%

Capital Ratios(1):
Equity to total assets at end of period	15.44%	14.22%	12.77%	13.48%	8.64%
Average equity to average assets	15.88%	14.40%	13.76%	11.59%	8.73%
Total capital to risk-weighted assets(5)	15.26%	18.00%	20.36%	18.42%	15.27%
Tier 1 capital to risk-weighted assets(5)	14.58%	17.19%	19.31%	17.61%	14.39%
Tier 1 capital to adjusted total assets(5)	12.56%	11.08%	9.94%	9.73%	7.99%

Other Data:
Number of branches	31	31	25	23	23
Number of loan production offices(6)	1	1	8	14	15

(1)	With the exception of end-of-period ratios, all ratios are based on average daily balances.
(2)	Calculated by dividing total non-interest expense by net interest income plus non-interest income, excluding gain (loss) on sale of foreclosed assets, impairment of goodwill, gains from securities transactions and other nonrecurring items.
(3)	In 2012, the Company prepaid the quarterly dividend for the first quarter of 2013 in December 2012, distributing an additional $0.10 per common share.
(4)	Warehouse Purchase Program loans are now reported as loans held for investment rather than as loans held for sale. Please see “Note 1—Summary of Significant Accounting Policies, Warehouse Purchase Program Loans” in ViewPoint’s Form 10-K for the year ended December 31, 2013, for more information. Prior periods have been reclassified to conform to the current presentation.
(5)	Calculated at the ViewPoint Bank level, which is subject to the capital adequacy requirements of the Office of the Comptroller of the Currency.
(6)	In 2012, ViewPoint Bank and ViewPoint Bankers Mortgage, Inc. (doing business as ViewPoint Mortgage, “VPM”), a wholly owned mortgage banking subsidiary of ViewPoint Bank, entered into an agreement with Highlands Residential Mortgage, Ltd. (“HRM”) to sell substantially all of the assets of VPM to HRM. As a result, seven mortgage loan offices were closed. The current loan production office is a commercial loan office located in Houston.

Selected Historical Consolidated Financial Data of LegacyTexas

The following table presents selected historical financial data of LegacyTexas, including share and per share information as described below. The selected financial and other data as of and for the years ended December 31, 2013, 2012 and 2011 is derived in part from the audited consolidated financial statements of LegacyTexas beginning on page F-1 in this proxy statement/prospectus.

	As of or for the year ended December 31,
	2013	2012	2011	2010	2009
	(In thousands)
Selected Financial Condition Data:

Total assets	$1,813,216	$1,705,888	$1,585,151	$1,535,984	$1,683,191
Loans held for sale	7,797	17,016	14,105	—	—
Loans receivable, net	1,247,283	1,093,198	1,016,419	1,039,835	1,170,977
Securities available for sale, at fair value	285,385	311,316	398,291	239,117	170,283
Securities held to maturity, at amortized cost	3,147	—	—	—	—
FHLB and FRB stock	5,381	4,543	5,150	12,162	11,714
Bank-owned life insurance	17,883	17,361	16,842	16,357	15,874
Deposits	1,519,087	1,471,017	1,355,118	1,273,188	1,331,673
Borrowings	139,391	89,105	99,943	150,372	249,695
Shareholders’ equity	139,026	132,468	115,729	98,996	89,773

Selected Operations Data:

Total interest income	$66,718	$65,040	$64,801	$68,198	$73,672
Total interest expense	6,351	8,276	12,782	18,538	26,490

Net interest income	60,367	56,764	52,019	49,660	47,182
Provision for loan losses	—	1,000	600	11,250	31,500

Net interest income after provision for loan losses	60,367	55,764	51,419	38,410	15,682

Service charges and fees	2,783	2,774	2,755	4,469	4,896
Net gain on sale of loans	4,425	4,354	1,512	—	—
Impairment of collateralized debt obligations	—	—	—	—	—
Gain on sale of available for sale securities	—	3,399	—	—	6,174
Other non-interest income	12,155	10,073	8,393	4,381	5,289

Total non-interest income	19,363	20,600	12,660	8,850	16,359

Total non-interest expense	53,291	53,208	53,625	50,428	48,021

Income (loss) before income tax expense	26,439	23,156	10,454	(3,168)	(15,980)
Income tax expense	—	—	—	—	—

Net income (loss)(1)	$26,439	$23,156	$10,454	$(3,168)	$(15,980)

	As of or for the Year Ended December 31,
	2013	2012	2011	2010	2009

Selected Financial Ratios and Other Data (Unaudited):

Performance Ratios(2):
Return on assets (ratio of net income (loss) to average total assets)	1.03%	0.86%	0.47%	(0.12)%	(0.90)%
Return on equity (ratio of net income (loss) to average equity)	13.12%	10.83%	6.68%	(2.03)%	(15.02)%
Interest rate spread:
Average during period	3.61%	3.54%	3.35%	3.16%	2.83%
End of period	3.62%	3.68%	3.75%	3.15%	2.80%
Net interest margin	3.75%	3.72%	3.51%	3.67%	3.22%
Non-interest income to operating revenue	24.32%	21.32%	14.15%	9.57%	14.71%
Operating expense to average total assets	3.15%	3.32%	3.14%	2.90%	2.73%
Efficiency ratio(3)	66.60%	71.94%	82.91%	86.19%	83.71%
Average interest earning assets to average interest bearing liabilities	138.11%	133.98%	125.69%	108.67%	109.29%
Dividend payout ratio	43.34%	28.25%	—	—	—

Asset Quality Ratios:
Non-performing assets to total assets at end of period	1.08%	1.24%	2.43%	5.16%	5.53%
Non-performing loans to total loans	0.80%	1.40%	2.69%	5.64%	4.35%
Allowance for loan losses to non-performing loans	159.04%	132.77%	80.98%	45.23%	49.44%
Allowance for loan losses to total loans	1.54%	1.86%	2.18%	2.55%	2.15%

Capital Ratios(2):
Equity to total assets at end of period	7.66%	7.77%	7.30%	6.45%	5.33%
Average equity to average assets	7.72%	7.90%	7.04%	5.91%	6.01%
Total capital to risk-weighted assets(4)	14.37%	14.71%	14.29%	13.12%	10.76%
Tier 1 capital to risk-weighted assets(4)	13.12%	13.45%	13.03%	11.86%	9.50%
Tier 1 capital to adjusted total assets(4)	10.12%	9.94%	9.24%	8.63%	7.30%

Other Data:
Number of branches	20	20	19	19	19
Number of loan production offices	—	—	—	—	—

(1)	LegacyTexas is a Subchapter S corporation and generally does not pay any federal income taxes. Instead, the corporation’s income or losses are divided among and passed through to its shareholders. The shareholders must then report the income or loss on their own individual income tax returns. The following table illustrates a reconciliation to pro forma net income for all periods presented, had LegacyTexas been subject to federal income taxes. Pro forma tax expense (benefit) is calculated at 35% of historical net income (loss):

	December 31,
	2013	2012	2011	2010	2009
	(In thousands)
Historical net income (loss)	$26,439	$23,156	$10,454	$(3,168)	$(15,980)
Less: pro forma tax expense (benefit)	9,254	8,105	3,659	(1,109)	(5,593)

Pro forma net income (loss)	$17,185	$15,051	$6,795	$(2,059)	$(10,387)

(2)	With the exception of end-of-period ratios, all ratios are based on average daily balances and are annualized where appropriate.
(3)	Calculated by dividing total non-interest expense by net interest income plus non-interest income, excluding gain (loss) on sale of foreclosed assets, impairment of goodwill, gains from securities transactions and other nonrecurring items.
(4)	Calculated at the LegacyTexas Bank level, which is subject to the capital adequacy requirements of the Federal Reserve.

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following table shows selected unaudited pro forma financial data reflecting the merger of LegacyTexas with ViewPoint. The unaudited pro forma condensed combined balance sheet as of December 31, 2013 gives effect to the merger as if it occurred on that date. The unaudited pro forma condensed combined income statement and per share data for the year ended December 31, 2013 gives effect to the merger as if it occurred on January 1, 2013. The pro forma amounts reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the merger completion date. These adjustments are described in the notes to the unaudited pro forma condensed combined financial data contained elsewhere in this document under the heading “Unaudited Pro Forma Combined Financial Data,” beginning on page 66. The pro forma financial information in the table below does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had ViewPoint and LegacyTexas been combined as of the dates and for the periods shown.

Year Ended December 31, 2013
(In thousands except per share data)
Pro Forma Condensed Combined Income Statement Data:
Net interest income	$180,737
Provision for loan losses	3,199
Income before tax	75,066
Net income	49,295

Pro Forma Per Share Data:
Earnings per share available to common shareholders
Basic	$1.08
Diluted	1.07
Cash dividends per share(1)	0.32

Pro Forma Condensed Combined Balance Sheet Data:
Loans, net	$3,951,316
Total assets	5,384,607
Deposits	3,783,426
Borrowings	773,487
Total shareholders’ equity	759,945

(1)	Represents the actual cash dividends per share paid by ViewPoint in 2013.

Comparative Unaudited Pro Forma Per Share Data

The table below sets forth the book value per share, cash dividends per share, and basic and diluted earnings per share data for each of ViewPoint and LegacyTexas on a historical basis, for ViewPoint on a pro forma combined basis and on a pro forma combined basis per LegacyTexas equivalent share as of and for the year ended December 31, 2013. The Pro Forma LegacyTexas Equivalent Share data shows the effect of the merger from the perspective of an owner of LegacyTexas common stock. The pro forma combined and pro forma per equivalent share information give effect to the merger as if the merger had been effective on the dates presented in the case of the book value per share data, and as if the merger had been effective as of January 1, 2013, in the case of the cash dividends paid per common share and earnings per share data. The “Combined Pro Forma Amounts for ViewPoint” data reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the merger completion date. These adjustments are described in the notes to the unaudited pro forma combined financial statements contained elsewhere in this document under the heading “Unaudited Pro Forma Combined Financial Data.”

The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had ViewPoint and LegacyTexas been combined as of the dates and for the periods shown.

	Historical		ViewPoint		LegacyTexas Pro Forma
	ViewPoint	Legacy Texas	Pro Forma Combined		Equivalent Shares(1)
Book value per share as of December 31, 2013	$13.63	$62.62	$15.90	(2)	$95.50

Cash dividends paid per common share for the year ended December 31, 2013	0.32	5.19	0.32	(3)	1.92

Basic earnings per share for the year ended December 31, 2013	0.83	11.94	1.08	(4)	6.49

Diluted earnings per share for the year ended December 31, 2013	0.83	11.94	1.07	(4)	6.43

(1)	Calculated by multiplying the amounts under the “ViewPoint Pro Forma Combined” column by the stock exchange ratio of 6.006.
(2)	Calculated by dividing the pro forma combined equity of ViewPoint and LegacyTexas by total combined pro forma common shares at the end of period, based on 7.85 million shares estimated to be issued.
(3)	Represents the actual cash dividends per share paid by ViewPoint in 2013.
(4)	Calculated by dividing the pro forma combined net income of ViewPoint and LegacyTexas by total combined pro forma basic and diluted weighted average common shares outstanding, based on 7.85 million shares estimated to be issued.

INFORMATION ABOUT THE SPECIAL MEETING

This section contains information about the special meeting that LegacyTexas has called to allow its shareholders to vote on the approval of the merger agreement. The LegacyTexas board of directors is mailing this proxy statement/prospectus to you, as a LegacyTexas shareholder, on or about                  , 2014. Together with this proxy statement/prospectus, the LegacyTexas board is also sending to you a notice of the special meeting of LegacyTexas shareholders and a form of proxy that the LegacyTexas board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on                  , 2014 at     :       .m., local time, at the                     .

Matters to be Considered at the Meeting

At the special meeting, LegacyTexas shareholders will be asked to consider and vote upon:

•	a proposal to approve the merger agreement;

•	any proposal of the LegacyTexas board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	any other matters properly brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the LegacyTexas board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the LegacyTexas Board of Directors

The LegacyTexas board of directors unanimously recommends that LegacyTexas shareholders vote “FOR” approval of the merger agreement and ‘FOR” approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. See “The Merger–LegacyTexas’ Reasons for the Merger; Recommendation of LegacyTexas’ Board of Directors” for a more detailed discussion of the LegacyTexas board of directors’ recommendation.

Record Date and Quorum

                 , 2014 has been fixed as the record date for the determination of the LegacyTexas shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 2,220,032 shares of LegacyTexas common stock outstanding and entitled to vote at the special meeting, held by 100 holders of record.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of LegacyTexas common stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares of LegacyTexas common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote; Treatment of Abstentions and Failure to Vote

To approve the merger proposal, two-thirds of the shares of LegacyTexas common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. Any adjournment proposal will require a majority of the shares of LegacyTexas common stock outstanding, present in person or represented by proxy and entitled to vote on the proposal, to be voted in favor of the proposal. If you mark “ABSTAIN” on your proxy or fail to submit a proxy or vote in person at the special meeting with respect to the merger agreement, it will have the same effect as a vote “AGAINST” the merger agreement. With respect to any adjournment proposal, if you mark “ABSTAIN” on your proxy it will have the same effect as a vote “AGAINST” the adjournment proposal, and if you fail to vote with respect to any adjournment proposal, it will have no effect on such proposal.

Each share of LegacyTexas common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote - Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate. Please do not send in your LegacyTexas stock certificates with your proxy card. You will receive a separate letter of transmittal and instructions on how to surrender your LegacyTexas stock certificates with your election form.

How to Vote - Shares Held in “Street Name”

If your shares of LegacyTexas common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of such shares held in “street name.” In such case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to you. Without specific instructions from you, your bank, broker or other nominee is not empowered to vote your shares to approve the merger agreement or any proposal of the LegacyTexas board of directors to adjourn or postpone the special meeting, if necessary or appropriate. Not voting these shares will have the effect of voting against the merger agreement and will have no effect on any adjournment proposal. Alternatively, if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a proxy executed in your favor by your bank, broker or other nominee.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, you can revoke your proxy by:

•	delivering prior to the special meeting a written notice of revocation to LegacyTexas’ corporate secretary. LegacyTexas’ corporate secretary’s mailing address is: Corporate Secretary, LegacyTexas Group, Inc., 5000 Legacy Drive, Suite 260, Plano, Texas 75024;

•	submitting another valid proxy bearing a later date;

•	attending the special meeting and voting your shares in person; or

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Support Agreements; Shares Held by Directors and Executive Officers

A total of                 shares of LegacyTexas common stock, representing approximately     % of the outstanding shares of LegacyTexas common stock entitled to vote at the special meeting, are subject to support agreements between ViewPoint and LegacyTexas’ directors. The persons who entered into support agreements have agreed to vote all shares over which they have voting power for approval of the merger agreement. The                 shares referred to above as being subject to support agreements includes both shares as to which the persons who are parties to the support agreements have direct or indirect, sole or shared voting power. Each person who entered into a support agreement has further agreed not to sell or otherwise transfer any shares of LegacyTexas common stock until after approval of the merger agreement, other than a transfer to a lineal descendent or spouse (or to a trust or other entity established for the benefit of a lineal descendent or spouse), provided that the transferee agrees in writing to be bound by the support agreement. See “The Merger Agreement—Support Agreements.”

As of the record date, LegacyTexas’ directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of                 shares of LegacyTexas common stock, representing approximately     % of the outstanding shares of LegacyTexas common stock entitled to vote at the special meeting. For more information about the beneficial ownership of LegacyTexas common stock by each greater than 5% beneficial owner of LegacyTexas common stock, each director and executive officer of LegacyTexas and all LegacyTexas directors and executive officers as a group, see “Security Ownership of Certain Beneficial Owners and Management of LegacyTexas.”

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the board of directors of LegacyTexas. LegacyTexas will bear the entire cost of soliciting proxies from you. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of LegacyTexas in person or by telephone, facsimile or other means of electronic communication. Directors, officers, and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of LegacyTexas common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without LegacyTexas’ express written consent.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Rewaz Chowdhury at (972) 461-7103

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the “The Merger Agreement” portion of this proxy statement/prospectus and the merger agreement attached as Appendix A, for a more complete understanding of the merger.

Background of the Merger

Each of ViewPoint’s and LegacyTexas’ board of directors has from time to time separately engaged with senior management of their respective companies in reviews and discussions of potential strategic alternatives, and has considered ways to enhance their respective companies’ performance and prospects in light of competitive and other relevant developments. For each company, these reviews have included periodic discussions with respect to potential transactions that would further its strategic objectives and the potential benefits and risks of those transactions.

On February 6, 2013, current representatives of J.P. Morgan Chase & Co. (“J.P. Morgan”), an independent investment banking firm, approached George Fisk, Vice Chairman and CEO of LegacyTexas, regarding a possible business combination with ViewPoint. Although LegacyTexas had no present strategic plan to sell the company, the potential value to be realized by LegacyTexas shareholders, as well as synergies to be realized by combining LegacyTexas with ViewPoint, was interesting enough to LegacyTexas that a meeting was scheduled with ViewPoint to discuss further.

On February 15, 2013, Mr. Fisk and Aaron Shelby, a LegacyTexas Bank director, met with Kevin Hanigan, President and CEO of ViewPoint, and Scott Almy, Executive Vice President, Chief Risk Officer and General Counsel of ViewPoint, to discuss a possible transaction between ViewPoint and LegacyTexas. In April 2013, Mr. Hanigan, Pat Shelby, LegacyTexas’ Chairman, Aaron Shelby and Mr. Fisk met to further discuss a potential transaction.

In September 2013, the executive committee of board of directors of LegacyTexas held a meeting and reviewed the prospects of successfully concluding a transaction with ViewPoint and authorized Mr. Fisk to continue discussions with ViewPoint on pricing and other terms of the transaction, including board representation and a management retention plan.

In September 2013, LegacyTexas retained J.P. Morgan as its financial advisor to, among other things, advise on various aspects of the business combination transaction with ViewPoint.

On September 17, 2013, LegacyTexas and ViewPoint executed a confidentiality agreement. In late September 2013, ViewPoint indicated a willingness to entertain a transaction with LegacyTexas at an aggregate value of merger consideration in the range of $260 million to $290 million.

On October 11, 2013, the management teams of ViewPoint and LegacyTexas met to discuss the specific terms of the potential acquisition. On October 17, 2013, ViewPoint made an offer to acquire LegacyTexas via a merger transaction in exchange for 8,000,000 shares of ViewPoint common stock and $112.0 million in cash, for an implied aggregate merger consideration of $280.0 million (excluding the special cash dividend discussed below and based on an approximate price of ViewPoint shares on that date of $21.00 per share) with LegacyTexas shareholders having the right to elect stock and/or cash subject to an aggregate merger consideration mix. Pursuant to LegacyTexas’ request, ViewPoint also agreed to allow LegacyTexas to pay a special cash dividend of $6.66 million in January 2014 (which has been paid) and tax distributions during 2014 to its shareholders in an amount sufficient for its shareholders to pay their income tax obligations due to LegacyTexas’ status as a Subchapter S corporation.

From October 19-23, 2013, ViewPoint and LegacyTexas were each provided access to a virtual data room containing information about the other for purposes of mutual due diligence. During this time, ViewPoint’s and LegacyTexas’ respective management, advisors and diligence teams evaluated the operational and financial materials provided relating to the proposed consolidation of the businesses of ViewPoint and LegacyTexas, including performing a review of LegacyTexas’ and ViewPoint’s respective loans and loan policies as well as soliciting a review conducted by an outside loan quality review firm. During this time, ViewPoint and LegacyTexas each began discussing internally the material terms on which a transaction could be reached, including the conditions to a potential transaction and other significant provisions. On October 26-27, 2013, ViewPoint conducted detailed in-person credit due diligence on certain LegacyTexas loan files.

On November 4, 2013, ViewPoint delivered a first draft of the merger agreement to LegacyTexas. Over the next several weeks, ViewPoint and its outside counsel, Silver, Freedman, & Taff, L.L.P., and LegacyTexas and its outside counsel, Hunton & Williams LLP, referred to as Hunton & Williams, negotiated the terms of the merger agreement and related documents.

On November 7, 2013, the management teams of ViewPoint and LegacyTexas conducted in-person due diligence and reverse due diligence meetings in Dallas, Texas. ViewPoint then revised its offer to 7,850,000 shares of ViewPoint common stock and $115.15 million in cash, for an implied aggregate merger consideration of $300.4 million (excluding the special cash dividend discussed above and based on ViewPoint’s closing share price of $23.60 on November 22, 2013) with LegacyTexas shareholders having the right to elect stock and/or cash subject to an aggregate merger consideration mix. In addition, LegacyTexas would be permitted to make tax distributions to its shareholders during 2014 in an amount sufficient for its shareholders to pay their income tax obligations due to LegacyTexas’ status as a Subchapter S corporation.

On November 17, 2013, LegacyTexas retained Bank Advisory, an independent investment banking firm, to, among other things, opine to LegacyTexas’ Board that the merger consideration is fair from a financial point of view to LegacyTexas’ shareholders.

On November 21, 2013, JP Morgan and LegacyTexas confirmed their arrangement in a formal engagement letter.

On the morning of November 25, 2013, LegacyTexas’ board of directors held a special meeting to discuss and consider the terms and conditions of the merger and the merger agreement. In the course of that meeting, LegacyTexas’ board of directors received presentations from management, J.P. Morgan, Hunton & Williams, and Bank Advisory. LegacyTexas’ board of directors received an oral fairness opinion from Bank Advisory indicating that the merger consideration was fair from a financial point of view to LegacyTexas shareholders. For more information on the fairness opinion from Bank Advisory, see “—Opinion of LegacyTexas’ Financial Advisor, Bank Advisory” and Appendix B to this proxy statement/prospectus, in which the full text of the opinion is attached. Representatives of Hunton & Williams also thoroughly reviewed the details of the merger agreement with LegacyTexas’ board of directors. Following a discussion, LegacyTexas’ board of directors unanimously voted to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and authorized LegacyTexas’ management to execute the merger agreement. The directors also entered into support agreements under which they agreed to vote in favor of the merger.

Following market close on November 25, 2013, the merger agreement was executed by officers of LegacyTexas and ViewPoint, and the parties issued a joint press release announcing the execution of the merger agreement and the terms of the proposed merger.

LegacyTexas’ Reasons for the Merger; Recommendation of LegacyTexas’ Board of Directors

After careful consideration, at its meeting on November 25, 2013, the board of directors of LegacyTexas determined that the plan of merger contained in the merger agreement is in the best interests of LegacyTexas and its shareholders and that the consideration to be received in the merger is fair to the shareholders of LegacyTexas. Accordingly, LegacyTexas’ board of directors, by a unanimous vote, adopted and approved the merger agreement and unanimously recommends that LegacyTexas shareholders vote “FOR” approval of the merger agreement.

In reaching its decision to approve and adopt the merger agreement and recommend the merger to its shareholders, LegacyTexas’ board of directors consulted with LegacyTexas’ management, as well as its legal and financial advisors, and considered a number of factors, both positive and negative, and potential benefits and detriments of the merger to LegacyTexas and its shareholders, including the following factors and benefits of the merger, each of which the board of directors believed supported its recommendation:

•	the board of directors’ understanding of, and the presentations of LegacyTexas’ management regarding, each of LegacyTexas’ and ViewPoint’s business, operations, management, financial condition, asset quality, earnings and prospects compared to the risks and challenges associated with the operation of LegacyTexas’ business as an independent entity;

•	the results of the strategic review process conducted by LegacyTexas, including the prospects of LegacyTexas as an independent entity;

•	the combined company will have greater financial resources and a higher lending limit than LegacyTexas would have as an independent entity and would be better positioned to overcome challenges facing LegacyTexas if the expected strategic and financial benefits of the merger were fully utilized;

•	the financial information and analyses presented by each of The Bank Advisory Group and J.P. Morgan to the board of directors, and The Bank Advisory Group’s opinion to the board of directors to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the merger consideration is fair from a financial point of view to holders of LegacyTexas common stock;

•	the results of LegacyTexas’ due diligence investigation of ViewPoint;

•	management’s view that the potential synergies and diversification from the merger relating to enhanced product offerings and customer service opportunities beyond the level the board of directors believed to be reasonably achievable by LegacyTexas on an independent basis;

•	LegacyTexas and ViewPoint share a common strategic vision for the future of the combined company as a focused regional financial service provider serving all segments of our communities as well as the needs for specialized delivery channels;

•	the benefits of the bank merger to LegacyTexas Bank’s customers;

•	the combined company will have the ability to achieve economies of scale, including that the merger would enable the combined company to achieve the largest deposit market share among independent banks in the Plano/Frisco marketplace;

•	the combined company’s market share could expand its business into demographically attractive markets;

•	anticipated cost savings from expected efficiencies to be achieved in operations and systems, reduced payments to vendors and third parties, including lease payments and real estate costs, and elimination of duplicate positions, while achieving a greater ability to respond to increasing compliance requirements and greater regulation;

•	the merger will combine complementary areas of expertise, particularly among senior management of each company, and allow the combined company to draw on the combined intellectual capital, technical expertise and experience of a deeper and more diverse workforce;

•	the review by the LegacyTexas board of directors with its legal and financial advisors of the structure of the merger, the terms of the merger agreement, including the degree of mutuality and symmetry of representations, obligations and rights of the parties under the merger agreement, the conditions to each party’s obligation to complete the merger, the circumstances in which each party is permitted to terminate the merger agreement and the related termination fee payable by LegacyTexas in the event of termination of the merger agreement under specified circumstances, and the financial and other terms of the merger agreement, including the adequacy of the merger consideration, in relation to the historical, present and anticipated future operating results and financial position of LegacyTexas;

•	LegacyTexas’ right under the merger agreement to seek to specifically enforce the terms of the merger agreement, including the completion of the merger;

•	LegacyTexas’ shareholders will participate in any future earnings or growth of the combined company and future appreciation in the value of the combined company’s common stock following the merger;

•	the board of directors’ conclusion that ViewPoint’s financial condition, earnings and prospects make it more likely that the combined company will have a superior financial condition, increased financial stability, superior pro forma capital levels and better future access to capital, greater ability to spread business strategy execution risks across a larger enterprise and additional options for future potential strategic alternatives on an independent basis;

•	as a result of the merger, the combined company’s shareholder base will be expanded and provide LegacyTexas’ shareholders with a liquid public market for their shares;

•	the likelihood that the merger will be completed in compliance with applicable law, including the likelihood that the regulatory and shareholder approvals needed to complete the merger will be obtained in a timely fashion;

•	the expectation that the merger will be treated for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and shareholders will not recognize any gain or loss for United States federal income tax purposes as a result of the completion of the merger, except with respect to any cash they receive;

•	that LegacyTexas shareholders may elect to immediately realize value for their investment by electing to receive cash consideration, subject to the proration provisions in the merger agreement;

•	the availability of statutory appraisal rights to LegacyTexas shareholders who otherwise comply with all required procedures under the TBOC, which allows such shareholders to seek appraisal of the fair value of their shares in accordance with the TBOC;

•	the ability of LegacyTexas’ board of directors under the merger agreement to withdraw or modify its recommendation in favor of the merger agreement under certain circumstances, including the ability to terminate the merger agreement in connection with a superior proposal, subject to payment of a termination fee of $8.4 million; and

•	that certain of LegacyTexas’ large shareholders were supportive of the merger and willing to enter into the voting agreements supporting the merger and the merger agreement.

LegacyTexas’ board of directors also considered in their deliberations a variety of uncertainties and risks concerning the merger, including the following:

•	the possibility that the merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of LegacyTexas and/or ViewPoint;

•	the regulatory approvals required to complete the merger, the potential length of the regulatory approval process and the risks that the regulators could impose one or more conditions that could represent a material adverse effect on the combined company that would allow either party to terminate the merger agreement or refuse to consummate the merger;

•	the potential for diversion of LegacyTexas management and employee attention, and for LegacyTexas and ViewPoint employee attrition, during the period prior to the completion of the merger and the potential effect on LegacyTexas’ and ViewPoint’s respective business and relations with customers, service providers and other stakeholders (including creditors), whether or not the merger is completed;

•	the risk that certain members of LegacyTexas’ and ViewPoint’s senior management and other employees might choose not to remain employed with the combined company;

•	the effect of a public announcement of the merger agreement on LegacyTexas’ operations, stock price, customers, vendors, and employees and LegacyTexas’ ability to attract and retain key personnel;

•	the requirement that LegacyTexas conduct its business in the ordinary course and the other restrictions on the conduct of LegacyTexas’ business prior to completion of the merger, which may delay or prevent LegacyTexas from undertaking business opportunities that may arise pending completion of the merger;

•	the costs to be incurred in connection with the merger, including the costs of integrating the businesses of LegacyTexas and ViewPoint and the transaction expenses arising from the merger;

•	the risk that potential benefits and synergies sought in the merger may not be realized to the extent anticipated or at all, or may not be realized within the expected time period, and the risks associated with the integration of LegacyTexas and ViewPoint, although the board of directors believes that such risk is manageable in light of similar culture and joint due diligence efforts, including third party review of each bank’s credit portfolio;

•	the fact that because the stock consideration in the merger is a fixed number of shares of ViewPoint common stock, LegacyTexas shareholders could be adversely affected by a decrease in the trading price of ViewPoint common stock during the pendency of the merger, although LegacyTexas shareholders could also benefit from any increase in the trading price of ViewPoint common stock during the pendency of the merger, and that the terms of the merger agreement did not include termination rights expressly triggered by a decrease in the value of the merger consideration due to a decline in the market price of ViewPoint’s common stock;

•	the fact that certain provisions of the merger agreement prohibit LegacyTexas from soliciting, and limiting its ability to respond to, proposals for alternative transactions;

•	the potential that the no-solicitation covenants and the termination fee provisions in the merger agreement could have the effect of discouraging an alternative proposal for LegacyTexas;

•	if the merger is not completed, LegacyTexas will have incurred significant transaction and opportunity costs attempting to complete the merger, LegacyTexas’ business may be subject to disruption, the market’s perceptions of LegacyTexas’ prospects could be adversely affected, and LegacyTexas’ directors, officers and other employees will have expended considerable time and effort to complete the merger;

•	the possible effects of the initiation of litigation relating to the merger; and

•	the fact that certain of the executive officers and directors of LegacyTexas have interests in the merger that are different from, or in addition to, those of LegacyTexas shareholders.

The foregoing discussion of information and factors considered by LegacyTexas’ board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Rather, the board of directors viewed their determinations and recommendations as being based on the totality of information and factors presented to and considered by the board of directors. Moreover, each member of the board of directors applied his own personal business judgment to the process and may have given different weight to different factors than other members.

The foregoing explanation of LegacyTexas’ board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

ViewPoint’s Reasons for the Merger

In reaching its decision to approve the merger agreement, the ViewPoint board of directors consulted with ViewPoint’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	its knowledge of ViewPoint’s business, operations, financial condition, earnings and prospects and of LegacyTexas’ business, operations, financial condition, earnings and prospects, taking into account the results of ViewPoint’s due diligence review of LegacyTexas;

•	its belief that LegacyTexas’ business banking model and commercial and industrial lending platform will advance ViewPoint’s transition to a full service commercial bank;

•	LegacyTexas’ deposit mix, 26.9% of which was comprised of non-interest bearing deposits at September 30, 2013, compared with 17.8% for ViewPoint at the same date;

•	the fact that LegacyTexas would enable ViewPoint to expand its presence through 20 additional bank offices, 17 of which are located in high-income areas of the Dallas-Fort Worth metropolitan statistical area;

•	the fact that Mr. Davenport has agreed to serve as Executive Vice President and Chief Financial Officer of ViewPoint and Mr. Shelby has agreed to serve as Executive Vice President—Business Services of ViewPoint upon completion of the merger, and that Messrs. Fisk and Wilkinson will serve as directors of ViewPoint and its wholly owned banking subsidiary upon completion of the merger;

•	the anticipated ability to retain other key management personnel of LegacyTexas;

•	the fact that LegacyTexas shareholders would own approximately 16% of the outstanding shares of the combined company immediately following the merger;

•	the financial and other terms and conditions of the merger agreement, including the fact that the exchange ratio and the total number of shares of ViewPoint common stock to be issued in the merger are essentially fixed, provisions designed to limit the ability of the LegacyTexas board of directors to entertain third party acquisition proposals and provisions providing for payment by LegacyTexas to ViewPoint of a termination fee if the merger agreement is terminated under certain circumstances;

•	the financial analyses presented by Sandler O’Neill & Partners, L.P., ViewPoint’s financial advisor, and the opinion dated as of November 25, 2013 delivered to the ViewPoint board of directors by Sandler O’Neill & Partners, L.P., to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to ViewPoint; and

•	the regulatory and other approvals required in connection with the merger and bank merger and the likelihood such approvals would be received in a timely manner and without unacceptable conditions.

The foregoing discussion of the factors considered by the ViewPoint board of directors is not intended to be exhaustive, but rather includes the material factors considered by the ViewPoint board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the ViewPoint board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The ViewPoint board of directors considered all these factors as a whole, including discussions with, and questioning of, ViewPoint management and ViewPoint’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The ViewPoint board of directors also relied on the experience of Sandler O’Neill & Partners, L.P., as its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness, from a financial point of view, to ViewPoint of the consideration to be paid by it in the merger.

Opinion of LegacyTexas’ Financial Advisor

The fairness opinion of LegacyTexas’ financial advisor, Bank Advisory, is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of LegacyTexas. You should not rely on any of these statements as having been made or adopted by LegacyTexas or ViewPoint.

LegacyTexas’ board of directors retained Bank Advisory as its financial advisor to provide an opinion with regard to the fairness, from a financial viewpoint, of the merger consideration and the components of the merger consideration. Specifically, LegacyTexas retained Bank Advisory to: (i) render an oral opinion to the Board of Directors of LegacyTexas prior to LegacyTexas entering into a definitive agreement with ViewPoint; and (ii) issue a confirming written fairness opinion letter for inclusion in this proxy statement/prospectus. LegacyTexas and ViewPoint agreed upon the merger consideration and the components of the merger consideration prior to retaining Bank Advisory. Bank Advisory played no role in determining, or recommending, the merger consideration and the components of the merger consideration.

Bank Advisory was selected by LegacyTexas’ board of directors to render the opinions because Bank Advisory is a nationally recognized financial institution advisory firm that is routinely engaged in the valuation of financial institutions in connection with mergers and acquisitions nationwide. Additionally, Bank Advisory also provides valuations for corporate purposes, tax and estate planning, employee stock ownership plans, private placements, buy/sell agreements, exchange ratio determinations, dissenters’ rights proceedings, reverse stock splits, fairness opinion letters, and public offerings. And, Bank Advisory has expertise in assessing the value implications of banking organizations that have elected S corporation tax status. Bank Advisory is providing financial services for LegacyTexas for which Bank Advisory will receive customary fees.

On November 25, 2013, Bank Advisory rendered its oral opinion to LegacyTexas’ board of directors, subsequently confirmed in writing, that as of such date and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in the written opinion, the terms of the merger, including, without limitation, the merger consideration, are fair, from a financial point of view, to the holders of shares of LegacyTexas common stock.

The full text of Bank Advisory’s opinion, dated November 26, 2013, is attached as Appendix B to this proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Bank Advisory in rendering its opinion.

Underlying Analyses for the Oral Opinion and Written Fairness Opinion. For purposes of rendering both the oral opinion and the written fairness opinion, Bank Advisory relied without independent verification upon the accuracy and completeness of all of the information, financial and otherwise, provided to it by LegacyTexas and ViewPoint. Bank Advisory also assumed that there had been no material change in the assets, financial condition, results of operations, or business prospects of LegacyTexas or ViewPoint since September 30, 2013, the date of the then most recent financial statements for both LegacyTexas and ViewPoint. Nonetheless, no limitations were imposed by LegacyTexas or ViewPoint upon Bank Advisory with respect to the scope of the information it requested or the procedures it followed in rendering its oral opinion and the written fairness opinion. The board and management of LegacyTexas and ViewPoint cooperated fully with Bank Advisory in connection with its due diligence investigations.

In arriving at its conclusion for both the oral opinion and the written fairness opinion, Bank Advisory relied primarily on two broad methods of evaluation: (i) investment/earnings value; and, (ii) market value.

Investment value, sometimes referred to as the income value or earnings value, represents an estimate of the present value of future earnings or cash flow. In addition, another popular method in determining an investment or earnings value is to determine current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize them using either an appropriate yield or price-earnings multiple.

Market value represents an estimate of the price a willing buyer and a willing seller would agree upon in connection with a sale of a “control” block of stock in comparison with the market prices at which “control” of similar banking organizations are sold.

Investment/Earnings Value. The investment or earnings value of any banking organization’s stock is, simply stated, an estimate of the present value of the future benefits, usually earnings or cash flow, that will accrue to the stock. The earnings value is comprised of two major components: the present value of annual future earnings as projected for a certain number of periods; and, the residual value as determined at the end of the projected number of periods. Bank Advisory believes the utilization of net earnings, rather than cash flows, for the calculation of the present value and the residual value is appropriate given the minimal level of long-term, non-earning assets typically held by a community banking organization.

Bank Advisory developed and then utilized 12-year financial projections for LegacyTexas as the fundamental basis for the initial earnings stream employed in Bank Advisory’s present value calculation. Bank Advisory’s financial projections for LegacyTexas were based on Bank Advisory’s analysis of the banking industry, market area, and current financial condition and historical levels of growth and earnings for LegacyTexas, as well as information provided to Bank Advisory by the management of LegacyTexas and conversations with LegacyTexas’ management. In summary, Bank Advisory assumed that LegacyTexas’ total assets will increase at a compound annual growth rate of 5.92% over the 12-year projection period, 2013-2024, while generating, on average, an annual pre-tax return on average assets of 1.66%. For financial projection purposes only, Bank Advisory assumed that LegacyTexas was taxed as a C corporation, paying an average effective tax rate of 34% over the course of the 12-year projection period; and, Bank Advisory assumed that LegacyTexas distributes an average of 34% of its after-tax earnings to shareholders in the form of dividends, or the “tax-free” dividend distributions.

To determine an investment value for LegacyTexas, Bank Advisory first calculated the present value of LegacyTexas’ net after-tax earnings for the 12-year period, utilizing a 14.50% discount rate (expected rate of return). This calculation produced a present value of $152.9 million in aggregate. Bank Advisory then determined a residual or terminal value at the end of the twelfth projected year. In order to create a residual value for LegacyTexas’ projected net earnings stream, Bank Advisory calculated a capitalization rate of 9.50% (computed using the previously-noted discount rate of 14.50%, less a 5.00% long-term annual growth rate for years subsequent to 2024). This analysis produced a residual value of $90.0 million in aggregate.

Accordingly, Bank Advisory believes an investment value of $242.9 million in aggregate ($152.9 million + $90.0 million) is appropriate for the outstanding common shares of LegacyTexas.

Additionally, since LegacyTexas is incorporated as an S corporation, shareholders of LegacyTexas realize additional value through “tax-free” dividend distributions (dividends in excess of those distributed to fund the “passed through” individual shareholder tax liabilities). Accordingly, Bank Advisory utilized the projected “tax free” cash dividends as a basis for valuing the projected dividend stream to LegacyTexas’ shareholders. Applying an assumed constant current federal income tax rate on dividends of 23.80%, and utilizing an after-tax discount rate of 14.50%, Bank Advisory calculated a present value of the 12-year projected stream of tax savings related to LegacyTexas’ payment of dividends in excess of dividends paid to fund shareholder income tax liabilities (represented as income tax in our projections) equaling $12.5 million in aggregate.

Bank Advisory then determined a residual or terminal value of the projected stream of tax savings related to LegacyTexas’ payment of dividends in excess of dividends paid to fund shareholder income tax liabilities at the end of the twelfth projection year. Using the 9.50% capitalization rate, this analysis produced a terminal value equaling $8.7 million in aggregate.

Accordingly, Bank Advisory believes that an additional value, corresponding to the avoidance of federal income taxes related to the projected payment of “tax free” dividends, equaling $21.2 million in aggregate ($12.5 million + $8.7 million) is an appropriate addition to value for the outstanding common shares of LegacyTexas.

Finally, LegacyTexas’ status as an S corporation provides additional value to its shareholders through the shareholders’ ability to avoid federal income taxes on capital gains relating to the increase or “step-up” in the shareholder’s tax basis of their investment in LegacyTexas which is largely derived from the projected increase in future retained earnings. To reasonably quantify the value impact of the avoidance of capital gains taxes derived from an investor’s “step-up in basis” in the shares of LegacyTexas, Bank Advisory assumed the “step-up in basis” to equal the increase in LegacyTexas’ tangible common core equity over the course of the 12-year projection period. And, Bank Advisory assumed a constant current federal income tax rate of 23.80% on capital gains in calculating the tax savings related to LegacyTexas’ “step-up in basis.”

Bank Advisory calculated the present value of the 12-year projected stream of tax savings related to LegacyTexas’ status as an S-corporation and its shareholders’ exemption from capital gains taxes on the “step-up in basis” utilizing the previously-noted after-tax discount rate of 14.50%, producing additional value of $24.0 million in aggregate. Bank Advisory then determined a residual or terminal value of the projected tax savings related to LegacyTexas’ status as an S-corporation and its shareholders’ exemption from capital gains taxes on the “step-up in basis.” Using the 9.50% capitalization rate, this analysis produced a terminal value equaling $12.9 million in aggregate.

Accordingly, Bank Advisory believes that an additional value corresponding to the avoidance of federal income taxes related to the estimated “step-up in basis” of an investment in LegacyTexas equaling $36.9 million ($24.0 million + $12.9 million) is an appropriate addition to value for the outstanding common shares of LegacyTexas.

In summary, Bank Advisory believes the additional value derived from LegacyTexas’ status as an S corporation, consisting of the avoidance of taxes through tax-free non-tax dividend distributions and the ability of its shareholders to avoid capital gains taxes through a “step-up in basis,” equals $58.1 million in aggregate ($21.2 million + $36.9 million).

Therefore, Bank Advisory believes LegacyTexas’ total franchise value, based on the investment/earnings value approach, equals $301.0 million, representing a sum of the investment value of future earnings ($242.9 million) and the additional value derived from LegacyTexas’ status as an S corporation ($58.1 million).

Market Value. Bank Advisory maintains a sizable database of information pertaining to the prices paid for U.S. banking organizations. The database includes transactions involving banking organizations in the State of Texas and the South Central region of the United States, and provides comparable pricing and financial performance data for banking organizations acquired in the United States since 1989. Bank Advisory has the capability of sorting the records to yield transactions involving similar banking organizations. Similarities might include banking organizations within a specific asset size range, banking organizations that generate a return on average assets (“ROA”) or a return on average equity capital (“ROE”) within a specified range, banking organizations that have an equity to assets ratio within a certain range, banking organizations that sold for a specific form of consideration (cash or stock), or banking organizations headquartered in various types of markets (rural, community, urban/suburban). The ability to produce specific groups of comparable banking organizations facilitates the making of a valid comparative purchase price analysis.

Bank Advisory considered the transaction values for banking organizations acquired in the United States between January 2011 and October 2013 with the following criteria:

•	total assets ranging between $1 billion and $3 billion; and,

•	reporting a trailing twelve-month (“LTM”) return on average assets greater between 0.50% and 1.50%;

The transactions are referred to in this section as the U.S. Deals and included 10 banking organizations.

Bank Advisory compared those transaction values and the corresponding financial characteristics for the U.S. Deals in relation to the merger consideration for LegacyTexas, giving consideration to LegacyTexas’ related financial characteristics.

For the purpose of the market value analysis, Bank Advisory assumed merger consideration equaling $307.07 million, calculated as follows:

7,850,000 ViewPoint shares issued at an assumed market value of $23.60 / share	$185,260,000

Cash Consideration	115,149,719

Projected Cash Dividend to LegacyTexas shareholders at $3.00 / share	6,660,096

Consideration to LegacyTexas	$307,069,815

The table set forth below summarizes this comparative analysis, and highlights the merger consideration:

	# of Deals	Assets (000)	LTM ROA	LTM ROE	Tangible Equity Ratio	Total Price (000)	Price/ Tang Equity	Price/ LTM Earnings	Price / Assets	Price / Deposits
U.S. Deals	10	$1,918,398	0.92%	9.61%	8.56%	$283,809	1.75x	16.43x	14.79%	17.74%
LegacyTexas[1]	1	$1,711,937	1.08%	13.68%	7.59%	$307,070	2.38x	17.15x	17.94%	21.08%

1	Balance sheet data for LegacyTexas is as of September 30, 2013, and net income data (ROA & ROE) presented on trailing 4-quarter earnings basis ending September 30, 2013.

LegacyTexas’ tangible equity ratio as of September 30, 2013, equaled 7.59%, a ratio slightly below the average tangible equity ratio of 8.56% for the U.S. Deals. And, LegacyTexas’ 12-month trailing ROA equaled 1.08%, a ratio slightly above the average ROA of 0.92% for the U.S. Deals. In short, the U.S. Deals, on average, are substantially comparable to LegacyTexas based on the tangible equity ratio and ROA. Consequently, the calculated consideration of $300.07 million, representing 2.38x LegacyTexas tangible equity, appears most defensible relative to the 1.75x average for the U.S. Deals. Likewise, the calculated consideration of $300.07 million, representing 17.15x ViewPoint’s LTM earnings, appears reasonable and favorable relative to the 16.43x average for the U.S. Deals.

A superior method of “benchmarking” transaction values, in contrast to the more traditional price multiples, involves the use of price in comparison to total assets and total deposits. The comparative analysis revealed that the calculated consideration for LegacyTexas yields a transaction value resulting in a price as a percent of total assets of 17.94% and a price as a percent of total deposits of 21.08%. This compares to U.S. Deal averages of 14.79% and 17.74%, respectively. Accordingly, the analysis suggests the calculated consideration as measured by price relative to total assets and total deposits, is materially above the average price ratios paid since 2011 for comparable banking organizations in the U.S.

Based on these relationships, the analysis suggests the merger consideration, as measured by the price multiples and indices described above, is fair, from a financial point of view to LegacyTexas’ shareholders, relative to the prices paid for comparable banks.

Multifaceted Analysis and Items Considered. The summary set forth above does not purport to be a complete description of all the analyses performed by Bank Advisory. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Bank Advisory did not attribute any particular weight to any analysis or factor considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Bank Advisory believes, and has advised LegacyTexas’ board of directors, that Bank Advisory Group’s analyses must be considered as a whole, notwithstanding the separate factors summarized above. Selecting portions of Bank Advisory Group’s analyses and factors that were considered, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion.

In performing its analyses, Bank Advisory made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond our control. These analyses performed by Bank Advisory are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty as they were based upon numerous factors or events beyond the control of the parties or their respective advisors. None of LegacyTexas, LegacyTexas’ management, Bank Advisory or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Bank Advisory and its opinions were among several factors taken into consideration by LegacyTexas’ board of directors in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

When the investment/earnings value and the market value approaches were appropriately considered, together with Bank Advisory’s experience in valuing the stocks of community financial institutions, Bank Advisory believes it has sufficient justification for its assertion that the terms of the proposed merger, including, without limitation, the merger consideration, are fair, from a financial point of view, to the common shareholders of LegacyTexas.

In arriving at its fairness opinion, Bank Advisory reviewed and considered such financial and other matters as it deemed relevant. These included, among other things:

•	the merger agreement;

•	certain publicly available financial and other information for LegacyTexas and ViewPoint;

•	certain other relevant financial and operating data furnished to Bank Advisory by management of LegacyTexas and ViewPoint, respectively;

•	certain internal financial analyses, financial forecasts, reports and other information concerning LegacyTexas prepared by management of LegacyTexas;

•	discussions Bank Advisory had with certain members of LegacyTexas’ management concerning:

•	the historical and current business operations, financial conditions and prospects of LegacyTexas and ViewPoint, and such other matters Bank Advisory deemed relevant;

•	certain operating results of LegacyTexas and ViewPoint as compared to the operating results of certain other financial institutions Bank Advisory deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that Bank Advisory deemed relevant for the purposes of its opinion.

In conducting its review and arriving at both the oral opinion and the written fairness opinion, Bank Advisory, with the consent of LegacyTexas’ management, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by LegacyTexas and ViewPoint, or which was publicly available for both LegacyTexas and ViewPoint. Bank Advisory did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, Bank Advisory did not conduct any physical inspection of the properties or facilities of LegacyTexas or ViewPoint. Bank Advisory further relied upon the assurance of LegacyTexas’ management that they were unaware of any facts that would make the information provided to Bank Advisory on behalf of LegacyTexas incomplete or misleading in any respect. Likewise, Bank Advisory relied upon the acknowledgment and understanding of LegacyTexas’ management that any information furnished to Bank Advisory by or on behalf of ViewPoint was relied upon by Bank Advisory to be true and accurate in all material respects and to not contain any untrue statement of a material fact or omit a material fact necessary to make the information not misleading.

Bank Advisory did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of LegacyTexas or ViewPoint. Bank Advisory’s services to LegacyTexas in connection with the merger have included serving as financial advisor to LegacyTexas’ board of directors and rendering both an oral opinion and the written fairness opinion, from a financial point of view, of the fairness of the merger consideration to LegacyTexas shareholders. Bank Advisory’s opinion was based upon economic and market conditions and other circumstances as they existed and could be evaluated by Bank Advisory on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, Bank Advisory does not have any obligation to update, revise or reaffirm its opinion and Bank Advisory expressly disclaims any responsibility to do so.

In rendering both the oral opinion and the written fairness opinion, Bank Advisory assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that all conditions to the consummation of the Agreement will be satisfied without waiver thereof. Bank Advisory also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.

Bank Advisory’s written fairness opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on any proposal. Bank Advisory’s opinion is limited to the fairness, from a financial point of view, of the terms of the proposed merger, including, without limitation, the merger consideration, to the shareholders of LegacyTexas. Bank Advisory expresses no opinion as to the underlying business reasons that may support the decision of LegacyTexas’ board of directors to approve or consummate the merger agreement.

Pursuant to Bank Advisory engagement letter, LegacyTexas paid a professional fee of $275,000 to Bank Advisory for rendering both the oral opinion and the written fairness opinion, and reimbursed Bank Advisory Group for out-of-pocket expenses totaling $1,605. In addition, LegacyTexas will reimburse Bank Advisory for any legal support services and time spent providing testimony, should such services be required. The terms of the fee arrangement with Bank Advisory, which LegacyTexas’ management believes are customary in transactions of this nature, were negotiated at arm’s length between LegacyTexas’ management and Bank Advisory, and LegacyTexas’ board of directors was aware of the arrangement. No portion of the fee payable to Bank Advisory is contingent on consummation of the merger. In addition, LegacyTexas has agreed to indemnify Bank Advisory from and against certain liabilities and expenses arising out of or incurred in connection with its engagement.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of LegacyTexas common stock. The summary is based upon the Internal Revenue Code of 1986, as amended (which we refer to in this section as the “Code”), applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

This discussion addresses only those holders of LegacyTexas common stock that hold their LegacyTexas common stock as a capital asset within the meaning of Section 1221 of the Code. It does not address all the U.S. federal income tax consequences that may be relevant to particular holders of LegacyTexas common stock in light of their individual circumstances or to holders of LegacyTexas common stock that are subject to special rules, including, without limitation, holders that are:

•	financial institutions;

•	S corporations or other pass-through entities, or investors in pass-through entities;

•	persons who are subject to alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold LegacyTexas common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not U.S. holders; and

•	holders who acquired their shares of LegacyTexas common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds LegacyTexas common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state or the District of Columbia; a trust that (i) if a United States court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Hunton & Williams LLP has rendered its tax opinion to LegacyTexas and Silver, Freedman, Taff & Tiernan LLP, or SFT&T, has rendered its tax opinion to ViewPoint addressing the U.S. federal income tax consequences of the merger as described below. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of LegacyTexas and ViewPoint, reasonably satisfactory in form and substance to each such counsel. The opinions represent each counsel’s best legal judgment. However, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the Registration Statement on Form S-4.

Neither ViewPoint nor LegacyTexas has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger, and the opinions described above will not be binding on the IRS or any court. Consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by LegacyTexas and ViewPoint of opinions from Hunton & Williams LLP and SFT&T, respectively, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based upon representation letters provided by LegacyTexas and ViewPoint and upon customary factual assumptions. The condition that LegacyTexas receive an opinion from Hunton & Williams LLP may be waived by LegacyTexas, and the condition that ViewPoint receive an opinion from SFT&T may be waived by ViewPoint. Neither LegacyTexas nor ViewPoint currently intends to waive the conditions related to the receipt of the opinions. However, if these conditions were waived and the change in tax consequences would be material, LegacyTexas would re-solicit the approval of its shareholders prior to completing the merger.

In addition, the obligation of each of Hunton & Williams LLP and SFT&T to deliver such opinions is conditioned on the merger satisfying the statutory and regulatory requirements of a “reorganization” including the “continuity of proprietary interest” requirement. That requirement generally will be satisfied if ViewPoint common stock constitutes at least 40% of the value of the total merger consideration. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the effective date of the merger.

The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of ViewPoint or LegacyTexas. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

Tax Consequences of the Merger Generally. The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. As such, the material U.S. federal income tax consequences of the merger will be as follows:

•	no gain or loss will be recognized by ViewPoint or LegacyTexas as a result of the merger;

•	no gain or loss will be recognized by a U.S. holder of LegacyTexas common stock who receives solely shares of ViewPoint common stock in exchange for its LegacyTexas common stock in the merger (except with respect to any cash received instead of a fractional share interest in ViewPoint common stock, as discussed below in “—Cash in Lieu of a Fractional Share of ViewPoint Common Stock”);

•	gain or loss will be recognized by a U.S. holder of LegacyTexas common stock (including a dissenting shareholder) who receives solely cash in exchange for its shares of LegacyTexas common stock in the merger equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s adjusted tax basis in the LegacyTexas common stock exchanged therefore;

•	gain (but not loss) will be recognized by a U.S. holder of LegacyTexas common stock who receives a combination of shares of ViewPoint common stock and cash in exchange for its shares of LegacyTexas common stock in the merger in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the ViewPoint common stock and cash received by such U.S. holder of LegacyTexas common stock exceeds the U.S. holder’s adjusted basis in its LegacyTexas common stock and (ii) the amount of any cash received by such U.S. holder of LegacyTexas common stock (except with respect to any cash received in lieu of a fractional share interest in ViewPoint common stock, as discussed below in “—Cash in Lieu of a Fractional Share of ViewPoint Common Stock”); for purposes of this calculation, the fair market value of ViewPoint common stock is based on the trading price of that stock on the date of completion of the merger;

•	the aggregate basis of the ViewPoint common stock received by a U.S. holder of LegacyTexas common stock in the merger (including any fractional share of ViewPoint common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the LegacyTexas common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received instead of a fractional share of ViewPoint common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received instead of a fractional share in ViewPoint common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Potential Recharacterization of Gain as a Dividend”); and

•	the holding period of ViewPoint common stock received in exchange for shares of LegacyTexas common stock (including fractional shares of ViewPoint common stock deemed received and redeemed as described below) will include the holding period of the LegacyTexas common stock for which it is exchanged.

If a U.S. holder of LegacyTexas common stock acquired different blocks of LegacyTexas common stock at different times or at different prices, any gain or loss (if applicable) will be determined separately with respect to each block of LegacyTexas common stock. U.S. holders should consult their own tax advisors regarding the manner in which cash and ViewPoint common stock received in the merger should be allocated among different blocks of LegacyTexas common stock and with respect to identifying the bases or holding periods of the particular shares of ViewPoint common stock received in the merger.

Taxation of Capital Gain. Except as described under “—Potential Recharacterization of Gain as a Dividend” below, gain that U.S. holders of LegacyTexas common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their LegacyTexas common stock for more than one year as of the effective date of the merger. For non-corporate U.S. holders of LegacyTexas common stock, the maximum U.S. federal income tax rate on long-term capital gains is 20%. The deductibility of capital losses is subject to limitations.

Potential Recharacterization of Gain as a Dividend. In general, the determination of whether gain recognized by a U.S. holder who exchanges its shares of LegacyTexas common stock for a combination of

ViewPoint common stock and cash will be treated as capital gain or as a dividend distribution will depend on whether, and to what extent, the merger reduces the U.S. holder’s deemed percentage ownership in ViewPoint. For purposes of this determination, a U.S. holder will be treated as if the U.S. holder first exchanged all of its shares of LegacyTexas common stock solely for ViewPoint common stock (instead of the combination of ViewPoint common stock and cash actually received) and then ViewPoint immediately redeemed a portion of the ViewPoint common stock in exchange for the cash actually received in the merger by that U.S. holder. The gain recognized in the exchange followed by the deemed redemption will be capital gain if, with respect to the U.S. holder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a U.S. holder if the percentage described in clause (2) below is less than 80% of the percentage described in clause (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a U.S. holder will depend on the U.S. holder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the U.S. holder’s deemed percentage stock ownership of ViewPoint common stock. In general, that determination requires a comparison of (1) the percentage of the outstanding voting stock of ViewPoint that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption by ViewPoint and (2) the percentage of the outstanding voting stock of ViewPoint actually and constructively owned by the U.S. holder immediately after the deemed redemption by ViewPoint. In applying the foregoing tests, a U.S. holder may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by the U.S. holder, including stock owned by other persons and stock subject to an option held by such shareholder or by other persons. Because the constructive ownership rules are complex, each U.S. holder should consult its own tax advisor as to the applicability of these rules. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if that shareholder has any reduction in its percentage stock ownership under the foregoing analysis.

Cash in Lieu of a Fractional Share of ViewPoint Common Stock. A U.S. holder of LegacyTexas common stock who receives cash instead of a fractional share of ViewPoint common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by ViewPoint. As a result, such U.S. holder of LegacyTexas common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share interest as set forth above. The gain or loss recognized by such U.S. holder described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax on Unearned Income. If a U.S. holder that is an individual has modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status, such an individual is subject to a 3.8% tax on the lesser of: (i) his or her “net investment income” for the relevant taxable year; or (ii) the excess of his or her modified gross income for the taxable year over his or her applicable certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual.

Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of LegacyTexas common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

A U.S. holder of LegacyTexas common stock who receives ViewPoint common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of LegacyTexas common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives ViewPoint common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis (determined immediately prior to the exchange) in the LegacyTexas common stock surrendered and the fair market value (determined immediately prior to the exchange) of the LegacyTexas common stock that is exchanged by such significant holder. A “significant holder” is a holder of LegacyTexas common stock who, immediately before the merger, owned at least 5% of the outstanding stock of LegacyTexas or securities of LegacyTexas with a basis for federal income taxes of at least $1.0 million.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Tax Consequences of ViewPoint’s C Corporation Status

LegacyTexas is taxed as a Subchapter S corporation. ViewPoint is taxed as a C corporation. Below is a summary of certain tax consequences that change as a result of you holding stock in a C corporation compared to previously holding stock in an Subchapter S corporation:

Reduction of shareholder tax liability. The income of a Subchapter S corporation is deemed to accrue ratably to LegacyTexas shareholders on a daily basis for federal income tax purposes. As a result, shareholders in LegacyTexas have been required to include their pro rata portion of LegacyTexas’ income on their tax returns and been directly liable for the federal income taxes imposed on their portion of LegacyTexas’ income. LegacyTexas, except in limited situations, did not incur any separate federal income tax liability. As a Subchapter S corporation, shareholders in LegacyTexas have been liable for this tax liability regardless of whether or not LegacyTexas made any distributions to its shareholders to pay these taxes.

As a C corporation, the liability for taxes on income of ViewPoint does not accrue to its shareholders, but instead this liability is imposed on and payable by ViewPoint at the entity level for federal income tax purposes. Accordingly, shareholders of ViewPoint will not recognize taxable income when ViewPoint recognizes taxable income but instead will recognize income when they receive a taxable distribution from ViewPoint that is treated as a dividend or as a capital gain. Distributions from ViewPoint to its shareholders with respect to their ViewPoint stock will be treated first as a dividend to the extent of ViewPoint’s current or accumulated undistributed earnings and profits. Any excess will be treated first as a return of that shareholder’s tax basis in their shares of ViewPoint stock and then as capital gain.

Losses, if any, are no longer available to shelter shareholder income. As a Subchapter S corporation, if LegacyTexas incurred losses during any taxable year, a pro rata share of such losses were available (subject to certain limitations) to shareholders to offset such shareholder’s taxable income during such year. As a shareholder of ViewPoint, which is a C corporation, these losses will remain with ViewPoint and this ability to offset taxable income with pass-through losses will no longer be available.

Federal income tax basis in common stock (as an S corporation) will no longer increase by the amount of earnings retained as shareholders’ equity. A shareholder’s federal income tax basis in S corporation stock generally will be increased by the shareholder’s pro rata share of the S corporation’s income retained by LegacyTexas as capital (and generally will be decreased by the shareholder’s pro rata share of the S corporation’s losses). Any net increase in tax basis will reduce the amount of gain on the sale of stock by the shareholder; and any net decrease in tax basis will increase the amount of taxable gain on such sale. As a shareholder of ViewPoint, which is a C corporation, the earnings or losses of ViewPoint will not result in a change in the tax basis of the shareholder’s ViewPoint stock.

Passive Investment Income Limitations. As an S corporation, if for any taxable year LegacyTexas has passive investment income in excess of 25% of its gross receipts, LegacyTexas is subject to a corporate level tax at the highest rate on such excess passive investment income. In addition, if LegacyTexas has undistributed C corporation earnings and profits and has passive investment income in excess of 25% of LegacyTexas’ gross receipts for three consecutive tax years, then LegacyTexas’ election to be taxed as an S corporation for federal income tax purposes would terminate. ViewPoint, as a C corporation, is not subject to these limitations on passive investment income.

Elimination of special rules applicable to trusts and exempt organizations. A trust that is a shareholder in an S corporation must pay particular attention to certain provisions of the Internal Revenue Code and rules promulgated by the IRS, including qualifying as an “Electing Small Business Trust,” “Qualified Subchapter S Trust.” As a shareholder of a C corporation, these rules are not applicable. A tax-exempt organization that is a shareholder in an S corporation must also pay particular attention to the application of unrelated business income tax (“UBIT”) to their investment in the S corporation (including the imposition of UBIT on the tax-exempt organization’s allocable portion of the S corporation’s income and on gains from the sale of the stock of the S corporation). The application of the UBIT rules to tax-exempt organizations holding ViewPoint stock will be greatly simplified. In general, tax exempt organizations are not subject to UBIT on the capital gains received from the sales of the stock of a C corporation and dividends received from a C corporation. In addition, the applicability of the S corporation rule excluding individual retirement accounts (“IRAs”) from holding S corporation stock unless the IRA held such stock on October 22, 2004 will no longer apply. This could enable more shareholders to hold their shares of ViewPoint common stock through their IRAs.

Tax on Net Investment Income. As an S corporation, the income and loss of LegacyTexas that is included in the taxable income of a LegacyTexas shareholder for federal income tax purposes is treated as net investment income for purposes of the 3.8% surtax on net investment income. There is an exception to this rule for shareholders that are treated as materially participating in the activities of LegacyTexas as determined under the passive loss rules of Section 469 of the Internal Revenue Code. As a C corporation, the taxable income of ViewPoint is not included in the taxable income of its shareholders and is not subject to the 3.8% surtax on net investment income. In general, dividends received by ViewPoint shareholders and capital gains recognized on the sale of ViewPoint stock will be included as net investment income for purposes of the 3.8% surtax on net investment income and will not be eligible for exception described above regardless of whether or not the shareholder materially participates in the business of ViewPoint.

Accounting Treatment

ViewPoint prepares its financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The merger will be accounted for using the purchase method of accounting with ViewPoint being considered the acquirer of LegacyTexas for accounting purposes. This means that ViewPoint will allocate the purchase price to the fair value of LegacyTexas’ tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under U.S. GAAP, goodwill is not amortized but is tested for impairment at least annually. Financial statements of ViewPoint issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of LegacyTexas.

Regulatory Approvals

Under federal law, the merger and the bank merger must be approved by the Board of Governors of the Federal Reserve System. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition. Once the Federal Reserve Board approves, we must wait for up to 30 days before we can complete the mergers. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Federal Reserve Board to do so, the mergers may be completed on or after the 15th day after approval from the Federal Reserve Board. The Texas banking commissioner must also approve the mergers.

As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. See “The Merger Agreement—Conditions to Completion of the Merger.”

Dissenters’ Rights for LegacyTexas Shareholders

The following section of this proxy statement/prospectus describes dissenters’ rights under the laws of the State of Texas. If you hold one or more shares of LegacyTexas common stock, you are entitled to dissent from the merger and receive cash equal to the fair value of your shares of LegacyTexas common stock instead of receiving the merger consideration provided for under the merger agreement. This value may be more or less than the value of the merger consideration you would otherwise receive under the merger agreement. If you wish to dissent, you should carefully read this section, review the full text of the applicable law relating to dissenters’ rights and consult with your legal counsel.

The availability of your right to dissent is conditioned upon compliance with the procedures set forth in Subchapter H of Chapter 10 of the Texas Business Organizations Code, which is referred to in this section as the dissent provisions. The following discussion is only a summary of the dissent provisions. A copy of the full text of the applicable law relating to dissenters’ rights is included in this proxy statement/prospectus as Appendix C. You will lose your dissenters’ rights in the merger if you do not properly comply with the procedures set forth in the dissent provisions.

Exercising and Perfecting Your Right to Dissent. To be eligible to exercise your right to dissent from the merger, you must, before the special meeting, mail or deliver to LegacyTexas a written notice of objection to the merger. This notice must state that you will exercise your right to dissent if the merger is completed and provide the address to which notice should be mailed to you if the merger is completed. In addition to mailing or delivering this notice, you must vote against approving the merger agreement. If you vote to approve, or abstain from voting, or fail to vote on the merger agreement, you will lose your right to dissent from the merger and will instead receive the merger consideration described in the merger agreement.

If you provide LegacyTexas with a written notice of objection to the merger before the special meeting and vote against approving the merger agreement, ViewPoint (as successor to LegacyTexas) will, if the merger is completed, mail or deliver to you a written notice informing you of the date that the merger was completed and notifying you of your right to dissent from the merger. ViewPoint must mail or deliver this notice to you within ten days after the merger is completed. If you wish to receive the fair value of your shares of LegacyTexas common stock in cash, you must, within twenty days after the date of ViewPoint’s mailing or delivering to you notice of the completed merger, mail or deliver to ViewPoint a demand in writing requesting payment of the fair value of your shares of LegacyTexas common stock. The fair value of your shares of LegacyTexas common stock will be the value of the shares as of the date immediately preceding the completion of the merger, excluding any appreciation or depreciation in anticipation of the merger. Other details of your demand for payment are considered below.

Your initial written objection to the merger must be mailed or delivered to LegacyTexas, and your written demand for payment and any further notices following the merger concerning your dissenters’ rights must be mailed or delivered to ViewPoint, at the following addresses, as applicable

Before the Merger:	After the Merger:
LegacyTexas Group, Inc.	ViewPoint Financial Group, Inc.
5000 Legacy Drive, Suite 260	1309 W. 15th Street
Plano, Texas 75024	Plano, Texas 75075
Attention: Rewaz R. Chowdhury	Attention: Scott A. Almy

Your Demand for Payment. Your written demand for payment must provide how many shares of LegacyTexas common stock you own, your estimate of the fair value of such shares and the address to which further notices should be mailed to you concerning your dissenters’ rights. If you fail to send this written demand to ViewPoint within the twenty-day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of LegacyTexas common stock. Instead, you will receive the merger consideration as described in the merger agreement. You must also, within twenty days of making your demand for payment, submit the certificates representing your shares of LegacyTexas common stock to ViewPoint. ViewPoint will make a notation on your stock certificates indicating that a demand for payment has been made. If you fail to submit your stock certificates to ViewPoint for notation, ViewPoint may, at its option, terminate your right to receive a cash payment for your shares, unless a court directs ViewPoint otherwise.

Payment of the Fair Value of Your Shares of LegacyTexas Common Stock if You and ViewPoint Agree upon an Estimate. Within twenty days after ViewPoint receives your demand for payment and your estimate of the fair value of your shares of LegacyTexas common stock, ViewPoint must send you a written notice accepting or rejecting your estimate. If ViewPoint accepts your estimate, ViewPoint will notify you that it will pay such amount within ninety days after the merger is completed. If ViewPoint rejects your estimate, ViewPoint will notify you of its alternative estimate of the fair value of your shares, which ViewPoint will offer to pay within one hundred and twenty days after the merger is completed. You may accept ViewPoint’s alternative offer within ninety days after the merger is completed or decline it. If an agreement is reached, ViewPoint will only pay you the fair value of your shares of LegacyTexas common stock if you have surrendered the stock certificates representing your shares, duly endorsed for transfer.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and ViewPoint have not reached an agreement as to the fair value of your shares of LegacyTexas common stock within ninety days after the merger is completed, you or ViewPoint may, within sixty days after the expiration of the ninety-day period, commence proceedings in Dallas County, Texas, asking the court to determine the fair value of your shares of LegacyTexas common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of LegacyTexas common stock. The court will then appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and ViewPoint may address the court about the report. The court will determine the fair value of your shares and direct ViewPoint to pay that amount, plus interest, which will begin to accrue from the 91st day after the merger is completed.

Rights as a Shareholder. If you have made a written demand for payment of the fair value of your shares of LegacyTexas common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described above and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described above is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand for payment of the fair value of your shares of LegacyTexas common stock, you may withdraw such demand at any time before payment for your shares has been made or a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand for payment or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger agreement, and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Federal Income Tax Consequences. You should consult with your own tax advisor regarding how the expected federal income tax consequences of the transaction, as described above, will change if you elect to dissent from the merger. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger-Dissenting Shareholders.”

Board of Directors and Management of ViewPoint Following the Merger

Mays Davenport, Executive Vice President of LegacyTexas, will become Executive Vice President and Chief Financial Officer of ViewPoint upon completion of the merger. In addition, upon completion of the merger, George Fisk, Vice Chairman, President and Chief Executive Officer, and Greg Wilkinson, a director of LegacyTexas, will become directors of ViewPoint and its wholly owned banking subsidiary. Biographical and other information regarding Messrs, Davenport, Fisk and Wilkinson is contained under “Information About LegacyTexas.” Information regarding the other executive officers and directors of ViewPoint is contained in documents filed by ViewPoint with the SEC and incorporated by reference into this proxy statement/prospectus, including ViewPoint’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 26, 2014. See “Where You Can Find More Information.”

Interests of LegacyTexas Executive Officers and Directors in the Merger

In considering the recommendation of the LegacyTexas board of directors that LegacyTexas shareholders vote in favor of the merger agreement, LegacyTexas shareholders should be aware that LegacyTexas’ directors and executive officers may have interests in the merger that are different from, or in addition to, those of other LegacyTexas shareholders. The LegacyTexas board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by the shareholders of LegacyTexas. The discussion below describes such interests in greater detail.

Mays Davenport Will Become an Executive Officer of ViewPoint. Mays Davenport, Executive Vice President of LegacyTexas, will be an Executive Vice President and the Chief Financial Officer of ViewPoint with an annual base salary of $277,300 upon closing of the merger.

Change in Control and Severance Benefits Agreement. ViewPoint entered into a change in control and severance benefits agreement with Mr. Davenport, which will become effective upon completion of the merger. The agreement is for a term expiring one year from the closing of the merger. On the first anniversary of the effective date of the agreement, and on each anniversary thereafter, the term of the agreement will be extended for a period of one year, provided that ViewPoint has not given notice in writing at least ninety days prior to such anniversary date that the term of the agreement shall not be extended further. Under the terms of the agreement, in the event of Mr. Davenport is involuntarily terminated without cause unrelated to a change of control, ViewPoint will (i) continue to pay Mr. Davenport his base salary, as in effect on the termination date for one year and (ii) provide him with certain hospitalization, medical, dental, prescription drug and other health benefits. In the event Mr. Davenport is involuntarily terminated without cause in connection with a change of control, ViewPoint will (i) pay Mr. Davenport a lump sum cash payment equal to two times his average annual base salary for the three-year period ending on his date of termination, (ii) pay him a lump sum cash payment in an amount equal to two times the greater of (A) the average annual bonus paid for the three full fiscal years immediately preceding his date of termination, or (B) the target bonus for the fiscal year in which his date of termination occurs, (iii) provide group health coverage until the earlier of two years following termination, or the date on which Mr. Davenport becomes eligible for comparable coverage of a subsequent employer. In the either event, Mr. Davenport also shall be provided with reasonable outplacement services for one year.

Employment Agreements for Aaron Shelby and Rewaz Chowdhury. Aaron Shelby, Executive Vice President of LegacyTexas and Rewaz Chowdhury, Executive Vice President and Chief Financial Officer of LegacyTexas, each entered into two-year employment agreements with ViewPoint whereby, effective upon completion of the merger, each is entitled to receive a salary, annual bonus, additional incentives and certain non-compete payments in the form of restricted ViewPoint common stock. Each agreement provides for payment of base salary for the remainder of the initial term upon the termination of his employment by ViewPoint for any reason other than for cause (as defined in the employment agreement) or as a result of his death or disability.

Restricted Stock Grants. On November 25, 2013, ViewPoint’s board of directors approved an award of 12,000, 12,000 and 10,000 restricted shares of ViewPoint common stock to Messrs. Davenport, Shelby and Chowdhury under ViewPoint’s 2012 Equity Incentive Plan. The restricted stock grants will be subject to a three-year annual vesting schedule and will be effective upon completion of the merger.

Change in Control Payments. Pursuant to the terms of the change in control agreement by and between LegacyTexas and George Fisk, the current Vice Chairman, President and Chief Executive Officer of LegacyTexas, Mr. Fisk will receive $2,250,000 following completion of merger. The merger will constitute a change in control under the terms of the change in control agreement.

George Fisk and Greg Wilkinson Will Become ViewPoint Directors. Following the completion of the merger, two LegacyTexas board members, George Fisk and Greg Wilkinson, will join the boards of directors of ViewPoint and its wholly owned banking subsidiary. Mr. Fisk and Mr. Wilkinson will be entitled to the same compensation as is provided to the other non-employee directors of ViewPoint and its wholly owned banking subsidiary. The non-employee directors are compensated for their service on the bank board but not the ViewPoint board.

Deferred Compensation Agreements for Directors. LegacyTexas maintains unfunded Deferred Compensation Agreements (the “DCAs”) for its directors. Under the DCAs, directors may defer up to thirty-three and one-third percent of the annual fees paid to them as directors of LegacyTexas and Legacy Texas Bank. The amount deferred by a director is initially held in a deferral account. The deferral account is credited with interest at the rate of Prime Rate published in the Wall Street Journal as of January 1 of the year in which the deferral amount is credited to the director’s account. At the end of each year, the balance in the director’s deferral account is converted to a number of shares of phantom stock, determined by dividing the balance in the director’s deferral account by the appraised value per share of LegacyTexas stock. At the close of each subsequent year, the value of the phantom stock in the director’s deferral account is adjusted to reflect the appraised value of stock at that year end.

The director’s benefit under the DCA is payable upon, among other events, a change in control. If the director’s benefit becomes payable due to a change in control, then in lieu of the retirement value, the director will receive the change in control value (the amount per share paid in connection with a change in control) multiplied by the number of shares of phantom stock in his account. However, no benefit may be paid under the DCA that would be an excess parachute payment under Section 280G of the Code. The merger will qualify as a change in control under the DCA, and the directors will receive in the aggregate approximately $3.7 million.

Indemnification and Insurance. As described under “The Merger Agreement—Indemnification and Continuance of Director and Officer Liability Coverage,” for a period of six years after the merger, ViewPoint will indemnify (and advance expenses to), to the fullest extent permitted under applicable law, the present and former directors, officers and employees of LegacyTexas and its subsidiaries with respect to claims pertaining to matters occurring at or prior to the effective time of the merger. ViewPoint also has agreed, for a period of six years after the merger, to maintain at its expense directors’ and officers’ liability insurance to reimburse present and former officers and directors of LegacyTexas with respect to claims arising from facts or events occurring prior to completion of the merger. This insurance must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by LegacyTexas. Instead of providing this insurance coverage, ViewPoint may, prior to the effective time of the merger, cause LegacyTexas to purchase a tail policy for directors’ and officers’ liability insurance providing single limit equivalent coverage.

Name Change

Upon closing of the merger, ViewPoint will amend its charter and bylaws to reflect the change in its name from ViewPoint to LegacyTexas Financial Group, Inc. ViewPoint will also change its ticker symbol on the NASDAQ Stock Market from “VPFG” to “LTXB”.

Stock Listing

It is a condition to each party’s obligation to complete the merger that the shares of ViewPoint common stock to be issued in connection with the merger be authorized for listing on the NASDAQ Stock Market subject to official notice of issuance.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of LegacyTexas and ViewPoint have each unanimously approved the merger agreement, which provides for the merger of LegacyTexas into ViewPoint, with ViewPoint as the surviving corporation in the merger. The merger agreement also provides that, immediately following the consummation of the merger or as soon as reasonably practicable thereafter, ViewPoint Bank, the wholly-owned subsidiary of ViewPoint, will merge with and into LegacyTexas Bank, the wholly-owned subsidiary of LegacyTexas, with LegacyTexas Bank surviving the bank merger.

The merger of LegacyTexas and ViewPoint will become effective when the articles and certificate of merger to be filed concurrently with the Department of Assessments and Taxation of the State of Maryland and the Secretary of State of the State of Texas, respectively, are accepted for filing by such agencies, or such later date as may be specified in the articles and certificate of merger.

The completion of the merger will occur on the last business day of the month in which the latter of the following occurs: (a) the receipt of all necessary regulatory approvals (including the expiration or termination of any mandatory waiting periods), or (b) the receipt of the requisite vote of the LegacyTexas shareholders approving the merger agreement. If any regulatory waiting period has not expired or been terminated as of the third day prior to the last business day of the month, then completion of the merger will occur on the last business day of the next succeeding month. It currently is anticipated that the completion of the merger will occur during the second quarter of 2014 subject to the receipt of required approvals and other customary closing conditions, but neither ViewPoint nor LegacyTexas can guarantee when or if the merger will be completed. See “—Conditions to Completion of the Merger.”

At the effective time of the merger, the charter of ViewPoint in effect immediately prior to the effective time of the merger shall be amended to change the name of ViewPoint to “LegacyTexas Financial Group, Inc.”, and as amended will be the charter of the surviving corporation after completion of the merger until thereafter amended in accordance with its terms and applicable law. At the effective time of the merger, the bylaws of ViewPoint in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation after completion of the merger until thereafter amended in accordance with its terms and applicable law. The merger agreement provides that at or promptly following the effective time of the merger, ViewPoint shall amend its bylaws to reflect its name change to LegacyTexas Financial Group, Inc. Notwithstanding the foregoing, we refer to the surviving corporation as “ViewPoint.”

The merger agreement provides that the directors of ViewPoint immediately prior to the effective time of the merger, together with George Fisk and Greg Wilkinson, each current directors of the LegacyTexas board of directors, will be the directors of ViewPoint after the merger and will hold their positions until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the ViewPoint’s charter and bylaws or as otherwise provided by applicable law or as otherwise provided by Maryland law.

Merger Consideration

In the merger, each share of LegacyTexas common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by ViewPoint, LegacyTexas or any of their respective wholly-owned subsidiaries and shares in respect of which dissenters’ rights have been properly exercised and not withdrawn, will be converted into the right to receive, at the election of the shareholder, subject to certain proration and reallocation procedures described below, either 6.006 shares of ViewPoint common stock or $126.124 in cash, without interest. LegacyTexas shareholders will not receive any fractional shares of ViewPoint common stock in the merger. Instead, they will receive a cash payment in lieu of any fractional shares of ViewPoint common stock they otherwise would have received in the merger equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) by the average closing sale price per share of ViewPoint common stock for the five trading days ending on the trading day immediately preceding the day on which the merger is completed. A LegacyTexas shareholder also has the right to obtain the fair value of his or her LegacyTexas shares in lieu of receiving the merger consideration under the merger agreement by strictly following the procedures under the TBOC, as discussed under “The Merger—Dissenters’ Rights for LegacyTexas shareholders,” beginning on page 48.

Under the merger agreement, approximately 59% of the outstanding shares of LegacyTexas common stock immediately prior to the effective time of the merger will be converted into the right to receive ViewPoint common stock and approximately 41% of the outstanding shares of LegacyTexas common stock immediately prior to the effective time of the merger will be converted into the right to receive cash. In order to achieve this 59%/41% stock-cash mix of consideration, the merger agreement provides for pro-rata adjustments to and reallocation of the stock and cash elections made by LegacyTexas shareholders, as well as the allocation of consideration to be paid with respect to LegacyTexas shares owned by shareholders who fail to make an election. Accordingly, each LegacyTexas shareholder may receive a combination of cash and shares of ViewPoint common stock that is different from what that shareholder elected, depending on the elections made by other LegacyTexas shareholders.

Pro-rata adjustments to and reallocation of the stock and cash elections made by LegacyTexas shareholders will be made if there is an oversubscription for more than one type of merger consideration. For example, if there are stock elections made for more than approximately 59% of the outstanding shares of LegacyTexas common stock, then, to the extent of the oversubscription, the cash merger consideration shall be first allocated to those shares of LegacyTexas common stock for which no election was made and then allocated on a pro-rata basis to the shares of LegacyTexas common stock for which stock elections were made. These adjustments and reallocations procedures are designed to assure that the 59%/41% stock-cash mix of consideration is achieved.

In addition, LegacyTexas intends to distribute to LegacyTexas shareholders, from time to time or in a lump sum at or prior to the completion of the merger, the Permitted Cash Distributions, which consist of (i) $3.00 per share plus (ii) 43.4% of LegacyTexas’ taxable income between January 1, 2013 and the effective date of the merger, less approximately $7.8 million. To the extent LegacyTexas is unable to make all of the Permitted Cash Distributions, the shortfall will be added to the merger consideration payable by ViewPoint to LegacyTexas’ shareholders in the merger in the same proportion that they receive their other merger consideration unless such additional merger consideration would result in the number of shares of ViewPoint common stock being issued in the merger equaling or exceeding 20% of the then outstanding shares of ViewPoint common stock, in which case the cash consideration will be increased.

Based on the estimated number of shares of LegacyTexas common stock and ViewPoint common stock outstanding on                  , 2014, the record date for the LegacyTexas special meeting, we estimate that LegacyTexas shareholders will own approximately     % of the outstanding shares of ViewPoint common stock following the merger.

If, prior to the effective time of the merger, the outstanding shares of ViewPoint common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

Shareholder Elections

At least 20 days prior to the effective date of the merger (which we refer to as the election form mailing date), an election form and letter of transmittal will be mailed by the exchange agent to each LegacyTexas shareholder of record as of five business days prior to the election form mailing date (which we refer to as the election form record date). Each election form will permit that shareholder (or the beneficial owner through customary documentation and instructions) to specify the number of shares of LegacyTexas common stock with respect to which such holder elects to receive stock consideration, the number of shares of LegacyTexas common stock with respect to which such holder elects to receive cash consideration or that such holder makes no election with respect to such holder’s shares of LegacyTexas common stock. LegacyTexas shareholders should return their election form together with their stock certificate(s) and other transmittal materials to the exchange agent in the separate envelope provided. The LegacyTexas shareholder base will be monitored periodically from the election form mailing date until the closing of business on the business day prior to the election deadline, and an election form and letter of transmittal will be mailed from time to time to each new LegacyTexas shareholder of record after the election form record date; provided, however, the election requests of LegacyTexas shareholders who become LegacyTexas shareholders after the election form record date are not required to be honored and, at ViewPoint’s election, may be treated as having made no election.

Election forms and accompanying stock certificate(s) and other transmittal materials must be received by the exchange agent (as described below) no later than the election deadline, which is expected to be 5:00 p.m., Central time, on the date that is 15 days following the election form mailing date, which we refer to as the election deadline. If you hold your shares through a bank, broker or other nominee, you should follow the instructions provided by such bank, broker or other nominee to ensure that your election instructions are timely returned. Any shares of LegacyTexas common stock with respect to which the exchange agent does not receive a properly completed election form prior to the election deadline will be deemed not to have made an election.

Any election form may be revoked or changed by written notice to the exchange agent, which notice must be received by the exchange agent prior to the election deadline. In the event an election form is revoked, the shares of LegacyTexas common stock represented by such election form will be treated as shares in respect of which no election has been made, except to the extent a subsequent election is properly made by the shareholder prior to the election deadline. Subject to the terms of the merger agreement and the election form, the exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters will be binding and conclusive.

Any LegacyTexas shareholder who wishes to exercise dissenters’ rights should not submit an election form.

Payment of the Merger Consideration and Exchange of Shares in the Merger

Shortly after completion of the merger, the exchange agent will (a) make payment of the merger consideration to those LegacyTexas shareholders who submitted properly completed election forms prior to the election deadline and (b) mail a transmittal letter and instructions to all other LegacyTexas shareholders on how to surrender their shares in exchange for the merger consideration they are entitled to receive under the merger agreement.

If a certificate for LegacyTexas common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (ii) if required by ViewPoint or the exchange agent, the posting of a bond in an amount as ViewPoint or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such certificate.

If the exchange agent is to pay some or all of the merger consideration to a person other than the record holder, such record holder must have their certificates properly endorsed (or accompanied by an appropriate instrument of transfer) or otherwise in proper form for transfer and the transferee must pay any transfer or other taxes payable by reason of the transfer or establish to ViewPoint’s or the exchange agent’s satisfaction that the taxes have been paid or are not required to be paid.

After completion of the merger, there will be no further registration of transfers of shares of LegacyTexas common stock, other than to settle transfers of shares that occurred prior to completion of the merger. From and after completion of the merger, each holder of a certificate representing shares of LegacyTexas common stock outstanding immediately prior to completion of the merger will no longer have any rights with respect to such shares, except for the right to receive the merger consideration or as otherwise provided in the merger agreement or by applicable laws. Each share of LegacyTexas common stock owned by ViewPoint, LegacyTexas or their respective direct or indirect wholly owned subsidiaries at the time of the completion of the merger will be canceled without any payment of merger consideration.

Any LegacyTexas shareholder who wishes to exercise dissenters’ rights should not submit a letter of transmittal or surrender their stock certificates to the exchange agent. Submitting a letter of transmittal or surrendering stock certificates may constitute a waiver of such shareholder’s dissenters’ rights and may nullify any previously filed demands for appraisal. To exercise dissenters’ rights, a shareholder must follow the procedures specified in Section 10.356 and certain other sections of Subchapter H of Chapter 10 of the TBOC. Subchapter H is included in the accompanying proxy statement/prospectus as Appendix C. In view of the complexity of Section 10.356, LegacyTexas shareholders who may wish to pursue dissenters’ rights should consult their legal advisors. For additional details about dissenters’ rights, please refer to the “The Merger—Dissenters’ Rights for LegacyTexas Shareholders” and Appendix C in the accompanying proxy statement/prospectus.

No dividends or other distributions with respect to ViewPoint common stock after completion of the merger will be paid to a holder of any unsurrendered LegacyTexas stock certificates entitled to receive ViewPoint shares in the merger until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered LegacyTexas stock certificate, the holder of such certificate will be entitled to receive, without interest, (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of ViewPoint common stock represented by that certificate and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of ViewPoint common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of ViewPoint common stock issuable in exchange for that certificate.

ViewPoint and the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of LegacyTexas common stock, and any other cash payments made under the merger agreement, the amounts they are required to deduct and withhold under the IRC or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of ViewPoint and LegacyTexas, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between ViewPoint and LegacyTexas rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of ViewPoint, LegacyTexas or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by ViewPoint. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of ViewPoint and LegacyTexas relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

The merger agreement contains representations and warranties made by LegacyTexas to ViewPoint relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory filings and consents in connection with the merger;

•	reports to regulatory authorities;

•	financial statements, internal controls and absence of undisclosed liabilities;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus;

•	compliance with applicable legal and reporting requirements;

•	legal proceedings;

•	tax matters;

•	certain material contracts;

•	employee benefit and labor matters;

•	ownership of bank subsidiary;

•	agreements with regulatory authorities;

•	the absence of certain changes or events;

•	inapplicability of takeover statutes;

•	shareholder vote requirement;

•	real and personal property;

•	condition of assets;

•	intellectual property matters;

•	loan matters;

•	insurance matters;

•	absence of actions or omissions by present or former directors, advisory directors, officers, employees or agents that would give rise to a material claim for indemnification;

•	related party transactions;

•	absences of certain business practices;

•	environmental matters;

•	derivative instruments and transactions;

•	accuracy of books and records;

•	broker’s fees payable in connection with the merger; and

•	opinion of financial advisor.

The merger agreement contains representations and warranties made by ViewPoint to LegacyTexas relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory filings and consents in connection with the merger;

•	required filings with the SEC, reports to regulatory authorities and absence of undisclosed liabilities;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus;

•	compliance with applicable legal and reporting requirements;

•	accounting records and internal controls;

•	legal proceedings;

•	tax matters;

•	employee benefit and labor matters;

•	ownership of bank subsidiary;

•	agreements with regulatory authorities;

•	the absence of certain changes or events;

•	inapplicability of takeover statutes;

•	no shareholder vote required;

•	real and personal property;

•	condition of assets;

•	intellectual property matters;

•	derivative instruments and transactions;

•	loan matters;

•	insurance matters;

•	related party transactions;

•	absences of certain business practices;

•	environmental matters;

•	accuracy of books and records;

•	broker’s fees payable in connection with the merger;

•	opinion of financial advisor; and

•	financing capability to carry out its obligations under the merger agreement.

Certain representations and warranties of ViewPoint and LegacyTexas are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to ViewPoint or LegacyTexas, means any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of ViewPoint or LegacyTexas and its respective subsidiaries, taken as a whole, on the ability of ViewPoint or LegacyTexas to perform its obligations under the merger agreement or under the bank merger agreement on a timely basis, or on the ability of ViewPoint or LegacyTexas to consummate the merger or the bank merger as contemplated by the merger agreement; provided, however, that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “material adverse effect”: Any change or event occurring after the date of the merger agreement that is caused by or results from:

•	changes in prevailing interest rates, currency exchange rates, credit or capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere;

•	changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on ViewPoint or LegacyTexas relative to similarly situated Texas domiciled banks operating in Plano/Frisco, Texas;

•	changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on ViewPoint or LegacyTexas relative to similarly situated Texas domiciled banks operating in Plano/Frisco, Texas;

•	changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally;

•	actions or omissions of ViewPoint or LegacyTexas taken with the prior written consent of the other or required under the merger agreement;

•	any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on ViewPoint or LegacyTexas relative to similarly situated Texas domiciled banks;

•	the announcement of the merger agreement, the bank merger agreement, the merger, the bank merger and the other transactions contemplated by the merger agreement or the bank merger agreement, including any shareholder litigation relating to the merger and the other transactions contemplated by the merger agreement;

•	a decline in the price of the ViewPoint common stock on the NASDAQ Stock Market; provided, however, that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect if such facts and circumstances are not otherwise described above, or

•	any failure by ViewPoint or LegacyTexas to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period; provided, however, that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect if such facts and circumstances are not otherwise described above.

Conduct of Business Prior to Completion of the Merger

Pursuant to the merger agreement, each of LegacyTexas and ViewPoint have agreed to cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice, and use all reasonable efforts to preserve intact its business organization, rights, franchises, authorizations issued by government entities and current relationships.

Additionally, LegacyTexas has agreed that prior to the effective time of the merger, except as expressly permitted by the merger agreement or with the prior written consent of ViewPoint (which consent shall not be unreasonably or untimely withheld), LegacyTexas will not, and will not permit any of its subsidiaries to, subject to certain specified exceptions, undertake any of the following actions:

•	declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (i) for dividends by a wholly owned subsidiary of LegacyTexas, (ii) the Permitted Cash Distributions; and (iii) the declaration and payment of regular cash dividends on any currently outstanding trust preferred securities in accordance with the terms of the trust documents entered into by such subsidiary;

•	split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•	issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned subsidiary of its capital stock to its parent or to another wholly owned subsidiary of LegacyTexas;

•	amend or propose to amend its charter, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by the merger agreement, enter into a plan of consolidation, merger or reorganization with any person other than a wholly owned subsidiary of LegacyTexas;

•	acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other acquisitions of debts previously contracted for in the ordinary course of business;

•	other than sales of other real estate owned (“OREO”), mortgages originated or held in the ordinary course of business consistent with past practice, investment securities in the ordinary course of business consistent with past practice, and sales of assets required by law or policies imposed by banking regulators, it shall not sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its subsidiaries and indebtedness of others held by it) exceeding $1.0 million, individually or in the aggregate, in any calendar month;

•	incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any of its long-term debt securities or guarantee any long-term debt securities of others, other than indebtedness of any subsidiary of LegacyTexas to LegacyTexas or to another subsidiary of LegacyTexas;

•	prepay or voluntarily repay any subordinated indebtedness or trust preferred securities;

•	make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any borrower and its affiliates that, individually or collectively, would be in excess of $5.0 million;

•	intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in the merger agreement being or becoming untrue, or in any of the conditions to the merger set forth the merger agreement not being satisfied or in a violation of any provision of the merger agreement, or (unless such action is required by applicable laws, rules or regulations) which would adversely affect the ability of the parties to the merger agreement to obtain any of the requisite regulatory approvals on the terms specified in the merger agreement;

•	make any material change in accounting methods, except as required by generally accepted accounting principles or regulatory accounting requirements as concurred in by LegacyTexas’ independent auditors or required by bank regulatory authorities;

•	make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund;

•	(i) enter into, adopt, amend (except for such amendments as may be required by applicable laws, rules or regulations) or terminate any LegacyTexas benefit plan, or any agreement, arrangement, plan or policy between it and one or more of its directors or officers, (ii) except for normal pay increases to rank and file employees in the ordinary course of business or as required by any plan or arrangement as in effect as of the date of the merger agreement, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date of the merger agreement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits, (iv) provide that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by the merger agreement, either alone or in combination with some other event, or (v) grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award.

•	materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization; or

•	agree to, or make any commitment to, take, or authorize, any of the actions prohibited by the restrictive covenants in the merger agreement.

ViewPoint has also agreed that prior to the effective time of the merger, except as expressly permitted by the merger agreement or with the prior written consent of LegacyTexas (which consent shall not be unreasonably or untimely withheld), ViewPoint will not, and will not permit any of its subsidiaries to, under go any of the following actions:

•	amend its charter or bylaws in a manner that would adversely affect LegacyTexas or any of its subsidiaries;

•	declare or pay any dividend or distribution on ViewPoint common stock, except for its quarterly dividend, the timing of which is consistent with past practice;

•	take any action that would reasonably be expected to result in the merger or the bank merger to fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

•	take any action that is likely to materially impair its ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the bank merger agreement; or

•	agree or commit to agree to do any of the above.

LegacyTexas Shareholder Meeting and Recommendation of LegacyTexas’ Board of Directors

LegacyTexas has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement as promptly as practicable. LegacyTexas will use its reasonable best efforts to obtain from its shareholders the vote required to approve the merger agreement, including by recommending that its shareholders approve the merger agreement (subject to the provisions governing making a change in LegacyTexas’ recommendation as described below).

The merger agreement generally prohibits the LegacyTexas board of directors from withdrawing or modifying in a manner adverse to ViewPoint the board’s recommendation that LegacyTexas’ shareholders vote to approve the merger agreement (referred to as a “change in recommendation”). At any time prior to the approval of the merger agreement by LegacyTexas’ shareholders, however, the LegacyTexas board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with counsel, constitutes a superior proposal. The LegacyTexas board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given ViewPoint at least four business days to propose a modification to the merger agreement and, after considering any such proposed modification, the board determines in good faith, after consultation with counsel, that the other proposal continues to constitute a superior proposal. See “—Agreement Not to Solicit Other Offers; Third Party Proposals.”

Agreement Not to Solicit Other Offers; Third Party Proposals

LegacyTexas has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to: initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries’ business, properties or assets; or have any discussions with any person relating to any acquisition proposal. An “acquisition proposal” is any third party proposal for a tender or exchange offer, or merger, consolidation, reorganization, recapitalization or other business combination involving LegacyTexas or any of its subsidiaries or any proposal to acquire more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, LegacyTexas or any of its subsidiaries.

However, if LegacyTexas receives an unsolicited written acquisition proposal that LegacyTexas’ board of directors determines in good faith is, or is reasonably likely to result in a transaction that is, more favorable from a financial point of view to the shareholders of LegacyTexas than the merger with ViewPoint (which we refer to as a “superior proposal”), LegacyTexas may provide confidential information to and negotiate with the third party that submitted the acquisition proposal if the LegacyTexas board of directors determines in good faith, after consulting with counsel, that the failure to do so would reasonably likely violate the board’s fiduciary duties. In order to constitute a superior proposal, the acquisition proposal must be for at least a majority of the voting power in, or more than 50% of the fair market value of the business, assets or deposits of, LegacyTexas or any of its subsidiaries. LegacyTexas must promptly advise ViewPoint of any acquisition proposal received and keep it apprised of any related developments.

If the LegacyTexas board of directors makes a change in recommendation or if LegacyTexas pursues a superior proposal, LegacyTexas could be required to pay ViewPoint a termination fee of $8.4 million in cash. See “—Termination of the Merger Agreement.”

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of ViewPoint and LegacyTexas to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by LegacyTexas’ shareholders;

•	authorization for listing on the NASDAQ Stock Market of the shares of ViewPoint common stock to be issued in the merger, subject to official notice of issuance;

•	receipt of all required regulatory approvals without a condition or restriction that (i) requires ViewPoint or LegacyTexas to pay any amounts that would be material to either party, or to divest any banking office, line of business or operations or to increase its regulatory capital, or (ii) imposes any condition, requirement or restriction upon ViewPoint or its subsidiaries, that, in the case of clause (i) or (ii), would, individually or in the aggregate, reasonably be expected to impose a materially adversely effect on ViewPoint, as the surviving corporation; and the expiration of all statutory waiting periods;

•	the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, being effective and not subject to any stop order by the SEC;

•	absence of any injunction or other legal restraint blocking, or pending action by a governmental authority seeking to block, the merger or the bank merger; and

•	absence of a material adverse effect, as such term is defined in the merger agreement, with respect to the other party.

Additional Closing Conditions for the Benefit of ViewPoint. In addition to the mutual closing conditions, ViewPoint’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	accuracy, as of the date of the merger agreement and as of the effective time of the merger, of the representations and warranties made by LegacyTexas to the extent specified in the merger agreement, and the receipt by ViewPoint of a certificate signed by the Chief Executive Officer and Chief Financial Officer of LegacyTexas to that effect;

•	performance in all material respects by LegacyTexas of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by ViewPoint of a certificate signed by the Chief Executive Officer and Chief Financial Officer of LegacyTexas to that effect;

•	the receipt by ViewPoint of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	receipt by LegacyTexas of an opinion of its legal counsel, in a form reasonably satisfactory to ViewPoint, with respect to certain Subchapter S corporation matters;

•	the holders of less than 12.5% of the outstanding shares of LegacyTexas common stock exercising dissenters’ rights under Texas law.

Additional Closing Conditions for the Benefit of LegacyTexas. In addition to the mutual closing conditions, LegacyTexas’ obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	accuracy, as of the date of the merger agreement and as of the effective time of the merger, of the representations and warranties made by ViewPoint to the extent specified in the merger agreement, and the receipt by LegacyTexas of a certificate signed by the Chief Executive Officer and Chief Financial Officer of ViewPoint to that effect;

•	performance in all material respects by ViewPoint of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by LegacyTexas of a certificate signed by the Chief Executive Officer and Chief Financial Officer of ViewPoint to that effect; and

•	the receipt by LegacyTexas of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Waiver; Amendment

ViewPoint and LegacyTexas can agree to amend the merger agreement and each of them can waive their right to require the other party to adhere to the terms and conditions of the merger agreement, where law allows. After the approval of the merger agreement by the shareholders of LegacyTexas, there may not be, without further approval of LegacyTexas’ shareholders, any amendment of the merger agreement that requires further shareholder approval under applicable law.

Termination of the Merger Agreement

ViewPoint and LegacyTexas can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if:

•	any required regulatory approval has been denied by the relevant regulatory authority and this denial has become final and nonappealable, or a regulatory authority has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the completion of the merger or the bank merger, provided that the denial or other action is not due to the failure of the party seeking termination to perform any of its covenants under the merger agreement;

•	the merger has not been completed by June 30, 2014 (which date may be extended one or more times, but not to a date any later than August 31, 2014, if the only remaining condition to the closing is receipt of any required regulatory approval, the satisfaction of which remains reasonably possible) unless principally due to the failure of the party seeking termination to perform or observe its covenants and agreements set forth in the merger agreement;

•	there is a breach of the merger agreement by the other party that would cause the conditions for completion of the merger not to be satisfied, and the breach is not cured, or not capable of cure, within 30 business days following written notice of the breach;

•	LegacyTexas shareholders fail to approve the merger agreement at the LegacyTexas special meeting;

•	there is a material adverse effect, as such term is defined in the merger agreement, with respect to the other party; or

•	if any application for a required regulatory approval is denied or withdrawn at the request or recommendation of the agency or governmental authority from which the regulatory approval is required, or if any application is approved with commitments, conditions or understandings which would impose a material adverse effect on ViewPoint, as the surviving corporation in the merger.

In addition, ViewPoint may terminate the merger agreement in the following circumstances:

•	LegacyTexas’ board of directors withdraws or modifies its recommendation to approve the merger in a manner adverse to ViewPoint;

•	the LegacyTexas board of directors (i) fails to reaffirm its recommendation to approve the merger within two business days after ViewPoint requests in writing that such action be taken, (ii) recommends or endorses a third party acquisition proposal, or (iii) fails to issue a press release announcing its opposition to a third party acquisition proposal within five business days after the third party acquisition proposal is publicly announced or becomes publicly known;

•	a tender offer or exchange offer (whether or not conditional) relating to shares of LegacyTexas’ capital stock shall have been commenced and the LegacyTexas board of directors (or any committee thereof) fails to recommend against such tender offer or exchange offer within ten business days after the commencement of such tender offer or exchange offer (including, for these purposes, by taking no position with respect to the acceptance by the LegacyTexas’ shareholders of any such tender offer or exchange offer within such period, which shall constitute a failure to recommend against such offer); or

•	LegacyTexas’ board of directors breaches its non-solicitation obligations or its obligations with respect to calling and convening the special meeting, using commercially reasonable best efforts to obtain the required shareholder vote and recommending shareholder approval of the merger agreement.

Immediately following such a termination by ViewPoint, LegacyTexas must pay ViewPoint an $8.4 million termination fee. LegacyTexas also may terminate the merger agreement prior to the shareholders of LegacyTexas approving the merger agreement in order to enter into an agreement for a superior third party acquisition proposal, provided that LegacyTexas has not materially breached the provisions of the merger agreement on third party acquisition proposals and has paid ViewPoint an $8.4 million termination fee.

Employee and Benefit Plan Matters

Under the terms of the merger agreement, ViewPoint and LegacyTexas have agreed, except as otherwise provided in the merger agreement or otherwise mutually determined, that the ViewPoint benefit plans and LegacyTexas benefit plans in effect on the date of the merger agreement will remain in effect after the effective time of the merger. During calendar year 2014, ViewPoint, as the surviving corporation, will formulate benefit plans that do not discriminate between employees who were separately covered by ViewPoint or LegacyTexas benefit plans at the effective time of the merger. LegacyTexas has agreed to adopt amendments to the LegacyTexas benefit plans as requested by ViewPoint to implement the foregoing and to avoid the duplication of benefits, and if requested by ViewPoint, to terminate any plans, policies, programs or arrangements designated by ViewPoint, such termination to be effective prior to the effective time of the merger.

To the extent that employees of LegacyTexas and its subsidiaries are covered by ViewPoint benefit plans following the effective time of the merger, ViewPoint will: (i) provide such employees with credit for all years of service with LegacyTexas or any of its subsidiaries and their predecessors, prior to the effective time of the merger, for the purpose of vesting (other than the employee stock ownership portion of the ViewPoint’s 401(k) Employee Stock Ownership Plan) and eligibility, (ii) use its reasonable best efforts to cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable benefit plans applicable to the individual immediately prior to the closing date) and eligibility waiting periods under group health plans of ViewPoint to be waived with respect to such employees; and (iii) use its reasonable best efforts to cause to be credited, for purposes of the ViewPoint’s health plans, any deductibles or out-of-pocket expenses incurred by such employees during the portion of the calendar year prior to their participation in ViewPoint’s health plans with the objective that there be no double counting of such deductibles or out-of-pocket expenses. To the extent that ViewPoint reasonably determines that legal, administrative, or other impediments make compliance with the preceding sentence not reasonably practicable or that such compliance would result in the duplication of benefits, ViewPoint will have no obligations or liabilities with respect to the requirements of the preceding sentence.

ViewPoint will honor, or cause to be honored all vested or accrued benefit obligations to, and contractual rights of, current and former employees of LegacyTexas and its subsidiaries to the extent provided in the merger agreement.

Indemnification and Continuance of Director and Officer Liability Coverage

The merger agreement provides that for a period of six years after the completion of the merger, ViewPoint will indemnify, defend and hold harmless and provide advancement of expenses to all present and former directors, officers and employees of LegacyTexas or its subsidiaries against all liabilities arising out of the fact that such person is or was a director, officer or employee of LegacyTexas or any of its subsidiaries if the claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger, to the same extent permitted by applicable law and the governing documents of LegacyTexas and its subsidiaries.

The merger agreement also requires ViewPoint to maintain for a period of a period of six years after completion of the merger LegacyTexas’ existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are substantially no less advantageous than the current policy, with respect to claims arising from facts or events that occurred at or prior to the completion of the merger, and covering such individuals who are currently covered by such insurance. However, ViewPoint is not required to incur annual premium costs for such coverage in an amount greater than 200% of LegacyTexas’ current annual directors’ and officers’ liability insurance premium. Instead of providing this insurance coverage, ViewPoint may, prior to the effective time of the merger, cause LegacyTexas to purchase a six year tail policy for directors’ and officers’ liability insurance providing single limit (not annual) equivalent coverage.

Expenses

All expenses incurred in connection with the merger will be paid by the party incurring the expenses, except that (a) if the merger and the bank merger are consummated, ViewPoint shall pay any and all property or transfer taxes imposed on either party in connection with the mergers, and (b) the filing fees and printing and mailing expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus and the Form S-4 shall be shared equally by ViewPoint and LegacyTexas.

Support Agreements

In connection with entering into the merger agreement, ViewPoint entered into support agreements with each of the directors of LegacyTexas, pursuant to which such directors agreed, subject to the terms set forth therein, to vote their shares of LegacyTexas common stock in favor of the merger and related matters, and to become subject to certain non-competition and non-solicitation restrictions for a period of two (2) years after the consummation of the merger.

As of                  , 2014, the record date for the special meeting, the directors that are parties to the support agreements beneficially owned an aggregate of approximately 823,229 outstanding shares of LegacyTexas common stock, which represent approximately 37.1% of the shares of LegacyTexas common stock entitled to vote at the special meeting. A two-thirds vote of the outstanding shares of LegacyTexas common stock is necessary for shareholder approval of the merger agreement.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following is the unaudited pro forma combined financial data for ViewPoint and LegacyTexas, giving effect to the merger. The unaudited pro forma combined balance sheet as of December 31, 2013 gives effect to the merger as if it occurred on that date. The unaudited pro forma combined income statement for the year ended December 31, 2013 gives effect to the merger as if it occurred on January 1, 2013.

The unaudited pro forma combined financial statements have been prepared using the purchase method of accounting for business combinations under U.S. GAAP. ViewPoint is the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of LegacyTexas to conform to the presentation in ViewPoint’s financial statements.

A final determination of the fair values of LegacyTexas’ assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of LegacyTexas that exist as of the date of completion of the transaction. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final purchase price of the merger will be based on the closing price of ViewPoint common stock on the closing date of the merger. The closing price of ViewPoint common stock of $27.45 on December 31, 2013 was used for purposes of presenting the unaudited pro forma combined balance sheet at December 31, 2013.

In connection with the plan to integrate the operations of ViewPoint and LegacyTexas following the completion of the merger, ViewPoint anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. ViewPoint is not able to determine the timing, nature and amount of these charges as of the date of this document. However, these charges will affect the results of operations of ViewPoint and LegacyTexas, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma combined income statement does not include the effects of the non-recurring costs associated with any restructuring or integration activities resulting from the merger, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.

Under the terms of the merger agreement, LegacyTexas intends to distribute to LegacyTexas shareholders, from time to time or in a lump sum at or prior to the completion of the merger, the Permitted Cash Distributions, which consist of (i) $3.00 per share plus (ii) 43.4% of LegacyTexas’ taxable income between January 1, 2013 and the effective date of the merger, less approximately $7.8 million. To the extent LegacyTexas is unable to make all of the Permitted Cash Distributions, the shortfall will be added to the merger consideration payable by ViewPoint to LegacyTexas’ shareholders in the merger in the same proportion that they receive their other merger consideration unless such additional merger consideration would result in the number of shares of ViewPoint common stock being issued in the merger equaling or exceeding 20% of the then outstanding shares of ViewPoint common stock, in which case the cash consideration will be increased. The unaudited pro forma combined financial data assumes that the Permitted Cash Distributions are made by LegacyTexas prior to completion of the merger; therefore, no shortfall will be added to the merger consideration payable by ViewPoint to LegacyTexas shareholders in the merger. As such, the Permitted Cash Distributions have not been reflected in the unaudited pro forma combined financial data.

The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of:

•	changes in the trading price for ViewPoint’s common stock;

•	capital used or generated in LegacyTexas’ operations between the signing of the merger agreement and completion of the merger;

•	changes in the fair values of LegacyTexas’ assets and liabilities;

•	other changes in LegacyTexas’ net assets that occur prior to the completion of the merger, which could cause material changes in the information presented below; and

•	the actual financial results of the combined company.

The unaudited pro forma combined financial statements are provided for informational purposes only. The unaudited pro forma combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of ViewPoint incorporated into this document by reference from its Annual Report on Form 10-K for the year ended December 31, 2013, and LegacyTexas’ audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2013, included elsewhere in this proxy statement/prospectus.

	ViewPoint	LegacyTexas			Pro Forma Combined
	December 31, 2013 (as reported)	December 31, 2013 (as reported)	Pro Forma Adjustments		December 31, 2013
	(In thousands)
ASSETS
Cash and due from financial institutions	$30,012	$25,781	$—		$55,793
Short-term interest-bearing deposits in other financial institutions	57,962	159,919	(53,000)	A	164,881

Total cash and cash equivalents	87,974	185,700	(53,000)		220,674
Securities available for sale, at fair value	248,012	285,385	(92,150)	B	441,247
Securities held to maturity	294,583	3,147	—		297,730
Loans held for sale	—	7,797	—		7,797
Loans held for investment, net of unearned income	2,048,635	1,266,972	(26,200)	C	3,289,407
Less allowance for loan losses	(19,358)	(19,689)	19,689	D	(19,358)
Loans held for investment-Warehouse Purchase Program	673,470	—	—		673,470
FHLB and Federal Reserve Bank stock, at cost	34,883	5,381	—		40,264
Bank-owned life insurance	35,565	17,883	—		53,448
Foreclosed assets, net	480	7,236	—		7,716
Premises and equipment, net	53,272	30,087	—		83,359
Goodwill and intangible assets	29,650	8,018	184,820	E	222,488
Other assets	38,066	15,299	13,000	F	66,365

Total assets	$3,525,232	$1,813,216	$46,159		$5,384,607

LIABILITIES
Deposits	$2,264,639	$1,519,087	$(300)	G	$3,783,426
FHLB advances	639,096	40,000	—		679,096
Repurchase agreements	25,000	59,563	—		84,563
Other borrowings	—	39,828	(30,000)	H	9,828
Other liabilities	52,037	15,712	—		67,749

Total liabilities	2,980,772	1,674,190	(30,300)		4,624,662
SHAREHOLDERS’ EQUITY
Preferred stock	—	—	—		—
Common stock	399	2,220	(2,141)	I	478
Additional paid-in capital	377,657	31,808	183,598	J	593,063
Retained earnings	183,236	109,605	(109,605)	K	183,236
Accumulated other comprehensive income, net	(383)	(4,607)	4,607	L	(383)
Unearned Employee Stock Ownership Plan	(16,449)	—	—		(16,449)

Total shareholders’ equity	544,460	139,026	76,459		759,945

Total liabilities and shareholders’ equity	$3,525,232	$1,813,216	$46,159		$5,384,607

	ViewPoint	LegacyTexas			Pro Forma Combined
	December 31, 2013 (as reported)	December 31, 2013 (as reported)	Pro Forma Adjustments		December 31, 2013
	(Dollars in Thousands)
Interest and dividend income
Loans, including fees	$124,522	$61,153	$2,250	A	$187,925
Taxable securities	9,780	4,270	—		14,050
Nontaxable securities	2,133	807	—		2,940
Interest-bearing deposits in other financial institutions	126	262	—		388
FHLB and Federal Reserve Bank stock	528	190	—		718
Other	—	36	—		36

	137,089	66,718	2,250		206,057
Interest expense
Deposits	9,545	4,768	100	B	14,413
FHLB advances	8,503	394	—		8,897
Repurchase agreement	816	69	—		885
Other borrowings	5	1,120	—		1,125

	18,869	6,351	100		25,320

Net interest income	118,220	60,367	2,150		180,737
Provision for loan losses	3,199	—	—		3,199

Net interest income after provision for loan losses	115,021	60,367	2,150		177,538
Non-interest income
Service charges and fees	17,778	2,783	—		20,561
Insurance agency and title company income	—	5,713	—		5,713
Other charges and fees	937	—	—		937
Net gain on sale of mortgage loans	—	4,425	—		4,425
Bank-owned life insurance income	649	683	—		1,332
Loss on sale of available for sale securities	(177)	—	—		(177)
Gain on sale and disposition of assets	835	193	—		1,028
Other	1,811	5,566	—		7,377

	21,833	19,363	—		41,196
Non-interest expense
Salaries and employee benefits	53,328	33,901	—		87,229
Merger/acquisition costs	663	1,466	—		2,129
Advertising	2,690	1,589	—		4,279
Occupancy and equipment	7,675	8,303	—		15,978
Outside professional services	2,760	804	—		3,564
Regulatory assessments	2,477	1,119	—		3,596
Data processing	6,727	825	—		7,552
Office operations	6,783	2,483	—		9,266
Other	5,774	2,801	1,500	C	10,075

	88,877	53,291	1,500		143,668
Income before income tax expense	47,977	26,439	650		75,066
Income tax expense(1)	16,289	—	9,482	D	25,771

Net income	$31,688	$26,439	$(8,832)		$49,295

Earnings per share:
Basic	$0.83	$11.94			$1.08

Diluted	$0.83	$11.94			$1.07

Weighted average common shares outstanding
Basic	37,589,548	2,214,102			45,439,654
Diluted	37,744,786	2,214,102			45,594,892

(1)	LegacyTexas is an S corporation and not subject to income tax. For pro forma net income, income tax is calculated at 35% of estimated taxable income.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of December 31, 2013 and the unaudited pro forma combined income statement for the year ended December 31, 2013 are based on the historical financial statements of ViewPoint and LegacyTexas after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined balance sheet as of December 31, 2013 gives effect to the merger as if it occurred on that date. The unaudited pro forma combined income statement for the year ended December 31, 2013 gives effect to the merger as if it occurred on January 1, 2013. Such financial statements do not reflect cost savings or operating synergies expected to result from the merger, or the cost to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies.

The transaction will be accounted for under the purchase method of accounting in accordance with Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (ASC 805). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form on non-cash assets, liabilities incurred, or equity interests issued), measurement of the purchase price is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair values, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, net of deferred taxes, is allocated to goodwill. Subsequent to the completion of the merger, ViewPoint and LegacyTexas will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operation or financial position that might have been achieved for the period or date indicated, nor is it necessarily indicative of the future results of the combined company.

The accounting policies of both ViewPoint and LegacyTexas are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 2 – Pro Forma Purchase Price and Purchase Price Allocation

Under the terms of the merger agreement LegacyTexas shareholders will receive 6.006 shares of ViewPoint common stock for each share of LegacyTexas common stock.

Based on the number of shares of LegacyTexas common stock outstanding as of December 31, 2013, the pro forma purchase price is as follows, assuming:

Pro Forma Purchase Price ($ in thousands)
Estimated number of shares of LegacyTexas common stock exchanged		1,307,044
Per share exchange ratio		6.006
Number of shares of ViewPoint common stock – as exchanged		7,850,106
Multiplied by ViewPoint common stock price on December 31, 2013		$27.45

Estimated fair value of ViewPoint common stock issued		215,485
Cash consideration paid		115,150

Total Pro Forma Purchase Price		$330,635

LegacyTexas’ Net Assets at Fair Value (condensed)
Assets
Cash and cash equivalents	$155,700
Securities	288,532
Loans held for sale	7,797
Loans held for investment, net of unearned income	1,240,772
Premises and equipment, net	30,087
Other Assets	58,799

Total Assets	$1,781,687
Liabilities
Deposits	$1,518,787
Repurchase agreement	59,563
Borrowings	49,828
Other liabilities	15,712

Total Liabilities	$1,643,890
Net Assets		137,797

Preliminary Pro Forma Goodwill		$192,838

The pro forma purchase price as shown in the table above is allocated to LegacyTexas’ tangible and intangible assets and liabilities as of December 31, 2013 based on their preliminary estimated fair values.

Under the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of LegacyTexas based on their estimated fair values as of the closing of the merger. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated purchase price is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation unaudited pro forma adjustments will remain preliminary until ViewPoint management determines the final purchase price and the fair value of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the ViewPoint common stock at the closing of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined financial statements.

Approximately $16.4 million has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired, net of deferred taxes. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 3 – Preliminary Unaudited Pro forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities and commitments which ViewPoint, as the acquirer for accounting purposes, will acquire from LegacyTexas. The descriptions related to these preliminary adjustments are as follows (in thousands):

Balance Sheet

A	Adjustments to cash and cash equivalents:
	To reflect the repayment of the trust preferred securities following closing, see item H below	$(30,000)
	Estimated cash portion of the $115,150 consideration paid to LegacyTexas shareholders. The balance of the consideration is shown below in item B	(23,000)

	Total adjustments to cash and cash equivalents	$(53,000)

B	Estimated amount of securities sold to reflect a portion of the consideration paid to LegacyTexas shareholders. The balance of the consideration is included in item A above	$(92,150)
C	Loans were adjusted for credit deterioration of the acquired portfolio in the gross amount of $12,700 and were adjusted to reflect current interest rates and spreads in the gross amount of $13,500	(26,200)
D	Elimination of LegacyTexas’ existing loan loss reserves as purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.	19,689
E	Adjustment to goodwill to reflect the elimination of LegacyTexas’ goodwill of ($8,018) and goodwill generated as a result of consideration paid being greater than the net assets acquired of $192,838.	184,820
F	Adjustments to other assets:
	To reflect the core deposit intangible (CDI) net write-off of LegacyTexas’ CDI of ($200) and the recording of $16,400 of CDI generated as a result of the acquisition.	$16,200
	To reflect the deferred tax asset generated by the net fair value adjustment (rate = 35%)	(3,200)

	Total adjustments to other assets	$13,000

G	Fair value adjustment to deposits to reflect current interest rates	$(300)
H	ViewPoint plans to repay after closing all of the LegacyTexas trust preferred securities.	(30,000)
I	Adjustments to common stock:
	To reflect the elimination of LegacyTexas’ December 31, 2013 common stock	$(2,220)
	To reflect the par value of VPFG common stock issued to Legacy shareholders	79

	Total adjustments to common stock	$(2,141)

J	Adjustments to additional paid-in capital:
	Elimination of LegacyTexas’ December 31, 2013 additional paid-in capital	$(31,808)
	To reflect the value of VPFG common stock issued to Legacy shareholders	215,406

	Total adjustments to additional paid-in capital	$183,598

K	Elimination of LegacyTexas’ December 31, 2013 retained earnings	$(109,605)
L	Elimination of LegacyTexas’ December 31, 2013 accumulated other comprehensive income	4,607

Pursuant to the purchase method of accounting, the final purchase price will be based on the price of the ViewPoint common stock immediately prior to the effective time of the merger. A 20% difference in per share price at the closing of the merger compared to the amount used in these unaudited pro forma combined financial statements would increase or decrease total purchase price and goodwill by approximately $43.1 million.

Income Statement

		Year Ended December 31, 2013
		(In thousands)
A	Estimated purchase accounting adjustment on acquired nonimpaired loans based on the difference between fair value and the outstanding principal balance of those loans, recognized over the estimated remaining term of the loans.	$2,250
B	Estimated purchase accounting adjustment on deposits to reflect current interest rate spreads.	$100
C	Adjustment to reflect amortization of core deposit intangible.	$1,500
D	Income tax expense adjustment:
	Estimated income tax on LegacyTexas income at a 35% tax rate	$9,254
	Estimated income tax effect related to purchase accounting adjustments at a 35% tax rate	228

	Total income tax adjustment	$9,482

Note 4 – Earnings per Common Share

Unaudited pro forma earnings per common share for the year ended December 31, 2013 have been calculated using ViewPoint’s historic weighted average common shares outstanding plus the common shares assumed to be issued to LegacyTexas shareholders in the merger.

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the year ended December 31, 2013 (in thousands, except per share data):

	Year Ended December 31, 2013
	Basic	Diluted
Pro forma net income	$49,295	$49,295
Distributed and undistributed earnings to participating securities	(394)	(394)

Pro forma net income available to common shareholders	$48,901	$48,901

Weighted average common shares outstanding:
ViewPoint Bank	37,590	37,745
Common shares issued to LegacyTexas shareholders	7,850	7,850

Pro forma	45,440	45,595

Pro forma net income per common share	$1.08	$1.07

DESCRIPTION OF VIEWPOINT’S CAPITAL STOCK

The following information regarding the material terms of ViewPoint’s capital stock is qualified in its entirety by reference to ViewPoint’s charter.

General

ViewPoint’s authorized capital stock consists of:

•	90,000,000 shares of common stock, par value $.01 per share; and

•	10,000,000 shares of preferred stock, par value $.01 per share.

ViewPoint’s charter provides by its terms that it may be amended by action of ViewPoint’s board of directors without a shareholder vote to change the number of shares of authorized capital stock. See “Comparison of Shareholder Rights—Amendments to Charter.” As of                  , 2014, there were                  shares of ViewPoint common stock issued and outstanding. No shares of ViewPoint preferred stock are currently outstanding. ViewPoint’s common stock currently is traded on the NASDAQ Global Market under the symbol “VPFG.” Upon completion of the merger, ViewPoint’s charter will be amended to change its name to LegacyTexas Financial Group, Inc. and its trading symbol on the NASDAQ Global Market will be changed to “LTXB”.

Common Stock

Each share of ViewPoint common stock has the same relative rights and is identical in all respects with each other share of ViewPoint common stock. ViewPoint common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Subject to any prior rights of the holders of any preferred or other stock of ViewPoint then outstanding, holders of ViewPoint common stock are entitled to receive such dividends as are declared by the board of directors of ViewPoint out of funds legally available for dividends.

Except with respect to greater than 10% shareholders, full voting rights are vested in the holders of ViewPoint common stock and each share is entitled to one vote. See “Comparison of Shareholders Rights—Voting Rights.” Subject to any prior rights of the holders of any ViewPoint preferred stock then outstanding, in the event of a liquidation, dissolution or winding up of ViewPoint, holders of shares of ViewPoint common stock will be entitled to receive, pro rata, any assets distributable to shareholders in respect of shares held by them. Holders of shares of ViewPoint common stock will not have any preemptive rights to subscribe for any additional securities which may be issued by ViewPoint, nor will they have cumulative voting rights.

Preferred Stock

ViewPoint may issue preferred stock in one or more series at such time or times and for such consideration as the board of directors of ViewPoint may determine, generally without shareholder approval. The board of directors of ViewPoint is expressly authorized at any time, and from time to time, to issue ViewPoint preferred stock, with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the board resolution providing for the issuance. The board of directors of ViewPoint is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights. The ability of ViewPoint’s board of directors to approve the issuance of preferred or other stock without shareholder approval could make an acquisition by an unwanted suitor of a controlling interest in ViewPoint more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of ViewPoint.

Shares of preferred stock redeemed or acquired by ViewPoint may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by ViewPoint upon approval of its board of directors.

Other Anti-Takeover Provisions

In addition to the ability to issue preferred stock without shareholder approval, ViewPoint’s charter and bylaws contain a number of other provisions which may have the effect of delaying, deferring or preventing a change in control of ViewPoint. See “Comparison of Shareholder Rights.”

COMPARISON OF SHAREHOLDER RIGHTS

LegacyTexas is incorporated under the laws of the State of Texas. ViewPoint is incorporated under the laws of the State of Maryland. The rights of holders of LegacyTexas common stock are governed by Texas law and LegacyTexas’ certificate of formation and bylaws. The rights of holders of ViewPoint common stock are governed by Maryland law and ViewPoint’s charter and bylaws. Consequently, after the merger, the rights of former shareholders of LegacyTexas who receive shares of ViewPoint common stock in the merger will be determined by reference to ViewPoint’s charter and bylaws and Maryland law.

This section describes certain differences between the rights of LegacyTexas shareholders and ViewPoint shareholders, including those which may be material. This section does not include a complete description of all differences among the rights of these shareholders, nor does it include a complete description of the specific rights of these shareholders. In addition, the identification of some of the differences in the rights of these shareholders is not intended to indicate that other differences that are equally important do not exist. The discussion in this section is qualified in its entirety by reference to Texas and Maryland law, and to LegacyTexas’ certificate of formation and bylaws and ViewPoint’s charter and bylaws.

	LEGACYTEXAS	VIEWPOINT

Capital Stock	Holders of LegacyTexas capital stock are entitled to all the rights and obligations provided to capital shareholders under the TBOC and LegacyTexas’ certificate of formation and bylaws.	Holders of ViewPoint capital stock are entitled to all the rights and obligations provided to capital shareholders under the Maryland General Corporation Law (the “MGCL”) and ViewPoint’s charter and bylaws.

Authorized	LegacyTexas’ authorized capital stock consists of 5,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $2.00 per share.	ViewPoint’s authorized capital stock consists of 90,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Outstanding	As of , 2014, there were 2,220,032 shares of LegacyTexas common stock outstanding, and no shares of LegacyTexas preferred stock outstanding.	As of , 2014, there were shares of ViewPoint common stock outstanding and no shares of ViewPoint preferred stock outstanding.

	LEGACYTEXAS	VIEWPOINT

Voting Rights	Holders of LegacyTexas common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Holders of ViewPoint common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders, provided that ViewPoint’s charter generally prohibits any shareholder who beneficially owns more than 10% of the outstanding shares of ViewPoint common stock from voting shares in excess of that amount.

The MGCL contains a control share acquisition statute which, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by a supermajority vote of shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which ViewPoint has done pursuant to its bylaws. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of ViewPoint common stock. Though not expected, ViewPoint could decide to become subject to the Maryland control share acquisition statute by amending its bylaws to eliminate the opt-out provision. See “—Amendments to Bylaws.”

	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

Stock Transfer Restriction	None.	None.

Dividends	Holders of LegacyTexas common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor.	Holders of ViewPoint common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor.

Number of Directors	LegacyTexas’ bylaws provide that the number of directors will be fixed by the board of directors from time to time.	ViewPoint’s bylaws provide that the number of directors will be fixed by the board of directors from time to time.

	LEGACYTEXAS	VIEWPOINT

	There are currently eight (8) directors serving on LegacyTexas’ board of directors.	There are currently seven (7) directors serving on ViewPoint’s board of directors, two of whom will retire effective as of ViewPoint’s 2014 annual meeting of shareholders. In accordance with the merger agreement, at the effective time of the merger, LegacyTexas’ Vice Chairman, President and Chief Executive Officer, George Fisk, and LegacyTexas Director Greg Wilkinson will be appointed to ViewPoint’s board of directors.

	All of the directors of LegacyTexas are elected annually. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.	ViewPoint’s board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and approximately one-third of the directors elected annually. As a result, while the entire board of directors of LegacyTexas can be replaced at a single annual meeting of shareholders, it would take a dissident shareholder or shareholder group at least two annual meetings of shareholders to replace a majority of the directors of ViewPoint. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Election of Directors	Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote for directors.	Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote for directors.

Removal of Directors	LegacyTexas’ bylaws provide that at any meeting of shareholders called expressly for that purpose, directors may be removed, with or without cause, by vote of a majority of the shares entitled to vote at an election of directors.	ViewPoint’s charter provides that, subject to the rights of the holders of any series of preferred stock then outstanding, directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the 10% voting limitation in ViewPoint’s charter as described above under “—Voting Rights”), voting together as a single class.

	LEGACYTEXAS	VIEWPOINT

Vacancies on the Board of Directors	LegacyTexas’ bylaws provide that vacancies in the board of directors may be filled by election at an annual or special meeting of shareholders called for that purpose or by the affirmative vote of a majority of the remaining directors (subject to a limit of two between two successive annual meetings with respect to vacancies arising as a result of an increase in the number of directors), even if the directors constitute less than a quorum of the board of directors. A director elected to fill a vacancy is elected for the unexpired term of his or her predecessor.	ViewPoint’s bylaws provide that any vacancies in the board of directors resulting from an increase in the size of the board or the death, resignation or removal of a director may be filled only by a majority vote of the directors then in office, even if less than a quorum, and any director so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified.

Action by Written Consent	LegacyTexas’ bylaws provide that LegacyTexas’ shareholders may act by written consent of the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.	ViewPoint’s bylaws provide that, except as described in the following sentence, any action required or permitted to be taken at a meeting of shareholders may instead be taken without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each shareholder entitled to vote on the matter. The bylaws also provide that, unless ViewPoint’s charter provides otherwise, the holders of any class of ViewPoint stock, other than common stock, that is entitled to vote generally in the election of directors may act by consent without a meeting if the consent is given in writing or by electronic transmission by the holders entitled to cast the minimum number of votes that would be necessary to approve the action at a meeting of shareholders.

	LEGACYTEXAS	VIEWPOINT

Advance Notice Requirements for Shareholder Nominations and Other Proposals	Neither LegacyTexas’ certificate of formation nor LegacyTexas’ bylaws provide a means for shareholders to nominate candidates for election as LegacyTexas directors.

ViewPoint’s bylaws provide that ViewPoint must receive written notice of any shareholder proposal for business at an annual meeting of shareholders not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal must be received by ViewPoint no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the meeting is mailed or otherwise transmitted or public disclosure of the meeting date is first made, whichever occurs first.

ViewPoint’s bylaws also provide that ViewPoint must receive written notice of any shareholder director nomination for a meeting of shareholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of the nomination must be received by the secretary no later than the tenth day following the day on which notice of the meeting is mailed or otherwise transmitted or public disclosure of the meeting date is first made, whichever occurs first.

Notice of Shareholder Meeting	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10 nor more than 50 days before the date of the meeting.	Notice of each shareholder meeting must be given to each shareholder entitled to vote and to each other shareholder entitled to notice not less than 10 nor more than 90 days before the date of the meeting.

	LEGACYTEXAS	VIEWPOINT

Amendments to Charter	LegacyTexas’ certificate of formation may be amended in accordance with the TBOC. Under the TBOC, amendments to a corporation’s charter must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on the amendment.	ViewPoint’s charter may be amended in accordance with the MGCL, which generally requires the approval of the board of directors and the holders of a majority of the outstanding shares of ViewPoint common stock. The amendment of certain provisions of ViewPoint’s charter, however, requires the vote of the holders of at least 80% of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, (after giving effect to the 10% voting limitation in ViewPoint’s charter as described above under “—Voting Rights”), voting together as a single class. These include provisions relating to: the ability of the board of directors to designate and set the terms of series of preferred stock; the voting limitations on greater than 10% shareholders; the number, classification, election and removal of directors; certain business combinations with greater than 10% shareholders; the prevention of greenmail; indemnification of directors and officers; limitation on liability of directors and officers; and amendments to the charter and bylaws. ViewPoint’s charter provides by its terms that it may be amended by ViewPoint’s board of directors, without a shareholder vote, to change the number of shares of capital stock authorized for issuance.

Amendments to Bylaws	LegacyTexas’ bylaws may be amended by the board of directors or by the shareholders by the vote of the holders of a majority of the outstanding shares entitled to vote on the amendment. The board does not have the power to amend, repeal or adopt a bylaw if the shareholders have expressly provided that the board may not amend or repeal that particular bylaw.	ViewPoint’s bylaws may be amended either by the board of directors, by a vote of a majority of the whole board, or by ViewPoint’s shareholders, by the vote of the holders of 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the 10% voting limitation in ViewPoint’s charter as described above under “—Voting Rights”), voting together as a single class.

Special Meeting of Shareholders	Special meetings of the shareholders may be called by the board of directors, the president, or the holders of at least 10% of the outstanding shares entitled to be voted at such meeting.	ViewPoint’s bylaws provide that special meetings of shareholders may be called by the President or by the board of directors by vote of a majority of the whole board. In addition, ViewPoint’s bylaws provide that a special meeting of shareholders shall be called by the Secretary of ViewPoint on the written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

	LEGACYTEXAS	VIEWPOINT

Quorum	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	The holders of at least one-third of all shares entitled to vote at the meeting, present in person or by proxy, constitutes a quorum at any shareholder meeting

Limitation of Personal Liability of Directors

LegacyTexas’ certificate of formation provides that a director shall not be liable to LegacyTexas or its shareholders for monetary damages for an act or omission in his or her capacity as a director, except for liability for:

•      breach of the duty of loyalty to LegacyTexas or its shareholders;

•      acts or omissions not made in good faith that constitutes a breach of duty to LegacyTexas or that involve intentional misconduct or a knowing violation of the law;

•      a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

•      an act or omission for which the liability of the director is expressly provided by statute.

ViewPoint’s charter provides that an officer or director of ViewPoint shall not be liable to ViewPoint or its shareholders for money damages, except to the extent:

•      it is proved that the person actually received an improper benefit or profit, for the amount of the benefit or profit;

•      a final judgment or adjudication against the person is based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action against the person; or

•      to the extent otherwise provided in the MGCL.

Indemnification of Directors and Officers	LegacyTexas’ bylaws require LegacyTexas to indemnify each director and officer to the fullest extent permitted by Texas law. This right to indemnification continues even after a person has ceased to serve in the capacity that initially entitled such person to indemnity. By adoption of a resolution of the board of directors, LegacyTexas may indemnify employees other than officers or directors, agents, and persons who are or were serving at the request of directors, officers, employees or agents of LegacyTexas to the same extent it indemnifies officers and directors.	ViewPoint’s charter requires ViewPoint to indemnify its current and former directors and officers, whether serving ViewPoint or at its request any other entity, to the fullest extent required or permitted by the MGCL, including the advancement of expenses. If and to the extent authorized by the board of directors and permitted by law, ViewPoint may indemnify other employees and agents.

	LEGACYTEXAS	VIEWPOINT

Certain Business Combination Restrictions	State Law. Section 21.606 of the TBOC restricts certain business combinations between LegacyTexas and an affiliated shareholder (beneficial ownership of 20% or more of the voting power of LegacyTexas stock entitled to vote generally in the election of directors) for three years after the shareholder becomes an affiliated shareholder. The restrictions do not apply if the board of directors approved the transaction that caused the shareholder to become an affiliated shareholder or if the business combination is approved by the affirmative vote of two-thirds of the voting stock of LegacyTexas that is not beneficially owned by the affiliated shareholder at a meeting of shareholders called for that purpose within six months of the affiliated shareholder acquiring the shares. Although LegacyTexas may elect to exclude itself from the restrictions imposed by Section 21.606, its certificate of formation does not currently do so.	State Law. The MGCL contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the transaction has been approved by the board of directors before the interested shareholder became an interested shareholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested shareholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied. ViewPoint has opted-out of the Maryland business combination statute through a provision in its charter.

	Charter Provision. LegacyTexas’ certificate of formation does not contain any provision regarding business combinations between LegacyTexas and significant shareholders.	Charter Provision. ViewPoint’s charter provides that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested shareholders” of ViewPoint require, in addition to any vote required by law, the approval of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, unless either (i) a majority of the disinterested directors have approved the business combination or (ii) certain fair price and procedure requirements are satisfied. An “interested shareholder” generally means a person who is a greater than 10% shareholder of ViewPoint or who is an affiliate of ViewPoint and at any time within the past two years was a greater than 10% shareholder of ViewPoint.

	LEGACYTEXAS	VIEWPOINT

Prevention of Greenmail	LegacyTexas’ certificate of formation does not contain a provision designed to prevent greenmail.	ViewPoint’s charter generally prohibits ViewPoint from acquiring any of its own equity securities from a beneficial owner of 5% or more of ViewPoint’s voting stock unless: (i) the acquisition is approved by the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote in the election of directors, voting together as a single class; (ii) the acquisition is made as part of a tender or exchange offer by ViewPoint or a subsidiary of ViewPoint to purchase securities of the same class on the same terms to all holders of such securities; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of the board of directors, including a majority of the disinterested directors; or (iv) the acquisition is at or below the market price of the ViewPoint equity security and is approved by a majority of the board of directors, including a majority of the disinterested directors.

Fundamental Business Transactions	State Law. Under the TBOC, approval by the shareholders of LegacyTexas at a meeting of shareholders with regard to, with certain exceptions in each case, (i) a plan of conversion or merger of LegacyTexas with another company, (ii) a plan of exchange, or (iii) the sale of all or substantially all of LegacyTexas’ assets (collectively referred to in the TBOC as “fundamental business transactions”) requires the affirmative vote of the holders of two-thirds of the outstanding LegacyTexas shares entitled to vote on the fundamental business transaction. Alternatively, LegacyTexas’ certificate of formation may provide that the affirmative vote of the holders of a specified portion, but not less than a majority, of the shares entitled to vote on the fundamental business transaction is required for such shareholder action.	State Law. Under the MGCL, a consolidation, merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. As noted below, ViewPoint’s charter contains a provision that reduces this vote requirement to the holders of a majority of the outstanding shares entitled to vote.

	LEGACYTEXAS	VIEWPOINT

	Charter Provision. LegacyTexas’ certificate of formation does not contain any provision regarding shareholder approval of any fundamental business transaction.	Charter Provision. ViewPoint’s charter provides that notwithstanding any provision of law requiring action by shareholders by a vote of greater than a majority of the outstanding shares entitled to vote, the action will be valid if approved by the holders of at least a majority of the outstanding shares entitled to vote, except for matters which under ViewPoint’s charter require a super-majority shareholder vote.

Non-Shareholder Constituency Provision	LegacyTexas’ certificate of formation does not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

ViewPoint’s charter provides that when evaluating any offer of another person to (1) make a tender or exchange offer for any equity security of ViewPoint, (2) merge or consolidate ViewPoint with another corporation or entity or (3) acquire all or substantially all of the properties and assets of ViewPoint, or when evaluating any other transaction which would or may involve a change in control of ViewPoint, ViewPoint’s board of directors may, in exercising its business judgment as to what is in the best interests of ViewPoint and its shareholders and in making any recommendation to ViewPoint’s shareholders, give due consideration to all relevant factors, including, but not limited to:

•      the immediate and long-term economic effect upon ViewPoint’s shareholders, including shareholders, if any, who do not participate in the transaction;

•      the social and economic effect on the employees, creditors and customers of, and others dealing with, ViewPoint and its subsidiaries and on the communities in which ViewPoint and its subsidiaries operate or are located;

•      whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of ViewPoint;

•      whether a more favorable price could be obtained for ViewPoint’s stock or other securities in the future;

LEGACYTEXAS	VIEWPOINT

• the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of ViewPoint and its subsidiaries;

•      the future value of the stock or any other securities of ViewPoint or the other entity to be involved in the proposed transaction;

•      any antitrust or other legal and regulatory issues that are raised by the proposal;

•      the business and historical, current or projected future financial condition or operating results of the other entity to be involved in the proposed transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•      the ability of ViewPoint to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution.

If ViewPoint’s board of directors determines that any proposed transaction of the type described above should be rejected, it may take any lawful action to defeat the transaction, including, but not limited to, any or all of the following:

•      advising shareholders not to accept the proposal;

•      instituting litigation against the party making the proposal;

•      filing complaints with governmental and regulatory authorities;

•      acquiring the stock or any other securities of ViewPoint;

•      increasing the authorized capital stock of ViewPoint;

	LEGACYTEXAS	VIEWPOINT

• selling or otherwise issuing authorized but unissued stock, other securities or granting options or rights with respect to authorized but unissued stock;

• acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and

• obtaining a more favorable offer from another individual or entity.

Dissenters’ Rights	Under the TBOC, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. See “The Merger—Dissenters’ Rights for LegacyTexas Shareholders” and Appendix C.	The MGCL provides that, subject to very limited exceptions, a shareholder is not entitled to demand the fair value of his or her shares in any transaction if the corporation’s stock is listed on a national securities exchange. Since ViewPoint common stock is listed on the NASDAQ Stock Market, the holders of ViewPoint common stock generally are not entitled to appraisal rights under any circumstances, regardless of the form of consideration to be paid for their shares.

INFORMATION ABOUT VIEWPOINT

ViewPoint, a Maryland corporation, is the holding company for ViewPoint Bank, N.A., a national bank. In July 2010, ViewPoint completed a public offering and share exchange as part of ViewPoint Bank’s conversion from the mutual holding company to the full stock holding company form of ownership. ViewPoint Bank converted from a federal thrift to a national bank in December 2011. On April 2, 2012, ViewPoint completed its acquisition of Highlands Bancshares, Inc., or Highlands, parent company of The First National Bank of Jacksboro, which operated in Dallas under the name Highlands Bank. The Highlands acquisition was a strategic, in-market acquisition to provide growth opportunities in North Texas. As part of the Highlands acquisition, then Highlands’ President and Chief Executive Officer Kevin Hanigan joined ViewPoint and ViewPoint Bank as President and Chief Executive Officer. ViewPoint Bank operates 31 community banking offices throughout the Dallas/Fort Worth Metroplex, including two First National Bank of Jacksboro locations in Jack and Wise Counties, and one loan production office located in Houston.

The principal business of ViewPoint Bank consists of attracting retail deposits from the general public and the business community and investing those funds, along with borrowed funds, in commercial real estate loans, secured and unsecured commercial and industrial loans, as well as permanent loans secured by first and second mortgages on owner-occupied, one- to four-family residences and consumer loans. ViewPoint Bank also offers brokerage services for the purchase and sale of non-deposit investment and insurance products through a third party brokerage arrangement.

ViewPoint’s operating revenues are derived principally from interest earned on interest-earning assets including loans and investment securities and service charges and fees on deposits and other account services. ViewPoint’s primary sources of funds are deposits, Federal Home Loan Bank advances and other borrowings, and payments received on loans and securities.

As of December 31, 2013, ViewPoint had total consolidated assets of $3.5 billion, deposits of $2.3 billion and shareholders’ equity of $544.5 million.

ViewPoint common stock is listed on the NASDAQ Global Select Market under the symbol “VPFG.” See “Summary—Stock Price and Dividend Information.”

ViewPoint’s executive offices are located at 1309 W. 15th Street, Suite 400, Plano, Texas 75075. ViewPoint’s telephone number is (972) 578-5000 and its website is www.viewpointfinancialgroup.com. The information on ViewPoint’s website is not a part of this proxy statement/prospectus and the reference to ViewPoint’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about ViewPoint is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

INFORMATION ABOUT LEGACYTEXAS

General

LegacyTexas is a bank holding company registered under the Bank Holding Company Act and its principal business is to serve as a holding company for its wholly owned banking subsidiary, LegacyTexas Bank. LegacyTexas Bank is authorized to engage in the general commercial banking business and its deposits are insured by the FDIC up to the applicable limits of the law. At December 31, 2013, LegacyTexas had on a consolidated basis approximately $1.8 billion in assets, $1.2 billion in net loans, $1.5 billion in total deposits, and $139 million in shareholders’ equity.

LegacyTexas was incorporated on May 3, 1995, as a Texas corporation, and became the holding company of LegacyTexas Bank on May 3, 1995. LegacyTexas’ corporate headquarters are located at 5000 LegacyTexas Drive, Plano, Texas 75024. Effective January 1, 1998, LegacyTexas made a Subchapter S election for federal income tax purposes.

LegacyTexas Bank commenced operations as a Texas state-chartered bank on July 26, 1963. The primary market area of LegacyTexas Bank is the Dallas/Fort Worth Metroplex with 20 offices throughout Collin, Dallas, Parker and Tarrant Counties.

LegacyTexas Bank offers a wide variety of lending products; however, a substantial majority of its loans are commercial loans and real estate loans. Commercial loans are made for working capital, equipment financing, business procurement and other business purposes. LegacyTexas Bank makes commercial real estate loans for a variety of purposes, including loans for building construction and permanent term financing.

Under applicable state banking laws, LegacyTexas Bank is limited in the amount it can loan to a single borrower to no more than 25% of its capital and certified surplus, unless the entire amount of the loan is secured by readily marketable collateral, in which case the limit is increased to 40% of its capital and certified surplus. Where a borrower’s needs exceed its legal lending limit, LegacyTexas Bank may participate the loan out to other institutions. At December 31, 2013, LegacyTexas Bank’s legal lending limit to a single borrower, and such borrower’s related parties, was approximately $44.4 million on a secured and unsecured basis.

LegacyTexas Bank also offers a full range of deposit accounts, including non-interest bearing demand deposit accounts, interest bearing checking accounts, regular savings accounts and certificates of deposit. Other services offered by LegacyTexas Bank include credit cards, cashier’s checks, traveler’s checks, a “remote capture” deposit product, internet banking, electronic bill-pay and ACH origination. LegacyTexas Bank also has 24-hour automated teller machines at most of its branches which are integrated into multi-state ATM networks.

Information Regarding Certain Directors and Executive Officers of LegacyTexas.

As noted under “The Merger—Board of Directors and Management of ViewPoint Following the Merger,” Mays Davenport, the current Executive Vice President of LegacyTexas will become Executive Vice President and Chief Financial Officer of ViewPoint upon completion of the merger. In addition, upon completion of the merger, George Fisk and Greg Wilkinson, each a director of LegacyTexas, will become directors of ViewPoint and its wholly owned banking subsidiary. Mr. Wilkinson is expected to be considered an “independent director” of ViewPoint under the listing rules of the NASDAQ Stock Market. Set forth below is background information for each of Messrs. Davenport, Fisk and Wilkinson, followed by information regarding the compensation they have received from LegacyTexas.

J. Mays Davenport, age 46, has served as Executive Vice President of LegacyTexas Bank since December 2004. Mr. Davenport oversees the Marketing, Human Resource, Mortgage and Treasury Management Sales Divisions of LegacyTexas. He also serves as a Director of LegacyTexas Title and LegacyTexas Insurance Services. Mr. Davenport is a licensed Certified Public Accountant in the State of Texas and has been serving the Texas banking community for over twenty years. The first fourteen years were in the practice of public accountancy with Arthur Andersen, Grant Thornton, Fisk & Robinson and McGladrey LLP and the last nine years with LegacyTexas Bank. Mr. Davenport is a Magna Cum Laude graduate of Texas A&M University with a B.B.A. in Finance and Accounting.

George A. Fisk, age 65, has served as Chief Executive Officer and Vice Chairman of LegacyTexas since joining the Board in 2004. Between 2001 and 2004, Mr. Fisk served as a partner at McGladrey LLP, an independent accounting and consulting firm. Prior to joining McGladrey LLP, Mr. Fisk served as a shareholder of Fisk & Robinson, P.C., which merged with McGladrey LLP in 2001. He has worked in the financial services sector for more than 40 years. He currently serves as a board member of the Independent Bankers Financial Corporation, the Freeman Companies and Jesuit College Preparatory School Foundation. Mr. Fisk is a member of the Chief Executives Round Table. He is a former director of the Federal Reserve Bank of Dallas and former advisory board member of the College of Business of the University of North Texas and the Texas Tech University Graduate School of Banking. Mr. Fisk holds a B.A. in government from Texas Tech University and an M.B.A. in banking and finance from the University of North Texas. Mr. Fisk is a Certified Public Accountant.

Greg Wilkinson, age 67, has served on the Board of Directors of LegacyTexas since 2007. Mr. Wilkinson has served in various capacities at Hill & Wilkinson General Contractors since 1985, where he is currently Co-Chairman. Prior to that, he served as the Vice President and General Manager of the regional division of a worldwide general contractor. Mr. Wilkinson has over 40 years experience in the construction industry. He serves on the Board of Directors of the National Center for Policy Analysis and is a member of the Salesmanship Club of Dallas. He is a past Board member of The Real Estate Council (TREC) and Circle Ten Council of Boy Scouts of America and serves on the YMCA of Metropolitan Dallas Properties Committee. Mr. Wilkinson earned a B.S. in Mechanical Engineering from Southern Methodist University, and completed advanced management education programs at both Southern Methodist University and Penn State University.

Compensation Information Related to Certain Directors and Executive Officers of LegacyTexas

Compensation Discussion and Analysis

The LegacyTexas Board’s philosophy is to provide a compensation package that attracts and retains executive talent, provides rewards for superior performance and produces consequences for underperformance. The LegacyTexas Board also believes that the financial interests of its executives should be aligned with its shareholders and to that end grants restricted stock awards to its executives from time to time and further encourages its executives to become equity owners of LegacyTexas.

Senior management compensation levels are measured against comparable compensation levels contained in industry benchmark studies. Industry and market survey data is used to benchmark the salary of LegacyTexas’ executives to those executives at other banking institutions with total asset size similar to LegacyTexas. When considering pay decisions for executive officers, the median of the market for total compensation is targeted. While applying no specific formula or weighting of each factor, the executive’s scope of responsibilities, skills and experience, and the overall company performance are considered, as well as the board’s evaluation of the executive’s individual performance.

The following is a summary of the elements of compensation provided to Mr. Davenport as an executive officer of LegacyTexas, who will also serve as an executive officer of ViewPoint following the merger. Further details and disclosures of each of these elements can be found in the tabular disclosures that follow.

Base Salary. The LegacyTexas Board seeks to provide our senior management with a level of assured cash compensation in the form of base salary that reflects their professional status, accomplishments and experience.

Bonus. LegacyTexas offers annual bonuses to senior management based on a certain percentage of the annual earnings of the company. The LegacyTexas Board has the sole discretion to award bonuses to members of senior management from this percentage of company earnings.

Nonqualified Deferred Compensation Plan. LegacyTexas also has a nonqualified plan through which participants may elect to defer a portion of their compensation. The funds are invested on behalf of the participant in qualifying investments. We may make discretionary contributions to the nonqualified plan, although none were made during 2013. The participant’s contributions are fully vested while company contributions are subject to a five year vesting requirement.

Severance Benefits. LegacyTexas believes that companies should provide reasonable severance benefits to employees and with respect to senior management, these severance benefits take into consideration that it may be difficult for these high level employees to find comparable employment within a short period of time. Full-time employees who are not senior management are discharged due to a restructuring or layoff may be eligible to receive severance pay based on a predetermined formula. Severance packages for senior management are determined by the LegacyTexas Board in its sole discretion.

Senior management also participates in LegacyTexas’ other benefit plans on the same terms as other employees. These plans include medical, life insurance and flex spending account benefits. Relocation benefits also are reimbursed but are individually negotiated when they occur.

Compensation - J. Mays Davenport

The following table provides information regarding the compensation paid by LegacyTexas to Mr. Davenport, who is an Executive Vice President of LegacyTexas, for the fiscal years ended December 31, 2013, 2012 and 2011.

Summary Compensation Table

Name	Year	Salary($)	Bonus($)	All Other Compensation ($)		Total ($)

J. Mays Davenport	2013	$230,625	$103,202	$15,650	(1)	$349,477
	2012	225,000	64,000	15,400		304,400
	2011	190,009	43,500	13,910		247,410

(1)	Represents 401(k) match made by LegacyTexas Bank, as well as an auto and cell allowance.

Non-qualified Deferred Compensation

The following table provides information relating to LegacyTexas’ non-qualified deferred compensation program, described above, on behalf of the Mr. Davenport.

Name	Executive Contributions in Last FY ($)	LegacyTexas Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
J. Mays Davenport	—	—	$18,129	—	$97,723

Director Compensation - George Fisk and Greg Wilkinson

The following table sets forth the compensation received from LegacyTexas during the 2013 fiscal year by George Fisk and Greg Wilkinson, each of whom is a member of the LegacyTexas Board and will serve on the ViewPoint Board following the completion of the merger. Upon becoming a director of ViewPoint and ViewPoint Bank following the completion of the merger, Messrs. Fisk and Wilkinson will be entitled to the same compensation as is provided to the other non-employee directors of ViewPoint and ViewPoint Bank.

Name	Fee Earned or Paid in Cash	All Other Compensation	Total
George Fisk	$—	$—	$—
Greg Wilkinson	77,617	—	77,617

Mr. Fisk, as the Chief Executive Officer of LegacyTexas and LegacyTexas Bank, was not compensated for his service as a director of LegacyTexas and LegacyTexas Bank. Mr. Wilkinson’s compensation reflects the fees that were paid to him for his service as a non-employee director of LegacyTexas and LegacyTexas Bank during 2013. LegacyTexas’ and LegacyTexas Bank’s Boards of Directors meet independently and directors receive compensation for their services as directors of both LegacyTexas and LegacyTexas Bank.

LegacyTexas is party to a change in control agreement with Mr. Fisk. The amount that would be paid to Mr. Fisk under this agreement upon a change in control, the definition of which includes the merger with ViewPoint, is $2,250,000.

Related Person Transactions

LegacyTexas has an insider loan policy that is intended to comply with Regulation O, which governs any extension of credit by a bank to an executive officer, director, or principal shareholder of that bank, of a bank holding company of which the bank is a subsidiary, and of any other subsidiary of that bank holding company. In addition, any transactions involving LegacyTexas (including any subsidiaries) and members of the LegacyTexas Board, executive officers or any family members or affiliated entities of any such directors or officers must be conducted on an arms-length basis and any consideration paid or received by LegacyTexas in connection with any such transaction shall be on terms no less favorable to LegacyTexas than terms that would be available under the same or similar circumstances with an unaffiliated third party. With respect to any such transaction, the director’s or officer’s interest is disclosed to the LegacyTexas Board prior to any action being taken by the LegacyTexas Board to approve the transaction. The transaction then must be approved by at least a majority of the disinterested directors.

In 2011 and 2012, LegacyTexas paid $1,409,728 and $897,243, respectively, to Hill & Wilkinson General Contractors, a construction company for which Mr. Wilkinson, a director of LegacyTexas, serves as general partner and Co-Chairman and holds a 35% ownership interest, in connection with the construction of certain branches of LegacyTexas Bank. Mr. Wilkinson’s proportional interest in the gross proceeds paid by LegacyTexas in connection with the construction of such branches totaled approximately $493,404 in 2011 and $314,035 in 2012. No payments were made to Hill & Wilkinson General Contractors in 2013. The LegacyTexas Board believes that the terms of these transactions, including the amounts paid by LegacyTexas, were a product of arms-length negotiations between the parties.

LegacyTexas’ Management’s Discussion and Analysis of Financial Consultation and Results of Operations

This discussion presents management’s analysis of the financial condition and results of operations of LegacyTexas as of and for each of the years in the three-year period ended December 31, 2013. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. The discussion should be read in conjunction with the consolidated financial statements of LegacyTexas and the notes related thereto which appear elsewhere in this proxy statement/prospectus.

General

LegacyTexas’ primary source of income is from the interest earned on its loans and investments and its primary area of expense is the interest paid on deposits, borrowings and salaries and benefits.

At December 31, 2013, LegacyTexas had approximately $1.8 billion in total assets, $1.2 billion in net loans, $1.5 billion in total deposits and $139 million in shareholders’ equity. At December 31, 2012, LegacyTexas had approximately $1.7 billion in total assets, $1.1 billion in net loans, $1.5 billion in total deposits and $132 million in shareholders’ equity. At December 31, 2011, LegacyTexas had approximately $1.6 billion in total assets, $1.0 billion in net loans, $1.4 billion in total deposits and $116 million in shareholders’ equity.

For the year ended December 31, 2013, LegacyTexas realized net income of $26 million or $11.91 per common share compared to net income of $23 million or $10.49 per common share for 2012. The increase of approximately $3 million in net income for 2013 compared to that of 2012 was due primarily to increased interest and fee income on loans and reduced cost of funds on both deposit accounts and borrowings. For the year ended December 31, 2011, LegacyTexas realized net income of $10 million or $4.73 per common share. Comparison of net income between the years ended 2012 and 2011 yields an increase in net income of $13.0 million. The increased income in 2012 as compared to 2011 was attributed to reduced cost of funds, non-recurring gain realized on sale of investment securities available for sale as well as gain on sale of mortgage loans held for sale. The return on average equity, tax adjusted, was 13.1%, 10.8%, and 6.9% for the years ended December 31, 2013, 2012 and 2011 respectively. The return on average assets, tax adjusted, for the same years was 1.0%, 0.9%, and 0.5% respectively.

Critical Accounting Policies

LegacyTexas’ consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involve the most complex and subjective decisions and assessments, Management has identified its most critical accounting policy to be that related to the allowance for loan losses. LegacyTexas’ allowance for loan losses methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that Management believes is appropriate at each reporting date. Although Management believes the level of the allowance as of December 31, 2013, December 31, 2012 and December 31, 2011 is adequate to absorb losses inherent in the loan portfolio, a decline in the local economy or other adverse factors may result in increasing losses that cannot reasonably be predicted at this time. See the portion of this Management’s Discussion and Analysis section entitled “Financial Condition—Allowance For Loan Losses.”

Results of Operations

Net Interest Income. LegacyTexas’ earnings depend largely upon its net interest income, which is the difference between the income received from its loan portfolio and other interest-earning assets and the interest paid on deposits and other interest-bearing liabilities. The net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net interest margin. LegacyTexas’ net interest income is affected by the change in the level and the mix of interest-earning assets and interest-bearing liabilities, referred to as volume changes. LegacyTexas’ net interest income is also affected by changes in the yields earned on interest-earning assets and rates paid on interest-bearing liabilities, referred to as rate changes. Interest rates charged on LegacyTexas’ loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. Those factors are, in turn, affected by general economic conditions and other factors beyond LegacyTexas’ control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters and the actions of the Federal Reserve Board. Interest rates on deposits are affected primarily by rates charged by competitors.

For the year ended December 31, 2013, net interest income, before the provision for loan losses, totaled $60.4 million compared to $56.8 million for the year ended December 31, 2012. This represents a year over year increase of $3.6 million, or 6.3%. Total interest income increased $1.7 million while interest expense decreased $1.9 million in 2013 compared to 2012. For the year ended December 31, 2011, net interest income, before the provision for credit losses, totaled $52.0 million. Year over year comparison of 2012 and 2011 notes an increase in net interest income in 2012 of $4.7 million or 9.1%.

Interest income totaled $66.7 million for the year ended December 31, 2013. This represented an increase of $1.7 million, or 2.6%, compared to total interest income of $65.0 million in 2012. Interest income for the year ended December 31, 2011 totaled $64.8 million. The increase in interest income year over year in 2013 is primarily due to interest and fee income on loans as well as interest on nontaxable investment securities. The average yield on interest-earning assets decreased to 4.15% for the year ended December 31, 2013 down from 4.26% and 4.40% for 2012 and 2011, respectively.

Interest expense totaled $6.4 million for the year ended December 31, 2013. This represented a decrease of $1.9 million, or 23.3%, from total interest expense of $8.3 million for 2012. The decrease in interest expense was primarily due to reduced rates on deposit accounts as well as repayment of higher rate borrowings. Interest expense totaled $12.8 million for the year ended December 31, 2011. The variance in interest expense between the years ended December 31, 2012 and 2011 resulted in decreased expense of $4.5 million or 35% and is again attributed to reduced rates on deposit accounts and borrowings. Average interest bearing liabilities increased $25.9 million in 2013 as compared to 2012. The variance in interest bearing liabilities in 2012 over 2011 resulted in a decrease of $28.4 million year over year. The average rate paid on interest-bearing liabilities decreased to 0.54% for the year ended December 31, 2013 from 0.72% and 1.09% for the years ended December 31, 2012 and 2011.

Net Interest Margin. Net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net interest margin. The net interest margins for the years ended December 31, 2013, 2012 and 2011 were 3.75%, 3.72% and 3.53%, respectively.

The net interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. The net interest spread is an indication of the ability of LegacyTexas to manage rates received on loans and investments and rates paid on deposits and borrowings in a competitive and changing interest rate environment. For the year ended December 31, 2013, LegacyTexas’ net interest spread was 3.61% compared to 3.54% for the same period in 2012. The increase in net interest spread for the year ended December 31, 2013 resulted from a reduced cost of funds. Deposit pricing continued to remain in line with market expectations. However, LegacyTexas was able to capitalize on reduced borrowing costs. In 2013, a portion of the Bank’s higher rate long term FHLB advances matured and were repaid. For the year ended December 31, 2011, LegacyTexas’ net interest spread was 3.31%.

For the year ended December 31, 2013, the yield on average interest-earning assets decreased to 4.15%, from 4.26% for 2012, or 11 basis points. The year over year comparison in 2012 and 2011 resulted in a decrease in yield on average interest-earning assets to 4.26% in 2012 from 4.40% in 2011. The cost on average interest-bearing liabilities followed the same decreasing trend over the three year period. Cost of interest bearing liabilities for the years ended December 31, 2013 decreased to 0.54%, from 0.72% in 2012 and 1.09% in 2011. The decrease in the yield on average interest-earning assets is primarily attributable to decreased yield on loans and investments due to a decline in average rates earned on these assets. The decrease in cost of funds is due in part to reduced borrowing costs as well as a reduction in deposit pricing.

The following table shows LegacyTexas’ average balances of assets, liabilities and shareholders’ equity; the amount of interest income and interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the periods indicated:

Distribution, Yield and Rate Analysis of Net Interest Income

	For the Twelve Months Ended December 31,
	2013			2012			2011
	Average Balance	Interest Income/ Expense	Average Rate/Yield(1)	Average Balance	Interest Income/ Expense	Average Rate/Yield(1)	Average Balance	Interest Income/ Expense	Average Rate/Yield(1)
	(Dollars in Thousands)
Assets
Interest-earning assets:
Loans(1)	$1,165,556	$58,258	5.00%	$1,079,552	$56,522	5.24%	$1,032,002	$56,138	5.44%
Loan fees	—	2,493	0.21	—	1,937	0.18	—	1,623	0.16

Loans with fees	1,165,556	60,751	5.21	1,079,552	58,459	5.42	1,032,002	57,761	5.60
Mortgage loans held for sale	10,566	402	3.80	11,608	432	3.72	3,558	146	4.10
Federal funds sold	50,436	123	0.24	52,876	129	0.24	87,460	219	0.25
Due from banks (interest earning)	26,234	139	0.53	24,945	131	0.53	47,664	237	0.50
Investment securities – taxable	324,202	4,496	1.39	336,957	5,201	1.54	282,982	5,723	2.02
Investment securities – tax exempt	31,570	807	2.56	21,949	688	3.13	19,805	715	3.61

Total interest earning assets	1,608,564	66,718	4.15	1,527,887	65,040	4.26	1,473,471	64,801	4.40
Less allowance for loan loss	(20,525)			(21,456)			(25,293)

Total interest earning assets, net of allowance	1,588,039			1,506,431			1,448,178

Noninterest earning assets:
Cash and due from banks	27,503			20,967			19,943
Premises and equipment	31,647			33,454			33,262
Other assets	40,526			47,141			53,769

Total Assets	$1,687,715			$1,607,993			$1,555,152

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest bearing demand	$209,310	$468	0.22%	$182,364	$416	0.23%	$162,303	$541	0.33%
Savings and money market	495,753	976	0.20	493,671	1,184	0.24	461,475	2,931	0.64
Time deposits – retail	327,112	3,159	0.97	335,088	3,820	1.14	367,039	5,549	1.51
Time deposits – wholesale	31,765	165	0.52	45,670	307	0.67	53,140	515	0.97
Federal home loan bank advances	21,658	395	1.80	24,929	1,032	4.08	56,801	1,409	2.45
Other borrowings	52,645	396	0.74	30,638	614	1.98	40,050	714	1.76
Trust Preferred Securities	30,928	792	2.53	30,928	903	2.88	30,928	1,123	3.58

Total interest bearing liabilities	1,169,171	6,351	0.54	1,143,288	8,276	0.72	1,171,736	12,782	1.09

Noninterest bearing liabilities:
Demand deposits	378,137			325,578			262,607
Other liabilities	10,141			8,097			7,319

Stockholders’ equity	130,266			131,030			113,490

Total liabilities and stockholders’ equity	$1,687,715			$1,607,993			$1,555,152

Net Interest Income		$60,367			$56,764			$52,019

Net Interest Spread(2)			3.61%			3.54%			3.31%
Net Interest Margin(3)			3.75%			3.72%			3.53%

(1)	Nonaccrual loans have been included in the average balances for computation purposes, but the foregone interest of such loans is excluded.
(2)	Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities
(3)	Represents the net interest income (before provision for credit losses) as a percentage of average interest-earning assets.

The following table sets forth, for the periods indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in interest rates (rate). The variances attributable to both the volume and rate changes have been allocated in proportion to the relationship of the absolute dollar amount of the changes in each:

Rate/Volume Analysis of Net Interest Income

	Year Ended December 31, 2013 vs. 2012
	Increases (Decreases) Due to Change In
	Volume	Rate	Total
	(Dollars in Thousands)
Increase (decrease) in interest income:
Loans	$5,437	$(3,143)	$2,294
Mortgage loans held for sale	(39)	8	(31)
Federal funds sold	(5)	—	(5)
Due from banks (interest earning)	8	—	8
Investment securities – taxable	7	(713)	(706)
Investment securities – tax exempt	351	(233)	118

Total interest income	5,759	(4,081)	1,678

(Increase) decrease in interest expense:
Interest bearing demand	69	(17)	52
Savings and money market	(2)	(205)	(207)
Time deposits – retail	(58)	(603)	(661)
Time deposits – wholesale	(82)	(61)	(143)
Federal home loan bank advances	(121)	(516)	(637)
Other borrowings	(517)	299	(218)
Trust preferred securities	—	(111)	(111)

Total interest expense	(711)	(1,214)	(1,925)

Net interest income differential	$6,470	$(2,867)	$3,603

	Year Ended December 31, 2012 vs. 2011
	Increases (Decreases) Due to Change In
	Volume	Rate	Total
	(Dollars in Thousands)
Increase (decrease) in interest income:
Loans	$3,507	$(2,958)	$549
Mortgage loans held for sale	301	(14)	287
Federal funds sold	(83)	(7)	(90)
Due from banks (interest earning)	(120)	10	(110)
Investment securities – taxable	1,368	(1,738)	(370)
Investment securities – tax exempt	115	(142)	(27)

Total interest income	5,088	(4,849)	239

(Increase) decrease in interest expense:
Interest bearing demand	57	(183)	(126)
Savings and money market	196	(1,971)	(1,775)
Time deposits – retail	(431)	(1,111)	(1,542)
Time deposits – wholesale	(92)	(116)	(208)
Federal home loan bank advances	(1,031)	655	(376)
Other borrowings	(31)	(69)	(100)
Trust preferred securities	—	(379)	(379)

Total interest expense	(1,332)	(3,174)	(4,506)

Net interest income differential	$6,420	$(1,675)	$4,745

Provision for Credit Losses. Credit risk is inherent in the business of making loans. LegacyTexas sets aside an allowance for loan losses through charges to net income. The charges are shown on the income statements as provision for credit losses, and specifically identifiable and quantifiable losses are immediately charged off against the allowance. The periodic provision for credit loss expense is a reflection of the needed balance in the allowance for loan losses. The procedures for monitoring the adequacy of the allowance, as well as detailed information concerning the allowance itself, are included below under “Allowance For Loan Losses.”

Management believes that LegacyTexas maintained adequate balances of allowance for loan losses at December 31, 2013, 2012 and 2011.

Noninterest Income. LegacyTexas’ non-interest income is generated from several sources. Non-interest income is derived primarily from service charges and fees on deposit accounts and insurance agency and title company income. Gains realized on sale of mortgage loans are also a strong contributor to non-interest income. Also included in non-interest income are net gains or losses realized on the sale of investment securities and other real estate owned.

For the year ended December 31, 2013, LegacyTexas recorded $19.4 million in noninterest income compared to $20.6 million for 2012 for a decrease of $1.2 million, or 5.8%. The decrease of $1.2 million in noninterest income is primarily attributed to a decrease in gain on sale of investment securities. In 2012, proceeds on the sale of securities available for sale totaled approximately $98.6 million and resulted in a gain of $3.4 million. No investment securities were sold in 2013.

Noninterest income for the year ended December 31, 2011 totaled $12.7 million. Year over year comparison of 2012 and 2011 notes an increase in noninterest income of $7.9 million or 62.7%. The increased income experienced for the year ended December 31, 2012 was due to the aforementioned gain on sale of investment securities available for sale in addition to an increased gain on sale of mortgage loans.

Noninterest Expense. Noninterest expense, which is comprised primarily of salaries and employee benefits, occupancy and equipment, data processing, professional services, FDIC insurance, OREO and other expenses, totaled $53.3 million for the year ended December 31, 2013 compared to $53.2 million for the year ended December 31, 2012. Although total non-interest expense remained consistent year over year, offsetting variances were experienced.

The variance in noninterest expense for the year ended 2013 was primarily due to a reduction in both OREO related expenses and FDIC insurance premiums as well as an increase in compensation expense. The combined decrease in OREO related expenses and FDIC insurance premiums was $3.9 million. Salaries and employee benefits were up $2.8 million for the year ended December 31, 2013 as a result of higher compensation costs associated with staffing increases during the year ended 2013.

Noninterest expense for the year ended December 31, 2012 totaled $53.2 million compared to $53.6 million for 2011. The decrease in noninterest expense is again attributed to an offsetting variance that resulted from an increase in salary and employee benefits and a decrease in both FDIC insurance and OREO related expenses. The combined decrease in OREO related expenses and FDIC insurance premiums was $3.4 million. Salaries and employee benefits were up $2.7 million for the year ended December 31, 2012, again as a result of higher compensation costs associated with staffing increases during the year ended 2012.

Noninterest expenses reflect the direct expenses and related administrative expenses associated with staffing, maintaining and operating the branch facilities. LegacyTexas’ ability to control noninterest expenses in relation to asset growth can be measured in terms of noninterest expenses as a percentage of average interest-earning assets. Noninterest expenses measured as a percentage of average interest-earning assets was 3.3%, 3.5% and 3.6% for the years ended December 31, 2013, 2012 and 2011 respectively.

The following table sets forth the breakdown of noninterest expense for the periods indicated:

Noninterest Expense

	For the Years Ended December 31,
	2013		2012		2011
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Salaries and employee benefits	$33,901	63.6%	$31,067	58.4%	$28,340	52.8%
Occupancy and equipment	8,303	15.6%	8,505	16.0%	8,237	15.4%
Professional services	804	1.5%	905	1.7%	993	1.9%
Data processing fees	1,044	2.0%	894	1.7%	946	1.8%
Directors’ compensation	220	0.4%	278	0.5%	305	0.6%
Business development expenses	1,589	3.0%	1,320	2.5%	1,255	2.3%
Supplies and communication	978	1.8%	1,080	2.0%	1,045	1.9%
ATM Expense	1,255	2.4%	1,003	1.9%	1,276	2.4%
FDIC assessment	1,119	2.1%	2,111	3.9%	3,877	7.2%
Transaction expenses related to merger	1,466	2.8%	—	—	—	—
OREO expenses	(94)	(0.2)%	2,865	5.4%	4,517	8.4%
Other operating expenses	2,706	5.0%	3,180	6.0%	2,834	5.3%

Total noninterest expense	$53,291	100.0%	$53,208	100.0%	$53,625	100.0%

As a percentage of average total interest-earning assets	3.3%		3.5%		3.6%
Efficiency ratio	66.6%		71.9%		82.9%

Market Risk/Interest Rate Risk Management

Market risk is the risk of loss from adverse changes in market prices and rates. LegacyTexas’ market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. LegacyTexas’ profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact LegacyTexas’ earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, Management actively monitors and manages its interest rate risk exposure.

Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of LegacyTexas to control risks associated with interest rate movements. In general, Management’s strategy is to match asset and liability balances within maturity categories to limit LegacyTexas’ exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time.

Interest Rate Risk. Interest rate risk occurs when assets and liabilities re-price at different times as interest rates change. Generally speaking, the rates of interest that LegacyTexas earns on its assets, and pays on its liabilities, are established contractually for specified periods of time. Market interest rates change over time and if a financial institution cannot quickly adapt to interest rate changes, it may be exposed to volatility in earnings. For instance, if LegacyTexas were to fund long-term fixed rate assets with short-term variable rate deposits, and interest rates were to rise over the term of the assets, the short-term variable rate deposits would rise in cost, adversely affecting net interest income. Similar risks exist when rate sensitive assets (for example, prime rate-based loans) are funded by longer-term fixed rate liabilities in a falling interest rate environment.

In the management of interest rate risk, LegacyTexas utilizes the following measurement techniques: quarterly gap analysis and quarterly simulation modeling to determine the sensitivity of net interest income and the economic value sensitivity of the balance sheet. These techniques are complementary and are used to provide a more accurate measurement of interest rate risk.

Gap analysis measures the repricing mismatches between assets and liabilities. The interest rate sensitivity gap is determined by subtracting the amount of liabilities from the amount of assets that reprice during a particular time interval. A liability sensitive position results when more liabilities than assets reprice or mature within a given period. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period. As of December 31, 2013, LegacyTexas was liability sensitive, with a cumulative interest rate sensitivity one-year gap of $92.2 million or 1.6% of total assets and 0.1% of interest-earning assets. As LegacyTexas’ liabilities tend to reprice more frequently than its assets over a one year horizon, LegacyTexas will realize lower net interest income in a rising rate environment and higher net interest income in a falling rate environment.

The following table sets forth the interest rate sensitivity of LegacyTexas’ interest-earning assets and interest-bearing liabilities as of December 31, 2013 using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms. Actual payment patterns may differ from contractual payment patterns.

Interest Rate Sensitivity Analysis

	As of December 31, 2013 Amounts Subject to Repricing Within
	0-3 Months	3-12 Months	1-5 Years	After 5 Years	Non-Rate Sensitive	Total
	(Dollars in Thousands)
Assets
Cash and cash equivalents	$—	$—	$—	$—	$25,781	$25,781
Interest-earning deposits with other financial institutions	159,919	—	—	—	—	159,919
Securities available-for-sale	34,493	37,295	134,730	78,867	—	285,385
Securities held-to-maturity	46	157	1,482	1,462	—	3,147
Loans receivable, net	368,473	210,233	611,399	57,178	—	1,247,283
Loans held for sale	7,797	—	—	—	—	7,797
Other assets	—				83,904	83,904

Total assets	$570,728	$247,685	$747,611	$137,507	$109,685	$1,813,216

Liabilities
Demand deposits	$—	$—	$—	$—	$395,520	$395,520
Interest-bearing demand deposits	83,493	—	—	158,949	—	242,442
Savings and money market deposits	483,074	—	—	30,621	—	513,695
Time deposits	105,098	139,371	122,925	36	—	367,430
Other borrowings	79,563	20,000	—	—	—	99,563
Long-term debt	—	—	9,828	30,000	—	39,828
Noninterest-bearing liabilities	—	—	—	—	15,712	15,712
Shareholders’ equity	—	—	—	—	139,026	139,026

Total liabilities and shareholders’ equity	$751,228	$159,371	$132,753	$219,606	$550,258	$1,813,216

Interest rate sensitivity gap	$(180,500)	$88,314	$614,858	$(83,027)	$(439,645)
Cumulative interest rate sensitivity gap	$(180,500)	$(92,186)	$522,672	$439,645	$—

As a percentage of total assets:
Interest rate sensitivity gap	0.76%	1.55%	5.63%	0.62%
Cumulative interest rate sensitivity gap	0.76%	0.90%	1.50%	1.35%	1.00%
As a percentage of interest-earning assets:
Cumulative interest rate sensitivity gap	(0.10%)	(0.05%)	0.30%	0.260%	—

Liquidity and Capital Resources

Liquidity. Liquidity is LegacyTexas’ ability to maintain sufficient cash flow to meet deposit withdrawals and loan demands and to take advantage of investment opportunities as they arise. LegacyTexas’ principal sources of liquidity have been growth in deposits, proceeds from the maturity of securities, and repayments from loans. To supplement its primary sources of liquidity, LegacyTexas maintains contingent funding sources, which include unsecured borrowing arrangements with its correspondent financial institutions. At December 31, 2013, LegacyTexas had a combined borrowing capacity of $99.0 million. There were no amounts outstanding under these arrangements at December 31, 2013. In addition to available credit lines at correspondent financial institutions, LegacyTexas also has a borrowing arrangement with the Federal Home Loan Bank of Dallas. LegacyTexas has a blanket lien arrangement on qualifying loan collateral. As of December 31, 2013, the Bank’s net availability under this arrangement was $433 million. LegacyTexas also has the ability to borrow from the Federal Reserve Bank of Dallas through its discount window arrangement. Any borrowings would be collateralized with qualifying loan or security collateral. No borrowings were outstanding with the Federal Reserve Bank of Dallas as of December 31, 2013.

Capital Resources. Shareholders’ equity as of December 31, 2013, 2012 and 2011 was $139 million, $132 million and $116 million, respectively. The increase in shareholders’ equity over the aforementioned periods was primarily a result of the retention of consolidated net income, offset by dividends paid on common stock. LegacyTexas is committed to maintaining capital at a level sufficient to assure shareholders, customers and regulators that LegacyTexas is financially sound and able to support its growth from retained earnings. LegacyTexas is subject to risk-based capital regulations adopted by the federal banking regulators. These guidelines are used to evaluate capital adequacy and are based on an institution’s asset risk profile and off-balance sheet exposure. The risk-based capital guidelines assign risk weightings to assets both on and off-balance sheet and place increased emphasis on common equity. According to the regulations, institutions whose Tier I capital risk based capital ratio, total risk based capital ratio and leverage ratio meet or exceed 8.0%, 4.0%, and 4.0%, respectively, are deemed to be “adequately capitalized.” Based on these guidelines, LegacyTexas’ Tier 1 and total risk based capital ratios as of December 31, 2013 were 12.2% and 13.5%, respectively, compared to 12.5% and 13.9%, respectively, as of December 31, 2012. LegacyTexas’ leverage ratio was 9.4% as of December 31, 2013, compared to 9.3% as of December 31, 2012. LegacyTexas’ Tier 1, total risk based capital and leverage ratios were 11.9%, 13.5% and 8.5%, respectively, as of December 31, 2011. All of LegacyTexas’ capital ratios were above the minimum regulatory requirements for a “well capitalized” institution.

In July 2013, the Federal banking regulators approved a final rule to implement the revised capital adequacy standards of the Basel Committee on Banking Supervision, commonly called Basel III, and to address relevant provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act). The final rule strengthens the definition of regulatory capital, increases risk-based capital requirements, makes selected changes to the calculation of risk-weighted assets, and adjusts the prompt corrective action thresholds. Community banking organizations, such as LegacyTexas and LegacyTexas Bank, become subject to the new rule on January 1, 2015 and certain provisions of the new rule will be phased in over the period of 2015 through 2019.

The final rule:

•	Permits banking organizations that had less than $15 billion in total consolidated assets as of December 31, 2009, or were mutual holding companies as of May 19, 2010, to include in Tier 1 capital trust preferred securities and cumulative perpetual preferred stock that were issued and included in Tier 1 capital prior to May 19, 2010, subject to a limit of 25% of Tier 1 capital elements, excluding any non-qualifying capital instruments and after all regulatory capital deductions and adjustments have been applied to Tier 1 capital.

•	Establishes new qualifying criteria for regulatory capital, including new limitations on the inclusion of deferred tax assets and mortgage servicing rights.

•	Requires a minimum ratio of common equity Tier 1 capital to risk-weighted assets of 4.5%.

•	Increases the minimum Tier 1 capital to risk-weighted assets ratio requirement from 4% to 6%.

•	Retains the minimum total capital to risk-weighted assets ratio requirement of 8%.

•	Establishes a minimum leverage ratio requirement of 4%.

•	Retains the existing regulatory capital framework for 1-4 family residential mortgage exposures.

•	Permits banking organizations that are not subject to the advanced approaches rule, such as LegacyTexas and LegacyTexas Bank, to retain, through a one-time election, the existing treatment for most accumulated other comprehensive income, such that unrealized gains and losses on securities available for sale will not affect regulatory capital amounts and ratios.

•	Implements a new capital conservation buffer requirement for a banking organization to maintain a common equity capital ratio more than 2.5% above the minimum common equity Tier 1 capital, Tier 1 capital and total risk-based capital ratios in order to avoid limitations on capital distributions, including dividend payments, and certain discretionary bonus payments. The capital conservation buffer requirement will be phased in beginning on January 1, 2016 at 0.625% and will be fully phased in at 2.50% by January 1, 2019. A banking organization with a buffer of less than the required amount would be subject to increasingly stringent limitations on such distributions and payments as the buffer approaches zero. The new rule also generally prohibits a banking organization from making such distributions or payments during any quarter if its eligible retained income is negative and its capital conservation buffer ratio was 2.5% or less at the end of the previous quarter. The eligible retained income of a banking organization is defined as its net income for the four calendar quarters preceding the current calendar quarter, based on the organization’s quarterly regulatory reports, net of any distributions and associated tax effects not already reflected in net income.

•	Increases capital requirements for past-due loans, high volatility commercial real estate exposures, and certain short-term commitments and securitization exposures.

•	Expands the recognition of collateral and guarantors in determining risk-weighted assets.

•	Removes references to credit ratings consistent with the Dodd Frank Act and establishes due diligence requirements for securitization exposures.

LegacyTexas’ management is currently evaluating the provisions of the final rule and their expected impact on LegacyTexas.

Contractual Obligations

As of December 31, 2013, LegacyTexas had contractual obligations for the following payments, by type and period due:

	Contractual Obligations-Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
	(Dollars in Thousands)
Junior Subordinated Debenture	$30,928	$—	$—	$—	$30,928
Operating lease obligations	10,615	2,606	5,667	2,342	—

Total	$41,543	$2,606	$5,667	$2,342	$30,928

Impact of Inflation

The impact of inflation on a financial institution differs significantly from such impact on other companies. Banks, as financial intermediaries, have assets and liabilities that tend to move in concert with inflation both as to interest rates and value. A bank can reduce the impact of inflation if it can manage its interest rate sensitivity gap. LegacyTexas attempts to structure its mix of financial instruments and manage its interest rate sensitivity gap in order to minimize the potential adverse effects of inflation or other market forces on its net interest income and therefore its earnings and capital. See “Market Risk/Interest Rate Risk Management.” Inflation has been moderate for the last several years and has had little or no effect on the financial condition and results of operations of LegacyTexas during the periods covered in this proxy statement.

Financial Condition

Summary. Total assets were $1.8 billion as of December 31, 2013, compared to $1.7 billion and $1.6 billion as of December 31, 2012 and 2011, respectively. Total assets increased from year-end 2012 to year-end 2013 $107.3 million, or 6.3% and $120.7 million or 7.6% from year-end 2011 to year-end 2012. Total loans, net of allowance for loan losses, increased to $1.2 billion as of December 31, 2013, compared to $1.1 billion and $1.0 billion as of December 31, 2012 and 2011, respectively. This represents an increase from year-end 2012 to year-end 2013 and year-end 2011 to year-end 2012 of $154.1 million, or 14.1% and $76.8 million or 7.6%, respectively. Total deposits were $1.5 billion as of December 31, 2013, compared to $1.5 billion and $1.4 billion as of December 31, 2012 and 2011, respectively. The year over year increase in total deposits as of December 31, 2012 to 2013 and December 31, 2011 to 2012 was $48.0 million, or 3.3%, and $115.9 million, or 8.6%, respectively.

Investment Portfolio. The main objectives of LegacyTexas’ investment portfolio are to support a sufficient level of liquidity while providing means to manage interest rate risk, generate an adequate level of interest income without taking undue risks and to provide collateral for municipal pledging requirements. The portfolio of investment securities consists primarily of U.S. government agencies, mortgage-backed securities, and municipal securities. LegacyTexas’ portfolio is comprised of both available-for-sale and held-to-maturity securities.

The following table summarizes the amortized cost, fair value and distribution of LegacyTexas’ investment securities as of the dates indicated:

Investment Portfolio

	As of December 31,
	2013		2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
		(Dollars in Thousands)
Available for sale
U.S. government-sponsored agency securities	$75,187	$74,584	$155,546	$156,103	$167,948	$168,877
Mortgage-backed securities	179,721	174,934	125,620	127,861	205,014	207,970
Obligations of state and municipal subdivisions	35,084	35,867	25,659	27,352	20,124	21,444

Total	$289,992	$285,385	$306,825	$311,316	$393,086	$398,291

Held to maturity
U.S. government-sponsored agency securities	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	1,940	1,936	—	—	—	—
Obligations of state and municipal subdivisions	1,207	1,234	—	—	—	—

Total	$3,147	$3,170	$—	$—	$—	$—

At December 31, 2013 the fair value of securities available for sale totaled $285 million, a decrease of $26 million, or 8.4%, from $311 million at December 31, 2012. The decrease in securities from December 31, 2012 to December 31, 2013 is primarily due to maturities, calls and paydowns experienced in the security portfolio. In 2013, security calls and maturities totaled a combined $601 million and portfolio paydowns totaled $33 million. The fair value of securities available for sale as of December 31, 2011 was $398 million. The decrease in securities from year-end 2011 to year-end 2012 was $87.0 million or 21.9% and was primarily due to investment security sales.

The available-for-sale securities portfolio had a net unrealized loss of $4.6 million at December 31, 2013 compared to net unrealized gains of $4.5 million and $5.2 million at December 31, 2012 and 2011, respectively. The net unrealized gain or loss on available-for-sale securities is excluded from net income and reported as a separate component of accumulated other comprehensive income or loss included in shareholders’ equity.

On a quarterly basis, LegacyTexas makes an assessment to determine whether there has been any credit or economic events to indicate that a security with an unrealized loss in the investment portfolio is impaired on an other-than-temporary basis. LegacyTexas considers many factors including the severity and duration of the impairment, the intent and ability for LegacyTexas to hold the security for a period of time sufficient for full recovery in value, recent downgrades in external credit ratings and other current events specific to the issuer or industry. Unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary by LegacyTexas.

The following table summarizes, as of December 31, 2013, the maturity characteristics of the investment portfolio, by investment category. Expected remaining maturities may differ from remaining contractual maturities because obligors may have the right to prepay certain obligations with or without penalties.

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Available for Sale
U.S. government-sponsored agency securities	$25,144	1.4%	$46,883	0.5%	$2,557	2.0%	$—	—	$74,584	0.9%
Mortgage-backed securities	—	—	100,022	1.9%	74,912	1.9%	—	—	174,934	1.9%
Obligations of state and municipal subdivisions	934	2.4%	10,491	3.4%	19,693	3.9%	4,749	3.8%	35,867	3.7%

Total	$26,078	1.5%	$157,396	1.6%	$97,162	2.3%	$4,749	3.8%	$285,385	1.9%

Held to Maturity
U.S. government-sponsored agency securities	$—	—	$—	—	$—	—	$—	—	$—	—
Mortgage-backed securities	—	—	—	—	1,940	2.6%	—	—	1,940	2.6%
Obligations of state and municipal subdivisions	—		—		—		1,207	3.6%	1,207	3.6%

Total	$—	—	$—	—	$1,940	2.6%	$1,207	3.6%	$3,147	3.0%

Loan Portfolio. LegacyTexas’ loan portfolio represents the largest single portion of invested assets, substantially greater than the investment portfolio or any other asset placement category. The quality and diversification of LegacyTexas’ loan portfolio are important considerations when reviewing LegacyTexas’ results of operations.

Total loans, net of allowance for loan losses, increased to $1.2 billion as of December 31, 2013, compared to $1.1 billion and $1.0 billion as of December 31, 2012 and 2011, respectively. Total loans, net of allowance for loan losses totaled $1.0 billion and $1.2 billion as of December 31, 2010 and 2009, respectively. The increase from year-end 2012 to year-end 2013 was primarily a result of increases within the Bank’s residential real estate, commercial, interim construction and land portfolios. Since the beginning of 2013, the value of real estate and the economy in general strengthened. As a result, the demand for new loans increased during the year 2013. Prior to 2013, composition of the Bank’s portfolio shifted and the total loan balance declined. Total loans, net of the allowance for loan losses, decreased to $1.1 billion as of December 31, 2012, compared to $1.2 billion in 2009. Over the four year period ranging from 2009 to 2012, LegacyTexas reduced its’ concentrations in commercial real estate, interim construction and land portfolios. The combined decrease in the aforementioned portfolios from 2009 to 2012 was $273 million or 31%.

The following table sets forth the composition of LegacyTexas’ loan portfolio as of the dates indicated:

	As of December 31,
	2013		2012		2011		2010		2009
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Commercial and industrial	$262,214	20.7%	$244,242	21.9%	$174,511	16.8%	$180,443	16.9%	$201,000	16.8%
Commercial real estate:
Non-owner occupied	250,371	19.8%	238,852	21.4%	291,134	28.0%	362,503	34.0%	398,174	33.3%
Owner occupied	261,757	20.7%	241,125	21.6%	226,553	21.8%	228,570	21.4%	213,728	17.9%
Residential real estate	254,981	20.1%	204,991	18.4%	160,038	15.4%	95,967	9.0%	86,723	7.2%
Interim construction	78,383	6.2%	50,243	4.5%	50,138	4.8%	20,152	1.9%	58,848	4.9%
Land	102,829	8.1%	83,551	7.5%	106,901	10.3%	155,828	14.6%	215,787	18.0%
Consumer	46,834	3.7%	41,796	3.8%	26,538	2.6%	16,942	1.6%	18,480	1.5%
Other	9,603	0.7%	9,490	0.9%	3,580	0.3%	6,635	0.6%	4,211	0.4%

Total gross loans	1,266,972	100.0%	1,114,290	100.0%	1,039,393	100.0%	1,067,040	100.0%	$1,196,951	100.0%

Less allowance for loan losses	(19,689)		(21,092)		(22,974)		(27,205)		(25,733)

Loans, net	$1,247,283		$1,093,198		$1,016,419		$1,039,835		$1,171,218

Loan Maturities and Sensitivity to Changes in Interest Rates. The following table shows the maturity distribution and repricing intervals of LegacyTexas’ outstanding loans as of December 31, 2013. In addition, the table shows the distribution of such loans between those with variable or floating interest rates and those with fixed or predetermined interest rates. The table includes nonaccrual loans of $10 million and excludes unearned income and deferred fees totaling $375 thousand.

Loan Maturities and Re-pricing Schedule

	As of December 31, 2013
	Within One Year	After One But Within Five Years	After Five Years	Total
	(Dollars in Thousands
Maturities
Commercial and industrial	$125,277	$90,514	$47,707	$263,498
Commercial real estate	66,146	138,768	307,504	512,418
Residential real estate	5,018	28,675	220,354	254,047
Interim construction	50,286	27,182	23,034	100,502
Land	39,409	38,257	3,381	81,047
Consumer	5,935	36,704	2,822	45,461
Other	3,939	4,176	1,508	9,623

Total gross loans	$296,010	$364,276	$606,310	$1,266,596

Repricing
Loans with variable (floating) interest rates	$342,985	$318,842	$128,850	$790,677
Loans with predetermined (fixed) interest rates	86,220	248,605	141,094	475,919

Total	$429,205	$567,447	$269,944	$1,266,596

Nonperforming Assets. Nonperforming assets are comprised of loans on nonaccrual status, loans 90 days or more past due but not on nonaccrual status, loans restructured where the terms of repayment have been renegotiated resulting in a reduction or deferral of interest or principal, and OREO (Other Real Estate Owned). Management generally places loans on nonaccrual status when they become 90 days past due, unless they are both fully secured and in process of collection. Loans may be restructured by Management when a borrower has experienced some change in financial status causing an inability to meet the original repayment terms, where LegacyTexas believes the borrower will eventually overcome those circumstances and repay the loan in full. OREO consists of real property acquired through foreclosure or similar means that Management intends to offer for sale.

Management’s classification of a loan as nonaccrual or restructured is an indication that there is reasonable doubt as to the full collectability of principal or interest on the loan. At this point, LegacyTexas stops recognizing income from the interest on the loan and reverses any uncollected interest that had been accrued but unpaid. If the loan deteriorates further due to a borrower’s bankruptcy or similar financial problems, unsuccessful collection efforts or a loss classification by regulators or auditors, the remaining balance of the loan is then charged off. These loans may or may not be collateralized, but collection efforts are continuously pursued.

Nonperforming loans as a percentage of total loans were 1.1%, 1.5%, 4.1%, 6.6% and 6.2% as of December 31, 2013, 2012, 2011, 2010 and 2009, respectively. LegacyTexas had nonperforming loans totaling $13.5 million as of December 31, 2013, a decrease from $17.2 million as of December 31, 2012. Subsequent to December 31, 2013, LegacyTexas’s non-performing assets were reduced by an additional $6.1 million. Non-performing loans for the years ended December 31, 2011, 2010 and 2009 totaled $42.8 million, $68.1 million and $64.3 million, respectively. The increase in nonperforming loan balances during the aforementioned periods were a result of the economic downturn and a reduction in real estate collateral values. Nonperforming assets consist of nonperforming loans and OREO. When appropriate or necessary to protect LegacyTexas’ interest, real estate taken as collateral on a loan may be taken by LegacyTexas through foreclosure or a deed in lieu of foreclosure. Real property acquired in this manner is known as “other real estate owned” (“OREO”). The OREO is carried on LegacyTexas’ financial statements as an asset, at fair value less estimated costs to sell. LegacyTexas periodically revalues the OREO properties and charges other expenses for any further valuation adjustments.

At least quarterly, or more frequently if warranted, loans which have been identified as impaired are reviewed to determine the fair value of the real estate collateral, and LegacyTexas charges-off the portions of such loans considered uncollectible based upon this analyses.

The following table provides information with respect to the components of LegacyTexas’ nonperforming assets as of the dates indicated:

	For the year ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in Thousands)
Non-accrual loans:
Commercial and industrial	$—	$3	$209	$4,775	$—
Commercial real estate
Non-owner occupied	44	2,209	6,677	10,015	14,760
Owner occupied	1,442	1,594	—	4,055	—
Residential real estate	601	59	2,897	4,053	372
Interim construction	—	—	—	1,355	2,936
Land	8,170	12,022	18,510	32,840	39,915
Consumer	—	—	63	—	—
Other	—	—	—	—	15

Total non-accrual loans	10,257	15,887	28,356	57,093	57,998
Restructured loans on accrual status:
Commercial and industrial	—	105	2,911	224	207
Commercial real estate
Non-owner occupied	—	—	11,484	8,154	2,871
Owner occupied	—	—	—	—	—
Residential real estate	—	—	—	—	2,914
Interim construction	—	—	—	—	—
Land	1,127	1,208	—	2,624	—
Consumer	—	—	—	—	—
Other	—	—	—	—	—

Total restructured loans on accrual status	1,127	1,313	14,395	11,002	5,992
Loans past due 90 days or more and still accruing	2,121	—	15	—	349
Total nonperforming loans	13,505	17,200	42,766	68,095	64,339
Other real estate owned	7,236	5,273	10,279	10,279	10,279

Total nonperforming assets	$20,741	22,473	$53,045	$78,374	$74,618

Nonperforming loans as a percentage of total loans	1.1%	1.5%	4.1%	6.6%	6.2%
Nonperforming assets as a percentage of total loans and other real estate owned	1.6%	2.0%	5.1%	7.5%	7.1%
Allowance for loan losses as a percentage of nonperforming loans	145.8%	122.6%	53.7%	33.7%	35.7%

Allowance for Loan Losses. The allowance for loan losses reflects management’s judgment of the level of allowance adequate to provide for probable incurred losses inherent in the loan portfolio as of the balance sheet date. On a quarterly basis, LegacyTexas assesses the overall adequacy of the allowance for loan losses, utilizing a disciplined and systematic approach which includes an individual analysis of specific categories of loans, specific categories of classified loans and individual classified loans. The adequacy of the allowance is determinable only on an approximate basis, since estimates as to the magnitude and timing of loan losses are not predictable because of the impact of external events.

The allowance for loan losses, which is charged against operating expense, is based upon relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy and credit documentation plus an amount for other factors that, in management’s judgment, deserve recognition in estimating probable incurred loan losses. These factors include, but not limited to, historical charge-offs; estimated future loss in all significant loans; credit concentrations; certain classes or composition of loans; trends in the portfolio; delinquencies and nonaccruals; economic factors; and the experience of management.

The data below presents the activity in the allowance for loan losses by class of loans and is consistent with ASU No. 2010-20, “Receivables (Topic 310)—Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”. ASU No. 2010-20 requires disclosures to be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment. ASU 2010-20 became effective for LegacyTexas as of December 31, 2011. For the year ended December 31, 2009, key components of the allowance for loan loss excludes detail by major class of loans. Compilation of data in the periods prior to enforcement of ASU 2010-20 is considered to place an undue burden on the organization.

Allowance for Loan Losses

	December 31, 2013
	Beginning Balance	Reallocation of and Provision for Loan Losses	Charge- offs	Recoveries	Net (Charge- offs) Recoveries	Ending Balance
	(Dollars in Thousands)

Commercial and industrial	$6,016	$2,582	$2,470	$544	$(1,926)	$6,672
Commercial real estate:
Non-owner occupied	4,897	(1,449)	—	76	76	3,524
Owner occupied	4,158	(683)	—	—	—	3,475
Residential real estate	3,228	738	321	49	(272)	3,694
Interim construction	699	251	—	—	—	950
Land	1,831	(1,389)	—	701	701	1,143
Consumer	203	(41)	19	37	18	180
Other	60	(9)	—	—	—	51

	$21,092	$—	$2,810	$1,407	$(1,403)	$19,689

	December 31, 2012
	Beginning Balance	Reallocation of and Provision for Loan Losses	Charge- offs	Recoveries	Net (Charge- offs) Recoveries	Ending Balance
	(Dollars in Thousands)
Commercial and industrial	$5,226	$3,082	$2,318	$26	$(2,292)	$6,016
Commercial real estate:
Non-owner occupied	4,585	1,663	1,599	248	(1,351)	4,897
Owner occupied	3,683	475	—	—	—	4,158
Residential real estate	2,478	1,048	313	15	(298)	3,228
Interim construction	3,412	(2,714)	—	1	1	699
Land	3,448	(2,698)	—	1,081	1,081	1,831
Consumer	121	107	37	12	(25)	203
Other	21	37	—	2	2	60

	$22,974	$1,000	$4,267	$1,385	$(2,882)	$21,092

	December 31, 2011
	Beginning Balance	Reallocation of and Provision for Loan Losses	Charge- offs	Recoveries	Net (Charge- offs) Recoveries	Ending Balance
	(Dollars in Thousands)
Commercial and industrial	$4,965	$1,030	$972	$203	$(769)	$5,226
Commercial real estate:
Non-owner occupied	9,436	(2,102)	3,000	251	(2,749)	4,585
Owner occupied	3,571	533	421	—	(421)	3,683
Residential real estate	1,183	1,451	172	16	(156)	2,478
Interim construction	1,243	2,611	442	—	(442)	3,412
Land	6,747	(3,000)	683	384	(299)	3,448
Consumer	38	80	13	16	3	121
Other	22	(3)	—	2	2	21

	$27,205	$600	$5,703	$872	$(4,831)	$22,974

	December 31, 2010
	Beginning Balance	Reallocation of and Provision for Loan Losses	Charge- offs	Recoveries	Net (Charge- offs) Recoveries	Ending Balance
	(Dollars in Thousands)
Commercial and industrial	$3,867	$1,562	$725	$261	$(464)	$4,965
Commercial real estate:
Non-owner occupied	9,650	3,614	4,077	249	(3,828)	9,436
Owner occupied	1,285	2,732	446	—	(446)	3,571
Residential real estate	842	490	149	—	(149)	1,183
Interim construction	2,243	(665)	430	95	(335)	1,243
Land	7,813	3,486	4,571	19	(4,552)	6,747
Consumer	19	25	10	4	6	38
Other	14	6	—	2	2	22

	$25,733	$11,250	$10,408	$630	$(9,778)	$27,205

December 31, 2009
Beginning Balance	Provision for Loan Losses	Charge- offs	Recoveries	Net (Charge- offs) Recoveries	Ending Balance
(Dollars in Thousands)
$17,172	$31,500	$23,104	$165	$(22,939)	$25,733

LegacyTexas continuously monitors the quality of loans held in its portfolio and maintains an allowance for loan losses which Management believes is sufficient to absorb losses inherent in the loan portfolio. The allowance for loan loss at December 31, 2013 was $19.7 million. This represents a decrease of $1.4 million from the allowance of $21.1 million at December 31, 2012. The allowance for loan loss for the years ended December 31, 2011, 2010 and 2009 was $23.0 million, $27.2 million and $25.7 million, respectively. The allowance represented 1.6%, 1.9%, 2.2%, 2.6% and 2.2% of total loans held in its portfolio for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively.

Management is committed to maintaining the allowance for loan losses at a level that is considered to be commensurate with estimated and known risks in the portfolio. Although the adequacy of the allowance is reviewed quarterly, management performs an ongoing assessment of the risks inherent in the portfolio. Real estate is the principal collateral for LegacyTexas’ loans. For the year ended December 31, 2013, management believed the allowance to be adequate based on its assessment of the estimated and known risks in the portfolio. However, no assurance can be given that economic conditions which adversely affect our service areas or other circumstances will not be reflected in increased provisions or credit losses in the future.

The following table provides a breakdown of the allowance for loan losses by category as of the dates indicated and is consistent with ASU No. 2010-20, “Receivables (Topic 310)—Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”. ASU No. 2010-20 requires disclosures to be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment. ASU 2010-20 became effective for LegacyTexas as of December 31, 2011. Compilation of data for the year ended 2009 is considered to place an undue burden on the organization and is therefore excluded below.

Allocation of Allowance for Loan Losses

	As of December 31,
	2013		2012		2011		2010
	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans
	(Dollars in Thousands)
Commercial and industrial	$6,672	20.7%	$6,016	21.9%	$5,226	16.8%	$4,965	16.9%
Commercial real estate
Non-owner occupied	3,524	19.8%	4,897	21.4%	4,585	28.0%	9,436	34.0%
Owner occupied	3,475	20.7%	4,158	21.6%	3,683	21.8%	3,571	21.4%
Residential real estate	3,694	20.1%	3,228	18.4%	2,478	15.4%	1,183	9.0%
Interim construction	950	6.2%	699	4.5%	3,412	4.8%	1,243	1.9%
Land	1,143	8.1%	1,831	7.5%	3,448	10.3%	6,747	14.6%
Consumer	180	3.7%	203	3.8%	121	2.6%	38	1.6%
Other	51	0.7%	60	0.9%	21	0.3%	22	0.6%

Total allowance for loan loss	$19,689	100.0%	$21,092	100.0%	$22,974	100.0%	$27,205	100.0%

Off-Balance Sheet Commitments. During the ordinary course of business, LegacyTexas will provide various forms of credit lines to meet the financing needs of its customers. These commitments to provide credit represent an obligation of LegacyTexas to its customers which is not represented in any form within the balance sheets of LegacyTexas. These commitments represent a credit risk to LegacyTexas.

The effect on LegacyTexas’ revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted because there is no guarantee that the lines of credit will ever be used.

The following table shows the outstanding financial commitments whose contractual amount represents credit risk for the dates indicated:

	December 31, 2013	December 31, 2012	December 31, 2011
	(Dollars in Thousands)
Commitments to extend credit	$282,392	$252,799	$197,431
Letters of credit	2,279	2,664	3,172

	$284,671	$255,463	$200,603

For more information regarding LegacyTexas’ off-balance sheet arrangements, see Note 12 to LegacyTexas’ audited consolidated financial statements located elsewhere herein.

Deposits. Deposits are LegacyTexas’ primary source of funds. Total deposits as of December 31, 2013 were $1.5 billion and remained flat in comparison to 2012. For the year ended December 31, 2013, total average deposits increased $59.7 million, or 4.3%, to $1.4 billion from $1.3 billion for the year ended December 31, 2012. The increase in average deposit balances is centered primarily in interest bearing demand accounts and money market accounts.

For the year ended December 31, 2013, average non-interest-bearing deposits increased 16.1% or $52.6 million, to a balance of $378.1 million. At the same time, average NOW and money market deposits increased $25.8 million, or 4.0%, to $674.6 million at December 31, 2013 from $648.8 million at December 31, 2012. Total average time deposits decreased $22.2 million, or 5.8%, from a $380.8 million at December 31, 2012 to $358.9 million at December 31, 2013. The increase in average non-interest-bearing, NOW and money market deposits was primarily due to strategic marketing campaigns focused in both Collin and Tarrant Counties.

The following table sets forth the scheduled maturities of LegacyTexas’ time deposits in denominations of $100,000 or greater as of the dates indicated:

Maturities of Time Deposits of $100,000 or More

December 31, 2013
(Dollars in Thousands)
Three months or less	$102,973
Over three months through six months	64,911
Over six months through twelve months	75,459
Over twelve months	124,086

Total	$367,429

Borrowings. LegacyTexas had $99 million in unsecured lines of credit with correspondent financial institutions as of December 31, 2013. LegacyTexas had no borrowings on these lines of credit as of the year ended 2013.

LegacyTexas also has a borrowing arrangement with the Federal Home Loan Bank of Dallas that is secured by FHLB stock and a blanket lien on qualifying loan collateral. As of December 31, 2013, the Bank’s net availability under this arrangement was $433 million. Advances outstanding as of December 31, 2013 totaled $40 million. These advances have various maturities ranging from January 2014 through July 2014, at interest rates from 0.05% to 0.28%.

LegacyTexas also has the ability to borrow from the Federal Reserve Bank of Dallas through its discount window arrangement. Any borrowings will be collateralized with qualifying loan or security collateral. No borrowings were outstanding with the Federal Reserve Bank of Dallas at December 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF LEGACYTEXAS

The following table sets forth certain information as of December 31, 2013, with respect to (a) members of the Board of Directors of LegacyTexas, (b) the executive officers of LegacyTexas, and (c) the directors and executive officers as a group:

Names and Offices Held With LegacyTexas[1]	Common Shares Beneficially Owned[2]	Percentage of Shares Outstanding
Raj Bhargava, Director	24,422	1.10%

Perry Bolin, Director	6,000	*

John E. Clark, Director	6,509	*

Rewaz R. Chowdhury, Chief Financial Officer and Secretary[3]	12,900	*

Mays Davenport, Executive Vice President[4]	12,900	*

George A. Fisk, Vice Chairman and CEO[5]	60,500	2.72%

Rutledge Haggard, Director	33,660	1.52%

Aaron Shelby, Director and Executive Vice President	1,446	*

Patrick B. Shelby, Chairman[6]	620,000	27.93%

C. Dan Smith, Director[7]	62,692	2.82%

Greg Wilkinson, Director	8,000	*

Total	849,029	38.24%

*	Less than 1%

Other than as set forth in the table below, and as set forth above in “Security Ownership of Management of LegacyTexas,” our management knows of no person who beneficially owned more than 5% of our outstanding common stock as of December 31, 2013.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	Sharon A. Shelby 4315 Lorraine Ave Dallas, TX 75205	263,729	11.88%

Common Stock	Estate of Jeanne Fields Shelby c/o Frost Bank Attn; Tawnya Garrison 8201 Preston Road, #520 Dallas, TX 75219	481,369	21.68%

[1]	The address of each person in the table is c/o LegacyTexas Group, Inc., 5000 LegacyTexas Drive, Plano, Texas 75024.
[2]	Except as otherwise noted, may include shares held by or with such person’s spouse and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shared power with a spouse); shares held in street name for the benefit of such person; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.
[3]	Includes 8,900 shares held by Mr. Chowdhury individually and 4,000 shares held by Mr. Chowdhury or Karen Chowdhury.
[4]	Includes 1,900 shares held by Mr. Davenport individually and 11,000 shares held by Mr. Davenport and Lauren J. Davenport as tenants in common.
[5]	Includes 10,000 shares held by Mr. Fisk and 50,500 shares held by Mr. Fisk or Paula Fisk.
[6]	Includes 610,000 shares held by Mr. Shelby and 10,000 shares held by Bonnie Shelby.
[7]	Includes 27,532 shares held by Mr. Smith and 35,160 shares held by C-Koe Aluminum, Inc. Money Purchase Pension for the benefit of Mr. Smith.

LEGAL MATTERS

The validity of the shares of ViewPoint common stock to be issued in connection with the merger has been passed upon by Silver, Freedman, Taff & Tiernan LLP. The material United States federal income tax consequences of the merger have, been passed upon for ViewPoint by Silver, Freedman, Taff & Tiernan LLP, and for LegacyTexas by Hunton & Williams LLP.

EXPERTS

The consolidated financial statements of ViewPoint Financial Group, Inc. appearing in ViewPoint Financial Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of LegacyTexas Group, Inc. appearing in this proxy statement/prospectus have been audited by McGladrey LLP, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

ViewPoint files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the public reference room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. ViewPoint’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “www.sec.gov.” You may also obtain copies of this information by mail from the Public Reference Section of the SEC, at 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates.

ViewPoint filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of ViewPoint common stock to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus of ViewPoint in addition to being a proxy statement of LegacyTexas for the special meeting of LegacyTexas’ shareholders. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

The SEC permits the incorporation by reference of information regarding ViewPoint into this proxy statement/prospectus, which means that important business and financial information about ViewPoint can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement/prospectus, and later information that ViewPoint files with the SEC will update and supersede that information. This proxy statement/prospectus incorporates by reference the documents set forth below that ViewPoint has previously filed with the SEC and all documents filed by ViewPoint with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the special meeting of LegacyTexas’ shareholders (other than, in each case, documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules):

ViewPoint Filings (SEC file number 001-34737)

•	Annual Report on Form 10-K for the year ended December 31, 2013.

•	Current Reports on Form 8-K filed on January 22, 2014, February 4, 2014 and February 12, 2014.

•	The description of ViewPoint’s common stock, par value $0.01 per share, contained in ViewPoint’s Registration Statement on Form 8-A filed on May 6, 2010, and all amendments or reports filed for the purpose of updating such description

Except where the context otherwise indicates, ViewPoint supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to ViewPoint and LegacyTexas supplied all information contained in this proxy statement/prospectus relating to LegacyTexas.

You can obtain any of the documents incorporated by reference from the SEC. The documents incorporated by reference also are available from ViewPoint without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by writing or telephoning ViewPoint, as follows:

ViewPoint Financial Group, Inc.

1309 W. 15th Street, Suite 400

Plano, Texas 75075

Attention: Scott A. Almy

Executive Vice President, Chief Risk Officer and General Counsel

(972) 578-5000 Ext. 7490

If you would like to request documents from ViewPoint, you must do so by                  , 2014 to receive them before the special meeting of LegacyTexas shareholders.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to LegacyTexas shareholders nor the issuance of ViewPoint common stock in the merger shall create any implication to the contrary.

Independent Auditor’s Report

The Board of Directors

LegacyTexas Group, Inc. and Subsidiaries

Plano, Texas

Report on the Financial Statements

We have audited the accompanying consolidated balance sheets of LegacyTexas Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the three years ended December 31, 2013, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LegacyTexas Group, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the three years ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ McGladrey LLP

Dallas, Texas

March 13, 2014

LegacyTexas Group, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2013 and 2012

(In thousands)

	2013	2012
Assets
Cash and due from banks	$25,781	$31,849
Interest-bearing demand deposits held in other banks	159,919	169,051

Total cash and cash equivalents	185,700	200,900
Securities available for sale	285,385	311,316
Securities held to maturity	3,147	—
Mortgage loans held for sale	7,797	17,016
Loans, net	1,247,283	1,093,198
Premises and equipment, net	30,087	32,146
Goodwill	7,883	7,883
Intangible assets, net	135	377
Other real estate owned	7,236	5,273
Cash surrender value of life insurance policies	17,883	17,361
Federal Home Loan Bank and other restricted stock	5,381	4,543
Other assets	15,299	15,875

Total assets	$1,813,216	$1,705,888

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$395,520	$407,464
Interest-bearing	1,123,567	1,063,553

Total deposits	1,519,087	1,471,017
Securities sold under repurchase agreements	59,563	29,125
Other liabilities	15,712	13,298
Federal Home Loan Bank advances	40,000	20,000
Long-term debt	39,828	39,980

Total liabilities	1,674,190	1,573,420

Commitments and contingencies
Stockholders’ equity:
Common stock	2,220	2,208
Paid-in capital	31,808	31,145
Retained earnings	109,605	94,624
Accumulated other comprehensive income (loss)	(4,607)	4,491

Total stockholders’ equity	139,026	132,468

Total liabilities and stockholders’ equity	$1,813,216	$1,705,888

See Notes to Consolidated Financial Statements.

LegacyTexas Group, Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2013, 2012 and 2011

(In thousands)

	2013	2012	2011
Interest income:
Interest and fees on loans	$61,153	$58,891	$57,907
Interest and dividends on investment securities:
Taxable	4,270	4,899	5,484
Nontaxable	807	688	715
Federal funds sold and interest-bearing deposits in other banks	262	260	456
Other	226	302	239

	66,718	65,040	64,801

Interest expense:
Deposit accounts	4,768	5,727	9,536
Long-term debt	1,120	1,460	1,837
Other borrowings	463	1,089	1,409

	6,351	8,276	12,782

Net interest income	60,367	56,764	52,019
Provision for loan losses	—	1,000	600

Net interest income after provision for loan losses	60,367	55,764	51,419

Noninterest income:
Service charges on deposit accounts	2,783	2,774	2,755
Insurance agency and title company income	5,713	4,454	3,801
Gain on sale of securities available for sale	—	3,399	—
Gain on sale of other assets	193	766	516
Gain on sale of mortgage loans	4,425	4,354	1,512
Gain (loss) on sale of other real estate owned	346	161	(237)
Other	5,903	4,692	4,313

	19,363	20,600	12,660

Noninterest expense:
Salaries and employee benefits	33,901	31,067	28,340
Occupancy of bank premises	8,303	8,505	8,237
Other real estate owned valuation adjustments and expenses	(94)	2,865	4,517
FDIC insurance premiums	1,119	2,111	3,877
Transaction costs (Note 19)	1,466	—	—
Other	8,596	8,660	8,654

	53,291	53,208	53,625

Net income	$26,439	$23,156	$10,454

See Notes to Consolidated Financial Statements.

LegacyTexas Group, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2013, 2012 and 2011

(In thousands)

	2013	2012	2011
Net income	$26,439	$23,156	$10,454
Other comprehensive income (loss):
Net unrealized appreciation (depreciation) of securities available for sale	(9,098)	2,685	5,145
Reclassification adjustment for net gain on sale of securities available for sale	—	(3,399)	—

Net change in fair value of securities available for sale	(9,098)	(714)	5,145
Change in fair value of interest rate swap derivative	—	—	400

Total other comprehensive (loss) income	(9,098)	(714)	5,545

Comprehensive income	$17,341	$22,442	$15,999

See Notes to Consolidated Financial Statements.

LegacyTexas Group, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2013, 2012 and 2011

(In thousands, except par value, share amounts and per share amounts)

	Common Stock
	$1 Par Value						Accumulated
	5,000,000 Shares Authorized						Other
		Shares Held		Treasury	Paid-In	Retained	Comprehensive
	Shares	in Treasury	Amount	Stock	Capital	Earnings	Income (Loss)	Total
Balance, December 31, 2010	2,199,891	—	$2,200	$—	$30,224	$66,912	$(340)	$98,996
Net income	—	—	—	—	—	10,454	—	10,454
Other comprehensive income	—	—	—	—	—	—	5,545	5,545
Issuance of common stock	8,280	—	8	—	322	—	—	330
Earned stock grants	—	—	—	—	404	—	—	404

Balance, December 31, 2011	2,208,171	—	2,208	—	30,950	77,366	5,205	115,729
Net income	—	—	—	—	—	23,156	—	23,156
Other comprehensive loss	—	—	—	—	—	—	(714)	(714)
Dividends paid ($2.67 per share)	—	—	—	—	—	(5,898)	—	(5,898)
Earned stock grants	—	—	—	—	195	—	—	195

Balance, December 31, 2012	2,208,171	—	2,208	—	31,145	94,624	4,491	132,468
Net income	—	—	—	—	—	26,439	—	26,439
Other comprehensive loss	—	—	—	—	—	—	(9,098)	(9,098)
Issuance of common stock	2,500	—	2	—	149	—	—	151
Purchase of treasury stock	—	(1,205)	—	(1)	(92)	—	—	(93)
Sale of treasury stock	—	1,000	—	1	77	—	—	78
Dividends paid ($5.16 per share)	—	—	—	—	—	(11,458)	—	(11,458)
Earned stock grants and stock based compensation	9,566	—	10	—	529	—	—	539

Balance, December 31, 2013	2,220,237	(205)	$2,220	$—	$31,808	$109,605	$(4,607)	$139,026

See Notes to Consolidated Financial Statements.

LegacyTexas Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2013, 2012 and 2011

(In thousands)

	2013	2012	2011
Cash flows from operating activities:
Net income	$26,439	$23,156	$10,454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,004	2,797	2,817
Provision for loan losses	—	1,000	600
Net amortization and accretion of premiums and discounts on investment securities	2,100	2,189	956
Earnings on cash surrender value of life insurance policies	(522)	(519)	(485)
Gain on sale of mortgage loans	(4,425)	(4,354)	(1,512)
Originations of mortgage loans held for sale	(160,337)	(145,432)	(62,078)
Proceeds from the sale of mortgage loans	173,981	146,875	49,485
Gain on sale of securities available for sale	—	(3,399)	—
Valuation adjustments on other real estate owned	(231)	2,474	4,517
(Gain) loss on sale of other real estate owned	(346)	(161)	237
Gain on sale of other assets	(193)	(766)	(516)
Stock compensation expense	539	195	404
Net (increase) decrease in accrued interest receivable and other assets	769	(1,329)	1,608
(Decrease) increase in accrued interest payable and other liabilities	2,414	(1,063)	1,023

Net cash provided by operating activities	43,192	21,663	7,510

Cash flows from investing activities:
Proceeds from sales of securities available for sale	—	98,637	—
Proceeds from maturities and paydowns of securities available for sale	633,564	588,831	593,092
Proceeds from maturities and paydowns of securities held to maturity	46	—	—
Purchases of securities available for sale	(618,824)	(599,997)	(748,077)
Purchases of securities held to maturity	(3,200)	—	—
Net (increase) decrease in loans	(158,678)	(82,809)	8,919
Proceeds from the sale of premises and equipment	—	—	81
Purchases of premises and equipment	(703)	(1,579)	(3,502)
Proceeds from sale of other real estate owned	3,464	8,642	17,771
Proceeds from sale of Federal Home Loan Bank and other restricted stock	—	607	7,032
Purchase of Federal Home Loan Bank and other restricted stock	(838)	—	—
Capitalized expenses associated with other real estate owned	(257)	(919)	(38)
Acquisition of insurance company assets	—	(211)	(113)

Net cash provided by (used in) investing activities	(145,426)	11,202	(124,835)

Cash flows from financing activities:
Increase in deposits, net	48,070	115,899	81,930
Proceeds on (repayments of) Federal Home Loan Bank advances	20,000	(10,000)	(40,000)
Proceeds on long-term debt	8,900	—	—
Principal payments on subordinated debentures	(9,052)	—	—
Increase (decrease) in securities sold under repurchase agreements, net	30,438	(838)	(10,429)
Dividends	(11,458)	(5,898)	—
Proceeds from the sale of treasury stock	78	—	—
Purchase of treasury stock	(93)	—	—
Issuance of common stock	151	—	330

Net cash provided by financing activities	87,034	99,163	31,831

Net change in cash and cash equivalents	(15,200)	132,028	(85,494)
Cash and cash equivalents at beginning of year	200,900	68,872	154,366

Cash and cash equivalents at end of year	$185,700	$200,900	$68,872

Supplemental cash flow information:
Cash paid for interest	$6,532	$11,997	$13,260

Noncash transactions:
Transfer of loans to other real estate owned	$4,593	$5,030	$13,897

See Notes to Consolidated Financial Statements.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Significant Accounting Policies

Principles of consolidation: The accompanying consolidated financial statements include the accounts of LegacyTexas Group, Inc. (Legacy) and its wholly-owned subsidiaries: PB&T Company, Inc. (PBT), and LegacyTexas Bank (Bank), and the Bank’s wholly-owned subsidiaries: LegacyTexas Title (LTT), LegacyTexas Insurance (LTIS), JMT, Inc., LegacyTexas Wealth Management, Inc., LegacyTexas Qualified Intermediaries and LTB Investments. All entities are collectively referred to as the “Company” and all material intercompany transactions and balances have been eliminated in consolidation.

The accounting and reporting policies of LegacyTexas Group, Inc. and Subsidiaries conform to accounting principles generally accepted in the United States of America (U.S. GAAP) and to general practices within the banking industry. The following are descriptions of the more significant of those policies.

Nature of operations: The Company is primarily engaged in traditional community banking activities, which include commercial and retail lending, deposit gathering and investment and liquidity management activities. The Company’s primary deposit products are demand deposits and certificates of deposit, and its primary lending products are commercial business, interim construction, real estate mortgage and consumer loans with customers located primarily in and around the Dallas/Fort Worth Metroplex.

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the reporting period. Accordingly, actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the fair value of financial instruments.

Cash and cash equivalents and cash flows: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and interest-bearing demand deposits held in other banks. All highly liquid investments with an initial maturity of less than ninety days are considered to be cash equivalents. Cash flows from loans, securities sold under repurchase agreements, Federal Home Loan Bank advances and deposits are reported net.

Securities available for sale: Securities available for sale consist of certain debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income.

The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income. Realized gains or losses are determined on the basis of the cost of specific securities sold.

In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent of the Company to retain its investment and whether it is more likely than not the Company will be required to sell its investment before its anticipated recovery in fair value. When the Company does not intend to sell the security, and it is more likely than not that it will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other than temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Securities held to maturity: Debt securities for which the Company has both the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized costs. Amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, is included in interest income.

Mortgage loans held for sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds and the carrying value of the loans.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding principal balance adjusted for an allowance for loan losses, unearned fees and unamortized premiums or discounts on purchased loans. Interest is accrued daily on the outstanding balances.

Direct financing leases are carried at the aggregate of lease payments plus estimated residual value of the leased property, less unearned income. Interest income from direct financing leases is recognized over the term of the lease to achieve a constant periodic rate of return on the outstanding investment.

Loan fees collected are deferred, net of related costs, and recognized in interest income over the life of the loan using the effective interest method.

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received or may be applied to the outstanding principal balance if collection of principal is considered doubtful. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A charge-off or charge-down on a loan is considered when the payment is acknowledged to be uncertain or when the timing or value of payments cannot be determined.

Transfers of financial assets: Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange the assets it received, or provides more than a modest benefit to the transferor, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets. In addition, for transfers of a portion of financial assets (for example, participations of loan receivables), the transfer must meet the definition of a 'participating interest' in order to account for the transfer as a sale. Following are the characteristics of a 'participating interest':

•	Pro-rata ownership in an entire financial asset.

•	From the date of the transfer, all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership.

•	The rights of each participating interest holder have the same priority, and no participating interest holder's interest is subordinated to the interest of another participating interest holder. That is, no participating interest holder is entitled to receive cash before any other participating interest holder under its contractual rights as a participating interest holder.

•	No party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Allowance for loan losses: The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans.

The allowance, in the judgment of management, is necessary to reserve for estimated loan losses inherent in the loan portfolio. The allowance for loan losses includes allowance allocations calculated in accordance with ASC Topic 310, “Receivables” and allowance allocations calculated in accordance with ASC Topic 450, “Contingencies.” The level of the allowance reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio, as well as trends in the foregoing. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including but not limited to the performance of the loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

The Company’s allowance for loan losses consists of three elements: (i) specific valuation allowances established for probable losses on specific loans; (ii) historical valuation allowances calculated based on historical loan loss experience for similar loans with similar characteristics and trends; and (iii) general valuation allowances determined based on general economic conditions and other qualitative risk factors both internal and external to the Company.

A loan is considered impaired, in accordance with the impairment accounting guidance included in ASC Topic 310, when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

The restructured loans may be classified as “special mention” or “substandard” depending on the severity of the modification and are considered impaired. Loans that were paid current at the time of modification may be upgraded in their classification after a sustained period of repayment performance, usually six months or longer. Past due loans at the time of modification are classified as substandard and are considered impaired and placed on nonaccrual status. Those loans may be upgraded in their classification and placed on accrual status upon a sustained period of repayment performance during six months or longer and the achievement of reasonable assurance that repayment will continue.

Impaired loans are accounted for at the net present value of expected future cash flows, discounted at the loan’s effective interest rate, the observable market price of the loan or at the fair value of the collateral if the loan is collateral dependent.

Premises and equipment: Land is carried at cost. Bank premises and furniture and equipment are carried at cost, less accumulated depreciation which is computed principally by the straight-line method over the estimated useful lives of the assets.

Leasehold improvements are carried at cost and are depreciated on a straight-line method over the shorter of the estimated useful life or lease period.

Goodwill, intangibles and other long-lived assets: Goodwill is evaluated for impairment on an annual basis in accordance with accounting standards.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company performs an annual qualitative assessment of goodwill and other intangible assets with indefinite useful lives as of the last day of each fiscal year to determine whether further impairment testing is necessary. When necessary, the goodwill impairment test is a two-step process and requires goodwill to be allocated to the Company's reporting units. In the first step, the fair value of the reporting unit is compared with the carrying value of the reporting unit. If the fair value of the reporting unit is less than the carrying value, goodwill impairment may exist and the second step of the test is performed. In the second step, the implied fair value of the goodwill is compared with the carrying value of the goodwill. An impairment loss is recognized to the extent that the carrying value of the goodwill exceeds the implied fair value. No impairment was indicated in the testing performed as of December 31, 2013, 2012 or 2011.

Intangible assets with definite useful lives are amortized on a straight-line basis over their estimated useful life. Intangible assets, premises and equipment and other long-lived assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Intangible assets include title plant, customer lists, personal service agreements and insurance supplier contracts.

Amortization expense related to certain intangible assets totaled approximately $31,000 during 2013, 2012 and 2011. The estimated aggregate future amortization expense for the intangibles remaining as of December 31, 2013 is $135,000 with the remaining balance to be amortized through April 2018.

Other real estate owned: Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management to ensure the real estate is carried at the lower of cost or fair value less cost to sell.

Federal home loan bank and other restricted stock: As a member of the Federal Home Loan Bank of Dallas (FHLB) and the Federal Reserve Bank (FRB), the Company is required to maintain an investment in capital stock of the FHLB and the FRB. FHLB and FRB stock do not have readily determinable fair values as ownership is restricted and lacks a ready market. As a result, these stocks are carried at cost and evaluated periodically by management for impairment.

Derivative financial instruments: All derivatives are recognized on the consolidated balance sheets at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings).

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedged transactions. This process includes linking all derivatives that are designated as cash flow hedges to specific assets and liabilities on the balance sheet or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively, as discussed below.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item (including forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) the derivative is dedesignated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; or (4) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will be recognized in earnings based upon the remaining term of the hedge. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with subsequent changes in its fair value recognized in current-period earnings.

All derivative agreements expired prior to December 31, 2011.

Securities sold under repurchase agreements: Securities sold under repurchase agreements which are considered secured borrowings, generally mature within one day from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral for any deficiency in fair values of the securities.

Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale and derivatives, along with net income, are reported as other comprehensive income on the statements of comprehensive income. Gains and losses on securities available for sale are reclassified to net income as the gains or losses are realized upon sale of the securities. Other-than-temporary impairment charges are reclassified to net income at the time of the charge.

Stock compensation plans: Stock compensation accounting guidance defined in ASC Topic 718 requires that all share-based payments to employees, including grants of employee stock options, be valued at fair value on the grant date and be expensed over the applicable vesting period.

Federal income taxes: The Company elected S corporation status and accordingly, earnings and losses are included in the personal income tax returns of the Company’s stockholders and taxed depending on personal tax strategies. The Company intends to continue to pay cash dividends to shareholders to assist with the shareholders’ personal taxes related to the Company’s income.

In accordance with the guidance on accounting for uncertainty in income taxes, management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.

Although the Company is not a tax paying entity for federal income tax purposes, the Company is taxed under the Texas margin tax legislation, which is considered an income tax for financial reporting purposes. With few exceptions, the Company is no longer subject to tax examinations by the U.S. federal, state or local tax authorities for years before 2009. State tax expense is included in other noninterest expense on the consolidated statements of income.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fair value measurements: ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements (see Note 13, “Fair Value Measurements”). In general, fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Reclassification: Certain amounts previously reported have been reclassified to conform to current year presentation. These reclassifications had no effect on stockholders equity or net income.

Subsequent events: In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 13, 2014.

New authoritative accounting guidance: ASU 2011-05, “Comprehensive Income (Topic 220) - Presentation of Comprehensive Income.” ASU 2011-05 amends Topic 220, “Comprehensive Income,” to require that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Additionally, ASU 2011-05 requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented. The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. ASU 2011-05 became effective for the Company on January 1, 2012; however, certain provisions related to the presentation of reclassification adjustments have been deferred by ASU 2011-12 “Comprehensive Income (Topic 220) – Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” as further discussed below. In connection with the application of ASU 2011-05, the Company’s consolidated financial statements now include separate statements of comprehensive income.

Note 2. Restriction on Cash and Due From Banks

The Company was required to have approximately $0 and $4,207,000 on hand or on deposit with the FRB to meet regulatory reserve and clearing requirements at December 31, 2013 and 2012, respectively. The Company’s average balance held at the FRB for the years ended December 31, 2013 and 2012 was approximately $50,641,000 and $52,967,000, respectively.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Securities Available for Sale

Securities available for sale have been classified in the consolidated balance sheets according to management’s intent. The amortized cost of securities and their approximate fair values at December 31, 2013 and 2012 are as follows (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities available for sale
2013:
U.S. government agency obligations	$75,187	$108	$(711)	$74,584
Obligations of state and municipal subdivisions	35,084	1,272	(489)	35,867
Mortgage-backed securities issued by U.S. government sponsored enterprises	179,721	104	(4,891)	174,934

	$289,992	$1,484	$(6,091)	$285,385

2012:
U.S. government agency obligations	$155,546	$625	$(68)	$156,103
Obligations of state and municipal subdivisions	25,659	1,696	(3)	27,352
Mortgage-backed securities issued by U.S. government sponsored enterprises	125,620	2,250	(9)	127,861

	$306,825	$4,571	$(80)	$311,316

Securities held to maturity
2013:
Obligations of state and municipal subdivisions	$1,207	$27	$—	$1,234
Mortgage-backed securities issued by U.S. government sponsored enterprises	1,940	—	(4)	1,936

	$3,147	$27	$(4)	$3,170

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Gross unrealized losses and fair values by investment category and length of time in a continuous unrealized loss position at December 31, 2013 and 2012 are as follows (in thousands):

	Value Impaired
	Less Than 12 Months		Greater Than 12 Months		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Securities available for sale
2013:
U.S. government agency obligations	$49,440	$(711)	$—	$—	$49,440	$(711)
Obligations of state and municipal subdivisions	12,416	(449)	164	(40)	12,580	(489)
Mortgage-backed securities issued by U.S. government sponsored enterprises	156,397	(4,886)	658	(5)	157,055	(4,891)

	$218,253	$(6,046)	$822	$(45)	$219,075	$(6,091)

2012:
U.S. government agency obligations	$35,173	$(68)	$—	$—	$35,173	$(68)
Obligations of state and municipal subdivisions	1,182	(3)	—	—	1,182	(3)
Mortgage-backed securities issued by U.S. government sponsored enterprises	4,824	(3)	743	(6)	5,567	(9)

	$41,179	$(74)	$743	$(6)	$41,922	$(80)

Securities held to maturity
2013:
Mortgage-backed securities issued by U.S. government sponsored enterprises	$1,936	$(4)	$—	$—	$1,936	$(4)

	$1,936	$(4)	$—	$—	$1,936	$(4)

For all of the above investment securities, the unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary by the Company. At December 31, 2013 and 2012, there were 119 and 66 individual securities in an unrealized loss position, respectively.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The amortized cost and estimated fair value of securities available for sale at December 31, 2013, by contractual maturity, are shown below (in thousands). Maturities of pass-through certificates will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, these securities are not included in the maturity categories below.

	Securities Available for Sale		Securities Held to Maturity
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
Due in one year or less	$25,970	$26,078	$—	$—
Due from one year to five years	57,272	57,374	—	—
Due from five years to ten years	22,079	22,250	—	—
Due after ten years	4,950	4,749	1,207	1,234

	110,271	110,451	1,207	1,234
Mortgage-backed securities issued by U.S. government sponsored enterprises	179,721	174,934	1,940	1,936

	$289,992	$285,385	$3,147	$3,170

For the year ended December 31, 2012, proceeds from sales of securities available for sale were approximately $98,637,000. There were no sales of securities during the years ended December 31, 2013 and 2011. Gross gains realized on sales of securities for the year ended December 31, 2012 were $3,399,000. There were no gross losses realized on sales of securities during the year ended December 31, 2012.

Investment securities with fair values of approximately $183,470,000 and $158,178,000 at December 31, 2013 and 2012, respectively, were pledged as collateral for deposits or for other purposes as required or permitted by law.

Note 4. Loans and Allowance for Loan Losses

Loans at December 31, 2013 and 2012 consisted of the following classes (in thousands):

	2013	2012
Commercial and industrial	$262,214	$244,242
Commercial real estate:
Non-owner occupied	250,371	238,852
Owner occupied	261,757	241,125
Residential real estate	254,981	204,991
Interim construction	78,383	50,243
Land	102,829	83,551
Consumer	46,834	41,796
Other	9,603	9,490

	1,266,972	1,114,290
Allowance for loan losses	(19,689)	(21,092)

	$1,247,283	$1,093,198

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

Commercial and industrial loans are underwritten after evaluating and understanding the borrower's ability to operate profitably and prudently expand its business. Underwriting standards are designed to promote relationship banking rather than transactional banking. Once it is determined that the borrower's management possesses sound ethics and solid business practices, the Company examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company's commercial real estate portfolio are diverse in terms of type and geographic location. This diversity helps reduce the Company's exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria.

With respect to interim construction and land loans to developers and builders that are secured by non-owner occupied properties, the Company generally requires the borrower to have a proven record of success. Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the complete project. Construction loans often involve the disbursement of funds with repayment dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

The Company originates consumer loans, residential real estate and other loans utilizing a credit scoring analysis to supplement the underwriting process. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed. This activity coupled with the relatively small loan amounts that are spread across many individual borrowers, minimizes risk. Additionally, trend and outlook reports are reviewed by management on a regular basis. Underwriting standards for residential real estate loans are heavily influenced by statutory requirements, which include, but are not limited to, a maximum loan-to-value ratio, collection remedies and documentation requirements.

The Company engages an outsourced independent loan review that examines and validates the credit risk program on a periodic basis. Results of these reviews are presented to management. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents loans identified as impaired by class of loans as of December 31, 2013 and 2012 (in thousands):

	Unpaid	Recorded	Recorded
	Contractual	Investment	Investment	Total		Average
	Principal	With No	With	Recorded	Related	Recorded
	Balance	Allowance	Allowance	Investment	Allowance	Balance
2013:
Commercial and industrial	$661	$70	$—	$70	$—	$653
Commercial real estate:
Non-owner occupied	10,100	10,100	—	10,100	—	10,224
Owner occupied	2,765	2,765	—	2,765	—	2,792
Residential real estate	611	—	601	601	16	604
Interim construction	—	—	—	—	—	—
Land	10,753	10,505	—	10,505	—	9,852
Consumer	—	—	—	—	—	—
Other	—	—	—	—	—	—

	$24,890	$23,440	$601	$24,041	$16	$24,125

2012:
Commercial and industrial	$1,785	$1,702	$—	$1,702	$—	$947
Commercial real estate:
Non-owner occupied	12,021	12,021	—	12,021	—	12,510
Owner occupied	1,360	1,360	—	1,360	—	1,378
Residential real estate	1,145	1,139	—	1,139	—	1,152
Interim construction	—	—	—	—	—	—
Land	13,594	13,230	—	13,230	—	15,551
Consumer	—	—	—	—	—	—
Other	—	—	—	—	—	—

	$29,905	$29,452	$—	$29,452	$—	$31,538

No significant interest income on impaired loans was recognized during the years ended December 31, 2013, 2012 or 2011. There were no commitments to lend additional funds to borrowers whose loans had been identified as impaired at December 31, 2013 or 2012.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents the aging of the recorded investment in past due and nonaccrual loans as of December 31, 2013 and 2012 by class of loans (in thousands):

	Loans	Loans
	30-89 Days	90 or	Total Past	Current	Total	Nonaccrual
	Past Due	More Days	Due Loans	Loans	Loans	Loans
2013:
Commercial and industrial	$440	$—	$440	$261,774	$262,214	$—
Commercial real estate:
Non-owner occupied	—	328	328	250,043	250,371	44
Owner occupied	56	3,132	3,188	258,569	261,757	1,442
Residential real estate	597	695	1,292	253,689	254,981	601
Interim construction	—	—	—	78,383	78,383	—
Land	3,217	4,739	7,956	94,873	102,829	8,170
Consumer	437	—	437	46,397	46,834	—
Other	—	—	—	9,603	9,603	—

	$4,747	$8,894	$13,641	$1,253,331	$1,266,972	$10,257

2012:
Commercial and industrial	$25	$—	$25	$244,217	$244,242	$3
Commercial real estate:
Non-owner occupied	1,638	571	2,209	236,643	238,852	2,209
Owner occupied	—	—	—	241,125	241,125	1,594
Residential real estate	3,220	—	3,220	201,771	204,991	59
Interim construction	—	—	—	50,243	50,243	—
Land	633	12,021	12,654	70,897	83,551	12,022
Consumer	223	—	223	41,573	41,796	—
Other	—	—	—	9,490	9,490	—

	$5,739	$12,592	$18,331	$1,095,959	$1,114,290	$15,887

Loans contractually past due over ninety days which continued to accrue interest amounted to approximately $2,121,000 and $0 at December 31, 2013 and 2012, respectively.

The Company’s methodology for evaluating the adequacy of the allowance for loan losses consists of both a specific loss component and a general loss component for all other loans not individually evaluated for impairment. The specific component of the allowance for loan losses relates to loans that are considered impaired. In general, a loan is considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due according to the contractual terms of the original loan agreement. For such loans classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The general component of the allowance for loan losses covers unimpaired loans and is based on the historical loss experience adjusted for other qualitative factors. The loan portfolio is stratified into homogeneous groups of loans that possess similar loss potential characteristics and an appropriate loss ratio adjusted for other qualitative factors is applied to the homogenous pools of loans to estimate the incurred losses in the loan portfolio. The other qualitative factors considered by management include, but are not limited to, the following:

•	Changes in lending policies and procedures, including underwriting standards and collection, charge-off and recovery practices;

•	Changes in national and local economic and business conditions and developments, including the condition of various market segments;

•	Changes in the nature and volume of the loan portfolio;

•	Changes in the experience, ability, and depth of knowledge of the management of the lending staff;

•	Changes in the trend of the volume and severity of past due and classified loans; and trends in the volume of non-accrual loans, troubled debt restructurings, and other loan modifications; and

•	The existence and effect of any concentrations of credit, and changes in the level of such concentrations.

When establishing the allowance for loan losses, management categorizes loans into risk categories based on the class of loans and relevant information about the borrower’s ability to repay the loan, current economic conditions, historical payment experience, the nature and volume of the loan portfolio, the financial strength of the borrower and the estimated value of any underlying collateral, among other factors.

The Company utilizes a risk grading matrix to assign a risk level to each of its loans. A description of the general characteristics of the risk grades are as follows:

•	Pass: Pass loans include loans to borrowers of superior or above average credit quality. The debtor has strong management and is highly regarded with excellent financial flexibility including access to public capital markets and/or institutional financing. Additionally, historic cash flows provide large and stable margins of protection indicative of continued wide margins of liquidity and debt service. Also classified as pass grade are loans to borrowers of acceptable credit quality and risk. General financial trends are stable, favorable and financial profitability ratios are consistent with industry peers. Pass loans generally do not pose a risk of loss to the Company as they are well protected by the current net worth of the obligor or by the value of the collateral.

•	Watch: This classification includes loans on management’s “watch list” and is intended to be utilized on a temporary basis for pass-grade borrowers where a significant risk-modifying action is anticipated in the near term.

•	Special mention: This classification represents “other assets especially mentioned” in accordance with regulatory guidelines. This grade is intended to be temporary and includes loans to borrowers whose credit quality has clearly deteriorated and are at risk of further decline unless active measures are taken to correct the situation.

•	Substandard: By definition under regulatory guidelines, a substandard loan has defined weaknesses which make payment default or principal exposure likely, but not yet certain. Such loans are apt to be dependent upon collateral liquidation, a secondary source of repayment or an event outside the normal course of business.

•	Doubtful: A doubtful credit has inherent weaknesses that make the collection or liquidation of the loan highly questionable and improbable. Such loans may be dependent upon collateral having a value that is difficult to determine or upon some near-term event which lacks certainty.

•	Loss: Such loans are to be charged-off or charged-down when payment is acknowledged to be uncertain or when the timing or value of payments cannot be determined. “Loss” is not intended to imply that the loan or some portion of it will never be paid, nor does it in any way imply that there has been a forgiveness of debt.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents a summary of the loan portfolio by credit quality indicator by loan class at December 31, 2013 and 2012 (in thousands):

			Special
	Pass	Watch	Mention	Substandard	Doubtful	Loss	Total
2013:
Commercial and industrial	$249,522	$4,668	$900	$7,124	$—	$—	$262,214
Commercial real estate:
Non-owner occupied	212,628	23,887	9,991	3,865	—	—	250,371
Owner occupied	250,985	5,852	633	4,287	—	—	261,757
Residential real estate	253,688	298	—	995	—	—	254,981
Interim construction	75,068	3,315	—	—	—	—	78,383
Land	88,996	2,311	1,000	10,522	—	—	102,829
Consumer	46,711	43	—	80	—	—	46,834
Other	9,403	200	—	—	—	—	9,603

	$1,187,001	$40,574	$12,524	$26,873	$—	$—	$1,266,972

2012:
Commercial and industrial	$226,427	$3,056	$6,718	$8,041	$—	$—	$244,242
Commercial real estate:
Non-owner occupied	213,600	12,047	3,129	10,076	—	—	238,852
Owner occupied	232,379	2,278	3,971	2,497	—	—	241,125
Residential real estate	199,857	3,476	—	1,658	—	—	204,991
Interim construction	43,834	559	5,850	—	—	—	50,243
Land	58,563	3,651	2,354	18,983	—	—	83,551
Consumer	41,605	119	—	72	—	—	41,796
Other	7,950	1,540	—	—	—	—	9,490

	$1,024,215	$26,726	$22,022	$41,327	$—	$—	$1,114,290

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents the activity in the allowance for loan losses by class of loans for the years ended December 31, 2013, 2012 and 2011 (in thousands). Allocation of a portion of the allowance to one class of loans does not preclude its availability to absorb losses in other classes.

					Net
	Beginning	Provision for			(Charge-offs)	Ending
	Balance	Loan Losses	Charge-offs	Recoveries	Recoveries	Balance
2013:
Commercial and industrial	$6,016	$2,582	$2,470	$544	$(1,926)	$6,672
Commercial real estate:
Non-owner occupied	4,897	(1,449)	—	76	76	3,524
Owner occupied	4,158	(683)	—	—	—	3,475
Residential real estate	3,228	738	321	49	(272)	3,694
Interim construction	699	251	—	—	—	950
Land	1,831	(1,389)	—	701	701	1,143
Consumer	203	(41)	19	37	18	180
Other	60	(9)	—	—	—	51

	$21,092	$—	$2,810	$1,407	$(1,403)	$19,689

2012:
Commercial and industrial	$5,226	$3,082	$2,318	$26	$(2,292)	$6,016
Commercial real estate:
Non-owner occupied	4,585	1,663	1,599	248	(1,351)	4,897
Owner occupied	3,683	475	—	—	—	4,158
Residential real estate	2,478	1,048	313	15	(298)	3,228
Interim construction	3,412	(2,714)	—	1	1	699
Land	3,448	(2,698)	—	1,081	1,081	1,831
Consumer	121	107	37	12	(25)	203
Other	21	37	—	2	2	60

	$22,974	$1,000	$4,267	$1,385	$(2,882)	$21,092

2011:
Commercial and industrial	$4,965	$1,030	$972	$203	$(769)	$5,226
Commercial real estate:
Non-owner occupied	9,436	(2,102)	3,000	251	(2,749)	4,585
Owner occupied	3,571	533	421	—	(421)	3,683
Residential real estate	1,183	1,451	172	16	(156)	2,478
Interim construction	1,243	2,611	442	—	(442)	3,412
Land	6,747	(3,000)	683	384	(299)	3,448
Consumer	38	80	13	16	3	121
Other	22	(3)	—	2	2	21

	$27,205	$600	$5,703	$872	$(4,831)	$22,974

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s recorded allowance for loan loss and investment in loans as of December 31, 2013 and 2012 related to the balance in the allowance for loan losses by class of loans and disaggregated on the basis of the Company’s impairment methodology is as follows (in thousands):

	Allowance For	Allowance for
	Loan Losses	Loan Losses	Investment In	Investment In
	For Loans	For Loans	Loans	Loans
	Individually	Collectively	Individually	Collectively
	Evaluated For	Evaluated For	Evaluated For	Evaluated For
	Impairment	Impairment	Impairment	Impairment
2013:
Commercial and industrial	$—	$6,672	$70	$262,144
Commercial real estate:
Non-owner occupied	—	3,524	10,100	240,271
Owner occupied	—	3,475	2,765	258,992
Residential real estate	16	3,678	601	254,380
Interim construction	—	950	—	78,383
Land	—	1,143	10,505	92,324
Consumer	—	180	—	46,834
Other	—	51	—	9,603

	$16	$19,673	$24,041	$1,242,931

2012:
Commercial and industrial	$—	$6,016	$1,702	$242,540
Commercial real estate:
Non-owner occupied	—	4,897	12,021	226,831
Owner occupied	—	4,158	1,360	239,765
Residential real estate	—	3,228	1,139	203,852
Interim construction	—	699	—	50,243
Land	—	1,831	13,230	70,321
Consumer	—	203	—	41,796
Other	—	60	—	9,490

	$—	$21,092	$29,452	$1,084,838

A loan is considered a troubled debt restructuring (TDR) if the Company, for economic or legal reasons related to a debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider. Concessions granted under a TDR typically involve a temporary or permanent reduction in the interest rate at less than a current market rate of interest or an extension of a loan’s stated maturity date. Loans classified as TDR’s are designated as impaired.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents loans classified as TDRs by loan class during the years ended December 31, 2013, 2012 and 2011 (in thousands, with the exception of number of contracts):

		Commercial	Commercial
	Commercial	Real Estate:	Real Estate:
	and	Non-Owner	Owner
	Industrial	Occupied	Occupied	Land	Total
2013:
Number of contracts	—	—	—	1	1

Pre-restructuring outstanding recorded investment	$—	$—	$—	$982	$982

Post-restructuring outstanding recorded investment	$—	$—	$—	$982	$982

2012:
Number of contracts	1	—	1	2	4

Pre-restructuring outstanding recorded investment	$102	$—	$1,658	$1,208	$2,968

Post-restructuring outstanding recorded investment	$102	$—	$1,658	$1,208	$2,968

2011:
Number of contracts	5	3	1	—	9

Pre-restructuring outstanding recorded investment	$5,179	$16,170	$1,401	$—	$22,750

Post-restructuring outstanding recorded investment	$3,130	$15,603	$1,401	$—	$20,134

According to regulatory reporting guidelines, the outstanding recorded investment in loans classified as TDRs totaled approximately $9,297,000, $13,608,000 and $29,600,000 as of December 31, 2013, 2012 and 2011, respectively. Two loan relationships that were TDRs during the year ended December 31, 2011 defaulted during the year ended December 31, 2012. At the time of the default, the recorded investment was approximately $2,957,000. There were no TDRs that defaulted during the years ended December 31, 2013 or 2011.

Note 5. Premises and Equipment

Premises and equipment at December 31, 2013 and 2012 consisted of the following (in thousands):

	2013	2012
Land, buildings and improvements	$33,957	$33,801
Construction in process	90	2
Leasehold improvements	7,910	8,082
Furniture and equipment	12,241	12,301

	54,198	54,186
Less accumulated depreciation	(24,111)	(22,040)

	$30,087	$32,146

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Deposits

Deposits at December 31, 2013 and 2012 are summarized as follows (in thousands):

	2013		2012
	Amount	Percent	Amount	Percent
Noninterest-bearing demand accounts	$395,520	26.0%	$407,464	27.7%
Interest-bearing demand deposits and limited access money market accounts	727,727	47.9	682,660	46.4
Savings accounts	28,410	1.9	26,234	1.8
Certificates of deposit, less than $100,000	208,920	13.8	201,703	13.7
Certificates of deposit, $100,000 and greater	158,510	10.4	152,956	10.4

	$1,519,087	100.0%	$1,471,017	100.0%

At December 31, 2013, the scheduled maturities of certificates of deposit are as follows (in thousands):

2014	$246,617
2015	35,480
2016	36,225
2017	12,211
2018	36,861
Thereafter	36

$367,430

Included in deposits at December 31, 2013 and 2012 were public fund deposits of approximately $155,034,000 and $126,254,000, respectively.

Note 7. Securities Sold Under Repurchase Agreements

At December 31, 2013 and 2012, securities sold under repurchase agreements amounted to $59,563,000 and $29,125,000, respectively. These borrowings had weighted average interest rates of 0.17% and 0.16%, respectively. Securities sold under repurchase agreements averaged approximately $43,032,000 and $27,952,000 during 2013 and 2012, respectively. The maximum amount outstanding at any month-end during 2013 and 2012 was approximately $59,563,000 and $31,885,000, respectively.

Note 8. Federal Home Loan Bank Advances

The Bank periodically borrows from the FHLB of Dallas. These advances are secured by FHLB stock, a blanket lien on first lien mortgages and other loans held as collateral.

At December 31, 2013, the Bank had a total of three such advances which totaled $40,000,000. These advances have various maturities ranging from January 2, 2014 to July 24, 2014, at interest rates from 0.05% to 0.28%.

At December 31, 2012, the Bank had a total of two such advances which totaled $20,000,000. Both advances matured in June 2013 at an interest rate of 4.28%.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Long-Term Debt

Subordinated debt: During 2004, the Company issued $15,000,000 (15,000 shares with a liquidation amount of $1,000 per security) of Floating Rate Cumulative Trust Preferred Securities (TruPS) and $564,000 of common stock through an unconsolidated subsidiary, Legacy Capital Trust II (Trust II). Trust II invested the total proceeds from the sale of the TruPS and common stock (totaling $15,464,000) in floating rate Junior Subordinated Debentures (the Debentures) issued by the Company. The terms of the Debentures are such that they qualify as Tier I capital under the Federal Reserve Board’s regulatory capital guidelines applicable to bank holding companies. Interest on the Debentures is payable quarterly on January 7, April 7, July 7, and October 7 of each year, commencing on July 7, 2004, at a rate equal to the three month LIBOR rate plus 2.80% (3.05% at December 31, 2013). Principal is due at maturity on April 7, 2034. The TruPS are guaranteed by the Company and are subject to redemption. The Company may redeem the debentures, in whole or in part, on any January 7, April 7, July 7, and October 7 on or after the redemption date of April 7, 2009 at an amount equal to the principal amount being redeemed plus accrued and unpaid interest to the redemption date. The Company’s debt obligation related to Trust II was $15,464,000 at December 31, 2013 and 2012.

During 2006, the Company issued $15,000,000 (15,000 shares with a liquidation amount of $1,000 per security) of Floating Rate Cumulative Trust Preferred Securities and $564,000 of common stock through an unconsolidated subsidiary, Legacy Capital Trust III (Trust III). Trust III invested the total proceeds from the sale of the TruPS and common stock (totaling $15,464,000) in floating rate Junior Subordinated Debentures (the Debentures) issued by the Company. The terms of the Debentures are such that they qualify as Tier I capital under the Federal Reserve Board’s regulatory capital guidelines applicable to bank holding companies. Interest on the Debentures is payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2006, at a rate equal to the three month LIBOR rate plus 1.70% (1.95% at December 31, 2013). Principal is due at maturity on December 15, 2036. The TruPS are guaranteed by the Company and are subject to redemption. The Company may redeem the debentures, in whole or in part, on any March 15, June 15, September 15 and December 15 on or after the redemption date of December 15, 2012 at an amount equal to the principal amount being redeemed plus accrued and unpaid interest to the redemption date. The Company’s debt obligation related to Trust III was $15,464,000 at December 31, 2013 and 2012.

During 2008, the Company issued $10,000,000 in unsecured subordinated debentures to certain shareholders at an interest rate of LIBOR plus 2.60% (5.00% at December 31, 2013) with maturity dates ranging from March 28, 2014 to June 27, 2014. The interest rate ceiling and floor is set at 8.0% and 5.0%, respectively. Interest only payments are due quarterly with principal and any accrued interest due at maturity. During 2010, the Company converted $948,000 of subordinated debentures into 20,500 shares of common stock. The debt obligation related to unsecured subordinated debentures was approximately $9,052,000 at December 31, 2012 and was repaid in full in 2013.

Other long-term debt: During 2013, the Company entered into two debt arrangements. The first was a $900,000 note with a Company shareholder. The second was a $10,000,000 line with an unrelated commercial bank of which $8,000,000 was advanced at the time of origination. The proceeds were utilized to pay off the Company’s subordinated debentures of $9,052,000. Both arrangements are priced at a variable rate set to WSJ prime (3.5% floor) (3.50% at December 31, 2013) with interest due quarterly and annual principal payments of 2,000,000 through the maturity date of January 31, 2018. The $10,000,000 line has various financial and other covenants, including a covenant that a change in control of the Company would be an event of default.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Employee Benefits

The Company has an employee thrift plan (Plan) in which all employees are eligible to participate after ninety days of service. Employees who participate in the Plan may contribute a portion of their earnings up to certain limits set by federal tax laws. The Company generally matches a portion of employee contributions up to specified levels of the employee's salary. Participants who entered the Plan prior to January 1, 2005 are fully vested in the Company's matching contributions. Participants who entered the Plan on or after January 1, 2005 are subject to a vesting schedule for any matching contributions made by the Company. Participants are fully vested in discretionary contributions by the Company, if any, after a specified term of service. The Company made total contributions of approximately $662,000, $607,000 and $492,000 for Plan years 2013, 2012 and 2011, respectively.

The Company has a Phantom Stock Agreement (PSA), a nonqualified deferred compensation plan through which participating Company Directors may elect to defer up to one hundred percent of compensation. Earnings on the deferred amount are contributions to the PSA by the Company and are based on market value at the Company’s stock at the end of each year. Directors are fully vested in both their contributions and the Company’s contributions to the Plan.

The Company has a nonqualified (NQ) Plan through which participants may elect to defer a portion of their compensation. The Company invests the funds on behalf of the participant in qualifying investments. Such investments are included in other assets in the accompanying consolidated balance sheets. The Company may make discretionary contributions to the NQ Plan. The participant's contributions are fully vested while Company contributions are subject to a five year vesting schedule.

No Company contributions were made to the PSA and NQ Plan during 2013. Expense related to vesting of prior years contributions totaled $643,000, $472,000 and $159,000 in 2013, 2012 and 2011, respectively. The Company has recorded a liability of $6,238,000 and $5,095,000 as of December 31, 2013 and 2012, respectively, related to employee and director cash contributions to the NQ Plan which are included in other liabilities in the accompanying consolidated balance sheets.

Note 11. Stock Compensation

Restricted stock awards: The Company has granted restricted stock awards to certain employees of the Company. During 2013, the Company granted restricted stock awards representing 1,000 shares of stock with an estimated fair value of $60.55 per share at the date of grant. During 2011, the Company granted restricted stock awards representing 500 shares of stock with an estimated fair value of $52.00 per share at the date of grant. No restricted stock awards were granted during 2012. The shares were originally scheduled to vest in one-third or one-fourth increments. However, the expected merger (as described in Note 19) will trigger vesting of all outstanding shares at the anticipated closing date. The shares are now scheduled to vest as follows:

2014	1,250

Total unvested shares at December 31, 2013	1,250

Total unvested shares at December 31, 2012	375
Shares vested during the year	(125)
Restricted stock granted during the year	1,000

Total unvested shares at December 31, 2013	1,250

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The shares will become free of restrictions on those dates if the grantee remains a full time employee of the Company or its subsidiaries. The Company has the right, but not the obligation, to repurchase all of the restricted shares awarded should the grantee leave employment of the Company. Compensation expense of $22,000, $195,000 and $304,000 related to these grants was recorded in the accompanying consolidated statements of income for the years ended December 31, 2013, 2012 and 2011, respectively. Total compensation expense remaining to be recognized in future vesting periods is $60,000. As of December 31, 2013, the number of vested and unvested shares outstanding was 36,950 and 1,250, respectively.

Stock awards: During 2013, the Company granted 8,566 shares of stock to certain employees with an estimated fair value of $60.55 per share and recognized approximately $517,000 of compensation expense.

Note 12. Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 2013 and 2012, the approximate amounts of these financial instruments were as follows (in thousands):

	2013	2012
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$282,392	$252,799
Standby letters of credit	2,279	2,664

	$284,671	$255,463

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company’s policies generally require that letter of credit arrangements contain security and debt covenants similar to those contained in loan arrangements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, single and multi-family residences, property and equipment and income-producing commercial properties. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the table above. If the commitment is funded, the Company would be entitled to seek recovery from the customer. As of December 31, 2013 and 2012, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.

Note 13. Fair Value Measurement

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. ASC Topic 820, “Fair Value Measurements and Disclosures”, establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs – Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table represents assets and liabilities reported on the consolidated balance sheets at their fair value on a recurring basis as of December 31, 2013 and 2012 by level within the ASC Topic 820 fair value measurement hierarchy:

		Fair Value Measurements at Reporting
		Date Using (Dollars in Thousands)
		Quoted Prices	Significant
	Assets/	in Active	Other	Significant
	Liabilities	Markets for	Observable	Unobservable
	Measured	Identical Assets	Inputs	Inputs
	at Fair Value	(Level 1)	(Level 2)	(Level 3)
2013:
Measured on a recurring basis:
Assets:
Securities available for sale:
U.S. government agency obligations	$74,584	$—	$74,584	$—
Obligations of state and municipal subdivisions	35,867	—	35,867	—
Mortgage-backed securities issued by U.S. government sponsored enterprises	174,934	—	174,934	—
2012:
Measured on a recurring basis:
Assets:
Securities available for sale:
U.S. government agency obligations	156,103	—	156,103	—
Obligations of state and municipal subdivisions	27,352	—	27,352	—
Mortgage-backed securities issued by U.S. government sponsored enterprises	127,861	—	127,861	—

Investment securities classified as available for sale are valued at fair value on a recurring basis. The fair values of securities available for sale is determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). The Company obtains fair value measurements for investment securities from an independent pricing service.

The following table presents the assets carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2013 and 2012, for which a nonrecurring change in fair value has been recorded:

		Fair Value Measurements at Reporting
		Date Using (Dollars in Thousands)
		Quoted Prices	Significant		Increase
	Assets/	in Active	Other	Significant	(Decrease)
	Liabilities	Markets for	Observable	Unobservable	In Fair Value
	Measured	Identical Assets	Inputs	Inputs	During
	at Fair Value	(Level 1)	(Level 2)	(Level 3)	the Year
2013:
Measured on a nonrecurring basis:
Assets:
Impaired loans	$—	$—	$—	$548	$(16)
Other real estate	2,398	—	2,398	—	220
2012:
Measured on a nonrecurring basis:
Assets:
Other real estate	2,916	—	2,916	—	(447)

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In accordance with ASC Topic 820, certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

Impaired loans (loans which are not expected to repay all principal and interest amounts due in accordance with the original contractual terms) are measured at an observable market price (if available) or at the fair value of the loan’s collateral (if collateral dependent). Fair value of the loan’s collateral is determined by appraisals or independent valuation which is then adjusted for the estimated costs related to liquidation of the collateral. Management’s ongoing review of appraisal information may result in additional discounts or adjustments to valuation based upon more recent market sales activity or more current appraisal information derived from properties of similar type and/or locale. A significant portion of the Company’s impaired loans are measured using the estimated fair market value of the collateral less the estimated costs to sell. Therefore, the Company has categorized its impaired loans as Level 2.

Other real estate owned is carried at the lower of cost or fair value less estimated selling costs. Fair value is estimated through current appraisals, real estate brokers or listing prices. As these properties are actively marketed, estimated fair values may be adjusted by management to reflect current economic and market conditions less estimated costs to sell and, as such, are classified as Level 3.

Fair values of financial instruments: The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein in accordance with FASB ASC Topic 825, “Financial Instruments,” other than for those measured at fair value on a recurring and nonrecurring basis discussed above, are as follows:

Cash and short-term instruments including interest-bearing deposits held in other banks: The carrying amounts of cash and short-term instruments approximate their fair value as they are highly liquid in nature.

Securities and restricted stock: Fair values for securities, excluding restricted equity securities, are determined by an independent pricing service based on dealer quotes or quoted market prices for similar instruments. The carrying values of restricted equity securities, such as stock in the FHLB and FRB, approximate fair value.

Mortgage loans held for sale: Fair values are based on commitments on hand from investors or prevailing market rates.

Loans: Generally, for variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit (CD’s) approximate their fair values at the reporting date. Fair values for fixed-rate CD’s are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Securities sold under repurchase agreements: The carrying amounts of securities sold under agreements to repurchase generally mature within one day from the transaction date. Due to the short-term nature of these transactions, the carrying amounts approximate fair value.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Advances from Federal Home Loan Bank: The fair value of advances with remaining maturities of less than one year approximates carrying value.

Long-term debt: Long-term debt includes variable-rate junior subordinated debentures and variable-rate subordinated debentures with an interest rate floor. Due to the contractual terms of the variable-rate junior subordinated debentures, the carrying values approximate their fair values at the reporting date. The fair value of the subordinated debentures is based upon prevailing rates on similar debt in the market place.

Accrued interest: The carrying amounts of accrued interest approximate their fair values.

Off-balance sheet instruments: Commitments to extend credit and standby letters of credit have short maturities and therefore have no significant fair value.

The estimated fair values of the Company’s financial instruments were as follows at December 31, 2013 and 2012 (in thousands):

	2013		2012
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and due from banks	$25,781	$25,781	$31,849	$31,849
Interest-bearing deposits held in other banks	159,919	159,919	169,051	169,051
Securities available for sale	285,385	285,385	311,316	311,316
Securities held to maturity	3,147	3,170	—	—
Mortgage loans held for sale	7,797	7,962	17,016	17,541
Loans, net	1,247,283	1,257,399	1,093,198	1,109,895
Federal Home Loan Bank and other restricted stock	5,381	5,381	4,543	4,543
Accrued interest receivable	4,331	4,331	3,944	3,944
Financial liabilities:
Deposit liabilities	1,519,087	1,519,783	1,471,017	1,473,004
Securities sold under repurchase agreements	59,563	59,563	29,125	29,125
Federal Home Loan Bank advances	40,000	40,000	20,000	20,000
Long-term debt	39,828	39,916	39,980	40,233
Accrued interest payable	569	569	750	750

Note 14. Related Party Transactions

In the ordinary course of business, the Company conducts banking transactions with its officers, directors, primary shareholders and their affiliates. Generally, in the opinion of management, such loan and deposit transactions have terms, including interest rates and collateral on loans, similar to transactions with the Company’s general public customers. At December 31, 2013 and 2012, the aggregate loans to related parties were approximately $10,819,000 and $14,767,000, respectively. During 2013, repayments of such loans totaled approximately $11,229,000 and new loans funded totaled approximately $7,281,000. During 2012, repayments of such loans totaled approximately $7,042,000 and new loans funded totaled approximately $7,887,000. Unfunded commitments to these related parties approximated $10,710,000 and $9,251,000 at December 31, 2013 and 2012, respectively.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

During 2012, the Company contracted with an affiliated company of a Bank Director to construct certain branch locations. The amounts paid related to these construction contracts totaled $868,000 during 2012. There were no such payments during 2013.

Note 15. Commitments and Contingencies

In the normal course of business, the Company is periodically a defendant in legal actions arising from normal business activities. Management believes that these actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the Company’s consolidated financial position or results of operations.

At December 31, 2013, the Company was obligated under noncancelable operating leases associated with banking facilities. Future minimum lease payments under the aforementioned operating leases for each of the future years are as follows (in thousands):

2014	$2,606
2015	2,058
2016	1,887
2017	1,722
2018	995
Thereafter	1,347

$10,615

Rent expense under the Company’s operating lease agreements amounted to $2,919,000, $2,953,000 and $2,914,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

Note 16. Leasing Arrangements

The Company leases office space to third party tenants. Rental income under these lease agreements amounted to $1,142,000, $1,120,000 and $1,086,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

Note 17. Concentrations of Credit Risk

Most of the Company’s business activity is with customers located within the state of Texas. Investments in state and municipal securities involve governmental entities within the state of Texas. The types of lending the Company engages in are included in Note 4. The Company does not have any significant concentrations to any one industry or customer. Non-owner occupied commercial real estate, including interim construction and land loans, represented 34% and 33% of the total portfolio at December 31, 2013 and 2012, respectively. The Company also maintains deposits with other financial institutions in amounts that exceed FDIC insurance coverage. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on cash and cash equivalents.

Note 18. Regulatory Matters

During the third quarter of 2009, the Company entered into an agreement (Agreement) with its primary regulators, the FRB and the Texas Department of Banking, to address certain matters related primarily to administration of the Bank’s loan portfolio. In addition, the Agreement required the Company to develop a capital plan and does not allow the Company to pay dividends without prior consent of its regulators. Effective August 1, 2012, this Agreement was terminated.

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Under banking law, there are legal restrictions limiting the amount of dividends the Bank can declare. Approval of the regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of the Bank to fall below specified minimum levels.

The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013 and 2012, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2013, the Bank is categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since December 31, 2013 that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented at December 31, 2013 and 2012 in the following table (in thousands).

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2013:
Total capital to risk weighted assets	$194,390	14.4%	$108,215	8.0%	$135,268	10.0%
Tier I capital to risk weighted assets	177,447	13.1	54,107	4.0	81,161	6.0
Tier I capital to average assets	177,447	10.1	70,166	4.0	87,708	5.0
2012:
Total capital to risk weighted assets	176,039	14.7%	95,747	8.0%	119,683	10.0%
Tier I capital to risk weighted assets	161,003	13.5	47,873	4.0	71,810	6.0
Tier I capital to average assets	161,003	9.9	64,777	4.0	80,971	5.0

LegacyTexas Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2013 and 2012, the Company’s actual consolidated capital ratios are as follows (in thousands):

			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
2013:
Total capital to risk weighted assets	$182,681	13.5%	$108,314	8.0%
Tier I capital to risk weighted assets	165,738	12.2	54,157	4.0
Tier I capital to average assets	165,738	9.4	70,215	4.0
2012:
Total capital to risk weighted assets	166,687	13.9%	95,848	8.0%
Tier I capital to risk weighted assets	149,841	12.5	47,924	4.0
Tier I capital to average assets	149,841	9.3	64,828	4.0

Note 19. Subsequent Events

On November 25, 2013, ViewPoint Financial Group, Inc. and LegacyTexas Group, Inc. entered into a definitive agreement under which LegacyTexas Group will merge into ViewPoint Financial Group. Immediately thereafter, ViewPoint’s bank subsidiary, ViewPoint Bank, N.A., will merge into LegacyTexas Group’s subsidiary bank, LegacyTexas Bank. The merger will result in pro forma assets of over $5 billion.

Under terms of the agreement, ViewPoint will issue 7.85 million shares of ViewPoint common stock plus approximately $115 million in cash for all the outstanding stock of LegacyTexas Group. The merger has been unanimously approved by the Board of Directors of both companies and is expected to close during the second quarter of 2014, after receipt of regulatory approvals and the satisfaction of other customary closing conditions. In connection with the merger, the Company will be obligated for payments of approximately $3,650,000 related to certain change in control agreements. If the merger is not completed, under circumstances specified in the merger agreement, the Company may be required to pay ViewPoint a termination fee of approximately $8,400,000.

Subsequent to December 31, 2013, the Company declared and paid cash dividends totaling approximately $10,600,000.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

VIEWPOINT FINANCIAL GROUP, INC.

and

LEGACYTEXAS GROUP, INC.

Dated as of November 25, 2013

A - i

A - ii

A - iii

A - iv

EXHIBITS
Exhibit A	Form of Bank Merger Agreement
Exhibit B	Form of Director Support Agreement

A - v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 25, 2013 (this “Agreement”), is entered into between VIEWPOINT FINANCIAL GROUP, INC., a Maryland corporation (“ViewPoint”), and LEGACYTEXAS GROUP, INC., a Texas corporation (“Legacy”). ViewPoint and Legacy are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the board of directors of ViewPoint (the “ViewPoint Board”) has determined that it is in the long-term best interests of ViewPoint and its shareholders to effect a business combination with Legacy by means of a part cash, part stock merger of Legacy with and into ViewPoint (the “Merger”), with ViewPoint as the surviving corporation in the Merger (the “Surviving Corporation”);

WHEREAS, the ViewPoint Board has duly adopted resolutions approving this Agreement and deeming it to be advisable and in the best interests of ViewPoint and its shareholders;

WHEREAS, the board of directors Legacy (the “Legacy Board”) has determined that the Merger is in the long-term best interests of Legacy and its shareholders;

WHEREAS, the Legacy Board has duly adopted resolutions approving and declaring advisable this Agreement and recommending to the shareholders of Legacy that they adopt this Agreement;

WHEREAS, ViewPoint and Legacy desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger, all as expressly hereafter set forth herein;

WHEREAS, for federal and, if applicable, state and local income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties intend, by executing this Agreement, that this Agreement shall be treated as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) for federal and applicable state income tax purposes;

WHEREAS, each of the boards of directors of ViewPoint’s direct wholly owned subsidiary, ViewPoint Bank, National Association, a national banking association (“ViewPoint Bank”), and Legacy’s direct wholly owned subsidiary, LegacyTexas Bank, a Texas banking association (“LegacyTexas Bank”), has approved the Agreement of Bank Merger, by and between ViewPoint Bank and LegacyTexas Bank in substantially the form attached to this Agreement as Exhibit A (the “Bank Merger Agreement”), providing for the merger of ViewPoint Bank with and into LegacyTexas Bank (the “Bank Merger”), with LegacyTexas Bank surviving the merger (the “Surviving Bank”) and has recommended to their respective sole shareholders (Legacy and ViewPoint, respectively) that such shareholder approve the Bank Merger Agreement, such Bank Merger to be consummated immediately following or as soon as reasonably practicable after the Effective Time (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1. Merger. Upon the terms and subject to the conditions as set forth in this Agreement, and in accordance with the relevant provisions of the Maryland General Corporation Law, as amended (the “MGCL”), and the relevant provisions of Texas Business Organization Code, as amended (the “TBOC”), Legacy shall be merged with and into ViewPoint at the Effective Time, the separate corporate existence of Legacy shall cease, and ViewPoint shall continue its corporate existence under the laws of the State of Maryland as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2. Effective Time of the Merger. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the Required Legacy Vote (as defined herein) and the Requisite Regulatory Approvals (as defined herein), the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificates (or articles) of merger to be filed concurrently with the applicable Department or Secretary of State of Maryland and Texas (the “Effective Time”).

Section 1.3. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”), at which the Parties shall exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Article VII of this Agreement have been satisfied or, to the extent permitted by Applicable Legal Requirements, waived or whether any condition, event or state of facts exists that would permit a Party to terminate this Agreement in accordance with Article VIII, shall take place on a date mutually agreeable to ViewPoint and Legacy, which shall be the last Business Day of the month in which the latter of the following occurs: (i) the receipt of all necessary regulatory approvals (including the expiration or termination of any mandatory waiting periods) or (ii) the receipt of the Required Legacy Vote, unless extended by mutual agreement of the Parties (“Closing Date”); provided, however, that if the last necessary approval is received and the last waiting period has expired or has been terminated less than three (3) days prior to the last Business Day of the month, then the Closing Date shall be the last Business Day of the month next succeeding the month in which the latter of the events set forth in clauses (i) or (ii) above occurs. If no such condition, event or state of facts then exists enabling a Party, or if no Party elects to exercise any right it may have, to terminate this Agreement, then and thereupon the Parties shall execute such documents and instruments as may be necessary or appropriate to consummate the transactions contemplated by this Agreement. The Closing shall be held at the offices of Hunton & Williams LLP, located at 1445 Ross Avenue, Dallas, Texas, at 10:00 a.m., local time, on the Closing Date, unless another place or time is agreed to in writing by the Parties.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MGCL and the TBOC. All rights, franchises and interests of the Legacy and ViewPoint, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon.

Section 1.5. Incorporation Documents and Bylaws of Surviving Corporation. The articles of incorporation of ViewPoint in effect immediately prior to the Effective Time shall, at the Effective Time, be amended to change the name of the Surviving Corporation to “LegacyTexas Financial Group, Inc.” (the “Surviving Corporation Charter”), and as so amended shall be the articles of incorporation of the Surviving Corporation until further amended as provided in the Surviving Corporation Charter or by the MGCL. ViewPoint shall take all requisite action to amend the bylaws of ViewPoint, at or promptly following the Effective Time, to change the name of the Surviving Corporation to “LegacyTexas Financial Group, Inc.” (the “Surviving Corporation Bylaws”), until further amended as provided in the Surviving Corporation Bylaws or by the MGCL.

Section 1.6. Directors. The directors of ViewPoint immediately prior to the Effective Time, together with George Fisk and Greg Wilkinson, if they are eligible to serve, shall be the directors of the Surviving Corporation from and after the Effective Time (the “Surviving Corporation Board,” or the “Surviving Corporation Directors”) until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter, the Surviving Corporation Bylaws and the MGCL. ViewPoint shall take all requisite lawful action prior to the Effective Time to cause George Fisk and Greg Wilkinson to become directors of the Surviving Corporation at the Effective Time, if they are eligible to serve at the Effective Time. If either or both of George Fisk and Greg Wilkinson shall not be eligible to serve as a director of the Surviving Corporation as of the Effective Time, Legacy shall have the right to substitute for each such ineligible person another designee, subject to the approval of the Board of Directors of ViewPoint, which such approval shall not be unreasonably withheld. The Surviving Corporation Board shall nominate and hold a vote of the Surviving Corporation Directors to appoint the Vice Chairman of the Board of Directors of Legacy as the Vice Chairman of the Board of Directors of the Surviving Corporation either immediately following the 2014 annual meeting of shareholders of the Surviving Corporation if such meeting is later in time than the Effective Date, or immediately after the Effective Time if such date is later in time than the Surviving Corporation’s 2014 annual meeting.

Section 1.7. Bank Merger. Concurrently with or as soon as reasonably practicable after the date hereof, the Parties shall cause LegacyTexas Bank and ViewPoint Bank to enter into the Bank Merger Agreement, providing for the Bank Merger in accordance with Applicable Legal Requirements and the terms of the Bank Merger Agreement immediately following or as soon as reasonably practicable after the Effective Time.

Section 1.8. Tax Treatment of Merger and Agreement. The Parties to this Agreement intend for the Merger to be a reorganization within the meaning of Section 368(a) of the Code and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1. Effect on Capital Stock. At the Effective Time by virtue of the Merger and without any further action on the part of ViewPoint, Legacy or any holder of the following securities:

(a) ViewPoint Common Stock. Each share of common stock, par value $0.01 per share, of ViewPoint (“ViewPoint Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Subject to the other provisions of this Article II, each share of common stock, par value $1.00 per share, of Legacy (“Legacy Common Stock”) (other than each Dissenting Share, as defined below in Section 2.8) that is issued and outstanding immediately prior to the Effective Time, shall cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 2.2 hereof, either:

(i) $126.124 in cash, without interest, (individually, the “Per Share Cash Amount” and collectively, the “Cash Consideration”); or

(ii) 6.006 shares (the “Exchange Ratio”) of ViewPoint Common Stock (collectively, the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”).

(c) Notwithstanding any other provision of this Agreement, no fractional shares of ViewPoint Common Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Legacy Common Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Legacy Common Stock held by such holder) shall be paid an amount in cash (without interest) equal to the product of such fractional share interest and the Per Share Cash Amount. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(d) If, between the date hereof and the Effective Time, the outstanding shares of ViewPoint Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that the shareholders of Legacy Common Stock shall be entitled to receive the Stock Consideration in such proportion as they would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time.

(e) As of the Effective Time, all shares of Legacy Common Stock converted into the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired, and all rights with respect thereto shall cease to exist, and each holder of Legacy Common Stock shall cease to have any rights thereto, except the right to receive, upon surrender of the Certificate(s) (as defined herein) in accordance with Section 2.2 hereof, his or her pro rata share of the Merger Consideration pursuant to this Section 2.1.

(f) At the Effective Time, the stock transfer books of Legacy shall be closed, and no transfer of Legacy Common Stock theretofore outstanding shall thereafter be made.

(g) Any shares of Legacy Common Stock that are owned by Legacy (including treasury shares) or ViewPoint (other than shares held in a fiduciary capacity or shares held in satisfaction of a debt previously contracted) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

(h) Notwithstanding anything to the contrary herein, Legacy may distribute, from time to time or in a lump sum, to the Legacy shareholders, at or prior to the Closing Date, (i) a cash distribution of $3.00 per share (the “Special Distribution”) and (ii) any distributions provided for by Section 5.1(b)(y) with respect to the period between the last distribution under Section 5.1(b)(y) and the Effective Date (“Stub Period Tax Distribution”), which Special Distribution shall be in addition to distributions provided for in Section 5.1(b)(ii); provided that if for any reason Legacy cannot make the Special Distribution or the Stub Period Tax Distribution, then the Per Share Cash Amount and the Exchange Ratio shall be adjusted appropriately for any shortfall in the Special Distribution and/or the Stub Period Tax Distribution.

Section 2.2. Election Procedures. Election forms and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Legacy Common Stock (“Certificates”) shall pass, only upon proper delivery of such Certificates to an exchange agent designated by ViewPoint (the “Exchange Agent”)) and acceptable to Legacy in its reasonable discretion, in such form as ViewPoint and Legacy shall mutually agree (“Election Forms”) shall be mailed at least twenty (20) days prior to the anticipated Effective Date (the “Mailing Date”) to each holder of record of Legacy Common Stock as of five (5) Business Days prior to the Mailing Date (“Election Form Record Date”).

(a) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), subject to the allocation procedures of this Section 2.2, either (i) to elect to receive only ViewPoint Common Stock with respect to such holder’s Legacy Common Stock (“Stock Election Shares”); (ii) to elect to receive only cash with respect to such holder’s Legacy Common Stock (“Cash Election Shares”); (iii) to elect to receive a combination of ViewPoint Common Stock and cash with respect to such holder’s Legacy Common Stock rounded, in each case, to the nearest whole share (“Mixed Election Shares”); or (iv) to indicate that such holder makes no election (“No Election Shares”). Subject to the allocation procedures of this Section 2.2(a), the Mixed Election Shares shall be divided by the Exchange Agent into such portion (to be as closely as possible to 58.875% in the aggregate) (the “Stock Conversion Number”) with respect to which the holder shall receive ViewPoint Common Stock (the “Mixed Stock Shares”) and such portion (to be approximately 41.125% in the aggregate) with respect to which the holder shall receive cash (the “Mixed Cash Shares”) for the purposes of allocating the Merger Consideration as specified below, it being the intention that, to the fullest extent possible, subject to all applicable constraints, all Mixed Election Shares shall receive the consideration without regard to the pro rata selection process set forth below. Any Legacy Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m., Central time, on the fifteenth day following the Mailing Date (or such other time and date as ViewPoint and Legacy may mutually agree) (the “Election Deadline”) shall also be deemed to be “No Election Shares.”

(b) ViewPoint shall make available up to two separate Election Forms, or such additional Election Forms as ViewPoint in its sole discretion may permit, to all persons who become holders (or beneficial owners) of Legacy Common Stock between the Election Form Record Date and close of business on the Business Day prior to the Election Deadline, and Legacy shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. Legacy acknowledges that no deadlines for mailing Election Forms contained elsewhere in this Agreement shall be applicable to such shareholders and that the election requests of such shareholders need not be honored.

(c) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Legacy Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. Following the Election Deadline, an Election Form may not be revoked or changed by the person submitting such Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of Legacy Common Stock represented by such Election Form shall become No Election Shares and ViewPoint shall cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have the sole discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither ViewPoint nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(d) Within five (5) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, ViewPoint shall cause the Exchange Agent to effect the allocation among the holders of Legacy Common Stock of rights to receive the Stock Consideration or the Cash Consideration in the Merger in accordance with the Election Forms, subject to Section 2.2(e).

(e) Notwithstanding any other provision contained in this Agreement, the total number of shares of Legacy Common Stock to be converted into the right to receive the Stock Consideration pursuant to Section 2.1 shall not be less than that number equal to approximately 58.875% of the total number of shares of Legacy Common Stock issued and outstanding as of the Effective Time.

(i) Stock Consideration Proration. If the aggregate number of shares of Legacy Common Stock with respect to which Stock Elections and Mixed Stock Shares shall have been validly made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares, Mixed Cash Shares and all No Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares and Mixed Stock Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election and Mixed Stock Shares equal to the product obtained by multiplying (x) the number of Stock Election and Mixed Stock Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election and Mixed Stock Shares being converted into the right to receive the Cash Consideration.

(ii) Cash Consideration Proration. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock and Mixed Stock Shares shall be converted into the right to receive the Stock Consideration, and the No Election Shares, Mixed Cash and Cash Election Shares shall be treated in the following manner:

(a) If the Shortfall Number is less than or equal to the number of No Election Shares, then all Cash Election and Mixed Cash Shares shall be converted into the right to receive the Cash Consideration, and the No Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (A) the number of No Election Shares held by such holder by (B) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of No Election Shares, with the remaining number of such holder’s No Election Shares being converted into the right to receive the Cash Consideration; or

(b) If the Shortfall Number exceeds the number of No Election Shares, then all No Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election and Mixed Cash Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the Shortfall Number exceeds (y) the total number of No Election Shares and the denominator of which is the total number of Cash Election and Mixed Cash Shares, with the remaining number of such holder’s Cash Election and Mixed Cash Shares being converted into the right to receive the Cash Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by ViewPoint and Legacy.

Section 2.3. Exchange Procedures; Surrender of Certificates.

(a) Each previous holder of a Certificate that has surrendered such Certificate together with duly executed transmittal materials included in the Election Form to ViewPoint or, at the election of ViewPoint, the Exchange Agent, pursuant to Section 2.2 shall, upon acceptance thereof by ViewPoint or the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of ViewPoint Common Stock and/or cash into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofore declared and not yet paid with respect to such shares of ViewPoint Common Stock, without interest, as provided in Section 2.4.

(b) ViewPoint or, at the election of ViewPoint, the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as ViewPoint or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as ViewPoint or the Exchange Agent may reasonably require.

(c) Each outstanding Certificate shall, until duly surrendered to ViewPoint or the Exchange Agent, be deemed to evidence ownership of the consideration into which the Legacy Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

(d) After the Effective Time, holders of Certificates shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of Legacy of Certificates, and if such Certificates are presented to Legacy for transfer, they shall be cancelled against delivery of the consideration provided therefor in this Agreement. ViewPoint shall not be obligated to deliver the consideration to which any former holder of Legacy Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided herein.

(e) ViewPoint and the Exchange Agent shall be entitled to rely upon the stock transfer books of Legacy to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, ViewPoint and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the consideration provided for in this Agreement.

(g) If any certificate representing shares of ViewPoint Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of ViewPoint Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Section 2.4. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or paid with respect to ViewPoint Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of ViewPoint Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder of any unsurrendered Certificate, until the holder of such Certificate shall have complied with the exchange procedures set forth herein. Subject to the effect of Applicable Legal Requirements, following the surrender of any such Certificate, there shall be paid to the holder of whole shares of ViewPoint Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of ViewPoint Common Stock to which such holder is entitled pursuant to this Agreement, if applicable, and the amount of dividends or other distributions with a record date after the Closing Date theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of ViewPoint Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of ViewPoint Common Stock.

Section 2.5. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of Legacy for one (1) year after the Closing Date shall be delivered to ViewPoint, upon demand, and any holders of Legacy Common Stock who have not theretofore complied with this Article II shall thereafter look only to ViewPoint for payment of their claim for the Stock Consideration, the Cash Consideration, any cash in lieu of fractional shares of ViewPoint Common Stock and any dividends or distributions with respect to ViewPoint Common Stock.

Section 2.6. No Liability. To the fullest extent permitted by Applicable Legal Requirements, neither of ViewPoint nor Legacy shall be liable to any former holder of shares of Legacy Common Stock for any portion of the Merger Consideration, or any dividends or distributions with respect to the Stock Consideration, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.7. Withholding. Each of the Exchange Agent and ViewPoint shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Legacy Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Legacy Common Stock in respect of which such deduction and withholding was made.

Section 2.8. Dissenting Shares. Each share of Legacy Common Stock issued and outstanding immediately before the Effective Time, the holder of which has voted against the approval of this Agreement and the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the TBOC is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Share shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into No Election Shares and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LEGACY

Except as set forth in the Disclosure Schedule delivered by Legacy to ViewPoint prior to the execution hereof (the “Legacy Disclosure Schedule”), Legacy hereby make the representations and warranties set forth in this Article III to ViewPoint as of the date hereof and as of the Closing Date.

For purposes of the representations and warranties of Legacy contained herein, disclosure in any section of the Legacy Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Legacy calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Legacy Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Legacy Disclosure Schedule or other document delivered by Legacy pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Legacy agrees to provide at the Closing supplemental Disclosure Schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to ViewPoint. Delivery of such Supplemental Disclosure Schedules shall not cure a breach of or modify a representation or warranty.

Section 3.1. Organization, Standing and Power. Legacy is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Each of Legacy and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy. The copies of the Legacy Charter and the bylaws of Legacy and the certificate of formation and bylaws of LegacyTexas Bank, which have been previously furnished to ViewPoint, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

Section 3.2. Capital Structure.

(a) The authorized capital stock of Legacy consists of 5,000,000 shares of Legacy Common Stock and 5,000,000 shares of preferred stock, par value $2.00 per share (the “Legacy Preferred Stock”). As of the date of this Agreement, (i) there are 2,220,032 shares of Legacy Common Stock, including 1,500 Legacy Restricted Shares, issued and outstanding, and no shares of Legacy Common Stock were held by Legacy or any of its Subsidiaries (exclusive of any shares acquired in respect of debts previously contracted (any such shares being referred to herein as “DPC shares”) or in a fiduciary capacity) and (ii) no shares of Legacy Preferred Stock were issued and outstanding. All outstanding shares of Legacy Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of such shares was not subject to any preemptive or similar rights.

(b) Set forth in Legacy Disclosure Schedule 3.2(b) is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that Legacy or any of its Subsidiaries has issued. Except as set forth in Legacy Disclosure Schedule 3.2(b), no Voting Debt of Legacy or any Legacy Subsidiary is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Legacy or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements. Except as set forth in Legacy Disclosure Schedule 3.2(b), no Legacy Subsidiary has issued securities held by any entity other than Legacy or a Legacy Subsidiary.

(c) Except for this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Legacy or any Subsidiary of Legacy is a party or by which it or any such Subsidiary is bound obligating Legacy or any Subsidiary of Legacy to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Legacy or of any Subsidiary of Legacy or obligating Legacy or any Subsidiary of Legacy to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Legacy or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Legacy or any of its Subsidiaries or (ii) pursuant to which Legacy or any of its Subsidiaries is or could be required to register shares of Legacy Common Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof to the extent permitted by Section 5.1.

(d) Except as set forth on Legacy Disclosure Schedule 3.2(d), since December 31, 2012, Legacy has not (i) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Legacy or any of its Subsidiaries, other than pursuant to and as required by the terms of the Legacy Stock Plan and any employee stock options and other awards issued under the Legacy Stock Plan prior to the date hereof; (ii) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Legacy Subsidiaries, any shares of capital stock of Legacy or any of its Subsidiaries (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (iii) declared, set aside, made or paid to the shareholders of Legacy dividends or other distributions on the outstanding shares of capital stock of Legacy.

(e) Neither Legacy nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of ViewPoint or any of its Subsidiaries.

Section 3.3. Organization and Qualification of the Legacy Trusts. With respect to the Legacy Trusts:

(a) Each Legacy Trust has issued and sold preferred securities and common securities under an Amended and Restated Declaration of Trust (each a “Legacy Trust Agreement”), and Legacy has issued to each Legacy Trust, Floating Rate Junior Subordinated Notes (“Notes”), under an Indenture (each Legacy Trust’s Indenture and Legacy Trust Agreement are collectively referred to as the “Legacy Operative Documents”). Legacy Disclosure Schedule 3.3(a) sets forth, with respect to each Legacy Trust, the (i) date of its Legacy Trust Agreement and Indenture, (ii) aggregate liquidation value of its preferred securities, (ii) aggregate liquidation value of its common securities, (iii) aggregate amount of Notes that have been issued to that Legacy Trust by Legacy, (iv) the rate paid on its preferred securities, the common securities and the Notes, (v) date after which Legacy may redeem its Notes at par, and (vi) maturity date of its Notes.

(b) Each Legacy Trust has been duly created and is validly existing in good standing as a statutory trust under the laws of the jurisdiction of its organization with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the Legacy Operative Documents. No Legacy Trust is a party to or otherwise bound by any material agreement other than the Legacy Operative Documents and a Placement Agreement of even date with the relevant Legacy Trust Agreement. Each Legacy Trust is and will, under current law, be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

(c) The preferred securities and the common securities issued by each Legacy Trust have been duly authorized by the relevant Legacy Trust Agreement, have been validly issued and represent undivided beneficial interests in the assets of the Legacy Trust. None of the preferred securities or the common securities is subject to preemptive or other similar rights. All of the outstanding common securities issued by the Legacy Trusts are directly owned by Legacy free and clear of any pledge, security interest, claim, lien or other encumbrance, and have been issued in compliance with applicable federal and state securities laws. The common securities issued by the Legacy Trusts satisfy the eligibility requirements of Rule 144A(d)(3) issued under the Securities Act of 1933, as amended. Neither Legacy nor any of the Legacy Trusts is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of that Act. The Notes are not held of record by shareholders of Legacy or LegacyTexas Bank.

(d) The sole assets of each Legacy Trust are its Notes, any interest paid on such Notes to the extent not distributed, proceeds of such Notes, or any of the foregoing.

(e) All of the proceeds from the sale of the preferred securities issued by the Legacy Trusts have been invested in its Notes. All of the proceeds from the sale of the common securities issued by the Legacy Trusts have been invested in the Notes. All Notes are and have been held by the Legacy Trusts since their initial issuance.

(f) Each Legacy Trust was not formed to, and is not authorized to, conduct any trade or business and each Legacy Trust has not conducted any trade or business since it was formed. Each Legacy Trust exists for the exclusive purposes of (i) issuing and selling its preferred securities and common securities, (ii) using the proceeds from the sale of its preferred securities and common securities to acquire its Notes, and (iii) engaging only in activities necessary, advisable or incidental thereto. Each Legacy Trust was formed to facilitate direct investment in the assets of that Legacy Trust, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in either Legacy Trust with diverse interests in the assets of that Legacy Trust.

(g) Except as set forth on Legacy Disclosure Schedule 3.3(g), Legacy has made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the Notes. Except as set forth on Legacy Disclosure Schedule 3.3(g), Legacy has not exercised its right to defer interest payments on any of the Notes. Except as set forth on Legacy Disclosure Schedule 3.3(g), Legacy has not been advised by the Federal Reserve or the Federal Reserve Bank of Dallas to defer interest payments on any of the Notes, nor does Legacy have knowledge of any basis for the same.

(h) Each Legacy Trust’s income consists solely of payments made by Legacy with respect to its Notes, and such payments are not derived from the active conduct of a financial business by that Legacy Trust. Both Legacy’s obligation to make those payments and the amounts thereof are set forth in the Notes. Neither Legacy’s obligation to make those payments nor the amounts payable by Legacy is dependent on income or profits of Legacy or any Affiliate of Legacy (although Legacy’s ability to do so is so dependent).

(i) Legacy has not issued any class of capital shares either pari passu or senior to the Notes. All Notes are either pari passu or senior to Legacy’s trade accounts payable arising in the ordinary course of business.

(j) Legacy and each Legacy Trust have created a debtor-creditor relationship between Legacy, as debtor, and that Legacy Trust, as a creditor, and Legacy and each Legacy Trust have treated the Notes as indebtedness for all tax purposes.

(k) Each Legacy Operative Document entered into by Legacy or any of its Subsidiaries is in full force and effect and constitutes the valid, binding and legally enforceable obligation of Legacy or one of its Subsidiaries, and to the knowledge of Legacy, the other parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing).

Section 3.4. Execution and Delivery; No Violation.

(a) Legacy has all requisite corporate power and authority to execute and deliver this Agreement and, subject, in the case of the Merger, to the approval of this Agreement (including the Merger) by the affirmative vote of at least two-thirds of the outstanding shares of Legacy Common Stock entitled to vote at the Legacy Shareholder Meeting (the “Required Legacy Vote”) and receipt of the Requisite Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Legacy Board. This Agreement has been duly and validly executed and delivered to ViewPoint. Assuming due authorization, execution and delivery by ViewPoint, this Agreement constitutes valid and binding obligations of Legacy, enforceable against Legacy in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) The Legacy Board has directed that this Agreement and the transactions contemplated hereby be submitted to its shareholders for approval at an annual or special meeting and, except for the adoption of this Agreement by Required Legacy Vote, no other votes are necessary to approve this Agreement and to consummate the transactions contemplated hereby and thereby.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Legacy with any of the terms or provisions hereof (provided the required regulatory and shareholder approvals are obtained) shall (i) violate any provision of the charters, articles, certificates or bylaws of Legacy or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Legacy, any of its Subsidiaries or any of their respective Properties (as defined in Section 9.1) or assets; (iii) violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest of any kind or nature (“Lien”) upon any of the respective Properties or assets of Legacy or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other material instrument or obligation to which Legacy or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.

Section 3.5. Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to Legacy, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Legacy or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Legacy or the consummation by Legacy and its Subsidiaries of the transactions contemplated hereby. As of the date of this Agreement, Legacy knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis.

Section 3.6. Reports. Since January 1, 2010, Legacy and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the Texas Department of Banking (the “TDB”), and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

Section 3.7. Financial Statements.

(a) Legacy has furnished to ViewPoint copies of the audited consolidated balance sheets of Legacy as of December 31, 2012, 2011, and 2010, the audited consolidated statements of income and changes in shareholders’ equity for the years ended December 31, 2012, 2011, and 2010, and statements of cash flows for the years ended December 31, 2012, 2011, and 2010, and the unaudited consolidated balance sheets, statements of income, changes in shareholders’ equity and statements of cash flows for the quarter ended September 30, 2013 (such balance sheets and the related statements of income, changes in shareholders’ equity and cash flows are collectively referred to herein as the “Legacy Financial Statements”). The Legacy Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of Legacy and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Legacy Financial Statements accurately and fairly reflect in all material respects the transactions of Legacy. The Legacy Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b) Legacy has furnished ViewPoint with true and complete copies of the Reports of Condition and Income as of December 31, 2012, December 31, 2011, December 31, 2010, March 31, 2013, June 30, 2013 and September 30, 2013 (the “Bank Call Reports”), for LegacyTexas Bank. The Bank Call Reports fairly present, in all material respects, the financial position of LegacyTexas Bank and the results of its operations at the date and for the period indicated in that Bank Call Report in conformity with the instructions to the Bank Call Report. The Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. LegacyTexas Bank has calculated its allowance for loan losses in accordance with regulatory accounting principles, including the Instructions for Preparation of Consolidated Reports of Condition and Income and the Interagency Policy Statement on the Allowance for Loan and Lease Losses as applied to banking institutions and in accordance with all applicable rules and regulations (“RAP”). The allowance for loan losses account for LegacyTexas Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of LegacyTexas Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing, or the collectability of, such loans.

Section 3.8. Undisclosed Liabilities. Except for (a) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Legacy included in the Legacy Financial Statements for the fiscal quarter ended September 30, 2013, (b) liabilities incurred since September 30, 2013 in the ordinary course of business consistent with past practice, and (c) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy, Legacy and its Subsidiaries do not have, and since September 30, 2013, Legacy and its Subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in Legacy’s financial statements in accordance with GAAP).

Section 3.9. Information Supplied. None of the information supplied or to be supplied by Legacy expressly for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus shall, at the date of mailing to the shareholders of Legacy and at the time of the Legacy Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Legacy with respect to statements made or incorporated by reference therein based on information expressly supplied by ViewPoint for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

Section 3.10. Compliance with Applicable Legal and Reporting Requirements.

(a) Legacy and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Legacy and its Subsidiaries, taken as a whole (the “Legacy Permits”), the Legacy Permits are in full force and effect and Legacy and its Subsidiaries are in compliance with the terms of the Legacy Permits, except where the failure so to hold, be in full force and effect or comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy.

(b) Except as set forth on Legacy Disclosure Schedule 3.10(b), since December 31, 2010, each of Legacy and its Subsidiaries has conducted its business in compliance in all material respects with all material Applicable Legal Requirements applicable to Legacy, its Subsidiaries or to the employees conducting such businesses, except for violations which have been cured or remedied. To the knowledge of Legacy, no investigation by any Governmental Entity with respect to Legacy or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Legacy or its Subsidiaries.

Section 3.11. Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Legacy and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Legacy or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Legacy.

(b) Since December 31, 2010, neither Legacy nor any of its Subsidiaries or, to the knowledge of Legacy, any director, officer, employee, auditor, accountant or representative of Legacy or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Legacy or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Legacy or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.12. Legal Proceedings. Except as set forth in Legacy Disclosure Schedule 3.12, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Legacy, threatened, against or affecting Legacy or any Subsidiary of Legacy involving a monetary claim in excess of $100,000 or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against Legacy or any Subsidiary of Legacy having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy or on the Surviving Corporation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Legacy, threatened against Legacy that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Legacy pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.13. Taxes. Except as set forth in Confidential Disclosure Schedule 3.13:

(a) Each of Legacy and the Legacy Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects. All taxes shown to be due on such tax returns have been timely paid, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the Legacy Financial Statements. Legacy has no liability for taxes in excess of the amount reserved or provided for in the Legacy Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b) No written or, to the knowledge of Legacy, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against Legacy or any of the Legacy Subsidiaries and has not previously been paid has been received by Legacy or any Legacy Subsidiary.

(c) There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon Legacy or any of its Subsidiaries, nor has Legacy or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

(d) To the knowledge of Legacy, no tax return of Legacy or any Legacy Subsidiary is under audit or examination by any Governmental Entity. No written or, to the knowledge of Legacy, unwritten notice of such an audit or examination by any Governmental Entity has been received by Legacy or any Legacy Subsidiary. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(e) Neither Legacy nor any Legacy Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(i) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two-year period ending prior to the date of this Agreement; or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(f) Neither Legacy nor any Legacy Subsidiary has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Legacy is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law.

(g) Neither Legacy nor any Legacy Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Neither Legacy nor any Legacy Subsidiary has engaged in a transaction that would be reportable by or with respect to Legacy or any Legacy Subsidiary pursuant to Sections 6011, 6111 or 6112 of the Code.

(i) Legacy and the Legacy Subsidiaries have withheld (or shall withhold) from payments to or on behalf of its employees, independent contractors, creditors, shareholders or other third parties, and have timely paid (or shall timely pay) to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable tax law; provided, however, that the foregoing withholding representation shall apply only with respect to payments made before the Closing Date and that the foregoing timely payment representation shall apply only with respect to payments which, to be timely, must be made to the appropriate Governmental Entity before the Closing Date.

(j) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes.

(k) Neither Legacy nor any Legacy Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity).

(l) Neither Legacy nor any Legacy Subsidiary is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (E) prepaid amount received on or before the Closing Date, or (F) election under Section 108(i) of the Code.

(m) Neither Legacy nor any Legacy Subsidiary has been a United States real property holding corporation within the meaning of the Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(i)(ii).

(n) No claim has been made within the last three (3) years by an authority in a jurisdiction where Legacy or any Legacy Subsidiary does not file tax returns that Legacy or any Legacy Subsidiary may be subject to taxation by that jurisdiction. Within the past 3 years, the IRS has not challenged the interest deduction on any of Legacy or any Legacy Subsidiary’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(o) Legacy has been a validly electing S corporation within the meaning of Code §1361 and § 1362 at all times since January 1, 1998 and Legacy will be an S corporation up to and including the Effective Time.

(p) Legacy Disclosure Schedule 3.13(p) identifies each Legacy Subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Code §1361(b)(3). Each Legacy Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the Effective Time.

(q) No audit by the IRS has commenced or been completed pursuant to the Code regarding Subchapter S items of Legacy, and no agreement, consent or waiver to extend the statute of limitations of Subchapter S items of Legacy has been given. To the knowledge of Legacy, each Legacy shareholder’s treatment of Subchapter S items with respect to Legacy is consistent with the manner in which Legacy has filed its tax returns.

(r) For purposes of this Section 3.13 and Section 5.1(l): (i) the term “tax” or “taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, alternative or add-on minimum, social security (or similar), unemployment, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, unclaimed property or other taxes, including any interest, penalties, finds and additions (to the extent applicable) thereto, whether disputed or not; and (ii) the term “tax return” shall mean tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to taxes.

Section 3.14. Certain Agreements. Except as set forth in Legacy Disclosure Schedule 3.14 and except for this Agreement, neither Legacy nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment or services of any directors or executive officers, or with any consultants that are natural persons, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of Legacy or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires Legacy or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, (iv) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement), (v) in the case of a Legacy Benefit Plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (vii) which involve the payment of more than $250,000 and are not terminable without penalty on notice of 90 days or less, (viii) real property leases or (ix) agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business. Legacy has previously made available to ViewPoint complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.14 (collectively referred to herein as the “Legacy Contracts”). All of the Legacy Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy. Neither Legacy nor any of its Subsidiaries has, and to the best knowledge of Legacy, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Legacy Contract, except in each case for those violations and defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy.

Section 3.15. Benefit Plans.

(a) With respect to each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any stock purchase, stock option, severance, employment, change-in-control, educational assistance, adoption assistance, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee, director, independent contractor or former employee, director or independent contractor of Legacy or any of its Subsidiaries, or any spouse or dependent of any such employee or director, has any present or future right to benefits, and which is (or was prior to its termination) sponsored, maintained or contributed to by Legacy or any of its Subsidiaries or under which Legacy or any of its Subsidiaries has any present or future liability (the “Legacy Benefit Plans”), Legacy has provided ViewPoint a true, correct and complete copy of (i) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (ii) such Legacy Benefit Plan and all related amendments thereto, (iii) each trust agreement, summaries, employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”) relating to such Legacy Benefit Plan and all related amendments thereto, (iv) the most recent summary plan description for each Legacy Benefit Plan for which a summary plan description is required by ERISA, for Benefit Plans not subject to ERISA or that are unwritten, any relevant summaries, (v) any contracts with independent contractors (including actuaries, investment managers, etc.) that relate to any Legacy Benefit Plan, and (vi) the most recent determination letter (or equivalent) issued by the IRS with respect to any Legacy Benefit Plan qualified under Section 401(a) of the Code. There are no unwritten amendments to any Legacy Benefit Plan.

(b) With respect to each Legacy Benefit Plan that provides for the grant, sale or issuance of Legacy Common Stock, or the payment of cash based on the value of Legacy Common Stock, Legacy has provided ViewPoint a true, correct and complete copy of each form of award agreement, including amendments, under which any such rights have been granted, and a schedule showing the name of each grantee, the date of grant and all other material terms of each grant. No stock option or other right to acquire Legacy Common Stock or other equity of Legacy, or the payment of cash based on the value of Legacy Common Stock (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such stock option or right was granted, as determined by Legacy in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and Section 1.409A-1(b)(5)(iv) of the Treasury regulations), (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (iii) has been granted after December 31, 2004, with respect to any class of stock of Legacy that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

(c) All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each Legacy Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(d) No Legacy Benefit Plan is subject to Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA or, without limitation, either a multiple employer plan (including plans sponsored by an employee leasing or professional employer organization), or “multi-employer plan” (as either such term is defined in the Code or ERISA). No Legacy Benefit Plan is subject to the funding standards of Code Section 412 or 436 or Section 302 of ERISA.

(e) There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Legacy Benefit Plans that would directly or indirectly subject ViewPoint, Legacy or any of their respective Subsidiaries to any material taxes, penalties or other liabilities, including any liability arising through indemnification.

(f) Each Legacy Benefit Plan that is represented to be qualified under Code Section 401(a) either has a favorable determination letter that covers all existing amendments up to and including EGTRRA or is an adoption of a prototype or volume submitter plan for which a favorable opinion letter has been issued up to and including EGTRRA, on which Legacy or a Legacy Subsidiary is entitled to reliance equivalent to a determination letter, and, in either case, neither Legacy nor any Legacy Subsidiary has any obligation to adopt any amendments for which the remedial amendment period under Code Section 401(b) has expired, and Legacy is not aware of any circumstances likely to result in revocation of any such favorable determination or inability to rely on any opinion letter. Each Legacy Benefit Plan has been operated in compliance, in all material respects, with applicable law or in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code and, except as disclosed on Legacy Disclosure Schedule 3.15(f), all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Legacy Benefit Plan have been timely and completely filed or distributed.

(g) There are no pending claims, lawsuits or actions relating to any Legacy Benefit Plan (other than ordinary course claims for benefits) and, to the knowledge of Legacy none are threatened.

(h) Except as disclosed on Legacy Disclosure Schedule 3.15(h), no written or oral representations have been made to any employee or former employee of Legacy or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such individual, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment, except as required by law and at no expense to Legacy or any of its Subsidiaries. Except as disclosed on Legacy Disclosure Schedule 3.15(h), neither the Merger, nor subsequent events where consequences result solely as a result of both the occurrence of the subsequent event and the occurrence of the Merger, shall accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of Legacy or any of its Subsidiaries.

(i) Except as set forth in Legacy Disclosure Schedule 3.15(i), no Legacy Benefit Plan, Legacy Stock Plan or other contract or arrangement exists that could result in the payment to any present or former employee or director of Legacy or any Subsidiary of Legacy of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Legacy or any Subsidiary of Legacy as a result of the transactions contemplated by this Agreement. Unless specifically disclosed on such schedule, no such payment will be nondeductible or subject to excise tax under Code Section 4999 or 280G, nor will Legacy, ViewPoint or any of their respective Subsidiaries be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections.

(j) Except as set forth in Legacy Disclosure Schedule 3.15(j), there are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against Legacy, any Legacy Subsidiary, any Legacy Benefit Plan, or any other Person, including without limitation, any Legacy Benefit Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Legacy Benefit Plan.

(k) Each Legacy Benefit Plan which is a “group health plan” (as defined in the Code and ERISA) has been operated in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code and any analogous state law. Each such plan is in compliance, in all material respects, with, and the operation of each such plan will not result in the incurrence of any material penalty to Legacy, the Surviving Corporation or any of their respective Subsidiaries under those Code Sections nor under the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

(l) All obligations required to be performed by Legacy and its Subsidiaries under any Legacy Benefit Plan have been performed by them in all material respects and they are not in default under or in violation of any material provision of any Legacy Benefit Plan. To Legacy’s knowledge, no event has occurred that would constitute grounds for an enforcement action by any party against Legacy or any of its Subsidiaries under part 5 of Title I of ERISA under any Legacy Benefit Plan.

(m) Except as described in Confidential Disclosure Schedule 3.15(m), Legacy and its Subsidiaries are insured by one or more insurance company(ies) for all health, dental, vision, life disability, survivor income benefits, or similar claims relating to any Legacy Benefit Plan and Legacy and its Subsidiaries do not self-insure against such claims.

(n) Legacy or a Legacy Subsidiary may, at any time, amend or terminate any Legacy Benefit Plan that it sponsors or maintains and may withdraw from any Legacy Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring any material liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(o) Except as disclosed in Legacy Disclosure Schedule 3.15(o), no Legacy Benefit Plan is invested in or provides the opportunity for the purchase of any employer security or employer real property (within the meaning of Section 407(d) of ERISA).

(p) Each Legacy Benefit Plan that is a Nonqualified Deferred Compensation Plan subject to Code § 409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Section 409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. No additional tax under Section 409A(a)(1)(ii) of the Code has been or is reasonably expected to be incurred by a participant in any such Legacy Benefit Plan or other contract, plan, program, agreement, or arrangement. Neither Legacy nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(ii) of the Code.

Section 3.16. Bank Subsidiary. Except as set forth in Legacy Disclosure Schedule 3.16, Legacy owns all of the outstanding shares of capital stock of LegacyTexas Bank, free and clear of any Lien. All of the shares of capital stock of LegacyTexas Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. LegacyTexas Bank is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder. LegacyTexas Bank is a Texas-state chartered member bank whose primary federal bank regulator is the Federal Reserve.

Section 3.17. Agreements with Regulators. Except as set forth in Legacy Disclosure Schedule 3.17, neither Legacy nor any Subsidiary of Legacy is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2008 any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Legacy or any Legacy Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Legacy and its Subsidiaries are in compliance with all of the foregoing so listed in Legacy Disclosure Schedule 3.17. There are no formal or informal investigations, known to Legacy, relating to any regulatory matters pending before any Governmental Entity with respect to Legacy or any of its Subsidiaries. Neither of Legacy nor any Legacy Subsidiary or any of their respective executive officers or, to the knowledge of Legacy, any of their respective directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of Legacy, threatened.

Section 3.18. Absence of Certain Changes or Events. From September 30, 2013 through the date of this Agreement: (a) Legacy and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy or the Surviving Corporation and (c) there has not been (i) any action or event of the type that would have required the consent of ViewPoint under Section 5.1 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Legacy or any of its Subsidiaries (whether or not covered by insurance).

Section 3.19. Takeover Statutes. Either this Agreement and the transactions contemplated hereby are exempt from, or the Legacy Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”) applicable to Legacy or any of its Subsidiaries.

Section 3.20. Vote Required. The Required Legacy Vote is the only vote of the holders of any class or series of Legacy capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby to which it is a party.

Section 3.21. Properties. Legacy or of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Legacy Financial Statement being owned by Legacy or one of its Subsidiaries or acquired after the date thereof which are material to Legacy’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited balance sheet included in Legacy Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease that is material to Legacy or a Legacy Subsidiary is valid without any material default thereunder by the lessee or, to Legacy’s knowledge, the lessor.

Section 3.22. Condition of Assets. Except as set forth on Legacy Disclosure Schedule 3.22, all tangible assets, including furniture, fixtures and equipment, used by Legacy and its Subsidiaries are in operating condition, ordinary wear and tear excepted, and conform with all material ordinances, regulations, zoning and other laws, whether federal, state or local. Each of Legacy and its Subsidiaries owns or leases all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of Legacy and its Subsidiaries is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.23. Intellectual Property. Legacy and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Legacy Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Legacy Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy. Neither Legacy nor any such Subsidiary has received any notice of infringement of or conflict with and, to Legacy’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Legacy Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Legacy.

Section 3.24. Loan Portfolio.

(a) Except as set forth on Legacy Disclosure Schedule 3.24, neither Legacy nor any of its Subsidiaries is a party to any written or oral (i) Loans under the terms of which the obligor was, as of September 30, 2013, 90 days or more delinquent in payment of principal or interest or, to the knowledge of Legacy, in default of any other provision, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Legacy or any of its Subsidiaries, or to the knowledge of Legacy, any affiliate of any of the foregoing. Set forth in Legacy Disclosure Schedule 3.24 is a true, correct and complete list of (i) all of the Loans of Legacy and its Subsidiaries that, as of September

30, 2013, were classified by Legacy as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of Legacy and its Subsidiaries that, as of September 30, 2013, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (iii) each asset of Legacy or any of its Subsidiaries that, as of September 30, 2013, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof; it being understood and agreed that the Loans referenced in clauses (i) and (ii) of this sentence include any Loans so classified by Legacy or by any Governmental Entity.

(b) Each Loan of Legacy and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Legacy and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing.

(c) Each outstanding Loan of Legacy and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Legacy and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(d) Except as set forth in Legacy Disclosure Schedule 3.24(d), none of the agreements pursuant to which Legacy or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by Legacy or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of Legacy or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

Section 3.25. Insurance. Set forth in Legacy Disclosure Schedule 3.25 is a true, correct and complete list of all material insurance policies maintained by Legacy and its Subsidiaries. All such insurance policies and bonds are in full force and effect and neither Legacy nor any of its Subsidiaries is in default under any such policy or bond. Except as set forth in Legacy Disclosure Schedule 3.25, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

Section 3.26. Indemnification. To the knowledge of Legacy, no action or failure to take action by any present or former director, officer, employee or agent of Legacy or its Subsidiaries has occurred which would give rise to a material claim by any such individual for indemnification from Legacy or its Subsidiaries.

Section 3.27. Transactions with Affiliates. Except as set forth in Legacy Disclosure Schedule 3.27, there are no agreements, contracts, plans, arrangements or other transactions between Legacy or any of its Subsidiaries, on the one hand, and any (i) officer or director of Legacy or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of Legacy, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Legacy, on the other hand, except those of a type available to employees of Legacy generally. Except as set forth in Legacy Disclosure Schedule 3.27, there are no “covered transactions,” including any Loans engaged in by Legacy, with any “affiliate” (as such terms are defined in Section 23A of the Federal Reserve Act and Regulation W promulgated thereunder) other than those covered transactions which were engaged in and continue to be in compliance with Section 23A and Regulation W.

Section 3.28. Absence of Certain Business Practices. Neither Legacy nor any of its Subsidiaries or any of their respective officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Legacy or any of its Subsidiaries (or assist Legacy or any of its Subsidiaries in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to Legacy or any of its Subsidiaries.

Section 3.29. Environmental Compliance. Except as set forth on Legacy Disclosure Schedule 3.29:

(a) Legacy, its Subsidiaries and their respective Properties are in material compliance with all Environmental Laws. Legacy is not aware of, nor has Legacy or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Legacy and its Subsidiaries with all Environmental Laws.

(b) Legacy and its Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(c) No Hazardous Materials exist on, about or within any of the Properties, nor to Legacy’s knowledge have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that Legacy and its Subsidiaries makes and intends to make of the Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(d) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to Legacy’s knowledge threatened against Legacy or any of its Subsidiaries relating in any way to any Environmental Law. Neither Legacy nor any of its Subsidiaries has any liability for remedial action under any Environmental Law. Neither Legacy nor any of its Subsidiaries has received any request for information by any

Governmental Entity with respect to the condition, use or operation of any of the Properties nor has Legacy or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

Section 3.30. Derivatives. All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for Legacy’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Applicable Legal Requirements and (ii) with counterparties which Legacy believes to be financially responsible. Each Derivative Contract of Legacy or any of its Subsidiaries constitutes the valid and legally binding obligation of Legacy or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Neither Legacy nor its Subsidiaries, nor to the knowledge of Legacy any other party thereto, is in breach of any of its obligations under any Derivative Contract of Legacy or one of its Subsidiaries. The financial position of Legacy and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Legacy and such Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.

Section 3.31. Books and Records. The minute books, stock certificate books and stock transfer ledgers of Legacy and its Subsidiaries have been kept in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of Legacy or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.32. Employee Relationships. Legacy and its Subsidiaries have complied in all material respects with all applicable material laws relating to their relationships with their employees, and Legacy believes that the relationships between Legacy and its Subsidiaries with such employees is good. To the knowledge of Legacy, no executive officer or manager of any of the operations of Legacy or any of its Subsidiaries or any group of employees of Legacy or any of its Subsidiaries has or have any present plans to terminate their employment prior to or as a result of the consummation of any of the transactions.

Section 3.33. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except JP Morgan Chase & Co. Legacy has disclosed to ViewPoint as of the date hereof the aggregate fees provided for in connection with the engagement by Legacy of JP Morgan Chase & Co. related to the Merger and the other transactions contemplated hereunder.

Section 3.34. Opinion of Financial Advisor of Legacy. Legacy has received the oral opinion of its financial advisor, Bank Advisory Group, LLC, subsequently confirmed in writing, on the date hereof to the effect that, subject to the limitations and qualifications expressed therein, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Legacy Common Stock.

Section 3.35. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Legacy nor any other Person on behalf of Legacy is making or has made any express or implied representation or warranty with respect to Legacy or with respect to any other information provided to ViewPoint in connection with the transactions contemplated herein. Neither Legacy nor any other Person shall have or be subject to any liability or indemnification obligation to ViewPoint or any other Person resulting from the distribution to ViewPoint, or the use by ViewPoint of, any such information, including any information, documents, projections, forecasts or other material made available to ViewPoint in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. Legacy acknowledges that ViewPoint is making no representations or warranties other than the representations and warranties expressly contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VIEWPOINT

Except as set forth in the Disclosure Schedule delivered by ViewPoint to Legacy prior to the execution hereof (the “ViewPoint Disclosure Schedule”), ViewPoint hereby make the representations and warranties set forth in this Article IV to Legacy as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of Legacy contained herein, disclosure in any section of the ViewPoint Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by ViewPoint calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the ViewPoint Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the ViewPoint Disclosure Schedule or other document delivered by Legacy pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. ViewPoint agrees to provide at the Closing supplemental Disclosure Schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to Legacy. Delivery of such Supplemental Disclosure Schedules shall not cure a breach of or modify a representation or warranty.

Section 4.1. Organization, Standing and Power. ViewPoint is a bank holding company registered under the BHC Act. Each of ViewPoint and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing and, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViewPoint. The copies of the ViewPoint Charter and the bylaws of ViewPoint, the articles of incorporation and bylaws of ViewPoint Bank, which have been previously furnished to Legacy, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

Section 4.2. Capital Structure.

(a) The authorized capital stock of ViewPoint consists of 90,000,000 shares of ViewPoint Common Stock and 10,000,000 shares of preferred stock, $0.01 par value per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 39,952,684 shares of ViewPoint Common Stock issued and outstanding, including 503,898 shares of ViewPoint Common Stock granted in respect of outstanding awards of restricted ViewPoint Common Stock under a ViewPoint Stock Plan (as defined below) (“ViewPoint Restricted Shares”)), (ii) 1,202,346 shares of ViewPoint Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of ViewPoint Common Stock granted under a ViewPoint Stock Plan (“ViewPoint Stock Options”), (iii) 2,154,699 shares of ViewPoint Common Stock reserved for issuance pursuant to future grants under the ViewPoint Stock Plans, and (v) no other shares of capital stock or other voting securities of ViewPoint issued, reserved for issuance or outstanding. As used herein, the “ViewPoint Stock Plans” shall mean all employee and director equity incentive plans of ViewPoint in effect as of the date of this Agreement. All of the issued and outstanding shares of ViewPoint Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt, trust preferred or similar securities, or subordinated debt securities of ViewPoint or any ViewPoint Subsidiary are issued or outstanding.

(b) No ViewPoint Subsidiary has issued securities held by any entity other than ViewPoint or a ViewPoint Subsidiary.

(c) Except for (i) this Agreement, (ii) the employment agreements contemplated by this Agreement with the officers of Legacy, and (iii) as set forth in Section 4.2(a) above, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which ViewPoint or any Subsidiary of ViewPoint is a party or by which it or any such Subsidiary is bound obligating ViewPoint or any Subsidiary of ViewPoint to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of ViewPoint or of any Subsidiary of ViewPoint or obligating ViewPoint or any Subsidiary of ViewPoint to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of ViewPoint or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of ViewPoint or any of its Subsidiaries or (ii) pursuant to which ViewPoint or any of its Subsidiaries is or could be required to register shares of ViewPoint Common Stock or other securities under the Securities Act.

(d) Neither ViewPoint nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of Legacy or any of its Subsidiaries.

Section 4.3. Execution and Delivery; No Violation.

(a) ViewPoint has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the ViewPoint Board. This Agreement has been duly and validly executed and delivered to Legacy.

Assuming due authorization, execution and delivery by Legacy, this Agreement constitutes valid and binding obligations of ViewPoint, enforceable against ViewPoint in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by ViewPoint with any of the terms or provisions hereof (provided the Required Legacy Vote and the Requisite Regulatory Approvals are obtained) shall (i) violate any provision of the charters, articles, certificates or bylaws of ViewPoint or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ViewPoint, or any of its Subsidiaries, or any of their respective assets; (iii) violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective Properties or assets of ViewPoint or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other material instrument or obligation to which ViewPoint or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.

Section 4.4. Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to ViewPoint, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by ViewPoint or any of its Subsidiaries in connection with the execution and delivery of this Agreement by ViewPoint or the consummation by ViewPoint and its Subsidiaries of the transactions contemplated hereby. As of the date of this Agreement, ViewPoint knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis.

Section 4.5. SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(a) ViewPoint has timely filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2010 (the “ViewPoint SEC Documents”). ViewPoint has delivered or made available to Legacy true, correct and complete copies of all ViewPoint SEC Documents, all comment letters received by ViewPoint from the SEC since December 31, 2010, all responses to such comment letters by or on behalf of ViewPoint and all other correspondence since December 31, 2010 between the SEC and ViewPoint, in each case to the extent not available to the public in completely unredacted form on EDGAR. No Subsidiary of ViewPoint is, or since December 31, 2008 has been, required to file any form, report, registration statement or other document with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the ViewPoint SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ViewPoint SEC Documents, and none of the ViewPoint SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of ViewPoint included in the ViewPoint SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of ViewPoint and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in ViewPoint SEC Documents since ViewPoint’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the Subsidiaries of ViewPoint are, or, since December 31, 2008 have been, required by generally accepted accounting principles to be included in the consolidated financial statements of ViewPoint.

(b) Since December 31, 2010, ViewPoint and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency (the “OCC”), the Small Business Administration, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of ViewPoint included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, as filed with the SEC prior to the date of this Agreement, (ii) liabilities incurred since September 30, 2013 in the ordinary course of business consistent with past practice, and (iii) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViewPoint, ViewPoint and its Subsidiaries do not have, and since September 30, 2013 ViewPoint and its Subsidiaries have not incurred to the date of this Agreement, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in the ViewPoint Financial Statements in accordance with generally accepted accounting principles).

(d) ViewPoint is, and since December 31, 2010 has been, in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) As used in this Section 4.5, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.

Section 4.6. [Intentionally Omitted.]

Section 4.7. Information Supplied. None of the information supplied or to be supplied by ViewPoint expressly for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus shall, at the date of mailing to shareholders of Legacy and at the time of the Legacy Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by ViewPoint with respect to statements made or incorporated by reference therein based on information expressly supplied by Legacy for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

Section 4.8. Compliance with Applicable Legal and Reporting Requirements.

(a) ViewPoint and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of ViewPoint and its Subsidiaries, taken as a whole (the “ViewPoint Permits”), the ViewPoint Permits are in full force and effect and ViewPoint and its Subsidiaries are in compliance with the terms of the ViewPoint Permits, except where the failure so to hold, be in full force and effect or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViewPoint.

(b) Since December 31, 2010, each of ViewPoint and its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements applicable to ViewPoint or any of its Subsidiaries or to the employees conducting such businesses, except for violations which have been cured or remedied. To the knowledge of ViewPoint, no investigation by any Governmental Entity with respect to ViewPoint or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of ViewPoint or its Subsidiaries.

Section 4.9. Accounting and Internal Controls.

(a) The records, systems, controls, data and information of ViewPoint and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ViewPoint or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following clause.

(b) ViewPoint has (i) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are reasonably designed to provide that (i) all information required to be disclosed by

ViewPoint in the reports it files under the Exchange Act and all information disseminated by ViewPoint to the holders of ViewPoint Common Stock is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) all such information is accumulated and communicated to ViewPoint’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to ViewPoint’s independent, external auditors and the audit committee of the ViewPoint Board (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect ViewPoint’s ability to record, process, summarize and report financial data and have identified for ViewPoint’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ViewPoint’s internal controls. ViewPoint has made available to Legacy a summary of any such disclosure made by management to ViewPoint’s auditors and audit committee since December 31, 2010.

(c) Except as set forth in ViewPoint Disclosure Schedule 4.9(c), since December 31, 2010, neither ViewPoint nor any of its Subsidiaries or, to the knowledge of ViewPoint, any director, officer, employee, auditor, accountant or representative of ViewPoint or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of ViewPoint or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that ViewPoint or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.10. Legal Proceedings. Except as set forth in ViewPoint Disclosure Schedule 4.10, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of ViewPoint, threatened, against or affecting ViewPoint or any Subsidiary of ViewPoint involving a monetary claim in excess of $250,000 or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against ViewPoint or any Subsidiary of ViewPoint having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViewPoint or on the Surviving Corporation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of ViewPoint, threatened against ViewPoint that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by ViewPoint pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.11. Taxes. Except as set forth in ViewPoint Disclosure Schedule 4.11:

(a) Each of ViewPoint and the ViewPoint Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects. All taxes shown to be due on such tax returns have been timely paid, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with generally accepted accounting principles) on the financial statements in the ViewPoint SEC Documents. ViewPoint has no liability for taxes in excess of the amount reserved or provided for in the financial statements in the ViewPoint SEC Documents (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b) No written or, to the knowledge of ViewPoint, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against ViewPoint or any of the ViewPoint Subsidiaries and has not previously been paid has been received by ViewPoint or any ViewPoint Subsidiary.

(c) There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon ViewPoint or any of its Subsidiaries, nor has ViewPoint or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

(d) To the knowledge of ViewPoint, no tax return of ViewPoint or any ViewPoint Subsidiary is under audit or examination by any Governmental Entity. No written or, to the knowledge of ViewPoint, unwritten notice of such an audit or examination by any Governmental Entity has been received by ViewPoint or any ViewPoint Subsidiary. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(e) Neither ViewPoint nor any ViewPoint Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(i) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two-year period ending prior to the date of this Agreement; or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(f) Neither ViewPoint nor any ViewPoint Subsidiary has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which ViewPoint is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law.

(g) Neither ViewPoint nor any ViewPoint Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Neither ViewPoint nor any ViewPoint Subsidiary has engaged in a transaction that would be reportable by or with respect to ViewPoint or any ViewPoint Subsidiary pursuant to Sections 6011, 6111 or 6112 of the Code.

(i) ViewPoint and the ViewPoint Subsidiaries have withheld (or shall withhold) from payments to or on behalf of its employees, independent contractors, creditors, shareholders or other third parties, and have timely paid (or shall timely pay) to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable tax law; provided, however, that the foregoing withholding representation shall apply only with respect to payments made before the Closing Date and that the foregoing timely payment representation shall apply only with respect to payments which, to be timely, must be made to the appropriate Governmental Entity before the Closing Date.

(j) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes.

(k) Neither ViewPoint nor any ViewPoint Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity), other than among ViewPoint and one or more of its Subsidiaries.

(l) Except for the actions required by the Bank Merger, ViewPoint has no present plan or intention to, following the Closing, dispose of any of the capital stock of any Legacy Subsidiary or of any ViewPoint Subsidiary or permit any Legacy Subsidiary or any ViewPoint Subsidiary to dispose of or discontinue any Legacy Subsidiary’s significant historic business assets or to substantially alter any Legacy Subsidiary’s significant historic business lines.

(m) Neither ViewPoint nor any ViewPoint Subsidiary is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (E) prepaid amount received on or before the Closing Date, or (F) election under Section 108(i) of the Code.

(n) Neither ViewPoint nor any ViewPoint Subsidiary has been a United States real property holding corporation within the meaning of the Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(i)(ii).

(o) No claim has been made within the last three (3) years by an authority in a jurisdiction where ViewPoint or any ViewPoint Subsidiary does not file tax returns that ViewPoint or any ViewPoint Subsidiary may be subject to taxation by that jurisdiction. Within the past 3 years, the IRS has not challenged the interest deduction on any of ViewPoint or any ViewPoint Subsidiary’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(p) For purposes of this Section 4.11 the terms “tax” or “taxes” and “tax return” shall have the meanings described in Section 3.13.

Section 4.12. [Intentionally Omitted.]

Section 4.13. Benefit Plans.

(a) With respect to each “employee benefit plan”, as defined in Section 3(3) of ERISA, and all Benefit Plans, under which any employee, director, independent contractor or former employee, director or independent contractor of ViewPoint or any of its Subsidiaries, or any spouse or dependent of any such employee or director, has any present or future right to benefits, and which is (or was prior to its termination) sponsored, maintained or contributed to by ViewPoint or any of its Subsidiaries or under which ViewPoint or any of its Subsidiaries has any present or future liability (the “ViewPoint Benefit Plans”), ViewPoint has provided Legacy a true, correct and complete copy of (i) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (ii) such ViewPoint Benefit Plan and all related amendments thereto, (iii) each trust agreement, summaries, employee booklets or handbooks, annuity contracts, insurance policies or any other Funding Arrangements relating to such ViewPoint Benefit Plan and all related amendments thereto, (iv) the most recent summary plan description for each ViewPoint Benefit Plan for which a summary plan description is required by ERISA, for Benefit Plans not subject to ERISA or that are unwritten, any relevant summaries, (v) any contracts with independent contractors (including actuaries, investment managers, etc.) that relate to any ViewPoint Benefit Plan, and (vi) the most recent determination letter (or equivalent) issued by the IRS with respect to any ViewPoint Benefit Plan qualified under Section 401(a) of the Code. There are no unwritten amendments to any ViewPoint Benefit Plan.

(b) All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each ViewPoint Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(c) No ViewPoint Benefit Plan is subject to Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA or, without limitation, either a multiple employer plan (including plans sponsored by an employee leasing or professional employer organization), or “multi-employer plan” (as either such term is defined in the Code or ERISA). No ViewPoint Benefit Plan is subject to the funding standards of Code Section 412 or 436 or Section 302 of ERISA.

(d) There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law applicable to the ViewPoint Benefit Plans that would directly or indirectly subject ViewPoint or any of its Subsidiaries to any material taxes, penalties or other liabilities, including any liability arising through indemnification.

(e) Each ViewPoint Benefit Plan that is represented to be qualified under Code Section 401(a) either has a favorable determination letter that covers all existing amendments up to and including EGTRRA or is an adoption of a prototype or volume submitter plan for which a favorable opinion letter has been issued up to and including EGTRRA, on which ViewPoint is entitled to reliance equivalent to a determination letter, and, in either case, ViewPoint has no obligation to adopt any amendments for which the remedial amendment period under Code Section 401(b) has expired, and ViewPoint is not aware of any circumstances likely to result in revocation of any such favorable determination or inability to rely on any opinion letter. Each ViewPoint Benefit Plan has been operated in compliance, in all material respects, with applicable law or in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code and, all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each ViewPoint Benefit Plan have been timely and completely filed or distributed.

(f) There are no pending claims, lawsuits or actions relating to any ViewPoint Benefit Plan (other than ordinary course claims for benefits) and, to the knowledge of ViewPoint none are threatened.

(g) Except as set forth in ViewPoint Disclosure Schedule 4.13(g), no written or oral representations have been made to any employee or former employee of ViewPoint promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such individual, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment, except as required by law. Neither the Merger, nor subsequent events where consequences result solely as a result of both the occurrence of the subsequent event and the occurrence of the Merger, shall accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of ViewPoint or any of its Subsidiaries.

(h) No ViewPoint Benefit Plan, ViewPoint Stock Plans or other contract or arrangement exists that could result in the payment to any present or former employee or director of ViewPoint or any Subsidiary of ViewPoint of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of ViewPoint or any Subsidiary of ViewPoint as a result of the transactions contemplated by this Agreement. Unless specifically disclosed on such schedule, no such payment will be nondeductible or subject to excise tax under Code Section 4999 or 280G, nor will ViewPoint or any of its Subsidiaries be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections.

(i) There are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against ViewPoint, any ViewPoint Subsidiary, any ViewPoint Benefit Plan, or any other Person, including without limitation, any ViewPoint Benefit Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any ViewPoint Benefit Plan.

(j) Each ViewPoint Benefit Plan which is a “group health plan” (as defined in the Code and ERISA) has been operated in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code and any analogous state law. Each such plan is in compliance, in all material respects, with, and the operation of each such plan will not result in the incurrence of any material penalty to ViewPoint or any of its Subsidiaries under those Code Sections nor the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

(k) All obligations required to be performed by ViewPoint and its Subsidiaries under any ViewPoint Benefit Plan have been performed by them in all material respects and they are not in default under or in violation of any material provision of any ViewPoint Benefit Plan. To ViewPoint’s knowledge, no event has occurred that would constitute grounds for an enforcement action by any party against ViewPoint or any of its Subsidiaries under part 5 of Title I of ERISA under any ViewPoint Benefit Plan.

(l) Except as described in ViewPoint Disclosure Schedule 4.13(l), ViewPoint is insured by one or more insurance company(ies) for all health, dental, vision, life disability, survivor income benefits, or similar claims relating to any ViewPoint Benefit Plan and ViewPoint and its Subsidiaries do not self-insure against such claims.

(m) ViewPoint or a ViewPoint Subsidiary may, at any time, amend or terminate any ViewPoint Benefit Plan that it sponsors or maintains and may withdraw from any ViewPoint Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(n) Except as disclosed in ViewPoint Disclosure Schedule 4.13(n), no ViewPoint Benefit Plan is invested in or provides the opportunity for the purchase of any employer security or employer real property (within the meaning of Section 407(d) of ERISA).

(o) Each ViewPoint Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Code § 409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code § 409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Section 409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. No additional tax under Section 409A(a)(1)(ii) of the Code has been or is reasonably expected to be incurred by a participant in any such ViewPoint Benefit Plan or other contract, plan, program, agreement, or arrangement.

Section 4.14. Bank Subsidiary. ViewPoint owns all of the outstanding shares of capital stock of ViewPoint Bank, free and clear of any Lien. All of the shares of capital stock of ViewPoint Bank have been duly authorized and validly issued and are fully paid and non-assessable (except as provided under applicable law) and not subject to preemptive rights. ViewPoint Bank is an “insured bank” as defined in the FDIA and applicable regulations thereunder. ViewPoint Bank is a national banking association whose primary federal bank regulator is the Office of the Comptroller of the Currency.

Section 4.15. Agreements with Regulators. Except as set forth in ViewPoint Disclosure Schedule 4.15, neither ViewPoint nor any Subsidiary of ViewPoint is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2008 any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has ViewPoint or any ViewPoint Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. ViewPoint and its Subsidiaries are in compliance with all of the foregoing so listed in ViewPoint Disclosure Schedule 4.15. There are no formal or informal investigations, known to ViewPoint, relating to any regulatory matters pending before any Governmental Entity with respect to ViewPoint or any of its Subsidiaries. Neither of ViewPoint nor any ViewPoint Subsidiary or any of their respective executive officers or, to the knowledge of

ViewPoint, any of their directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of ViewPoint, threatened.

Section 4.16. Absence of Certain Changes or Events. From September 30, 2013 through the date of this Agreement: (a)ViewPoint and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViewPoint or the Surviving Corporation and (c) there has not been (i) any action or event of the type that would have required the consent of Legacy under Section 5.2 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of ViewPoint or any of its Subsidiaries (whether or not covered by insurance).

Section 4.17. Takeover Statutes. Either this Agreement and the transactions contemplated hereby are exempt from, or the ViewPoint Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any Takeover Statutes applicable to ViewPoint or any of its Subsidiaries.

Section 4.18. No Vote Required. No approval by the holders of any class or series of ViewPoint capital stock is necessary to approve this Agreement or authorize the transactions contemplated hereby (including the Merger).

Section 4.19. Properties. ViewPoint or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the ViewPoint SEC Documents filed prior to the date hereof as being owned by ViewPoint or one of its Subsidiaries or acquired after the date thereof which are material to ViewPoint’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such ViewPoint SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease that is material to ViewPoint or a ViewPoint Subsidiary is valid without any material default thereunder by the lessee or, to ViewPoint’s knowledge, the lessor,.

Section 4.20. Condition of Assets. All tangible assets, including furniture, fixtures and equipment, used by ViewPoint and its Subsidiaries are in operating condition, ordinary wear and tear excepted, and conform with all material ordinances, regulations, zoning and other laws, whether federal, state or local. Each of ViewPoint and its Subsidiaries owns or leases all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of ViewPoint and its Subsidiaries is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 4.21. Intellectual Property. ViewPoint and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “ViewPoint Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such ViewPoint Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViewPoint. Neither ViewPoint nor any such Subsidiary has received any notice of infringement of or conflict with and, to ViewPoint’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any ViewPoint Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ViewPoint.

Section 4.22. Derivatives. Except as set forth on ViewPoint Disclosure Schedule 4.22, all Derivative Contracts, whether entered into for ViewPoint’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Applicable Legal Requirements and (ii) with counterparties which ViewPoint believes to be financially responsible. Each Derivative Contract of ViewPoint or any of its Subsidiaries constitutes the valid and legally binding obligation of ViewPoint or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Neither ViewPoint nor its Subsidiaries, nor to the knowledge of ViewPoint any other party thereto, is in breach of any of its obligations under any Derivative Contract of ViewPoint or one of its Subsidiaries. The financial position of ViewPoint and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of ViewPoint and such Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.

Section 4.23. Loan Portfolio.

(a) Except as set forth on ViewPoint Disclosure Schedule 4.23(a), neither ViewPoint nor any of its Subsidiaries is a party to any written or oral (i) Loans, under the terms of which the obligor was, as of September 30, 2013, over 90 days or more delinquent in payment of principal or interest or, to the knowledge of ViewPoint, in default of any other provision, or (ii) Loans with any director, executive officer or 5% or greater shareholder of ViewPoint or any of its Subsidiaries, or to the knowledge of ViewPoint, any affiliate of any of the foregoing. Set forth in ViewPoint Disclosure Schedule 4.23(a) is a true, correct and complete list of (i) all of the Loans of ViewPoint and its Subsidiaries that, as of September 30, 2013, were classified by ViewPoint as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of ViewPoint and its Subsidiaries that, as of September 30, 2013, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (iii) each asset of ViewPoint or any of its Subsidiaries that, as of September 30, 2013, was classified as OREO and the book value thereof; it being understood and agreed that the Loans referenced in clauses (i) and (ii) of this sentence include any Loans so classified by ViewPoint or by any Governmental Entity.

(b) Each Loan of ViewPoint and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of ViewPoint and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing.

(c) Each outstanding Loan of ViewPoint and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of ViewPoint and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(d) Except as set forth in ViewPoint Disclosure Schedule 4.23(d), none of the agreements pursuant to which ViewPoint or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by ViewPoint or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of ViewPoint or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

Section 4.24. Insurance. Set forth in Confidential Disclosure Schedule 4.24 is a true, correct and complete list of all insurance policies maintained by ViewPoint and its Subsidiaries. All such insurance policies and bonds are in full force and effect and neither ViewPoint nor any of its Subsidiaries is in default under any such policy or bond. Except as set forth in Confidential Disclosure Schedule 4.24, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

Section 4.25. Transactions with Affiliates. Except as set forth in ViewPoint Disclosure Schedule 4.25, there are no agreements, contracts, plans, arrangements or other transactions between ViewPoint or any of its Subsidiaries, on the one hand, and any (a) officer or director of ViewPoint or any of its Subsidiaries, (b) record or beneficial owner of 5% or more of the voting securities of ViewPoint, (c) affiliate or family member of any such officer, director or record or beneficial owner or (d) any other affiliate of ViewPoint, on the other hand, except those of a type available to employees of ViewPoint generally. Except as set forth in ViewPoint Disclosure Schedule 4.25, there are no “covered transactions,” including any Loans engaged in by ViewPoint, with any “affiliate” (as such terms are defined in Section 23A of the Federal Reserve Act and Regulation W promulgated thereunder) other than those covered transactions which were engaged in and continue to be in compliance with Section 23A and Regulation W.

Section 4.26. Absence of Certain Business Practices. Neither ViewPoint nor any of its Subsidiaries or any of their respective officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of ViewPoint or any of its Subsidiaries (or assist ViewPoint or any of its Subsidiaries in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to ViewPoint or any of its Subsidiaries.

Section 4.27. Environmental Compliance.

(a) ViewPoint, its Subsidiaries and their respective Properties are in material compliance with all Environmental Laws. ViewPoint is not aware of, nor has ViewPoint or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of ViewPoint and its Subsidiaries with all Environmental Laws.

(b) ViewPoint and its Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(c) No Hazardous Materials exist on, about or within any of the Properties, nor to ViewPoint’s knowledge have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that ViewPoint and its Subsidiaries makes and intends to make of the Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(d) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to ViewPoint’s knowledge threatened against ViewPoint or any of its Subsidiaries relating in any way to any Environmental Law. Neither ViewPoint nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither ViewPoint nor any of its Subsidiaries has received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has ViewPoint or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

Section 4.28. Books and Records. The minute books, stock certificate books and stock transfer ledgers of ViewPoint and its Subsidiaries have been kept in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of ViewPoint or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 4.29. Employee Relationships. ViewPoint and its Subsidiaries have complied in all material respects with all applicable material laws relating to their relationships with their employees, and ViewPoint believes that the relationships between ViewPoint and its Subsidiaries with such employees is good. To the knowledge of ViewPoint, no executive officer or manager of any of the operations of ViewPoint or any of its Subsidiaries or any group of employees of ViewPoint or any of its Subsidiaries has or have any present plans to terminate their employment with ViewPoint.

Section 4.30. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Sandler O’Neill & Partners, L.P.

Section 4.31. Opinion of Financial Advisor of ViewPoint. ViewPoint has received the oral opinion of its financial advisor, Sandler O’Neill & Partners, L.P., subsequently confirmed in writing on the date hereof, to the effect that, subject to the limitations and qualifications expressed therein, as of the date hereof the Merger Consideration is fair, from a financial point of view, to ViewPoint.

Section 4.32. Financing. ViewPoint has, and will have as of the Closing Date funds or financing capability sufficient to enable it to carry out its obligations under this Agreement. ViewPoint’s ability to consummate the Merger and to deliver the Merger Consideration as provided for herein is not contingent on raising capital or obtaining financing.

Section 4.33. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither ViewPoint nor any other Person on behalf of ViewPoint is making or has made any express or implied representation or warranty with respect to ViewPoint or with respect to any other information provided to Legacy in connection with the transactions contemplated herein. Neither ViewPoint nor any other Person shall have or be subject to any liability or indemnification obligation to Legacy or any other Person resulting from the distribution to Legacy, or the use by Legacy of, any such information, including any information, documents, projections, forecasts or other material made available to Legacy in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1. Covenants of Legacy. During the period from the date of this Agreement and continuing until the Effective Time, Legacy agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that ViewPoint shall otherwise consent in writing (which consent shall not be unreasonably or untimely withheld):

(a) Ordinary Course. Legacy and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. Without the prior written consent of ViewPoint, Legacy shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any material respect, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b) Dividends; Changes in Stock. Legacy shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (x) for dividends by a wholly owned Subsidiary of Legacy, (y) for distributions to Legacy shareholders in an aggregate amount not to exceed 43.4 percent of the taxable income of Legacy during the period between January 1, 2013 through the Effective Date less $7,762,769 (but not including the Special Distribution), (iii) as specifically contemplated in Section 2.1(h) hereof, (iv) the declaration and payment of regular cash dividends on any currently outstanding trust preferred securities issued by any Subsidiary of Legacy in accordance with the terms of the Legacy Trust Documents entered into by such Subsidiary, (v) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (vi) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed in Legacy Disclosure Schedule 5.1(b)).

(c) Issuance of Securities. Legacy shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Legacy.

(d) Governing Documents. Legacy shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its charter, certificate of formation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 5.1(e) or Section 5.1(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of Legacy.

(e) No Acquisitions. Legacy shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing equity interest in or the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other DPC acquisitions in the ordinary course of business.

(f) No Dispositions. Except for sales of OREO, mortgages originated or held by LegacyTexas Bank in the ordinary course of business consistent with past practice, investment securities in the ordinary course of business consistent with past practice, and sales of assets as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity,

Legacy shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Legacy and its Subsidiaries) exceeding $1.0 million, in the aggregate, in any calendar month.

(g) Related Transactions. Legacy and its Subsidiaries shall cooperate with ViewPoint and its Subsidiaries to cause (i) ViewPoint Bank to merge with and into LegacyTexas Bank, and (ii) so long as it cannot reasonably be expected to delay the Merger, the Legacy Subsidiaries other than LegacyTexas Bank to merge with or into one (1) or more of the Subsidiaries of ViewPoint, immediately after the Effective Time (the “Related Transactions”).

(h) Indebtedness. Legacy shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long- term debt securities or warrants or rights to acquire any long-term debt securities of Legacy or any of its Subsidiaries or guarantee any long-term debt securities of others, other than indebtedness of any Subsidiary of Legacy to Legacy or to another Subsidiary of Legacy, or (ii) prepay or voluntarily repay any subordinated indebtedness or trust preferred securities, except as contemplated by Legacy Disclosure Schedule 3.16.

(i) Loans. Legacy shall not, and shall not permit any of its Subsidiaries to, make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any borrower and its affiliates that, individually or collectively, would be in excess of $5 million, but ViewPoint will be deemed to have given its consent under this Section 5.1(i) unless ViewPoint objects to such transaction no later than 48 hours (weekends and bank holidays excluded) after delivery by Legacy to ViewPoint of the documentation utilized by Legacy relating to the making, renewal or alteration of such loan.

(j) Other Actions. Legacy shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 7.1(f).

(k) Accounting Methods. Legacy shall not, and shall not permit any of its Subsidiaries to, make any material change in its methods of accounting in effect at September 30, 2013, except as required by changes in GAAP or RAP as concurred in by Legacy’s independent auditors or required by a Governmental Entity.

(l) Tax Matters. Legacy shall not, and shall not permit its Subsidiaries to, make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund.

(m) Compensation and Benefit Plans. Except as contemplated by Legacy Disclosure Schedule 5.1(m), Legacy shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements or as provided under this Agreement) or terminate any Legacy Benefit Plan, or any agreement, arrangement, plan or policy between Legacy or a Subsidiary of Legacy and one or more of its directors or officers, (ii) except for normal pay increases to rank and file employees in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits, (iv) provide that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation, shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event, or (v) grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award.

(n) Investment Portfolio; Interest Rate Risk; Other Risk. Legacy shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by Legacy or any of its Subsidiaries (i) as set forth on Legacy Disclosure Schedule 5.1(n) or (ii) in an amount not exceeding $10 million per transaction with a duration of five years or less which is in the ordinary course of business consistent with past practice.

(o) No Liquidation. Legacy shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(p) Other Agreements. Legacy shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1.

Section 5.2. Covenants of ViewPoint. Except as otherwise permitted or contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, ViewPoint agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that Legacy shall otherwise consent in writing (which shall not be unreasonably or untimely withheld):

(a) Ordinary Course. ViewPoint and its Subsidiaries shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time.

(b) Governing Documents. ViewPoint shall not, nor shall it permit any of its Subsidiaries to, (i) amend the ViewPoint Charter or bylaws of ViewPoint in a manner that would adversely affect Legacy or any of its Subsidiaries, (ii) declare, or make payments of, any cash dividend or distribution on ViewPoint Common Stock, except for its quarterly dividend, the timing of the declaration and payment of each such quarterly dividend to be consistent with past practice, (iii) take any action that would reasonably be expected to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code, (iv) take any action that is likely to materially impair ViewPoint’s ability to perform any of its obligations under this Agreement or ViewPoint Bank to perform any of its obligations under the Bank Merger Agreement, or (v) agree or commit to do any of the foregoing.

Section 5.3. Transition. In order to facilitate the integration of the operations of Legacy and ViewPoint and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the Merger, each of Legacy and ViewPoint shall, and shall cause its Subsidiaries to, consult with the other on all strategic, integration and operational matters to the extent such consultation is deemed necessary or appropriate by ViewPoint and is not in violation of Applicable Legal Requirements. Without in any way limiting the provisions of Section 6.3, Legacy and ViewPoint, their respective Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to the other Party, be entitled to review the operations and visit the facilities of the other Party and its Subsidiaries at all times as may be deemed reasonably necessary by ViewPoint or Legacy, as the case may be, in order to accomplish the foregoing arrangements.

Section 5.4. Advice of Changes; Government Filings.

(a) Each Party shall confer on a regular and frequent basis with the other, report, subject to Section 5.6, on operational matters, and promptly advise the other orally and in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party or the Surviving Corporation or which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied any condition set forth in Article VII or give rise to any right of termination under Article VIII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

(b) Legacy and ViewPoint shall file all reports, schedules, applications, registrations, and other information required to be filed by each of them with all other relevant Governmental Entities and to obtain all of the Requisite Regulatory Approvals between the date of this Agreement and the Effective Time. Legacy, LegacyTexas Bank, ViewPoint and ViewPoint Bank shall file all Bank Call Reports with the appropriate Governmental Entity and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and, to the fullest extent permitted by Applicable Legal Requirements, shall make available to the other Party copies of all such reports promptly after the same are filed. Each of Legacy and ViewPoint shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to Applicable Legal Requirements relating to the exchange of information, with respect to all the information relating to the other Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as reasonably practicable. Each Party agrees that to the extent practicable it shall consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.

Section 5.5. Insurance. During the period from the date of this Agreement and continuing until the Effective Time, each of ViewPoint and Legacy shall, and shall cause their respective Subsidiaries to, (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters which could reasonably give rise to a claim prior to the Effective Time.

Section 5.6. No Control of Other Party’s Business. Nothing contained in this Agreement (including Section 5.3) shall give ViewPoint, directly or indirectly, the right to control or direct the operations of Legacy or shall give Legacy, directly or indirectly, the right to control or direct the operations of ViewPoint prior to the Effective Time. Prior to the Effective Time, each of Legacy and ViewPoint shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.7. Satisfaction of Closing Conditions. During the period from the date of this Agreement and continuing until the Effective Time, each of ViewPoint and Legacy shall, and shall cause their respective Subsidiaries to, (a) use their commercially reasonable efforts to cause to be delivered at the Closing all documents required by Article VII, as applicable.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Preparation of Proxy Statement/Prospectus; Shareholders Meeting.

(a) As promptly as reasonably practicable following the date hereof, ViewPoint shall prepare a registration statement on Form S-4 (which shall include the proxy statement of Legacy for the Legacy Shareholder Meeting and the prospectus of ViewPoint (such proxy statement/prospectus, and all amendments, supplements, annexes and exhibits thereto, the “Proxy Statement/Prospectus”)) to be filed by ViewPoint with the SEC with respect to the issuance of the ViewPoint Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). ViewPoint shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the staff of the SEC and to have the Form S-4 declared effective by order of the SEC as promptly as is reasonably practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. ViewPoint shall, as promptly as reasonably practicable after receipt thereof, provide Legacy with all written comments and advise Legacy of all oral comments with respect to Form S-4 received from the staff of the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Proxy Statement/Prospectus and ViewPoint shall cooperate and provide Legacy with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Form S-4 (and agrees to act reasonably and as promptly as reasonably practicable. Each Party agrees that to the extent practicable it shall consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.

Section 5.5. Insurance. During the period from the date of this Agreement and continuing until the Effective Time, each of ViewPoint and Legacy shall, and shall cause their respective Subsidiaries to, (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters which could reasonably give rise to a claim prior to the Effective Time.

Section 5.6. No Control of Other Party’s Business. Nothing contained in this Agreement (including Section 5.3) shall give ViewPoint, directly or indirectly, the right to control or direct the operations of Legacy or shall give Legacy, directly or indirectly, the right to control or direct the operations of ViewPoint prior to the Effective Time. Prior to the Effective Time, each of Legacy and ViewPoint shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.7. Satisfaction of Closing Conditions. During the period from the date of this Agreement and continuing until the Effective Time, each of ViewPoint and Legacy shall, and shall cause their respective Subsidiaries to, (a) use their commercially reasonable efforts to cause to be delivered at the Closing all documents required by Article VII, as applicable.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Preparation of Proxy Statement/Prospectus; Shareholders Meeting.

(a) As promptly as reasonably practicable following the date hereof, ViewPoint shall prepare a registration statement on Form S-4 (which shall include the proxy statement of Legacy for the Legacy Shareholder Meeting and the prospectus of ViewPoint (such proxy statement/prospectus, and all amendments, supplements, annexes and exhibits thereto, the “Proxy Statement/Prospectus”)) to be filed by ViewPoint with the SEC with respect to the issuance of the ViewPoint Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). ViewPoint shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the staff of the SEC and to have the Form S-4 declared effective by order of the SEC as promptly as is reasonably practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. ViewPoint shall, as promptly as reasonably practicable after receipt thereof, provide Legacy with all written comments and advise Legacy of all oral comments with respect to Form S-4 received from the staff of the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Proxy Statement/Prospectus and ViewPoint shall cooperate and provide Legacy with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Form S-4 (and give reasonable consideration to the comments from Legacy) prior to filing such with the SEC, and ViewPoint shall provide Legacy with a copy of all such filings made with the SEC. ViewPoint shall use commercially reasonable best efforts to take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, and all applicable foreign and state securities and “blue sky” laws in connection with the Merger, and the issuance of the ViewPoint Common Stock in connection with the Merger and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. ViewPoint shall advise Legacy, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the filing of each supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of the ViewPoint Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of or supplement to the Form S-4, SEC comments thereon, whether written or oral, and, in advance, ViewPoint’s proposed responses thereto or SEC requests for additional information or materials, and each Party shall similarly advice and cooperate with the other with respect to the Proxy Statement/Prospectus. If at any time prior to the Effective Time any information relating to either of the Parties, or their respective affiliates, officers or directors, should be discovered by either Party which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify and consult with the other Party hereto and, to the extent required by law, rules or regulations, shall cooperate with the other Party (including giving due consideration to the comments received from the other Party) to provide that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Legacy.

(b) Legacy shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Texas and the Legacy Charter and Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Legacy Shareholder Meeting”) for the purpose of obtaining the Required Legacy Vote within ten (10) Business Days following the date the S-4 is declared effective under the Securities Act and (B) schedule the Legacy Shareholder Meeting to take place on a date that is within thirty (30) days after the notice date; (ii) use its commercially reasonable best efforts to (x) cause the Legacy Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Required Legacy Vote; and (iii) subject to Section 3.2, include in the Proxy Statement/Prospectus and at all other times the recommendation that the Legacy shareholders approve this Agreement and the Merger (the “Legacy Board Recommendation”). Legacy shall adjourn or postpone the Legacy Shareholder Meeting as of the time for which such meeting is originally scheduled if there are insufficient shares of Legacy Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Legacy has not received proxies representing a sufficient number of shares necessary to obtain the Required Legacy Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Legacy Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Legacy at the Legacy Shareholder Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby.

Section 6.2. No Solicitation.

(a) Legacy agrees that, except as expressly permitted by Section 6.2(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers and directors (the “Legacy Individuals”) not to, and will use its commercially reasonable best efforts to cause Legacy and its Subsidiaries’ employees, agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Legacy Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“Legacy Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided, however, that none of the foregoing shall prohibit Legacy or the Legacy Individuals or Legacy Representatives from informing any Person of the provisions of this Section 6.2 or from contacting any Person (or such Person’s representatives) who has made, after the date of this Agreement, an Acquisition Proposal solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal. Legacy will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than ViewPoint with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 6.2(a), at any time from the date of this Agreement and prior to obtaining the Required Legacy Vote, in the event Legacy receives an unsolicited Acquisition Proposal and the Legacy Board (or any committee thereof) determines in good faith that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, Legacy may, and may permit its Subsidiaries and the Legacy Individuals and the Legacy Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Legacy with respect to confidentiality than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Legacy Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Legacy Board (or any committee thereof) determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law.

(c) The Legacy Board shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to ViewPoint, the Legacy Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to ViewPoint the Legacy Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Legacy Board (including any committee thereof) may, at any time prior to obtaining the Required Legacy Vote, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Legacy Board (or the applicable committee thereof) determines in good faith (after consultation with counsel) constitutes a Superior Proposal; provided, however, that the Legacy Board may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(e), with respect to an Acquisition Proposal until it has given ViewPoint at least four (4) business days, following ViewPoint’s initial receipt of written notice that the Legacy Board has determined that such

Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by ViewPoint, the Legacy Board determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d) Legacy will promptly (and in any event within two (2) business days) advise ViewPoint in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep ViewPoint apprised of any related material developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a reasonably current basis.

(e) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation, reorganization, recapitalization or other business combination involving Legacy or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Legacy or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Legacy Board (or any committee thereof) concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger (i) after consulting with its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (following consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

(f) Nothing in this Agreement shall prohibit Legacy or the Legacy Board (or any committee thereof) from making any communication or disclosure to the Legacy shareholders that the Legacy Board (or applicable committee thereof) determines, after consultation with outside counsel, is required under applicable law.

Section 6.3. Access to Information.

(a) Upon reasonable notice, Legacy and ViewPoint shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, each of Legacy and ViewPoint shall (and shall cause each of their respective Subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents which such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as such other Party may reasonably request. Neither Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) As soon as practicable after the end of each month, Legacy will deliver to ViewPoint in electronic form (i) the monthly deposit and loan trial balances of LegacyTexas Bank, (ii) the monthly analysis of LegacyTexas Bank’s investment portfolio, and (iii) the monthly balance sheet and income statement of Legacy and its Subsidiaries.

(c) The Parties shall hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the agreement, dated as of September 17, 2013, among Legacy and ViewPoint (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect until immediately following the Effective Time.

(d) No such investigation by either ViewPoint or Legacy shall affect the representations and warranties of any Party expressly made in this Agreement.

(e) Legacy shall permit, and shall cause its Subsidiaries to permit, ViewPoint and/or an environmental consulting firm selected by ViewPoint, at the sole expense of ViewPoint, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by Legacy or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at ViewPoint’s sole expense), ViewPoint shall indemnify Legacy and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(f) Two directors and/or officers of ViewPoint or ViewPoint Bank (but not to exceed two individuals in the aggregate) designated by the ViewPoint Board shall be invited and entitled to attend all meetings of the Legacy Board and the board of directors of LegacyTexas Bank (and loan, ALCO, liquidity and executive committee meetings (or functional equivalents)); provided, however, such individuals (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees, (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement or an Acquisition Proposal, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate application law, regulation or orders, decrees or determinations of a Governmental Entity, or (C) discussions relating to matters which are otherwise reasonably deemed by the Legacy Board to be confidential (together, “Legacy Board Confidential Matters”). Board packages and notices shall be submitted by Legacy and LegacyTexas Bank to the Chief Executive Officer of ViewPoint for distribution to ViewPoint’s designated attendees simultaneously with their submission to board members; provided information relating to Legacy Board Confidential Matters may be excluded therefrom.

(g) Two directors and/or officers of Legacy or LegacyTexas Bank (but not to exceed two individuals in the aggregate) designated by the Legacy Board shall be invited and entitled to attend all meetings of the ViewPoint Board and the board of directors of ViewPoint Bank (and loan, ALCO, liquidity and executive committee meetings (or functional equivalents)); provided, however, such individuals (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees, (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate application law, regulation or orders, decrees or determinations of a Governmental Entity or (C) discussions relating to matters which are otherwise reasonably deemed by the ViewPoint Board to be confidential (together, “ViewPoint Board Confidential Matters”). Board packages and notices shall be submitted by ViewPoint and ViewPoint Bank to the Chief Executive Officer of Legacy and for distribution to Legacy’s designated attendees with their submission to board members; provided information relating to ViewPoint Board Confidential Matters may be excluded therefrom.

Section 6.4. Reasonable Best Efforts.

(a) Each of Legacy and ViewPoint shall, and shall cause its respective Subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and the Bank Merger and make effective the other transactions contemplated hereby as promptly as reasonably practicable after the date hereof. Without limiting the generality of the foregoing, each Party shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and the Bank Merger and to consummate the Merger and the Bank Merger, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption shall result in a condition or restriction on such Party or on the Surviving Corporation having an effect of the type referred to in Section 7.1(f). In furtherance and not in limitation of the Parties’ obligations under this Section 6.3, each of the Parties further agrees as follows:

(i) Within forty-five (45) days of the execution of this Agreement, each of Legacy and ViewPoint shall, and shall cause its Subsidiaries to, use all reasonable best efforts to prepare all necessary documentation and effect all necessary filings, applications, registrations, and notices in order to obtain the Requisite Regulatory Approvals.

(ii) The Parties shall cooperate with each other and shall each furnish the other and the other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, filing, notice, registrations, or any other statement or application made by or on behalf of any Party or its Subsidiaries to any Governmental Entity in connection with the Merger and Bank Merger. Legacy and ViewPoint shall have the right to review reasonably in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Party). In addition, Legacy and ViewPoint shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than any part of such filings reasonably considered confidential by the providing Party).

(iii) Subject to Applicable Legal Requirements, Legacy and ViewPoint shall permit each other to review and discuss reasonably in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity (except for any confidential portions thereof).

(iv) Legacy and ViewPoint shall promptly inform each other of and supply to each other any substantive communication (or other correspondence or memoranda) received by them from, or given by them to, any Governmental Entity, in each case, regarding any of the transactions contemplated hereby.

(v) Legacy and ViewPoint shall provide that representatives of Legacy and ViewPoint shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any Governmental Entity or other organization relating to any Requisite Regulatory Approval or otherwise relating to any transactions contemplated by this Agreement, except as may otherwise be requested or required by such Governmental Entity. In furtherance of the foregoing, Legacy and ViewPoint shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.

(b) ViewPoint agrees to execute and deliver, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at or prior to the Effective Time, supplemental indentures and other instruments, including any required legal opinions, required for the due assumption of Legacy’s outstanding debt, guarantees, trust preferred securities and other securities to the extent required by the terms of such debt, guarantees, trust preferred securities and securities and the instruments and agreements relating thereto, including under each of the Indentures dated as of (i) March 17, 2004, between Wells Fargo Delaware Trust Company, as trustee, and Legacy and October 6, 2006, between Wells Fargo Delaware Trust Company, as trustee, and Legacy relating to the issuance by Legacy of its Junior Subordinated Deferrable Interest Notes due April 7, 2034 and December 15, 2036, respectively.

(c) Each of Legacy and ViewPoint and their respective boards of directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to provide that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.5. Issuance of ViewPoint Common Stock. The shares of ViewPoint Common Stock to be issued by ViewPoint to the shareholders of Legacy pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

Section 6.6. Stock Exchange Listing. ViewPoint shall use all reasonable best efforts to cause the shares of ViewPoint Common Stock to be issued in the Merger to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 6.7. Employee Benefit Plans and Employee Matters.

(a) ViewPoint and Legacy agree that, except as otherwise provided herein (including as set forth in ViewPoint Disclosure Schedule 6.7(a)) and unless otherwise mutually determined, the ViewPoint Benefit Plans and Legacy Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Time, with respect to employees covered by such plans at the Effective Time, and the Surviving Corporation shall during calendar year 2014 formulate Benefit Plans for the Surviving Corporation and its Subsidiaries, with respect both to employees who were covered by the ViewPoint Benefit Plans and Legacy Benefit Plans at the Effective Time, and employees who were not covered by such plans at the Effective Time, that provide benefits for services on a basis that does not discriminate between employees who were covered by the ViewPoint Benefit Plans and employees who were covered by the Legacy Benefit Plans. Legacy shall adopt such amendments to the Legacy Benefit Plans as requested by ViewPoint to implement the foregoing and to avoid the duplication of benefits. Notwithstanding any other provision of this Agreement, if requested by ViewPoint, Legacy shall terminate any plans, policies, programs or arrangements designated by ViewPoint, such termination to be effective prior to the Effective Time.

(b) Legacy and ViewPoint further agree that, to the extent that employees of Legacy are covered by Benefit Plans of the Surviving Corporation, the Surviving Corporation shall: (i) provide employees of Legacy and its Subsidiaries and employees of ViewPoint and its Subsidiaries credit for all years of service with Legacy or any of its Subsidiaries and their predecessors, prior to the Effective Time, for the purpose of vesting (other than the employee stock ownership portion of the ViewPoint Bank 401(k) Employee Stock Ownership Plan) and eligibility, (ii) use its reasonable best efforts to cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Benefit Plans applicable to the individual immediately prior to the Closing Date) and eligibility waiting periods under group health plans of the Surviving Corporation to be waived with respect to employees of Legacy and its Subsidiaries and ViewPoint and its Subsidiaries who remain as employees of the Surviving Corporation or its Subsidiaries (and their eligible dependents) and (iii) use its reasonable best efforts to cause to be credited, for purposes of the Surviving Corporation’s health plans, any deductibles or out-of-pocket expenses incurred by employees of Legacy and its Subsidiaries and ViewPoint and its Subsidiaries and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Surviving Corporation’s health plans with the objective that there be no double counting during the year in which the Closing Date occurs of such deductibles or out-of-pocket expenses. Notwithstanding the preceding sentence, to the extent that the Surviving Corporation reasonably determines that legal, administrative, or other impediments make compliance with the preceding sentence not reasonably practicable or that such compliance would result in the duplication of benefits, the Surviving Corporation shall have no obligations or liabilities with respect to the requirements of the preceding sentence. Legacy and ViewPoint hereby further agree that, except as otherwise specified in this Agreement, the Surviving Corporation shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of Legacy and its Subsidiaries and ViewPoint and its Subsidiaries to the extent such rights are disclosed in this Agreement (including Schedules) or in documents provided pursuant to this Agreement. Without limiting the generality of the foregoing, the Surviving Corporation shall recognize and honor all unused sick leave and unused vacation accrued by the employees of ViewPoint and its Subsidiaries and Legacy and its Subsidiaries as of the Effective Time, notwithstanding any limitations on sick leave accruals or carry-overs or vacation accruals applicable under ViewPoint’s sick leave or vacation accrual policies.

Section 6.8. Section 16 Matters and Legacy Restricted Shares. Prior to the Effective Time, Legacy and ViewPoint shall each take all such steps as may be required to cause any acquisitions of ViewPoint Common Stock (including derivative securities with respect to ViewPoint Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act. Legacy shall deliver to ViewPoint the Section 16 Information reasonably in advance of the Effective Time, and the ViewPoint Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Legacy Insiders of ViewPoint Common Stock in exchange for shares of Legacy Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Legacy to ViewPoint prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

Section 6.9. Fees and Expenses. Whether or not the Merger are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 8.2 hereof and except that (a) if the Merger and the Bank Merger are consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on either Party in connection with the Merger, and (b) the filing fees and printing and mailing expenses incurred in connection with filing, printing and mailing the Proxy Statement/Prospectus and the Form S-4 shall be shared equally by ViewPoint and Legacy.

Section 6.10. Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by Applicable Legal Requirements, indemnify, defend and hold harmless, and provide advancement of expenses to, each individual who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Legacy or any of its Subsidiaries (the “Indemnified Parties,” and each, an “Indemnified Party”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such individual is or was a director, officer or employee of Legacy or any Subsidiary of Legacy or ViewPoint or any Subsidiary of ViewPoint, and pertaining to any matter existing or occurring, or any acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by Legacy pursuant to its and its Subsidiaries’ respective charter, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Legacy and its Subsidiaries.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Legacy (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that if such premiums for such insurance would at any time exceed 200% of the premiums paid as of the date hereof by Legacy for such insurance (“Legacy’s Current Premium”), then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of Legacy’s Current Premium. In lieu of the foregoing, Legacy shall, at the request of ViewPoint, obtain on or prior to the Effective Time a six-year “tail” policy or “extended discovery period” under Legacy’s existing directors and officers insurance policy providing single limit (not annual) equivalent coverage to that described in the preceding sentence.

(c) The Surviving Corporation shall indemnify each Indemnified Party for all expenses, including reasonable fees and expenses of counsel, that such Indemnified Party may incur in successfully enforcing the indemnity and other obligations provided for in this Section 6.9 to the extent permitted by applicable law and Applicable Legal Requirements.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

(e) The provisions of this Section 6.10 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.11. Public Announcements. Except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules or regulations of Nasdaq, ViewPoint and Legacy shall use reasonable best efforts (a) to develop a joint communications plan, and (b) to provide that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the Bank Merger Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules of Nasdaq or to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in this Section 6.11 to the contrary, Legacy or ViewPoint may make any disclosure or communication pursuant to Section 6.2 without complying with the provisions of this Section 6.11.

Section 6.12. Tax Matters. Legacy and ViewPoint each shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time or the Effective Time, as the case may be, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (b) Legacy and ViewPoint each agree to file all tax returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.13. Untrue Representations. Each Party shall promptly notify the other Party in writing if such notifying Party becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the other Party or any representation or warranty made in or pursuant to this Agreement or that results in the notifying Party’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.14. Litigation and Claims. Each Party shall promptly notify the other Party in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against the notifying Party or affecting any of its properties, Subsidiaries or affiliates and each Party shall promptly notify the other Party of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of the notifying Party, threatened against the notifying Party that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by the notifying Party pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby. Each Party shall give the other Party the opportunity to participate in the defense or settlement of any shareholder litigation against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Neither Party may enter into any settlement agreement in respect of any shareholder litigation against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without other Party’s prior written consent (such consent not to be unreasonably withheld or delayed). For purposes of this Section 6.14, “participate” means that the non-litigating Party will be kept apprised of the proposed strategy and other significant decisions with respect to the litigation by the litigating Party (to the extent the attorney-client privilege, work product or other similar privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating Party may offer comments or suggestions with respect to the litigation but will not be afforded any decision-making power or other authority over the litigation except for the settlement consent set forth above.

Section 6.15. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action, including the execution of all necessary and desirable agreements, certificates, instruments and documents.

Section 6.16. Support Agreements. Simultaneously with the execution of this Agreement, each of the directors of Legacy shall enter into a Director Support Agreement with ViewPoint (each a “Director Support Agreement”) The form of the Director Support Agreement is attached as Exhibit B hereto.

Section 6.17. Disclosure Schedules. At least ten (10) days prior to the Closing, each Party agrees to provide the other Party with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.18. Change of Method. ViewPoint with the written consent of Legacy, which shall not be unreasonably withheld, shall be entitled to, at any time prior to the Closing Date, to change the method or structure of effecting the combination of Legacy and ViewPoint (including the provisions of Article I) and the Bank Merger, if and to the extent that ViewPoint deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change in any way the type or amount of the Merger Consideration, (ii) adversely affect the Tax treatment of Legacy shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Legacy or ViewPoint pursuant to this Agreement or (iv) materially impede or delay the consummation of the transaction contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with Section 8.3.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing and the continued satisfaction thereof through the Effective Time:

(a) Shareholder Approval. Legacy shall have obtained the Required Legacy Vote.

(b) Stock Exchange Listing. The shares of ViewPoint Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c) Other Approvals. Other than the filings provided for by Section 1.2, (i) all authorizations, consents, orders or approvals of, or declarations, notices, filings or registrations with, and all expirations and terminations of waiting periods required from, any Governmental Entity which are necessary to obtain the Requisite Regulatory Approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations, filings or registrations shall be in full force and effect, and (ii) any other consents or approvals from any Governmental Entity or other third party relating to the Merger, the Bank Merger or any of the other transactions provided for in this Agreement, except in the case of clause (ii) for those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Corporation, shall have been obtained, and all such consents or approvals shall be in full force and effect.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) No Injunctions or Restraints; Illegality. No restraining order, injunction, writ, decree or other order issued by any court of competent jurisdiction preventing, enjoining or restraining the consummation of the Merger, the Bank Merger, or any of the transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect (an “Injunction”) and no action brought by a Governmental Entity with respect to such an Injunction shall be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, in effect or enforced by any Governmental Entity which makes the consummation of the Merger illegal.

(f) Absence of Material Adverse Effect. No Requisite Regulatory Approval shall have been granted subject to any condition or conditions which, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or Bank Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, (i) requires any of the Parties, including the Surviving Corporation, to pay any amounts that would be material to any of the Parties, including the Surviving Corporation, or to divest any banking office, line of business or operations or to increase its regulatory capital, or (ii) imposes any condition, requirement or restriction upon the Surviving Corporation or its Subsidiaries, that, in the case of clause (i) or (ii), would, individually or in the aggregate, reasonably be expected to impose a Material Adverse Effect on the Surviving Corporation.

Section 7.2. Conditions to Obligation of ViewPoint. The obligation of ViewPoint to effect the Merger is subject to the satisfaction of the following conditions unless waived by ViewPoint:

(a) Representations and Warranties. The representations and warranties of Legacy shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date); provided, that no representation and warranty of Legacy shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Legacy or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of Legacy or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Legacy. Notwithstanding the foregoing, as of the Closing Date, the number of issued and outstanding shares of Legacy Common Stock (including Restricted Shares) shall not exceed 2,220,032 and Section 3.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Obligations. Legacy shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ViewPoint shall have received a certificate signed on behalf of Legacy by the chief executive officer and by the chief financial officer of Legacy to such effect.

(c) Officers’ Certificate. Legacy shall have provided ViewPoint with a certificate duly executed by the chief executive officer and the chief financial officer of Legacy certifying that the conditions set forth in Section 7.2(a) and (b) have been satisfied.

(d) Reorganization Tax Opinion. ViewPoint shall have received the opinion of Silver, Freedman & Taff, LLP, counsel to ViewPoint, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to ViewPoint shall be entitled to rely upon customary assumptions and representations provided by ViewPoint and Legacy.

(e) S Corporation Tax Opinion. Legacy shall have received an opinion of Hunton & Williams LLP in form and substance reasonably satisfactory to ViewPoint, with respect to the matters set forth on Legacy Disclosure Schedule 7.2(e).

(f) Material Adverse Effect. Since the date of this Agreement, there shall have occurred no changes, events, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Legacy.

(g) Dissenting Shares. Dissenting Shares shall be less than 12.5% of the issued and outstanding Legacy Common Stock.

Section 7.3. Conditions to Obligation of Legacy. The obligation of Legacy to effect the Primary Merger is subject to the satisfaction of the following conditions unless waived by Legacy:

(a) Representations and Warranties. The representations and warranties of ViewPoint shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date); provided, that no representation or warranty of ViewPoint shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of ViewPoint or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of ViewPoint or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on ViewPoint.

(b) Performance of Obligations. ViewPoint shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Legacy shall have received a certificate signed on behalf of ViewPoint by the chief executive officer and by the chief financial officer of ViewPoint to such effect.

(c) Officers’ Certificate. ViewPoint shall have provided Legacy with a certificate duly executed by the chief executive officer and the chief financial officer of ViewPoint certifying that the conditions set forth in Section 7.3(a) and (b) have been satisfied.

(d) Tax Opinion. Legacy shall have received the opinion of Hunton & Williams, LLP, counsel to Legacy, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to ViewPoint, shall be entitled to rely upon customary assumptions and representations provided by ViewPoint and Legacy.

(e) Material Adverse Effect. Since the date of this Agreement, there shall have occurred no changes, events, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on ViewPoint.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after receipt of the Required Legacy Vote:

(a) by mutual consent of ViewPoint and Legacy in a written instrument;

(b) by either ViewPoint or Legacy, upon written notice to the other Party, if (i) a Governmental Entity from which a Requisite Regulatory Approval is required has denied approval of the Merger or the Bank Merger and such denial has become final and non-appealable or (ii) any Governmental Entity shall have issued an order, writ, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, writ, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with Section 6.3 or any other provision of this Agreement primarily shall have resulted in, or materially contributed to, such action;

(c) by either ViewPoint or Legacy, upon written notice to the other Party, if the Merger shall not have been consummated on or before June 30, 2014; provided, however, that (i) such date may be extended one or more times, but not to a date any later than August 31, 2014, by notice from either Party delivered to the other Party on or before June 30, 2014, or the later date to which such date has then been most recently extended as provided herein, if the only condition to the Closing that has not been satisfied or is not capable of being satisfied as of the date such notice is delivered is receipt of any Requisite Regulatory Approval and the satisfaction of such condition remains reasonably possible and (ii) the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement shall have resulted in, or principally caused, the failure of the Effective Time to occur on or before such date;

(d) by ViewPoint, upon written notice to Legacy, if (i) the Legacy Board at any time effects a Change in Recommendation or fails to include the Legacy Board Recommendation in the Proxy Statement/Prospectus, (ii) the Legacy Board fails to reaffirm the Legacy Board Recommendation within 2 business days after ViewPoint requests in writing that such action be taken, recommends or endorses an Acquisition Proposal, or fails to issue a press release announcing its opposition to an Acquisition Proposal within 5 business days after an Acquisition Proposal is publicly announced or becomes publicly known, (iii) Legacy enters into a Legacy Acquisition Agreement, (iv) a tender offer or exchange offer (whether or not conditional) relating to shares of Legacy’s capital stock shall have been commenced and the Legacy Board (or any committee thereof) fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, that Legacy’s shareholders reject (and not tender their shares of Legacy Common Stock pursuant to) such tender offer or exchange offer within 10 Business Days after the commencement of such tender offer or exchange offer (including, for these purposes, by taking no or a “neutral” position with respect to the acceptance by the Legacy’s shareholders of any such tender offer or exchange offer within such period, which shall constitute a failure to recommend the rejection of such offer), or (v) Legacy intentionally or materially breaches Section 6.1(b) or Section 6.2;

(e) by Legacy, upon written notice to ViewPoint, if (i) Legacy enters into a Legacy Acquisition Agreement not in violation of Section 6.2, and (ii) concurrently with such termination, Legacy pays the Legacy Termination Fee to ViewPoint by wire transfer of immediately available funds as provided in Section 8.2(b);

(f) by either ViewPoint or Legacy, upon written notice to the other Party, if any application for Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity from which a Requisite Regulatory Approval is required or if any such application is approved with commitments, conditions or understandings, whether contained in an approval letter or otherwise, which, imposes a Material Adverse Effect on the Surviving Corporation, as applicable.

(g) by either ViewPoint or Legacy, upon written notice to the other Party, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.2(a), Section 7.3(b), Section 7.3(a) or Section 7.2(b), as the case may be, and which breach has not been cured within 30 days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;

(h) by either ViewPoint or Legacy, upon written notice to the other Party, if a vote shall have been taken at the duly convened Legacy Shareholder Meeting, and the Required Legacy Vote shall not have been obtained;

(i) by ViewPoint, upon written notice to Legacy, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Legacy; or

(j) by Legacy, upon written notice to ViewPoint, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to ViewPoint.

Section 8.2. Effect of Termination.

(a) In the event of termination of this Agreement by either Legacy or ViewPoint as provided in Section 8.1, this Agreement shall, to the fullest extent permitted by Applicable Legal Requirements, forthwith become void and of no effect and there shall be no liability or obligation on the part of ViewPoint or Legacy or their respective officers or directors, except with respect to Sections 3.31, 4.30, 6.2(b) and 6.8, this Section 8.2 and Article IX, which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its own fraud or willful and material breach of this Agreement.

(b) Legacy shall pay ViewPoint, by wire transfer of immediately available funds, the sum of $8.4 million (the “Legacy Termination Fee”) if this Agreement is terminated by ViewPoint pursuant to Section 8.1(d) or by Legacy pursuant to Section 8.1(e). Legacy may not effect a termination under Section 8.1(e) unless Legacy pays the Legacy Termination Fee concurrently with such termination.

(c) Each of ViewPoint and Legacy acknowledge that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the other Party would not have entered into this Agreement. Accordingly, if ViewPoint or Legacy, as applicable, fails to pay when due any amounts required to be paid by it pursuant to Section 8.2(b), and in order to obtain such payment, the other Party commences an action, suit or proceeding which results in a judgment against ViewPoint or Legacy, respectively, for such amounts, then in addition to the amount of such judgment, ViewPoint or Legacy, as applicable, shall pay to the other Party an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the other Party in connection with such action, suit or proceeding, together with interest on all unpaid amounts from the date such amounts were required to be paid under this Agreement at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus 3%. The Parties further acknowledge that the damages resulting from any termination of this Agreement under circumstances in which a Termination Fee is payable hereunder, are uncertain and incapable of accurate calculation, and that the amounts payable hereunder are reasonable estimates of the actual damages that may be uncured and in the event that any Party hereto shall receive full payment of a Termination Fee pursuant to Section 8.2, the receipt of such Termination Fee shall be deemed to constitute liquidated damages and not a penalty, for any and all issues or damages suffered or incurred by such Party or any of its affiliates or other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Legacy, ViewPoint, Merger Sub or any of their respective affiliates or any other Person shall be entitled to bring, assert, commence or maintain any claim, action or proceeding against any Party hereto or any of its Affiliates for monetary damages or for equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated thereby or any matters forming the basis for such termination, except in the case of the fraud or intentional and material breach of this Agreement by any Party or as otherwise specified in Section 9.10. Under no circumstances shall any Party be obligated to pay more than one (1) Termination Fee.

Section 8.3. Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, but, after any such approval, no amendment shall be made which by law requires further approval by shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.4. Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any breaches in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Definitions. Except as otherwise provided herein, the terms set forth in this Agreement shall have the meanings given to such terms in the applicable sections of this Agreement and the capitalized terms set forth below shall have the following meanings:

“Applicable Legal Requirements” means any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.

“Business Day” means any day, other than Saturday, Sunday or a federal or state holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

“Constituent Corporations” means each of ViewPoint and Legacy.

“Effective Date” means the date on which the Effective Time occurs.

“EGTRRA” means the Economic Growth and Tax Relief Reconciliation Act of 2001.

“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“Legacy Acquisition Agreement” means a definitive agreement providing for a Superior Proposal with respect to Legacy pursuant to Section 6.2 of the Agreement.

“Legacy Charter” means the Amended and Restated Certificate of Formation of Legacy as on file with the Secretary of State of the State of Texas.

“Legacy Insiders” means those officers and directors of Legacy who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Legacy Restricted Share” means any share of Legacy Common Stock that remains subject to restrictions imposed pursuant to the Legacy Stock Plans that do not lapse upon the Effective Time.

“Legacy Trusts” means Legacy Capital Trust II, and Legacy Capital Trust III.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

“IRS” means the United States Internal Revenue Service.

“Loans” means loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person or its Subsidiaries pursuant to applicable regulatory or accounting principles, including generally accepted accounting principles.

“material” means, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement;

“Material Adverse Effect” means, with respect to any Party, any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Party and its Subsidiaries, taken as a whole; on the ability of such Person to perform its obligations hereunder or under the Bank Merger Agreement on a timely basis; or on the ability of such Party to consummate the Merger or the Bank Merger as contemplated hereby; provided, however, that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect”: Any change or event occurring after the date of this Agreement that is caused by or results from (i) changes in prevailing interest rates, currency exchange rates, credit or United States capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, (ii) changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated Texas domiciled chartered banks operating in Plano/Frisco, Texas, (iii) changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Party relative to similarly situated Texas domiciled chartered banks operating in Plano/Frisco, Texas, (iv) changes in GAAP or RAP applicable to banks and their holding companies generally, (E) actions or omissions of ViewPoint or Legacy required by the terms of this Agreement taken with the prior written consent of the other or required hereunder, (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism or civil insurrection within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated Texas domiciled banks, (G) the announcement of this Agreement, the Bank Merger Agreement, the Merger, the Bank Merger and the other transactions contemplated by this Agreement or the Bank Merger Agreement, including any shareholder litigation relating to the Merger and the other transactions contemplated by this Agreement, (H) a decline in the price of the ViewPoint Common Stock on Nasdaq (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(G) of this definition), or (I) any failure by the Person to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(H) of this definition).

“Nasdaq” means the Nasdaq Global Select Market or The Nasdaq Stock Market, Inc., as applicable.

“Permitted Liens” with respect to any Person, means (i) liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Persons in accordance with generally accepted accounting principles and regulatory accounting principles; (ii) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with generally accepted accounting principles and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded lien (other than for funded indebtedness) relating to any leased premises that shall not have a Material Adverse Effect on such Person and which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (vi) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (vii) liens on assets of Subsidiaries of such Person which are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (viii) pledges of securities to secure fed funds borrowings from other banks.

“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.

“Properties” includes all real property owned or leased, including, but not limited to, properties that have been foreclosed on as well as their respective premises and all improvements and fixtures thereon.

“Requisite Regulatory Approvals” means all regulatory approvals required to consummate the transactions contemplated by this Agreement in the manner provided herein, including the Merger and the Bank Merger and the expiration or termination of all applicable waiting periods.

“SEC” means the United States Securities and Exchange Commission.

“Section 16 Information” means information accurate in all material respects regarding the Legacy Insiders, the number of shares of Legacy Common Stock held by each such Legacy Insider and the number and description of the Legacy Stock Options and Legacy Restricted Shares held by each such Legacy Insider.

“Subsidiary” means, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Voting Debt” means all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote.

“ViewPoint Charter” means the Restated Articles of Incorporation of ViewPoint as on file with the Secretary of State of the State of Maryland.

Section 9.2. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a)	if to ViewPoint, to

ViewPoint Financial Group, Inc.

1309 W. 15th Street

Plano, Texas 75075

Attention:         Kevin J. Hanigan and Scott Almy, Esq.

Facsimile:         (469) 467-1045

with a copy (which shall not constitute notice) to

Silver, Freedman & Taff, L.L.P.

3299 K Street, Suite 100

Washington, D.C. 20007

Attention:         Martin L. Meyrowitz, P.C.

Facsimile:         (202) 337-5502

and

(b)	if to Legacy, to

LegacyTexas Group, Inc.

5000 Legacy Drive

Plano, Texas 75024

Attention:         George A. Fisk, Vice Chairman and CEO

Facsimile:         (972) 461-7115

with copies (which shall not constitute notice) to

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attention:         Peter G. Weinstock, Esq.

Facsimile:         (214) 740-7182

Section 9.4. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available or access has been provided to a virtual data room containing such information. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either Party, the actual knowledge of such Party’s executive officers. When a reference is made in this Agreement to “shareholder” or “shareholders,” such terms shall be interchangeable with “stockholder” or “stockholders” as it relates to ViewPoint and Legacy or is applicable under Maryland law. Each Party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith. Accordingly, any Applicable Legal Requirement that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.

Section 9.5. Counterparts. This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 9.6. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules to this Agreement, the Confidentiality Agreement and the Bank Merger Agreement) constitutes the entire agreement of the Parties and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been relied upon or made by any of the Parties. Except as provided in Section 6.10, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any breaches in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of Legacy, ViewPoint or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, (ii) alter or limit the ability of Legacy, ViewPoint, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Legacy, ViewPoint or the Surviving Corporation or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of Legacy, ViewPoint or the Surviving Corporation or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like. The disclosure in any correspondingly identified subsection of the disclosure schedules delivered by Legacy or ViewPoint, as applicable, shall qualify (i) the corresponding subsection of this Agreement and (ii) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections or subsections. The Legacy SEC Documents and the ViewPoint SEC Documents, as applicable, shall qualify the representations and warranties in Article III only to the extent it is reasonably apparent from a reading of such disclosure that it qualifies or applies to such representation or warranty. The inclusion of any information in the Legacy SEC Documents and the ViewPoint SEC Documents, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, constitutes or has resulted in or would reasonably be expected to result in a Material Adverse Effect or is outside the ordinary course of business.

Section 9.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall, to the fullest extent permitted by Applicable Legal Requirements, be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.9. Governing Law; Submission to Jurisdiction.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Texas, without reference to the conflict of laws principles thereof.

(b) Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of Texas, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in any federal or state court located in the State of Texas, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other Party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any such action, suit or proceeding, including any appeal thereof.

(c) Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 9.3 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with Section 9.9(b), provided that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

Section 9.10. Enforcement. The Parties agree that irreparable injury, for which damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 9.10, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

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IN WITNESS WHEREOF, ViewPoint and Legacy have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

VIEWPOINT FINANCIAL GROUP, INC.		LEGACYTEXAS GROUP, INC.

By:	/s/ Kevin J. Hanigan	By:	/s/ George A. Fisk
Name: Kevin J. Hanigan		Name: George A. Fisk
Title: President and CEO		Title: Vice Chairman and CEO

SIGNATURE PAGE TO MERGER AGREEMENT

EXHIBIT A

BANK MERGER AGREEMENT

This Bank Merger Agreement (this “Agreement”) is made and entered into to be effective the     day of             ,             , by and between ViewPoint Bank, National Association, Plano, Texas (“VPB”), and LegacyTexas Bank, a Texas chartered commercial bank, Plano, Texas (“LTB”).

WHEREAS, ViewPoint Financial Group, Inc. (“ViewPoint Financial”), the sole shareholder of VPB, and LegacyTexas Group, Inc. (“LTG”), the sole shareholder of LTB, have entered into that certain Agreement and Plan of Merger, dated as of                     (the “Parent Merger Agreement”), pursuant to which LTG will merge into ViewPoint Financial, with ViewPoint Financial as the surviving corporation (the “Holding Company Merger”).

NOW THEREFORE, in consideration of the premises and the agreements, representations, warranties and covenants set forth herein and in the Parent Merger Agreement, the parties hereby agree as follows:

1. Bank Merger. Pursuant to the provisions of Section 32.301 of the Texas Finance Code, provided that the Holding Company Merger has been consummated and on the same day as the Holding Company Merger, VPB shall merge with and into LTG, which shall be the surviving or resulting bank of the Bank Merger (the “Resulting Bank”).

2. Effective Time of the Bank Merger. The Bank Merger shall be effective when specified in the certificate of merger to be issued by the Texas Department of Banking on the same day as, but only following, the consummation of the Holding Company Merger (the “Bank Merger Effective Time”).

3. Name of the Resulting Bank. The name of the Resulting Bank shall be “LegacyTexas Bank.”

4. Certificate of Formation and Bylaws. The Amended and Restated Certificate of Formation of Legacy Bank, the text of which is attached hereto as Exhibit 1, will become the Amended and Restated Certificate of Formation of the Resulting Bank until the same will be amended and changed as provided by law. The Bylaws of the Resulting Bank shall be the Bylaws of LTB as in effect immediately prior to the Bank Merger Effective Time.

5. Business. of the Resulting Bank. The business of the Resulting Bank shall be that of a Texas banking association. This business shall be conducted at the main office of VPB in Plano, Texas, and at its legally established branch offices, which shall include the branch offices of VPB and the home and branch offices of LTB.

6. Capital Stock. The amount of capital stock of the Resulting Bank shall be divided into [            ] shares of common stock, par value $[    ] per share. At the Bank Merger Effective Time, each share of common stock, par value $[    ] per share, of LTB issued and outstanding immediately prior thereto shall remain issued and outstanding and shall constitute the only shares of capital stock of the Resulting Bank issued and outstanding immediately thereafter; and at the

Ex A - 1

Bank Merger Effective Time, each share of common stock of VPB, $.01 par value per share, issued and outstanding, constituting all of the issued and outstanding capital stock of VPB, shall by virtue of the Bank Merger and without any action by the issuer or holder thereof, be retired and cancelled.

7. Effect of the Bank Merger. As of the Bank Merger Effective Time, the corporate existence of VPB shall be merged into and continued in the Resulting Bank and the Resulting Bank shall be deemed to be the same corporation as VPB and LTB. All rights, franchises, and interests of VPB in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the Resulting Bank by virtue of the Bank Merger without any deed or other transfer. The Resulting Bank, at the Bank Merger Effective Time, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests of VPB, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by VPB immediately prior to the Bank Merger Effective Time. The Resulting Bank shall be responsible for all of VPB’s liabilities of every kind and description, including liabilities arising from the operation of a trust department, existing as of the Bank Merger Effective Time.

8. Directors of the Resulting Bank. The directors of the Resulting Bank shall be the persons listed on Exhibit 2 to this Agreement. Terms and committee appointments shall be determined prior to the Bank Merger Effective Time.

9. Officers of the Resulting Bank. The senior executive officers of the Resulting Bank shall be as designated by the Board of Directors on or after the Bank Merger Effective Time.

10. Termination. This Agreement may be terminated or amended by the written consent of ViewPoint Financial and LTG or by action of the boards of directors of VPB and LTB. This Agreement shall terminate automatically without any action by the parties or by ViewPoint Financial and LTG in the event that the Parent Merger Agreement is terminated.

11. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and, to the extent applicable, the laws of the State of Texas. This Agreement may be executed in counterparts, which together shall constitute a single instrument.

[Signature page follows]

Ex A - 2

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized signatories as of the date first written above.

VIEWPOINT BANK, N.A.

Attest

By:
Name:	Scott Almy		Name: Kevin J. Hanigan
Title:	EVP, Chief Risk Officer		Title: President and CEO
and General Counsel

LEGACYBANK TEXAS

Attest

By:
Name:		Name: George Fisk
Title:		Title: Vice Chairman and CEO

Ex A - 3

EXHIBIT B

SUPPORT AGREEMENT

November 25, 2013

ViewPoint Financial Group, Inc.

1309 W. 15th Street

Plano, Texas 75075

Ladies and Gentlemen:

ViewPoint Financial Group, Inc. (“ViewPoint”) and LegacyTexas Group, Inc. (“Legacy”) have entered into an Agreement and Plan of Merger, dated as of November     , 2013 (the “Merger Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, (a) Legacy will merge with and into Viewpoint (the “Merger”) with ViewPoint being the surviving corporation in the Merger (the “Surviving Corporation”); and (b) the shareholders of Legacy will, upon effectiveness of the Merger, become entitled to receive the consideration specified in the Merger Agreement.

Viewpoint has requested, as a condition to its execution and delivery to Legacy of the Merger Agreement, that the undersigned execute and deliver to Viewpoint a voting and non-competition agreement (this “Support Agreement”).

The undersigned, in order to induce Viewpoint to execute and deliver to Legacy the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Legacy called to vote for approval or adoption of the Merger Agreement and/or the Merger and any other actions in furtherance thereof so that all shares of common stock of Legacy over which the undersigned has, directly or indirectly, sole or shared voting power as of the voting record date(s) for such meetings will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares in favor of approval or adoption of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the Board of Directors of Legacy) and/or the Merger and any other actions in furtherance thereof;

(b) Agrees not to sell, transfer or otherwise dispose of any shares of common stock of Legacy until after the approval or adoption of the Merger Agreement and/or the Merger, except for transfers to a lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Support Agreement;

Ex B - 1

(c) Agrees, for a period of two years after the Closing Date (as defined in the Merger Agreement), not to, without the prior written consent of ViewPoint, directly or indirectly, (i) solicit business of any customers of the Surviving Corporation or any of its subsidiaries for products or services that are the same or similar to the products or services offered by the Surviving Corporation or any of its subsidiaries or affiliates; (ii) induce or entice any employee of, or other person or entity who has a business relationship, with the Surviving Corporation or any of its subsidiaries or affiliates, to terminate or adversely change his, her or its employment or business relationship with the Surviving Corporation or any of its subsidiaries or affiliates; (iii) acquire more than 1% of the outstanding voting equity securities of, charter, operate or own control of, any entity that, directly or indirectly through subsidiaries or affiliates, provides products or services similar to those provided by the Surviving Corporation or any of its subsidiaries in any market where the Surviving Corporation or any of its subsidiaries conducts business (a “Competing Entity”); or (iv) serve as an officer, director, employee, agent, consultant or service provider to any Competing Entity that has a location in the same county that, immediately following the Effective Time, ViewPoint or any of its subsidiaries or affiliates (other than as an outside professional service provider) maintain an office;

The undersigned agrees that with regard to the foregoing provision, (i) this Support Agreement is entered into in connection with the sale to ViewPoint of the goodwill of the business of Legacy and its subsidiaries, (ii) this Support Agreement is ancillary to the Merger Agreement, (iii) the undersigned is receiving valuable consideration in the Merger Agreement for this Support Agreement, and (iv) the limitations as to time, geographical area, and scope of activity to be restrained by this Support Agreement are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests that ViewPoint is acquiring from Legacy and its subsidiaries;

This Support Agreement creates a narrowly tailored advance approval requirement in order to avoid unfair competition and irreparable harm to ViewPoint, as the successor to Legacy, and to ViewPoint’s subsidiaries and is not intended or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition. The undersigned may not avoid the purpose and intent of this Support Agreement by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods;

(d) Agrees that the undersigned is familiar with confidential business information and trade secrets of Legacy and its subsidiaries, including without limitation, customer lists and information, account lists, and other business plans and information, and salary, pay scale, capabilities, experiences, skill and desires of the employees of Legacy and its subsidiaries (the “Confidential Information”). The Confidential Information does not include any information that (i) is generally available to and known by the public, (ii) was available on a non-confidential basis from a source other than Legacy or any of its subsidiaries, or (iii) was independently acquired or developed without violating any laws or obligations under this Support Agreement. The undersigned agrees to maintain the confidentiality of the Confidential Information for a period of five years following the effectiveness of the Merger and not use such Confidential Information for any purpose during such five year period; and

Ex B - 2

(e) Represents that the undersigned has the capacity to enter into this Support Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

Nothing herein shall impose any obligation on the undersigned to take any action or omit to take any action in his or her capacity as a member of the Board of Directors or as an officer of Legacy or any of its subsidiaries. This Support Agreement is being entered into by the undersigned solely in his or her capacity as a shareholder of Legacy.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

If any provision of this Support Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Support Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court determines that any provision is invalid, void or unenforceable, it is the express intention of the undersigned that such provision be enforced to the maximum extent permitted.

This Support Agreement shall be governed and construed in accordance with the laws of the State of Texas applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

The undersigned intends to be legally bound hereby.

Sincerely,

[Name]

Ex B - 3

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (this “Amendment”), dated as of February 19, 2014, to the Agreement and Plan of Merger, dated as of November 25, 2013 (the “Agreement”), is entered into by and between VIEWPOINT FINANCIAL GROUP, INC., a Maryland corporation (“ViewPoint”) and LEGACYTEXAS GROUP, INC., a Texas corporation (“Legacy”). ViewPoint and Legacy are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

WHEREAS, pursuant to Section 8.3 of the Agreement, this Amendment requires the written consent of the Parties; and

WHEREAS, the Parties desire to enter into this Amendment for the purpose of amending the Agreement as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Amendment to Section 2.1(c). Section 2.1(c) of the Agreement shall be amended in its entirety to read as follows:

Notwithstanding any other provision of this Agreement, no fractional shares of ViewPoint Common Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Legacy Common Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Legacy Common Stock held by such holder) shall be paid an amount in cash (without interest) equal to the product of such fractional share interest and the average, rounded to the nearest thousandth of a cent, of the closing sale prices of ViewPoint Common Stock on Nasdaq as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2. Amendment. This Amendment may only be amended, modified, waived or supplemented in the same manner as the Agreement may be amended, modified, waived or supplemented pursuant to Section 8.3 of the Agreement.

3. Successors and Assigns. This Amendment is binding on and inures to the benefit of the parties hereto and their respective successors and permitted assigns under the Agreement.

4. Agreement Affirmed. Except as expressly modified and superseded by this Amendment, all terms and provisions of the Agreement shall remain unchanged and in full force and effect without modification, and nothing herein shall operate as a waiver of any party’s rights, powers or privileges under the Agreement.

5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

***

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed, sealed and delivered through their respective authorized signatories the day and year first above written.

VIEWPOINT FINANCIAL GROUP, INC.		LEGACYTEXAS GROUP, INC.

By:	/s/ Kevin J. Hanigan	By:	/s/ George A. Fisk
Name:	Kevin J. Hanigan	Name:	George A. Fisk
Title:	President and CEO	Title:	Vice Chairman and CEO

[SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]

APPENDIX B

November 26, 2013

Board of Directors

LegacyTexas Group, Inc.

Plano, Texas

Gentlemen:

You have requested that The Bank Advisory Group, L.L.C. (“The Bank Advisory Group”) act as an independent financial analyst and advisor on behalf of LegacyTexas Group, Inc., Plano, Texas (“Legacy”). Specifically, we have been asked to render advice and analysis in connection with the proposed acquisition of Legacy (the “Merger”) by ViewPoint Financial Group, Inc., Plano, Texas (“ViewPoint”). In our role as an independent financial analyst, you have requested that we reaffirm our opinion with regard to the financial fairness – from the perspective of the common shareholders of Legacy – of the financial terms of the Merger pursuant to the provisions of the Agreement and Plan of Merger by and between ViewPoint and Legacy and dated November 25, 2013 (the “Agreement”).

In conjunction with our review of the Agreement, our understanding is that ViewPoint proposes to consummate the Merger pursuant to the following financial terms:

•	Each share of Legacy common stock, par value $1.00 per share (the “Legacy Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall cease to be outstanding and converted into and represent the right to receive, at the election of the holder, either: (i) $126.124 in cash (the “Cash Consideration”) or (ii) 6.006 shares of ViewPoint Common Stock (the “Stock Consideration”), collectively referred to as the “Merger Consideration.”

•	The total number of shares of Legacy Common Stock to be converted into the right to receive the Stock Consideration shall not be less than that number equal to approximately 58.875% of the total number of shares of Legacy Common Stock issued and outstanding as of the Effective Time.

•	Legacy may distribute cash dividends aggregating up to $3.00 per share (the “Special Distribution”) at or prior to the Closing Date. Legacy may also distribute cash dividends equaling up to 43.4% of its taxable income to its shareholders to fund federal income tax liabilities during the period between January 1, 2013 through the Effective Date, less $7,762,769 (excluding the Special Distribution) (the “Tax Distribution”). The Special Distribution and the Tax Distribution are collectively referred to as the “Distributions.”

15100 Gebron Drive • Austin, Texas 78734 – 6304 • Telephone (512) 263-8800 • Facsimile (512) 669-7700

www.bankadvisory.com

Board of Directors

LegacyTexas Group, Inc.

November 26, 2013

•	If Legacy is unable to make any portion of the Distributions, the shortfall will be added to the Merger Consideration.

•	Dissenting Shares will not be converted into the right to receive Merger Consideration, as noted above, but rather will have the right to receive consideration determined by relevant sections of Chapter 10, Subchapter H of the Texas Business Organizations Code.

The Bank Advisory Group is a specialized consulting firm focusing on providing stock valuations together with traditional merger & acquisition advisory services exclusively to financial institutions located throughout the United States, or to groups of individuals associated with U.S.-based financial institutions. As part of its line of professional services, The Bank Advisory Group specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide.

Prior to its retention for this assignment, The Bank Advisory Group provided stock valuation and consultation services to Legacy for professional fees totaling $15,500 over the prior six years, an amount immaterial to the total revenues of The Bank Advisory Group. Additionally, prior to its retention for this assignment, The Bank Advisory Group has not provided any services to nor has it received any professional fees from ViewPoint.

In connection with this opinion and with respect to both Legacy and its subsidiary bank, LegacyTexas Bank, we have reviewed, among other things:

1.	Audited financial statements for Legacy, at and for the fiscal years ended December 31, 2011 and 2012;

2.	Consolidated financial statements for Legacy presented on form F.R. Y-9C for the years ended December 31, 2008 – 2012, and at and for the nine-month period ended September 30, 2013, as filed with the Federal Reserve System;

3.	Parent Company Only financial statements for Legacy presented on form F.R. Y-9LP for the years ended December 31, 2010 – 2012, and at and for the nine-month period ended September 30, 2013, as filed with the Federal Reserve System;

4.	Internal financial statements for LegacyTexas Bank at and for the 10-month period ended October 31, 2013;

5.	Reports of Condition and Income for LegacyTexas Bank at and for the years ended December 31, 2008 – 2012, and at and for the nine-month period ended September 30, 2013;

Board of Directors

LegacyTexas Group, Inc.

November 26, 2013

6.	Certain internal financial analyses and forecasts for Legacy and LegacyTexas Bank prepared by its management, including projections of future performance;

7.	For Legacy and/or LegacyTexas Bank, certain other summary materials and analyses with respect to its loan portfolio, securities portfolio, wholesale funding, fixed assets, and operations including, but not limited to: (i) a budgeted balance sheet and income statement for fiscal years 2013 – 2017; (ii) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (iii) analyses concerning the adequacy of the allowance for loan losses, (iv) schedules of “other real estate owned,” including current carrying values and recent appraisal values, and (v) schedules of securities, detailing book values, market values, and lengths to maturity; and,

8.	Such other information regarding Legacy and LegacyTexas Bank that we deemed relevant to this assignment.

In connection with this opinion and with respect to ViewPoint, we have reviewed, among other things:

1.	Quarterly financial statements, included in the ViewPoint quarterly report on Form 10-Q, as filed with the U.S. Securities and Exchange Commission, for the quarterly period ended September 30, 2013;

2.	The transcript of ViewPoint’s third-quarter Earnings Call conducted on October 23, 2013;

3.	Audited consolidated financial statements, included in the ViewPoint annual reports on Form 10-K, as filed with the U.S. Securities and Exchange Commission, for the period ended December 31, 2012;

4.	The proxy statement for ViewPoint’s annual shareholders meeting held on May 16, 2013, included in ViewPoint’s Schedule 14A, as filed with the U.S. Securities and Exchange Commission;

5.	Consolidated financial statements for ViewPoint presented on form F.R. Y-9C for the years ended December 31, 2011 – 2012, and at and for the nine-month period ended September 30, 2013, as filed with the Federal Reserve System;

6.	Consolidated financial statements for ViewPoint presented on Thrift Financial Reports for the years ended December 31, 2008 – 2010, as filed with the Office of Thrift Supervision;

Board of Directors

LegacyTexas Group, Inc.

November 26, 2013

7.	Equity research reports regarding ViewPoint prepared by various analysts who cover the financial institutions sector;

8.	A listing of institutional ownership positions in ViewPoint Common Stock and recent Insider Transactions of ViewPoint Common Stock; and,

9.	Such other information regarding ViewPoint that we deemed relevant to this assignment.

In connection with this opinion and with respect to the Merger, we have reviewed, among other things:

1.	The Agreement that sets forth, among other items, the terms, conditions to closing, pending litigation against both Legacy and ViewPoint, and representations and warranties of Legacy and ViewPoint;

2.	The financial terms and price levels for selected commercial banking organizations with assets between $1 billion and $3 billion recently acquired in the United States, together with the financial performance and condition of such banking organizations;

3.	The estimated present value of the future shareholder tax benefits derived from Legacy’s S corporation tax status;

4.	Market price levels and related fundamental financial characteristics, as publicly-available, of selected banking organizations based in the South Central United States that have publicly-traded common stocks as of November 22, 2013, utilizing financial information as of September 30, 2013;

5.	The three-year growth/decline in the market price levels of the following commercial banking indices: SNL U.S. Banks, SNL Small Cap U.S. Banks, and SNL Mid Cap U.S. Banks; and,

6.	Such other information – including financial studies, analyses, investigations, and economic and market criteria – that we deem relevant to this assignment.

Based on our experience, we believe our review of, among other things, the aforementioned items provides a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion – not a certification of value. Furthermore, our opinion is focused exclusively upon the shareholder value impact of the Merger and, thus is not intended, nor should it be construed, to provide specific legal, regulatory, tax, or accounting advice in connection with the subject transaction.

Board of Directors

LegacyTexas Group, Inc.

November 26, 2013

We have relied upon the information provided by the management of Legacy and ViewPoint, or otherwise reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of Legacy or ViewPoint. We have also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of Legacy or ViewPoint since the date of the last financial statements made available to us. We have met with the management of Legacy to discuss relevant information that has been provided to us, and nothing has come to our attention that would lead us to conclude that the foregoing reliances and assumptions are unfounded or without merit.

Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, it is our opinion that the terms of the Merger, including, without limitation, the Merger Consideration, are fair, from a financial point of view, to the holders of Legacy Common Stock.

This opinion is available for disclosure to the shareholders of LegacyTexas Group, Inc. Accordingly, we hereby consent to the reference to this opinion and to our Firm in any disclosure materials provided to the shareholders of Legacy in conjunction with the Form S-4 Registration Statement.

Respectfully submitted, The Bank Advisory Group, L.L.C.

By

APPENDIX C

TEXAS BUSINESS ORGANIZATIONS CODE

TITLE 1. GENERAL PROVISIONS

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351. APPLICABILITY OF SUBCHAPTER. (a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. DEFINITIONS. In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Sec. 10.353. FORM AND VALIDITY OF NOTICE. (a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL. (a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL. (a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under
Section 10.356(b)(1).

Sec. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL. (a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST. (a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER. (a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST. (a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST. A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS. (a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST. (a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES. (a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. OBJECTION TO APPRAISAL; HEARING. (a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER. (a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER. (a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT. (a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL. In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

Sec. 10.369. to 10.900 [Reserved for expansion]

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation or its stockholders for money damages except: (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company’s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that his conduct was unlawful. The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The registrant’s charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.

Under a directors’ and officers’ liability insurance policy, directors and officers of the registrant are insured against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits. See Exhibit Index

(b)	Financial Statement Schedules. Not applicable.

(c)	Reports, Opinions or Appraisals.

(i)	Opinion of The Bank Advisory Group, L.L.C. (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement).

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement ; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on March 14, 2014.

VIEWPOINT FINANCIAL GROUP, INC.

By:	/s/ Kevin J. Hanigan
Kevin J. Hanigan
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of ViewPoint Financial Group, Inc., hereby severally and individually constitute and appoint Kevin J. Hanigan and Scott A. Almy, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Kevin J. Hanigan Kevin J. Hanigan	President and Chief Executive Officer (Principal Executive Officer)	March 14, 2014

/s/ James B. McCarley James B. McCarley	Chairman of the Board	March 14, 2014

/s/ Anthony J. LeVecchio	Vice Chairman of the Board	March 14, 2014
Anthony J. LeVecchio

/s/ Bruce Hunt	Director	March 14, 2014
Bruce Hunt

/s/ Brian McCall	Director	March 14, 2014
Brian McCall

/s/ Karen H. O’Shea	Director	March 14, 2014
Karen H. O’Shea

/s/ V. Keith Sockwell	Director	March 14, 2014
V. Keith Sockwell

/s/ Kari J. Anderson	Interim Principal Financial Officer and	March 14, 2014
Kari J. Anderson	Chief Accounting Officer (Principal
Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of November 25, 2013, as amended, by and between ViewPoint Financial Group, Inc. (“ViewPoint”) and LegacyTexas Group, Inc. (included as Appendix A to the accompanying proxy statement-prospectus and incorporated herein by reference)

3.1	Charter of ViewPoint (incorporated herein by reference to Exhibit 3.1 to ViewPoint’s Registration Statement on Form S-1 (No. 333-165509))

3.2	Bylaws of ViewPoint (incorporated herein by reference to Exhibit 3.1 to ViewPoint’s Registration Statement on Form S-1 (No. 333-165509))

4.1	Certificate of ViewPoint’s common stock (incorporated herein by reference to Exhibit 4.0 to ViewPoint’s Registration Statement on Form S-1 (No. 333-165509))

5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to the legality of the securities being registered

8.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to certain federal income tax matters.

8.2	Opinion of Hunton & Williams LLP as to certain federal income tax matters.

10.1	Change in Control and Severance Benefits Agreement entered into between ViewPoint and Mays Davenport (incorporated herein by reference to Exhibit 10.1 to ViewPoint’s Current Report on Form 8-K filed with the SEC on November 25, 2013 (No. 001-34737)).

23.1	Consent of Ernst & Young, LLP

23.2	Consent of McGladrey LLP

23.3	Consents of Silver, Freedman, Taff & Tiernan LLP (included in opinions filed as Exhibits 5.1 and 8.1)

23.4	Consent of Hunton & Williams LLP (included in opinion filed as Exhibit 8.2)

24.1	Powers of Attorney (included as part of signature page)

99.1	Form of proxy card of LegacyTexas Group, Inc.

99.2	Consent of The Bank Advisory Group, L.L.C.

99.3	Consent of George Fisk

99.4	Consent of Greg Wilkinson